As filed with the Securities and Exchange Commission on May 25, 2018

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Essential Properties Realty Trust, Inc.

(Exact name of registrant as specified in its governing instruments)

47 Hulfish Street, Suite 210

Princeton, New Jersey 08542

(609) 436-0619

(Address, including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Peter M. Mavoides

President and Chief Executive Officer

47 Hulfish Street, Suite 210

Princeton, New Jersey 08542

(609) 306-8676

(Name, Address, including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

J. Gerard Cummins, Esq. Bartholomew A. Sheehan, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5599	Julian T.H. Kleindorfer, Esq. Lewis W. Kneib, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
		(Do not check if a smaller reporting company)	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☒

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)(2)
Common Stock, $0.01 par value per share	$100,000,000	$12,450

(1)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended. Includes additional common shares of beneficial interest that the underwriters have the option to purchase.
(2)	Includes the offering price of the common shares of beneficial interest that may be purchased by the underwriters pursuant to their option to purchase additional shares.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 25, 2018

            Shares

Common Stock

Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc., a Maryland corporation, is an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to middle-market companies operating service-oriented or experience-based businesses.

We are offering                  shares of our common stock. All of the shares of common stock offered by this prospectus are being sold by us. This is our initial public offering, and no public market currently exists for our common stock. We expect the initial public offering price of our common stock to be between $            and $            per share.

We have applied to have our common stock listed on the New York Stock Exchange under the symbol “EPRT.”

We intend to elect to qualify as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ending December 31, 2018. To assist us in complying with certain federal income tax requirements applicable to REITs, among other reasons, our charter contains certain restrictions relating to the ownership and transfer of our capital stock, including an ownership limit of 7.5% in value or in number of shares, whichever is more restrictive, of our outstanding common stock, except for certain designated investment entities that may own up to 9.8% of our outstanding common stock, subject to certain conditions. See “Description of Our Capital Stock—Restrictions on Ownership and Transfer” for a detailed description of the ownership and transfer restrictions applicable to our common stock.

We are an “emerging growth company” under the federal securities laws and, as such, have elected to comply with certain reduced disclosure requirements in this prospectus and in future filings that we make with the Securities and Exchange Commission. See “Prospectus Summary—Emerging Growth Company Status.”

In connection with the completion of this offering, Eldridge Industries, LLC, which has historically been our principal equity provider, will invest $         million in a private placement of shares of common stock and, if such investment would represent more than 19.0% of our outstanding shares of common stock, in private placements of shares of common stock and units in our operating partnership, at a price per share and per share and unit, if applicable, equal to the initial public offering price per share of common stock in this offering (without payment of any underwriting discounts).

Investing in our common stock involves risks. See “Risk Factors” beginning on page 32 for factors you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	We refer you to “Underwriting” beginning on page 245 of this prospectus for additional information regarding underwriting compensation.

To the extent that the underwriters sell more than                  shares of common stock, the underwriters have the option, exercisable within 30 days from the date of this prospectus, to purchase up to an additional                  shares from us at the initial public offering price less the underwriting discounts and commissions. The underwriters expect to deliver the shares of common stock to purchasers on our about                 , 2018.

Goldman Sachs & Co. LLC	Citigroup	Barclays

Prospectus dated                 , 2018

SERVICE FIRST
AUTOMOTIVE CENTERS
SERVICE FIRST
AUTOMOTIVE CENTERS
CINEMARK

ESSENTIAL PROPERTIES

15+

Investment Strategy
Direct sale-leaseback with middle market tenants

Property Type
Freestanding, single-tenant commercial properties

Lease Type
Primarily triple-net leases

Lease Term
Primarily leases with 15 years or more with rent escalations

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

We use market data and industry forecasts and projections throughout this prospectus and, in particular, in the sections entitled “Prospectus Summary,” “Market Opportunity” and “Business and Properties.” We have obtained substantially all of this information from a market study prepared for us in connection with this offering by Rosen Consulting Group, or RCG, a nationally recognized real estate consulting firm. Such information is included in this prospectus in reliance on RCG’s authority as an expert on such matters. Any forecasts prepared by RCG are based on data (including third party data), models and experience of various professionals and are based on various assumptions, all of which are subject to change without notice. See “Experts.” In addition, we have obtained certain

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market and industry data from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and there is no assurance that any of the projected amounts will be achieved. We have not independently verified this information.

Certain Terms Used in This Prospectus

Unless the context otherwise requires, the following terms and phrases are used throughout this prospectus as described below:

•	“annualized base rent” means annualized contractually specified cash base rent in effect on March 31, 2018 for all of our leases (including those accounted for as direct financing leases) commenced as of that date and $45,000 of interest on a mortgage loan receivable with a principal amount of $0.6 million made to a tenant to finance construction of a property on land leased from us with a maturity that corresponds to the expiration of the tenant’s lease with us;

•	“concurrent Eldridge private placement” means Eldridge’s investment of $ million in shares of common stock and, if such investment would represent more than 19.0% of our outstanding shares of common stock, in shares of common stock and OP units, at a price per share and per share and unit, if applicable, equal to the initial public offering price per share of common stock in this offering (without payment of any underwriting discounts) that will close concurrently with the completion of this offering (see “Pricing Sensitivity Analysis”);

•	“CPI” means the consumer price index for all urban consumers (CPI-U): U.S. city average, all items, which is a measure of the average change over time in the prices paid by urban consumers for a market basket of consumer goods and services;

•	“Eldridge” means Eldridge Industries, LLC, a private investment firm specializing in providing both equity and debt capital that has historically provided a substantial portion of our equity funding and will have an ownership interest in our company of approximately % on a fully diluted basis (based on the mid-point of the price range set forth on the front cover of this prospectus), and its affiliates;

•	“fully diluted basis” means information is presented assuming all outstanding OP units have been exchanged for shares of common stock on a one-for-one basis and all equity awards to be issued to our management and members of our board of directors in connection with this offering are outstanding (this definition is not the same as the meaning of “fully diluted” under GAAP);

•	“GAAP” means generally accepted accounting principles as promulgated by the Financial Accounting Standards Board in the United States of America;

•	“NYSE” means the New York Stock Exchange;

•	“occupancy” or a specified percentage of our portfolio that is “occupied” means the quotient of (1) the total number of our properties minus the number of our properties that are vacant and from which we are not receiving any rental payment, and (2) the total number of our properties as of a specified date;

•	“OP units” means units of limited partnership interest in the operating partnership, which are redeemable for cash or, at our election, shares of our common stock on a one-for-one basis, beginning one year after the issuance of such units;

•	“operating partnership” means Essential Properties, L.P., a Delaware limited partnership, through which we will hold substantially all of our assets and conduct our operations;

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•	“pro forma basis” means information is presented assuming the completion of this offering, the concurrent Eldridge private placement, the formation transactions and the other adjustments described in the unaudited pro forma consolidated financial statements included elsewhere in this prospectus had occurred on March 31, 2018 for purposes of the unaudited pro forma consolidated balance sheet data and on January 1, 2017 for purposes of the unaudited pro forma consolidated statements of operations data.

•	“property-level expenses” mean all maintenance, insurance, utility and tax expense related to a property;

•	“rent coverage ratio” means the ratio of tenant-reported or, when unavailable, management’s estimate, based on tenant-reported financial information, of annual earnings before interest, taxes, depreciation, amortization and cash rent attributable to the leased property (or properties, in the case of a master lease) to the annualized base rental obligation as of a specified date;

•	“revolving credit facility” means the $300 million unsecured revolving credit facility we expect to enter into upon completion of this offering; and

•	“we,” “our,” “us” and “our company” mean Essential Properties Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including our operating partnership.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled “Risk Factors,” as well as the financial statements and related notes included elsewhere in this prospectus, before making an investment decision. Unless otherwise indicated, the information contained in this prospectus assumes (1) that the underwriters’ option to purchase additional shares is not exercised and (2) that the common stock to be sold in this offering is sold at $            per share, which is the mid-point of the price range set forth on the front cover of this prospectus. While the amount of Eldridge’s aggregate investment in the concurrent Eldridge private placement will not change, the aggregate number of, and allocation of this amount between, shares of our common stock and OP units, if any, will vary depending on the actual initial public offering price of shares of common stock in this offering as described herein. See “Pricing Sensitivity Analysis.”

Essential Properties Realty Trust, Inc.

Our Company

We are an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to middle-market companies operating service-oriented or experience-based businesses. We have assembled a diversified portfolio using an investment strategy that focuses on properties leased to tenants in businesses such as restaurants (including quick service and casual and family dining), car washes, automotive services, medical services, convenience stores, entertainment, early childhood education and health and fitness. We believe that properties leased to tenants in these businesses are essential to the generation of the tenants’ sales and profits and that these businesses exhibit favorable growth characteristics and are generally insulated from e-commerce pressure. As of March 31, 2018, 87.6% of our $75.7 million of annualized base rent was attributable to properties operated by tenants in service-oriented and experience-based businesses.

Our objective is to maximize stockholder value by generating attractive risk-adjusted returns through owning, managing and growing a diversified portfolio of commercially desirable properties. We have grown strategically since commencing investment activities in June 2016. As of March 31, 2018, we had a portfolio of 530 properties (including two undeveloped land parcels and two properties under development) built on the following core attributes:

Diversified Portfolio.    Our portfolio was 99.1% occupied by 127 tenants operating 112 different brands, or concepts, in 15 industries across 42 states, with none of our tenants contributing more than 6.8% of our annualized base rent.

Sector Leading Remaining Lease Term.    Our leases had a weighted average remaining lease term of 13.8 years (based on annualized base rent), with only 4.4% of our annualized base rent attributable to leases expiring prior to January 1, 2023.

Significant Use of Master Leases.    64.8% of our annualized base rent was attributable to master leases.

Healthy Rent Coverage Ratio and Extensive Tenant Financial Reporting.    Our portfolio’s weighted average rent coverage ratio was 2.9x and 97.4% of our leases (based on annualized base rent) obligate the tenant to periodically provide us with specified unit-level financial reporting.

Contractual Base Rent Escalation.    95.4% of our leases (based on annualized base rent) provided for increases in future base rent at a weighted average rate of 1.5% per year.

Differentiated Investment Approach.    Our average investment per property was $1.9 million (which equals our aggregate investment in our properties (including transaction costs, lease incentives and amounts funded for construction in progress) divided by the number of properties owned at March 31, 2018), and we believe investments of similar size allow us to grow our portfolio without concentrating a large amount of capital in individual properties and limit our exposure to events that may adversely affect a particular property.

We intend to continue our disciplined growth strategy, which emphasizes investing in commercially desirable properties with strong unit-level performance and rent coverage, by originating new sale-leaseback transactions and leveraging our tenant relationships to source investment opportunities. During the year ended December 31, 2017, we purchased 212 properties, in 62 separate transactions, with an aggregate purchase price of $534.3 million for an average quarterly investment volume of $133.6 million. During the three months ended March 31, 2018, we purchased 28 properties, in 16 separate transactions, with an aggregate purchase price of $64.1 million. As of March 31, 2018, on a pro forma basis, we had approximately $            of cash and cash equivalents on hand (based on the mid-point of the price range set forth on the front cover of this prospectus) and believe that our capitalization and access to our expected $300 million unsecured revolving credit facility will allow us to significantly grow our portfolio.

Our History

We commenced investment activities on June 16, 2016 when we acquired a portfolio of 262 net leased properties, consisting primarily of restaurants, that were being sold as part of the liquidation of General Electric Capital Corporation for an aggregate purchase price of $279.8 million (including transaction costs), which we refer to as our GE Seed Portfolio. Subsequent to this investment, we have grown through our focused investment strategy, and as of March 31, 2018, we had a portfolio of 530 properties with annualized base rent of $75.7 million.

Our senior management team is comprised of executives with significant net lease, real estate and capital markets experience. Peter M. Mavoides, our President and Chief Executive Officer, has been active in the single-tenant, net lease industry for approximately 20 years, and Gregg A. Seibert, our Executive Vice President and Chief Operating Officer, has been active in the industry for approximately 23 years. Messrs. Mavoides and Seibert have worked together on net lease real estate transactions in various capacities for approximately ten years. Under their leadership, we have rapidly developed and implemented our investment sourcing, underwriting, closing and asset management functions. We have also accumulated a substantial portfolio and maintain a large investment pipeline.

Our Competitive Strengths

We believe the following competitive strengths distinguish us from our competitors and will allow us to compete effectively in the single-tenant, net-lease market:

•

Carefully Constructed Portfolio of Recently Acquired Properties Leased to Service-Oriented or Experience-Based Tenants.    We have strategically constructed a portfolio that is diversified by tenant, industry and geography and generally avoids exposure to businesses that we believe are subject to pressure from e-commerce. Our properties are subject to newer, long-term net leases that we believe provide us a stable base of revenue from which to grow our portfolio. As of March 31, 2018, we had a portfolio of 530 properties, with annualized base rent of $75.7 million, which was selected by our management team in accordance with our focused investment strategy. Our portfolio is diversified with 127 tenants operating 112 different concepts across 42 states and 15 industries. None of our tenants contributed more than 6.8% of our annualized base rent as of March 31, 2018, and our strategy targets a scaled portfolio that, over time, derives no more than 5% of its annualized base rent from any single tenant or more than 1% from any single property.

We focus on investing in properties leased to tenants operating in service-oriented or experience-based businesses, such as restaurants (including quick service and casual and family dining), car washes, automotive services, medical services, convenience stores, entertainment, early childhood education and health and fitness, which we believe are generally insulated from e-commerce pressure. As of March 31, 2018, 87.6% of our annualized base rent was attributable to tenants operating service-oriented and experience-based businesses. We believe many of our tenants operate businesses that are performing more favorably than other types of businesses that often occupy net leased real estate, such as “big box” retailers, specialty apparel retailers and sporting goods outlets.

We believe that our portfolio’s diversity and recent underwriting decreases the impact on us of an adverse event affecting a specific tenant, industry or region, and our focus on leasing to tenants in industries that we believe are well-positioned to withstand competition from e-commerce increases the stability of our rental revenue.

•	Experienced and Proven Net Lease Management Team. Our senior management has significant experience in the net lease industry, a track record of growing net lease businesses to significant scale and was directly responsible for sourcing, financing and acquiring each of the properties in our portfolio. Our President and Chief Executive Officer, Peter M. Mavoides, has been active in the single-tenant, net lease industry for approximately 20 years. During his career, Mr. Mavoides has overseen the acquisition of net leased properties with an aggregate purchase price of $4 billion and has successfully grown net lease businesses to significant scale. Prior to establishing our company, Mr. Mavoides was the President and Chief Operating Officer of Spirit Realty Capital, Inc., or Spirit, an NYSE-listed REIT that invests primarily in single-tenant, net leased real estate, from September 2011 through February 2015. During his tenure at Spirit, Mr. Mavoides was instrumental in transforming the company from a private enterprise, with $3.2 billion of total assets and 37 employees at the time of its September 2012 initial public offering, to a public company with $8.0 billion of total assets and over 70 employees at the time of his departure in February 2015. While at Spirit, Mr. Mavoides chaired the company’s investment committee and led the team that acquired over 150 separate investments, with an aggregate purchase price of nearly $2.0 billion and an average investment per property of $2.6 million over a period of approximately three years. In addition to his substantial experience in originating, negotiating and closing sale-leaseback transactions, Mr. Mavoides has experience in large-scale strategic transactions and was a member of Spirit’s senior management team when it merged with Cole Credit Property Trust II in 2013.

Our Executive Vice President and Chief Operating Officer, Gregg A. Seibert, has been active in the single-tenant, net lease industry for approximately 23 years, including over 21 years with leadership responsibilities in credit, acquisitions and portfolio management in the net lease industry. From September 2003 through May 2016, Mr. Seibert was employed by Spirit, where he was the company’s Executive Vice President and Chief Investment Officer at the time of his departure. While at Spirit, Mr. Seibert was a member of the company’s investment committee and its executive management team, and he was instrumental in establishing and implementing that company’s business strategy, including investment sourcing, tenant underwriting, asset management and capital markets activities.

Messrs. Mavoides and Seibert have continued and refined an investment strategy that they jointly pursued at Spirit from 2011 to 2015 and have been primarily responsible for developing and implementing our investment sourcing, underwriting, closing and asset management functions, which we believe can support significant investment growth without a proportionate increase in our operating expenses. As of March 31, 2018, exclusive of our GE Seed Portfolio, 80.6% of our portfolio’s annualized base rent was attributable to internally originated sale-leaseback transactions and 91.8% was acquired from parties who had previously engaged in one or more transactions that involved a member of our senior management team (including operators and tenants and other participants in the net lease industry, such as brokers, intermediaries and financing sources). The substantial experience, knowledge and relationships of our senior leadership team provide us with an extensive network of contacts that we believe allows us to originate attractive investment opportunities and effectively grow our business.

•	Growth Oriented Balance Sheet Supporting Scalable Infrastructure. As of March 31, 2018, on a pro forma basis, we had $ million of total debt outstanding, with a weighted average annual interest rate of % and a weighted average maturity of 20 , and net debt of $ million. For the year ended December 31, 2017, our pro forma net income was $ million, our pro forma earnings before interest, taxes, depreciation and amortization for real estate, or EBITDAre, was $ million and our pro forma ratio of net debt to EBITDAre was x. For the three months ended March 31, 2018, our pro forma net income was $ million, our pro forma EBITDAre was $ million and our pro forma ratio of net debt to annualized EBITDAre was x. In addition, upon completion of this offering, we expect to have an undrawn $300 million unsecured revolving credit facility with a four year term that will be available for general corporate purposes, including for funding future acquisitions. We will also have unencumbered properties that contributed $ million of annualized base rent as of March 31, 2018. We will seek to manage our balance sheet so that we have access to multiple sources of debt capital in the future, such as term borrowings from insurance companies, banks and other sources, single-asset mortgage financing and CMBS borrowings, that may offer us the opportunity to lower our cost of funding and further diversify our sources of debt capital.

Our largest borrowing source is our private conduit program, or our Master Trust Funding Program, under which we may, subject to applicable covenants, issue multiple series and classes of notes from time to time to institutional investors in the asset-backed securities market. As of March 31, 2018, on a pro forma basis, we had Class A Notes and Class B Notes outstanding under our Master Trust Funding Program with an aggregate outstanding principal balance of $            million. These notes are secured by a pool of 348 properties and the related leases as of March 31, 2018, however, we have the ability to pre-pay these notes without the payment of a make-whole amount after November 2021, giving us flexibility to unencumber the pledged assets, should we choose to do so as part of a strategy to seek an investment grade credit rating in the future or for other reasons.

Our net debt, our EBITDAre and our ratio of net debt to EBITDAre referenced above are non-GAAP financial measures. For definitions of net debt and EBITDAre, reconciliations of these metrics to total debt and net income, respectively, the most directly comparable GAAP financial measures, and a statement of why our management believes the presentation of these metrics provides useful information to investors and any additional purposes for which management uses these metrics, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

•

Differentiated Investment Strategy.    We seek to acquire and lease freestanding, single-tenant commercial real estate facilities where a tenant services its customers and conducts activities that are essential to the generation of its sales and profits. We primarily seek to invest in properties leased to unrated middle-market companies that we determine have attractive credit characteristics and stable operating histories. We believe middle-market companies are underserved from a capital perspective and that we can offer them attractive real estate financing solutions and enter into lease agreements that provide us with attractive risk-adjusted returns. Furthermore, many net lease transactions with middle-market companies involve properties that are individually relatively small, which allows us to avoid concentrating a large amount of capital in individual properties. We maintain close relationships with our tenants, which we believe allows us to source additional investments and become the capital provider of choice as our tenants’ businesses grow and their real estate needs increase.

•	Asset Base Allows for Significant Growth. Building on our senior leadership team’s experience of more than 20 years in net lease real estate investing, we have developed leading origination, underwriting, financing, documentation and property management capabilities. Our platform is scalable, and we will seek to leverage these capabilities to improve our efficiency and processes to seek attractive risk-adjusted growth. While we expect that our general and administrative expenses will continue to rise in some measure as our portfolio grows, we expect that such expenses as a percentage of our portfolio will decrease over time due to efficiencies and economies of scale. We have grown substantially since we commenced investment activities on June 16, 2016 when we acquired our GE Seed Portfolio for $279.8 million (including transaction costs). During the three months ended March 31, June 30, September 30 and December 31 of 2017, we purchased properties with aggregate purchase prices of $143.8 million, $91.5 million, $138.7 million and $160.4 million, respectively. During the three months ended March 31, 2018, we purchased properties with an aggregate purchase price of $64.1 million, and at March 31, 2018, we owned 530 properties, with annualized base rent of $75.7 million. With our smaller asset base relative to other institutional investors that focus on acquiring net leased real estate, superior growth can be achieved through manageable acquisition volume. Additionally, as of March 31, 2018, our average investment per property was $1.9 million (which equals our aggregate investment in our properties (including transaction costs, lease incentives and amounts funded for construction in progress) divided by the number of properties owned at March 31, 2018), which we believe will allow us to grow our portfolio without concentrating a large amount of capital in individual properties and reduce our exposure to events that may adversely affect a particular property.

•	Disciplined Underwriting Leading to Strong Portfolio Characteristics. We generally seek to execute transactions with an aggregate purchase price of $3 million to $50 million. Our size allows us to focus on investing in a segment of the market that we believe is underserved from a capital perspective and where we can originate or acquire relatively smaller assets on attractive terms that provide meaningful growth to our portfolio. In addition, we seek to invest in commercially desirable properties that are suitable for use by different tenants, offer attractive risk-adjusted returns and possess characteristics that reduce our real estate investment risks. As of March 31, 2018:

•	Our leases had a weighted average remaining lease term (based on annualized base rent) of 13.8 years, with only 4.4% of our annualized base rent attributable to leases expiring prior to January 1, 2023;

•	Master leases contributed 64.8% of our annualized base rent;

•	Our portfolio’s weighted average rent coverage ratio was 2.9x, with leases contributing 75.3% of our annualized base rent having rent coverage ratios in excess of 2.0x (excluding leases that do not report unit-level financial information);

•	Our portfolio was 99.1% occupied;

•	Leases contributing 95.4% of our annualized base rent provided for increases in future annual base rent, ranging from 1.0% to 4.0% annually, with a weighted average annual escalation equal to 1.5% of base rent; and

•	Leases contributing 93.8% of annualized base rent were triple-net.

•	Extensive Tenant Financial Reporting Supports Active Asset Management. We seek to enter into lease agreements that obligate our tenants to periodically provide us with corporate and/or unit-level financial reporting, which we believe enhances our ability to actively monitor our investments, negotiate through lease renewals and proactively manage our portfolio to protect stockholder value. As of March 31, 2018, leases contributing 97.4% of our annualized base rent required tenants to provide us with specified unit-level financial information.

Our Business and Growth Strategies

Our objective is to maximize stockholder value by generating attractive risk-adjusted returns through owning, managing and growing a diversified portfolio of commercially desirable properties. We intend to pursue our objective through the following business and growth strategies.

•	Structure and Manage Our Diverse Portfolio With Disciplined Underwriting and Risk Management. We seek to maintain the stability of our rental revenue and maximize the long-term return on our investments while continuing our growth by using our disciplined underwriting and risk management expertise. When underwriting assets, we emphasize commercially desirable properties, with strong operating performance, healthy rent coverage ratios and tenants with attractive credit characteristics.

Leasing.    In general, we seek to enter into leases with (i) relatively long terms (typically with initial terms of 15 years or more and tenant renewal options); (ii) attractive rent escalation provisions; (iii) healthy rent coverage ratios; and (iv) tenant obligations to periodically provide us with financial information, which provides us with information about the operating performance of the leased property and/or tenant and allows us to actively monitor the security of payments under the lease on an ongoing basis. We strongly prefer to use master lease structures, pursuant to which we lease multiple properties to a single tenant on a unitary (i.e., “all or none”) basis. In addition, in the context of our sale-leaseback investments, we generally seek to establish contract rents that are at prevailing market rents, which we believe enhances tenant retention and reduces our releasing risk in the event that a lease is rejected in a bankruptcy proceeding or expires.

Diversification.    We monitor and manage the diversification of our portfolio in order to reduce the risks associated with adverse developments affecting a particular tenant, property, industry or region. Our strategy targets a scaled portfolio that, over time, will (1) derive no more than 5% of its annualized base from any single tenant or more than 1% of its annualized base rent from any single property, (2) be primarily leased to tenants operating in service-oriented or experience-based businesses and (3) avoid significant geographic concentration. While we consider these criteria when making investments, we may be opportunistic in managing our business and make investments that do not meet one or more of these criteria if we believe the opportunity presents an attractive risk-adjusted return. As of March 31, 2018, Captain D’s (Captain D’s, LLC), our largest tenant, contributed 6.8% of our annualized base rent. As of that date, no other tenant contributed more than 5.8% of our annualized base rent, and no single property contributed more than 1.7% of our annualized base rent.

Asset Management.    We are an active asset manager and regularly review each of our properties for changes in the business performance at the property, credit of the tenant and local real estate market conditions. Among other things, we use Moody’s Analytics RiskCalc, which is a model for predicting private company defaults based on Moody’s Analytics Credit Research Database, to proactively detect credit deterioration. Additionally, we monitor market rents relative to in-place rents and the amount of tenant capital expenditures in order to refine our tenant retention and alternative use assumptions. Our management team utilizes our internal credit diligence to monitor the credit profile of each of our tenants on an ongoing basis. We believe that this proactive approach enables us to identify and address issues expeditiously and to determine whether there are properties in our portfolio that are appropriate for disposition.

•	Focus on Relationship-Based Sourcing to Grow Our Portfolio by Originating Sale-Leaseback Transactions. We plan to continue our disciplined growth by originating sale-leaseback transactions and opportunistically making acquisitions of properties subject to net leases that contribute to our portfolio’s tenant, industry and geographic diversification. Since we commenced investment activities in June 2016, our senior management team has sourced, underwritten, negotiated and structured 94 investment transactions that have closed. As of March 31, 2018, exclusive of our GE Seed Portfolio, 80.6% of our portfolio’s annualized base rent was attributable to internally originated sale-leaseback transactions and 91.8% was acquired from parties who had previously engaged in transactions that involved a member of our senior management team (including operators and tenants and other participants in the net lease industry, such as brokers, intermediaries and financing sources). In addition, we seek to leverage our relationships with our tenants to facilitate investment opportunities, including selectively agreeing to reimburse certain of our tenants for development costs at our properties in exchange for contractually specified rent that generally increases proportionally with our funding. As of March 31, 2018, exclusive of our GE Seed Portfolio, approximately 53% of our investments were sourced from operators and tenants who had previously consummated a transaction involving a member of our management team and approximately 39% were sourced from participants in the net lease industry, such as brokers, intermediaries or financing sources, who had previously been involved with a transaction involving a member of our management team. We believe our senior management team’s reputation, in-depth market knowledge and extensive network of long-standing relationships in the net lease industry provides us access to an ongoing pipeline of attractive investment opportunities.

•	Focus on Middle-Market Companies in Service-Oriented or Experience-Based Businesses. We primarily focus on investing in properties that we lease on a long-term, triple-net basis to unrated middle-market companies that we determine have attractive credit characteristics and stable operating histories. We generally define middle-market companies as regional and national operators with between 10 and 250 locations and $20 million to $500 million in annual revenue. Properties leased to middle-market companies may offer us the opportunity to achieve superior risk-adjusted returns, as a result of our intensive credit and real estate analysis, lease structuring and portfolio construction. We believe our capital solutions are attractive to middle-market companies due to their more limited financing options, as compared to larger, rated organizations, and, in many cases, smaller transactions with middle-market companies will allow us to maintain and grow our portfolio’s diversification. Middle-market companies are often willing to enter into leases with structures and terms that we consider attractive (such as master leases and leases that require ongoing tenant financial reporting) and believe contribute to the stability of our rental revenue.

In addition, we emphasize investment in properties leased to tenants engaged in service-oriented or experience-based businesses, such as restaurants (including quick service and casual and family dining), car washes, automotive services, medical services, convenience stores, entertainment, early childhood education, and health and fitness, as we believe these businesses are generally insulated from e-commerce pressure.

•	Internal Growth Through Long-Term Triple-Net Leases That Provide For Periodic Rent Escalations. We seek to enter into long-term (typically with initial terms of 15 years or more and tenant renewal options), triple-net leases that provide for periodic contractual rent escalations. As of March 31, 2018, our leases had a weighted average remaining lease term of 13.8 years (based on annualized base rent), with only 4.4% of our annualized base rent attributable to leases expiring prior to January 1, 2023, and 95.4% of our leases (based on annualized base rent) provided for increases in future base rent at a weighted average of 1.5% per year. Additionally, our conservative underwriting and active asset management, which we believe reduces default losses and increases renewal probabilities, is intended to enhance the stability of our rental revenue.

•	Actively Manage Our Balance Sheet to Maximize Capital Efficiency. We seek to maintain a prudent balance between debt and equity financing and to maintain funding sources that lock in long-term investment spreads and limit interest rate sensitivity. We target a level of net debt that, over time, is generally less than six times our EBITDAre. As of March 31, 2018, on a pro forma basis, we had $ million of total debt outstanding and net debt of $ million. Our pro forma net income for the year ended December 31, 2017 was $ million, our pro forma EBITDAre was $ million and our pro forma ratio of net debt to EBITDAre was x. Our pro forma net income for the three months ended March 31, 2018 was $ million, our pro forma EBITDAre was $ million and our pro forma ratio of net debt to annualized EBITDAre was x. We anticipate having access to multiple sources of debt capital, including the investment grade-rated, asset-backed bond market, through our Master Trust Funding Program, and bank debt, through an undrawn unsecured revolving credit facility that we expect to have upon completion of this offering.

Our net debt, our EBITDAre and our ratio of net debt to EBITDAre referenced above are non-GAAP financial measures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

Our Real Estate Investment Portfolio

As of March 31, 2018, we had a portfolio of 530 properties that was diversified by tenant, industry and geography and had annualized base rent of $75.7 million. Our 127 tenants operate 112 different concepts in 15 industries across 42 states. None of our tenants represented more than 6.8% of our portfolio at March 31, 2018, and our top ten largest tenants represented less than 41.8% of our annualized base rent as of that date.

As of March 31, 2018 our top ten tenants included ten different concepts: Captain D’s, Art Van Furniture, Mister Car Wash, Zips Car Wash, AMC Theaters, Perkins, 84 Lumber, Mirabito, Ruby Tuesday and White Oak Station. Set forth below is information with respect to each concept of our top ten tenants.

Captain D’s (Captain D’s, LLC). Founded in 1969 and headquartered in Nashville, Tennessee, Captain D’s owns, operates and franchises approximately 520 restaurants in 20 states, including 76 operated and two franchised properties leased from us. Captain D’s was acquired in December 2017 by Sentinel Capital Partners, a private equity investment firm.

Art Van Furniture (AVF Parent, LLC). Founded in 1959 and headquartered in Warren, Michigan, Art Van Furniture is the largest independent furniture retailer in the United States and a leading furniture and mattress retailer in the Midwest. The company operates approximately 100 stores throughout Michigan, Illinois, Iowa, Ohio and Indiana, including five properties leased from us. Art Van Furniture is owned by affiliates of Thomas H. Lee Partners, a private equity investment firm, that purchased the business in 2017.

Mister Car Wash (Car Wash Partners, Inc.). Headquartered in Tucson, Arizona, Mister Car Wash operates over 240 car washes and over 30 express lube centers in 21 states, including 13 properties leased from us. Mister Car Wash is the largest car wash operator in the United States. Mister Car Wash is owned by affiliates of Leonard Green & Partners, a private equity investment firm.

Zips Car Wash (Zips Car Wash, LLC). Zips Car Wash, based in Jonesboro, Arkansas, was founded in 2004 with two locations in Arkansas. The company currently operates 94 express tunnel wash locations, including 16 properties leased from us, in 11 states, primarily in the southeastern United States.

AMC Theaters (AMC Entertainment Holdings, Inc.). Founded in 1920, AMC Theaters is the largest movie exhibition company in the United States. AMC Theaters operates approximately 1,000 theaters, including four properties leased from us, and 11,000 screens worldwide, and employs approximately 45,000 full and part-time employees. The company serves more than 250 million guests in the United States each year and more than 350 million across the globe. Wanda Group, a multinational conglomerate based in Beijing, is the controlling stockholder of AMC Theaters.

Perkins (Perkins & Marie Callender’s, LLC). Founded in 1958 and headquartered in Memphis, Tennessee, Perkins operates approximately 400 restaurants in 33 states and five Canadian provinces, including 14 properties in the United States leased from us. Perkins is majority owned by affiliates of Wayzata Investment Partners LLC, a private equity investment firm.

84 Lumber (Magerko Real Estate, LLC). Founded in 1956 and headquartered in Eighty Four, Pennsylvania, 84 Lumber is a building materials supply company that owns and operates over 250 stores in 30 states, including 19 properties leased from us. The company employs approximately 4,900 people.

Mirabito (Mirabito Holdings, Inc.). Mirabito is a private, family-owned company based in Binghamton, New York that, through its predecessors, was founded in 1927. Mirabito owns and operates approximately 75 convenience stores under the Mirabito, Quickway Food Stores, Convenience Express and Manley’s Mighty-Mart brands throughout central New York, including 20 properties leased from us.

Ruby Tuesday (Ruby Tuesday, Inc.). The Ruby Tuesday concept has focused on casual American dining since its founding in 1972. There are currently over 500 company-owned and franchised Ruby Tuesday locations throughout the United States and around the world, including 17 properties leased from us. Ruby Tuesday was acquired by NRD Capital, an Atlanta-based private equity firm, in December 2017.

White Oak Station (White Oak Station LLC). Founded in 1983 and headquartered in Harrison, Arkansas, White Oak Station owns and operates convenience stores. White Oak Station owns or manages 82 convenience stores and gas stations primarily in the Ozark Mountain region and in Florida, Texas and Iowa, including 20 properties leased from us.

As of March 31, 2018, 93.8% of our leases (based on annualized base rent) were triple-net, and the tenant is typically responsible for all improvements and is contractually obligated to pay all operating expenses, such as maintenance, insurance, utility and tax expense, related to the leased property. Due to the triple-net structure of our leases, we do not expect to incur significant capital expenditures relating to our triple-net leased properties, and the potential impact of inflation on our operating expenses is reduced.

The following chart illustrates the percentage of our annualized base rent as of March 31, 2018 attributable to various industries. 87.6% of annualized base rent as of March 31, 2018 related to service-oriented and experience-based businesses.

•	Diversification by Tenant. Our 530 properties are operated by our 127 tenants. As of March 31, 2018, our five largest tenants, who contributed 27.2% of our annualized base rent, had a rent coverage ratio of 2.83x, and our ten largest tenants, who contributed 41.8% of our annualized base rent, had a rent coverage ratio of 2.91x.

•	Diversification by Concept. Our tenants operate their businesses across 112 concepts.

•	Diversification by Industry. Our tenants’ business concepts are diversified across various industries. As of March 31, 2018, our tenants operating service-oriented businesses had a weighted average rent coverage ratio of 2.70x, our tenants operating experience-based businesses had a weighted average rent coverage ratio of 2.40x, our tenants operating retail businesses had a weighted average rent coverage ratio of 3.77x and our tenants operating other types of businesses had a weighted average rent coverage ratio of 5.36x.

•	Diversification by Geography. Our 530 property locations are spread across 42 states.

As of March 31, 2018, the weighted average remaining term of our leases was 13.8 years (based on annualized base rent), with only 4.4% of our annualized base rent attributable to leases expiring prior to January 1, 2023.

We believe unit-level rent coverage ratios are an important element of evaluating the likelihood that tenants will renew leases upon expiration or exercise renewal options. The following chart illustrates our annualized base rent as of March 31, 2018 attributable to leases expiring during the specified periods and provides information about the unit-level rent coverage ratios as of March 31, 2018 for such leases. We believe that our strong rent coverage ratios enhance the likelihood that leases will be renewed or extended and increases the stability of our rental revenue.

(1)	Represents annualized contractually specified cash base rent in effect on March 31, 2018 for all of our leases (including those accounted for as direct financing leases) commenced as of that date.

We typically lease our properties pursuant to long-term, triple-net leases with initial terms of 15 years or more that often have tenant renewal options. Substantially all of our leases are triple-net, meaning our tenant generally is obligated to pay all operating expenses (such as maintenance, insurance, utility and tax expense) related to the leased property. We strongly prefer to use master lease structures, pursuant to which we lease multiple properties to a single tenant on an all or none basis. In a master lease structure, a tenant is responsible for a single lease payment relating to the entire portfolio of leased properties, as opposed to multiple lease payments relating to individually leased properties. The master lease structure prevents a tenant from “cherry picking” locations, where it unilaterally gives up underperforming properties while maintaining its leasehold interest in well-performing properties. As of March 31, 2018, master leases contributed 64.8% of our annualized base rent (our largest master lease by number of properties related to five properties and contributed 5.8% of our annualized base rent, and our smallest master lease by number of properties related to two properties and contributed 0.1% of our annualized base rent). We also seek to invest in properties with healthy rent coverage ratios. Substantially all of our leases also require our tenants to periodically provide us with financial information, which allows us to evaluate the security of payments under the related lease on an ongoing basis.

Substantially all of our leases provide for periodic contractual rent escalations. As of March 31, 2018, leases contributing 95.4% of our annualized base rent provided for increases in future annual base rent, generally ranging from 1.0% to 4.0% annually, with a weighted average annual escalation equal to 1.5% of base rent. Generally, our rent escalators increase rent on specified dates by a fixed percentage. Our escalations provide us with a source of internal growth and a measure of inflation protection. Additional information on lease escalation frequency and weighted average annual escalation rates as of March 31, 2018 is displayed below.

Lease Escalation Frequency	% of Annualized Base Rent	Weighted Average Annual Escalation Rate(1)
Annually	73.7%	1.6%
Every 2 years	1.2%	1.7%
Every 3 years	0.2%	—
Every 4 years	1.0%	0.9%
Every 5 years	15.2%	1.2%
Other escalation frequencies	4.1%	1.6%
Flat(2)	4.6%	N/A

Total/Weighted Average(3)	100.0%	1.5%

(1)	Represents the weighted average annual escalation rate of the entire portfolio as if all escalations occurred annually. For leases where rent escalates by the greater of a stated fixed percentage or the change in the CPI, we have assumed an escalation equal to the stated fixed percentage in the lease. As of March 31, 2018, leases contributing 10.1% of our annualized base rent provide for rent increases equal to the lesser of a stated fixed percentage or the change in the CPI. As any future increase in CPI is unknowable at this time, we have not included an increase in the rent pursuant to these leases in the weighted average annual escalation rate presented.
(2)	Approximately 79.6% of the annualized base rent derived from flat leases is attributable to leases that provide for contingent rent based on a percentage of the tenant’s gross sales at the leased property.
(3)	Weighted by annualized base rent.

Historical Acquisitions and Dispositions

The following chart illustrates our quarterly investment activity since inception, excluding the GE Seed Portfolio:

The following table sets forth select information about our quarterly investment activity since inception, excluding the GE Seed Portfolio and nine additional properties that we acquired from General Electric Capital Corporation for an aggregate purchase price of $5.7 million (including transaction costs), during the period from June 16, 2016 through December 31, 2016, that we did not acquire on June 16, 2016 when we acquired the GE Seed Portfolio (dollars in thousands):

	Three Months Ended
	September 30, 2016		December 31, 2016		March 31, 2017		June 30, 2017		September 30, 2017		December 31, 2017		March 31, 2018	Total
Acquisitions
Volume(1)	$60,248.9		$112,513.8		$143,778.7		$91,525.8		$138,653.0		$160,365.9		$64,098.4	$771,184.6
Average investment per unit	$2,151.7		$1,814.7		$4,108.0		$2,473.7		$2,727.8		$1,724.4		$2,374.0
Cash cap rate(2)	7.3%		7.3%		7.5%		7.6%		7.6%		7.7%		7.8%
GAAP cap rate(3)	8.2%		8.3%		8.7%		9.4%		9.3%		8.7%		8.3%
Property count	28		62		35		37		50		90		28	330
Master lease %(4)	85.2%		47.3%		83.2%		71.0%		91.7%		64.5%		33.3%
Sale-leaseback %(4)	100.0%		65.5%		85.5%		75.9%		95.8%		74.7%		72.0%
Financial reporting %(5)	100.0%		100.0%		100.0%		100.0%		99.6%		99.8%		100.0%
Rent coverage ratio	2.92	x	2.77	x	3.14	x	3.96	x	2.77	x	3.05	x	2.34x
Remaining lease term (years)(4)	16.8		17.3		17.0		17.3		18.4		15.5		14.1
Number of transactions	4		11		12		11		18		21		16	93

(1)	Includes transaction costs, lease incentives and amounts funded for construction in progress.
(2)	Annualized contractually specified cash base rent for the first full month after the investment divided by the purchase price for the property.
(3)	GAAP rent for the first twelve months after the investment divided by the purchase price for the property.
(4)	As a percentage of annualized base rent.
(5)	Tenants party to leases that obligate them to periodically provide us with corporate and/or unit-level financial reporting, as a percentage of our annualized base rent.

We routinely sell properties that we conclude do not offer a return commensurate with the investment risk, contribute to unwanted geographic, industry or tenant concentrations, or may be sold at a price we determine is attractive. The following table sets forth select information about our quarterly disposition activity since inception (dollars in thousands):

	Three Months Ended
	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	Total
Dispositions of leased properties
Proceeds(1)	$—	$15,427.3	$4,131.6	$7,822.5	$16,614.9	$14,629.8	$7,506.0	$66,092.9
Realized gain (loss), net(1)	$—	$878.0	$234.2	$1,178.2	$1,537.9	$3,002.8	$1,251.3	$8,082.4
Cash cap rate(2)	$—	6.2%	6.5%	6.5%	6.1%	6.4%	6.7%	6.3%
Property count	—	11	3	6	9	8	5	42
Dispositions of vacant properties
Proceeds(1)	$680.0	$1,014.5	$925.6	$3,570.6	$3,578.3	$2,352.9	$215.4	$12,337.4
Realized gain (loss), net(1)	$(13.1)	$6.1	$60.4	$288.9	$436.2	$9.4	$(19.0)	$768.9
Property count(3)	2	4	4	8	5	4	1	28

(1)	Net of transaction costs.
(2)	Annualized contractually specified cash base rent at time of sale divided by the gross sale price (excluding transaction costs) for the property.
(3)	Property count excludes dispositions where only a portion of the owned parcel was sold.

Market Opportunity

Outlook

According to a market study prepared for us in connection with this offering by RCG, the current outlook for the net lease real estate market is positive for the following reasons:

•	net leased properties historically provided owners with relatively stable rent growth across various economic cycles when compared to other types of real estate investments;

•	long-term leases and contractual rent structure can mitigate the risks of economic or real estate market downturns and limit the effects of inflation on operating expenses; and

•	the market is well positioned to accommodate increased investment activity given the $1.5 trillion to more than $2.0 trillion of U.S. real estate estimated to be held by corporate owner-occupiers and favorable industry outlook of our tenants.

Market Overview

In addition to the relative stability of rental income and inflation mitigation structured into net leases, net leased properties are often purchased through sale-leaseback transactions, which can represent an efficient and economical way for an owner-occupier of real estate to raise capital. Following a sale-leaseback transaction, a former owner-occupier may be better positioned to maximize profitability or growth by allocating capital previously invested in real estate into core business activities.

The market for net leased properties is fragmented and decentralized, creating significant opportunities for well-capitalized firms with expertise in the market. Furthermore, as many smaller-scale net leased retail and service-oriented properties are valued under $10 million and may be located outside of primary real estate markets, these properties can often fall outside the typical investment criteria of large institutional investors. The lack of strong competition from institutional investors for smaller-scale net leased retail and service properties provides opportunities for firms with expertise in the market that desire to acquire these types of assets.

Given the fragmented ownership and the relatively limited number of potential buyers, RCG believes that well-capitalized firms with expertise in the market may be able to benefit from pricing inefficiencies in terms of the purchase price and lease terms for net leased properties. Furthermore, expertise and access to capital can make it possible for larger firms to better assess risks and more rapidly deploy capital in order to acquire new properties.

Service-Oriented and Internet-Resilient Industries

As a percentage of personal consumption expenditures, consumer spending on services has outpaced spending on goods for a number of years. From the end of 2010 through March 2018, the most recent data available, spending on services increased by 35.4%, compared with an increase of 26.7% in spending on goods, according to the Bureau of Economic Analysis (“BEA”). The BEA defines services as commodities that cannot be stored or inventoried and that are usually consumed at the place and time of purchase. Examples include education, health care, transportation services, recreation services, restaurants and financial services. As of March 2018, more than two-thirds of consumer spending was on services. In addition, in recent years e-commerce pressured bricks-and-mortar retailers that sell goods that are easily accessible online, but service-oriented and experienced-based businesses have generally provided greater internet-resiliency.

•	Restaurants. Dining in a restaurant provides consumers with a culinary experience that cannot be directly replicated by cooking at home or through a food delivery service. Spending on food away from home grew to 43.8% of total food expenditures in 2016, compared with 40.9% in 2010, according to the Bureau of Labor Statistics (“BLS”). Both the experiential nature of restaurants and evolving residential preferences should support the restaurant industry and provide some resiliency to competition from internet-based grocery and food delivery services.

•	Car Washes and Automotive Services. The reliance of most U.S. households on cars as a primary mode of transportation underscores the potential demand for auto-related products and services. As of 2016, more than 91% of households had at least one vehicle, according to the U.S. Census Bureau (“USCB”). In addition, the total number of vehicle miles traveled per year also increased by 6.1% between December 2007 and February 2018, the most recent data available, to more than 3.2 trillion miles, according to the U.S. Federal Highway Administration. Rising demand for auto-related products and services is further supported by the increasing age of vehicles. The average age of all light vehicles in operation in the U.S. increased from 9.9 years in 2006 to 11.6 years in 2016, according to the U.S. Department of Transportation. While consumer behavior may evolve as new technologies influence the automotive industry, households are expected to continue to utilize car washes and automotive services.

•

Convenience Stores and Gas Stations.    From December 2010 to April 2018, the most recent data available, U.S. gasoline consumption increased by 4.6% to nearly 9.3 million barrels per day. When purchasing fuel, consumers often make additional purchases from attached convenience stores. Convenience store purchases are also typically comprised of purchases intended for immediate consumption. As of 2017, approximately 83% of convenience store purchases are consumed within one hour of purchase, according to the NACS. In aggregate, U.S. convenience store sales increased by 11.5% from 2012 through 2016, according to NACS. The advantages of highly accessible locations, extended hours of operation and products that satisfy impulse and necessity purchases should continue to sustain consumer demand for convenience store products.

•	Early Childhood Education. Demand for early childhood education services is expected to grow as a result of an increasing population of young children, proliferation of single-parent and dual-income households and an emphasis on early childhood education, beyond traditional daycare. As millennials enter their thirties and begin to start families, the number of young children in the U.S. is expected to grow substantially. According to the USCB, as of 2017, there were nearly 20 million children under the age of five in the Unites States, all of whom require some form of child care. By 2025, this segment is expected to grow approximately 3.9% to 20.8 million. Many of these families with young children are expected to be dual-income households. The labor force participation rate among women with preschool-aged children (ages three to five years) increased from 45% in 1975 to 67.3% in 2015, according to the BLS. Furthermore, there is increased demand for curriculum-based, child-centered learning, which promotes academic development beyond providing only for a child’s physical needs. Looking ahead, demographic and lifestyle patterns should lead to more births and a growing number of families seeking childcare services, supporting demand for the early childhood education industry.

•	Movie Theaters and Entertainment. The growing consumer preference for experiences, particularly among millennials, is supporting growth in the arts, entertainment and recreation industry. According to the BEA, industry output increased from $0.9 trillion in 2006 to over $1.4 trillion in 2017, and industry output as a percentage of total U.S. GDP increased from approximately 3.6% to approximately 4.1% during the same time period. Consumer spending on entertainment fees and admissions also increased, rising by 17.2% from an average per-consumer annual expenditure of $581 in 2010 to $681 in 2016, according to the BLS. Growth in consumer spending on arts, entertainment and recreation should continue to support the movie theater and entertainment industry in the coming years.

•	Health and Fitness.

Health.    Aging of the U.S. population and increased healthcare utilization should support increased demand for a wide range of healthcare services. In particular, the baby boomer generation is expected to utilize significantly more healthcare products and services in the coming years. The population aged 65 years or older is expected increase to 56.1 million people by 2020 and 73.1 million by 2030, according to the USCB. The aging population and rising healthcare utilization, combined with the need for physical care and treatment, should sustain demand for healthcare services, including urgent care centers, doctor offices, outpatient care facilities, and other health-related centers.

Fitness.    In recent years, the number of gym memberships and spending on fitness-related activities increased. As of 2017, nearly 61 million Americans belonged to a fitness club. The number of adults aged 20 to 64 years old, the group most likely to hold a fitness center membership, according to the National Association for Health and Fitness, increased by more than 7 million people from 2010 to 2017, according to the USCB. As of 2017, the number of fitness club memberships in the United States increased to 60.9 million, an increase of 33.6% since 2008, according to the International Health, Racquet and Sportsclub Association (“IHRSA”). Moreover, the average member visited their club 104 times in 2017. Reflecting sustained fitness center utilization, health clubs generated

$27.6 billion in revenue in 2016, compared with $25.8 billion in 2015, an increase of 7.2%, according to IHRSA. Considering the experiential nature of fitness centers (and the expanding diversity of industry offerings), the fitness industry should continue to attract a wide range of consumers.

Recent Developments

Completed and Pending Acquisitions

During the period from April 1, 2018 through May 18, 2018, we completed 21 property acquisitions with an aggregate purchase price of $48.0 million (including transaction costs). In connection with these acquisitions, we entered into leases with annualized base rent of $3.8 million. As of May 18, 2018, we were party to purchase and sale agreements relating to the acquisition of 60 properties with an aggregate purchase price of $153.5 million (not including transaction costs). In connection with these acquisitions, we expect to enter into leases with annualized base rent of $11.7 million. While we regard the completion of these pending acquisitions to be probable, these transactions are subject to customary closing conditions, including the completion of due diligence, and there can be no assurance that these acquisitions will be completed on the terms described above or at all.

Completed and Pending Dispositions

During the period from April 1, 2018 through May 18, 2018, we completed property dispositions with an aggregate sale price, net of disposition costs, of $6.5 million. As of May 18, 2018, we had also agreed to sell five properties with an aggregate sales price of $7.1 million (excluding estimated transaction costs) that we believe are probable of closing. While we regard the completion of these pending dispositions to be probable, these transactions are subject to customary closing conditions, including the completion of due diligence, and there can be no assurance that these dispositions will be completed on the terms described above or at all.

Funded and Pending Tenant Construction Reimbursement Obligations and Tenant Loan

During the period from April 1, 2018 through May 18, 2018, we provided $1.1 million to two of our tenants for construction costs that they incurred in connection with construction at two of our properties in exchange for contractually specified rent that generally increases proportionally with our funding. As of May 18, 2018, we had agreed to fund three of our tenants in an aggregate amount of $9.6 million for construction costs that they expect to incur in connection with construction at three of our properties in exchange for contractually specified rent that generally increases proportionally with our funding. During the period April 1, 2018 through May 18, 2018, we also funded $0.3 million of a tenant mortgage loan to finance construction at a property leased from us with a remaining unfunded loan commitment at May 18, 2018 of $2.7 million.

Summary Risk Factors

You should carefully consider the matters discussed in the “Risk Factors” section beginning on page 32 of this prospectus for factors you should consider before investing in our common stock. Some of these risks include:

•	We are subject to risks related to commercial real estate ownership that could reduce the value of our properties.

•	Global market and economic conditions may materially and adversely affect us and the ability of our tenants to make rental payments to us pursuant to our leases.

•	Our business is dependent upon our tenants successfully operating their businesses and their failure to do so could materially and adversely affect us.

•	Our assessment that certain businesses are insulated from e-commerce pressure may prove to be incorrect, and changes in macroeconomic trends may adversely affect our tenants, either of which could impair our tenants’ ability to make rental payments to us and materially and adversely affect us.

•	Loss of our key personnel with long-standing business relationships could materially impair our ability to operate successfully.

•	As of March 31, 2018, on a pro forma basis, we had approximately $ million principal balance of indebtedness outstanding, which may expose us to the risk of default under our debt obligations.

•	Market conditions could adversely affect our ability to refinance existing indebtedness or obtain additional financing for growth on acceptable terms or at all, which could materially and adversely affect us.

•	Failure to qualify, or maintain our qualification, as a REIT would materially and adversely affect us and the value of our common stock.

•	There can be no assurance that we will be able to make or maintain cash distributions, and certain agreements relating to our indebtedness may, under certain circumstances, limit or eliminate our ability to make distributions to our common stockholders.

•	Eldridge will have substantial influence over our business, and its interests, and the interests of certain members of our management team, may differ from our interests or those of our other stockholders.

Structure and Formation of Our Company

Our Operating Partnership

Following the completion of this offering, the concurrent Eldridge private placement and the formation transactions, our wholly-owned subsidiary, Essential Properties OP G.P., LLC, will be the sole general partner of our operating partnership. Substantially all of our assets will be held by, and our operations will be conducted through, our operating partnership. We will contribute the net proceeds received by us from this offering and the concurrent private placement of common stock to Eldridge to our operating partnership in exchange for OP units. Our interest in our operating partnership will generally entitle us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership. Through our wholly-owned subsidiary, Essential Properties OP G.P., LLC, the sole general partner of our operating partnership, we will generally have the exclusive power under the partnership agreement to manage and conduct its business and affairs, subject to certain approval and voting rights of the limited partners, which are described more fully below in “Description of the Partnership Agreement of Essential Properties, L.P.” Our board of directors will manage our business and affairs.

Beginning on and after the date that is 12 months after the issuance of the OP units, each limited partner of our operating partnership will have the right to require our operating partnership to redeem part or all of its OP units for cash, based upon the value of an equivalent number of shares of our common stock at the time of the redemption, or, at our election, shares of our common stock on a one-for-one basis, subject to certain adjustments and the restrictions on ownership and transfer of our stock set forth in our charter and described under the section entitled “Description of Our Capital Stock—Restrictions on Ownership and Transfer.” Each redemption of OP units will increase our percentage ownership interest in our operating partnership and our share of its cash distributions and profits and losses. See “Description of the Partnership Agreement of Essential Properties, L.P.”

Concurrent Eldridge Private Placement

Concurrently with the completion of this offering, Eldridge will invest at least $         million in shares of common stock in a transaction exempt from the registration requirement of the Securities Act of 1933, as amended, or the Securities Act; provided that, if such investment would result in Eldridge holding more than 19.0% of the common stock to be outstanding immediately after completion of this offering and the concurrent Eldridge private placement, Eldridge will invest the portion of such investment that would result in Eldridge holding more than 19.0% of the outstanding common stock in OP units in a transaction exempt from the registration requirement of the Securities Act. The concurrent Eldridge private placement will be made at a price per share and per share and unit, if applicable, equal to the initial public offering price per share of common stock in this offering (without payment of any underwriting discount). Assuming an initial public offering price of $                 per share, which is the mid-point of the price range set forth on the front cover of this prospectus, Eldridge will purchase                  shares of our common stock and                  OP units in the concurrent Eldridge private placement. See “Pricing Sensitivity Analysis.”

Formation Transactions

Prior to completion of this offering, the concurrent Eldridge private placement and the formation transactions our business was owned by and conducted directly and indirectly through EPRT LLC. EPRT LLC is principally owned indirectly by, and is controlled by, Eldridge. Certain members of our senior management team also hold interests in EPRT LLC. On December 31, 2017, the owners of EPRT LLC contributed all of their interests in EPRT LLC to a newly formed Delaware limited liability company, EPRT Holdings, LLC, in exchange for interests in EPRT Holdings, LLC with the same rights as the interests they held in EPRT LLC.

Through the formation transactions, the following have occurred or will occur prior to or concurrently with the completion of this offering.

•	Essential Properties Realty Trust, Inc. was formed by EPRT Holdings, LLC as a Maryland corporation on January 12, 2018. In connection with our formation, EPRT Holdings, LLC made an initial investment in us of $100 in exchange for 100 shares of our common stock. Such shares will be repurchased by us at or prior to the closing of the offering for $100.

•	Essential Properties OP G.P., LLC was formed by Essential Properties Realty Trust, Inc. as a Delaware limited liability company on March 16, 2018.

•	Prior to the completion of this offering, EPRT LLC will convert from a Delaware limited liability company into a Delaware limited partnership, change its name to Essential Properties, L.P. and adopt the Agreement of Limited Partnership pursuant to which, among other things, our wholly-owned subsidiary, Essential Properties OP G.P., LLC, will become Essential Properties, L.P.’s sole general partner.

•	In connection with EPRT LLC’s conversion into a Delaware limited partnership, EPRT Holdings, LLC’s interest in EPRT LLC will be converted into OP units.

•	We will contribute the net proceeds from this offering and the concurrent private placement of common stock to Eldridge in exchange for OP units (or OP units if the underwriters exercise their option to purchase up to an additional shares of our common stock in full), representing a % ownership interest in the operating partnership ( % if the underwriters exercise their option to purchase up to an additional shares of our common stock in full), with EPRT Holdings, LLC and Eldridge holding % and % ownership interests in the operating partnership, respectively ( % and % if the underwriters exercise their option to purchase up to an additional shares of our common stock in full) (in each case, based on the mid-point of the price range set forth on the front cover of this prospectus).

Our Structure

The following chart sets forth information about our company, the operating partnership, certain related parties and the ownership interests therein on a pro forma basis. Ownership percentages in the company and the operating partnership are presented assuming that the underwriters’ option to purchase additional shares is not exercised and an initial public offering price of $            per share, which is the mid-point of the price range set forth on the front cover of this prospectus; however, these ownership percentages will vary depending on the actual initial public offering price of shares of common stock in this offering as described herein. See “Pricing Sensitivity Analysis.”

(1)	Certain members of management and other continuing investors own a % interest in EPRT Holdings, LLC.
(2)	Eldridge owns a (a) % interest in EPRT Holdings, LLC; (b) % limited partner interest in the operating partnership; and (c) shares of our common stock (representing a % ownership interest in Essential Properties Realty Trust, Inc.).
(3)	Purchasers of common stock in this offering own shares of our common stock (representing a % ownership interest in Essential Properties Realty Trust, Inc.).
(4)	Essential Properties Realty Trust, Inc. owns a (a) % limited partner interest in the operating partnership; and (b) 100% of the interests in Essential Properties OP G.P., LLC.

Benefits to Related Parties

Upon completion of this offering, the concurrent Eldridge private placement, the use of the net proceeds therefrom and the formation transactions, EPRT Holdings, LLC, an affiliate of Eldridge and our directors and executive officers will receive material benefits, including the following:

•	EPRT Holdings, LLC will own OP units having an aggregate value of $ million, based on the mid-point of the price range set forth on the front cover of this prospectus.

•	Eldridge will have invested through the concurrent Eldridge private placement an aggregate of $ million to purchase shares of our common stock and OP units (in each case, based on the mid-point of the price range set forth on the front cover of this prospectus) at a price per share and per OP unit equal to the initial public offering price per share of our common stock sold in this offering (without payment of any underwriting discounts). While the amount of Eldridge’s aggregate investment in the concurrent Eldridge private placement will not change, the aggregate number of, and the allocation of this amount between, shares of our common stock and OP units will vary depending on the actual initial public offering price of shares of common stock in this offering as described herein. See “Pricing Sensitivity Analysis.”

•	An affiliate of Eldridge will have received approximately $ million of the net proceeds from this offering to repay certain of our outstanding indebtedness. See “Structure and Formation of Our Company—Benefits to Related Parties.”

•	We will have entered into a stockholders agreement with Eldridge. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

•	We will have entered into indemnification agreements with each of our directors and executive officers providing for the indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against our directors and executive officers in their capacities as such.

•	We will have entered into a registration rights agreement with EPRT Holdings, LLC with respect to resales of shares of our common stock that may be received upon exchange of OP units.

•	We will have entered into a registration rights agreement with Eldridge with respect to resales of (i) shares of our common stock that it purchased in the concurrent private placement of common stock; and (ii) shares of our common stock that may be received upon exchange of any OP units that it purchased in a concurrent private placement of OP units.

•	In connection with the concurrent private placement of common stock, we will grant a waiver from the ownership limit contained in our charter to Eldridge to own up to 19.0% of the outstanding shares of our common stock in the aggregate.

•	Upon completion of this offering, we will enter into new employment agreements with each of Messrs. Mavoides and Seibert and with Hillary P. Hai, our Chief Financial Officer. For a description of the terms of these employment agreements, see “Executive Compensation—Narrative Disclosure Regarding Employment Agreements and Post-Termination Arrangements—Employment Agreements.”

•	We will have adopted the Essential Properties Realty Trust, Inc. and Essential Properties, L.P. 2018 Incentive Award Plan, or the Equity Incentive Plan, to provide equity incentive opportunities to our officers, employees, non-employee directors, consultants, independent contractors and agents, and will have issued, in the aggregate, thereunder shares of restricted common stock to our directors, executive officers and other employees upon completion of this offering. See “Executive Compensation—Narrative Disclosure Regarding Employment Agreements and Post-Termination Arrangements—Equity Incentive Plan” for further details.

Distribution Policy

We intend to pay cash distributions to our common stockholders out of assets legally available for distribution. We intend to make a pro rata distribution with respect to the period commencing upon the completion of this offering and ending on September 30, 2018 based on a distribution rate of $            per share of common stock for a full quarter. On an annualized basis, this would be $            per share of common stock, or an annualized distribution rate of approximately     % based on the mid-point of the price range set forth on the front cover of this prospectus. We intend to maintain our initial distribution rate for the 12 months following the completion of this offering unless our results of operations, funds from operations, or FFO, adjusted FFO, or AFFO, liquidity, cash flows, financial condition, or prospects, economic conditions or other factors differ materially from the assumptions used in projecting our initial distribution rate. We intend to make distributions that will enable us to meet the distribution requirements applicable to REITs and to eliminate or minimize our obligation to pay corporate-level federal income and excise taxes. We do not intend to reduce the expected distribution per share if the underwriters’ option to purchase additional shares is exercised.

Any distributions will be at the sole discretion of our board of directors, and their form, timing and amount, if any, will depend upon a number of factors, including our actual and projected results of operations, FFO, AFFO, liquidity, cash flows and financial condition, the revenue we actually receive from our properties, our operating expenses, our debt service requirements, our capital expenditures, prohibitions and other limitations under our financing arrangements, our REIT taxable income, the annual REIT distribution requirements, applicable law and such other factors as our board of directors deems relevant.

Restrictions on Ownership and Transfer of Our Common Stock

Our charter, subject to certain exceptions, authorizes our board of directors to take such actions as are necessary or appropriate to allow us to qualify and to preserve our status as a REIT. Furthermore, our charter prohibits any person from actually or constructively owning more than 7.5% in value or in number, whichever is more restrictive, of the outstanding shares of our common stock or 7.5% in value of the aggregate of the outstanding shares of all classes and series of our stock, except for certain designated investment entities that may own up to 9.8% of our outstanding common stock, subject to certain conditions. Our board of directors, in its sole discretion, may exempt a person, prospectively or retroactively, and subject to such conditions and limitations as our board of directors may deem appropriate, from these ownership limits if certain conditions are satisfied. However, our board of directors may not grant an exemption from these ownership limits if such exemption would cause us to fail to qualify as a REIT. In connection with the concurrent private placement of common stock, we will grant a waiver from the ownership limit contained in our charter to Eldridge to own up to 19.0% of the outstanding shares of our common stock in the aggregate. We will also agree to provide transferees of Eldridge, subject to the satisfaction of certain conditions, with any necessary waivers from our ownership limits provided that any such waivers are consistent with our compliance with the ownership requirements for qualification as a REIT under the Internal Revenue Code of 1986, or the Code. Pursuant to the stockholders agreement, we have agreed, upon Eldridge’s request, to increase the percentage of our outstanding common stock that may be owned by Eldridge, unless our board of directors concludes that any such increase will jeopardize our ability to qualify for taxation as a REIT.

Our charter contains additional restrictions on ownership and transfer of our stock intended to, among other purposes, assist us to qualify as a REIT. The restrictions on ownership and transfer of our stock contained in our charter will not apply if our board of directors (with the consent of Eldridge for so long as Eldridge owns shares representing at least 5% of the voting power of our common stock) determines that it is no longer in our best interests to attempt to, or continue to, qualify as a REIT or if our board of directors determines that compliance with any such restriction is no longer required in order for us to qualify as a REIT. The ownership limits may delay or impede a transaction or a change of control that might be in your best interest. See “Description of Our Capital Stock—Restrictions on Ownership and Transfer.”

Our Tax Status

We intend to elect to qualify as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2018. We believe that our organization and operations will allow us to qualify as a REIT for federal income tax purposes commencing with such taxable year, and we intend to continue operating in such a manner. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains. See “Federal Income Tax Considerations.”

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other publicly-traded companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We have not yet made a decision as to whether we will take advantage of any or all of these exemptions.

In addition, the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have chosen to “opt out” of this extended transition period, and, as a result, we will comply with new or revised accounting standards on or prior to the relevant dates on which adoption of such standards is required for all public companies that are not emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1.07 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Corporate Information

We were formed in March 2016. Our principal executive office is located at 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542. Our telephone number is (609) 436-0619.

The Offering

Common stock offered by us	shares (plus up to an additional shares of our common stock that we may issue and sell upon the exercise in full of the underwriters’ option to purchase additional shares).

Common stock to be outstanding after this offering and the concurrent Eldridge private placement	shares(1)

Common stock and OP units to be outstanding after this offering (excluding OP units held directly or indirectly by us), the concurrent Eldridge private placement and the formation transactions	shares of common stock and OP units(1)(2)

Use of proceeds	We estimate that the net proceeds to us from this offering and the concurrent Eldridge private placement will be approximately $ million, or $ million if the underwriters exercise in full their option to purchase additional shares, after deducting underwriting discounts and commissions and other estimated expenses, in each case, based on an assumed initial public offering price of $ per share, which is the mid-point of the price range set forth on the front cover of this prospectus. We intend to use the net proceeds from these offerings to repay indebtedness to an affiliate of Eldridge and for general corporate purposes, including potential future investments. See “Use of Proceeds.”

Risk factors	Investing in our common stock involves risks. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 32 and other information included in this prospectus before investing in our common stock.

Proposed NYSE symbol	“EPRT”

(1)	Includes (a) shares of our common stock to be issued in this offering, (b) shares of our common stock to be issued to Eldridge in the concurrent private placement of common stock, (based on the mid-point of the price range set forth on the front cover of this prospectus) and (c) shares of restricted common stock to be granted to our directors, executive officers and other employees in connection with the completion of this offering pursuant to the Equity Incentive Plan. Excludes (i) shares of our common stock issuable upon the exercise in full of the underwriters’ option to purchase additional shares and (ii) shares of our common stock issuable in the future under the Equity Incentive Plan, as more fully described in “Executive Compensation—Narrative Disclosure Regarding Employment Agreements and Post-Termination Arrangements—Equity Incentive Plan.” Also excludes 100 shares of our common stock that were issued to EPRT Holdings for $100 in connection with our formation and will be repurchased by us at or prior to the closing of this offering for $100.
(2)	Includes (a) OP units to be issued to EPRT Holdings, LLC in the formation transactions and (b) OP units to be issued to Eldridge in the concurrent private placement of OP units (based on the mid-point of the price range set forth on the front cover of this prospectus). While the amount of Eldridge’s aggregate investment in the concurrent Eldridge private placement will not change, the aggregate number of, and allocation of this amount between, shares of common stock and, if applicable, OP units to be issued to Eldridge in the concurrent private placement will vary depending on the actual initial public offering price of shares of common stock in this offering. See “Pricing Sensitivity Analysis.” OP units are redeemable for cash or, at our election, shares of our common stock on a one-for-one basis, subject to adjustment in certain circumstances, beginning one year after the issuance of such units.

Summary Selected Consolidated Historical and Pro Forma Financial and Other Data

Set forth below is summary selected financial and other data presented on (i) a historical basis for Essential Properties Realty Trust LLC, which, through the formation transactions, will become our operating partnership and (ii) a pro forma basis for our company after giving effect to the completion of this offering, the concurrent Eldridge private placement, the formation transactions and the other adjustments described in the unaudited pro forma consolidated financial statements beginning on page F-73 of this prospectus. We have not presented historical data for Essential Properties Realty Trust, Inc. because we have not had any corporate activity since our formation other than the issuance of common stock in connection with our initial capitalization and activity in connection with this offering and the formation transactions. Accordingly, we do not believe that a presentation of the historical results of Essential Properties Realty Trust, Inc. would be meaningful. Prior to or concurrently with the completion of this offering, we will consummate the formation transactions pursuant to which, among other things, Essential Properties Realty Trust LLC will be converted into a Delaware limited partnership and become our operating partnership, and Essential Properties OP G.P., LLC, a wholly-owned subsidiary, will become the sole general partner of our operating partnership. Upon completion of the formation transactions, substantially all of our assets will be held by, and substantially all of our operations will be conducted through, our operating partnership. We will contribute the net proceeds received by us from this offering and the concurrent private placement of common stock to Eldridge to our operating partnership in exchange for OP units. For more information regarding the formation transactions, please see “Structure and Formation of Our Company.”

Essential Properties Realty Trust LLC’s historical consolidated balance sheet data as of December 31, 2017 and 2016 and consolidated operating data for the year ended December 31, 2017 and the period from March 30, 2016 (commencement of operations) to December 31, 2016 have been derived from Essential Properties Realty Trust LLC’s audited historical consolidated financial statements included elsewhere in this prospectus. Essential Properties Realty Trust LLC’s historical consolidated balance sheet data as of March 31, 2018 and consolidated operating data for the three months ended March 31, 2018 and 2017 have been derived from Essential Properties Realty Trust’s unaudited historical consolidated financial statements included elsewhere in this prospectus. Essential Properties Realty Trust LLC’s unaudited interim financial and operating data, in management’s opinion, has been prepared in accordance with U.S. GAAP on the same basis as its audited financial statements and related notes included elsewhere in this prospectus and, in the opinion of management, reflects all adjustments consisting only of normal recurring adjustments that management considers necessary to state fairly the financial information as of and for the periods presented. The historical consolidated financial data included below and set forth elsewhere in this prospectus are not necessarily indicative of our future performance, and results for any interim period are not necessarily indicative of the results for any full year.

Our unaudited summary selected pro forma consolidated financial and operating data as of March 31, 2018 and for the three months ended March 31, 2018 and the year ended December 31, 2017 assume the completion of this offering, the concurrent Eldridge private placement, the formation transactions and the other adjustments described in the unaudited pro forma consolidated financial statements had occurred on March 31, 2018 for purposes of the unaudited pro forma consolidated balance sheet data and on January 1, 2017 for purposes of the unaudited pro forma consolidated statements of operations data. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the period indicated, nor does it purport to represent our future financial position or results of operations.

You should read the following summary selected financial and other data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business

and Properties” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

Operating Data:

	Three Months Ended March 31,			Year Ended December 31,		Period from March 30, 2017 (Commencement of Operations) to December 31, 2016 (Historical)
(In thousands, except per share data)	2018 (Pro forma) (Unaudited)	2018 (Historical) (Unaudited)	2017 (Historical) (Unaudited)	2017 (Pro forma) (Unaudited)	2017 (Historical)
Revenues:
Rental revenue(1)	$	$20,075	$10,008	$	$53,373	$15,271
Interest income on direct financing lease receivables		62	83		293	161
Other revenue		66	5		832	91

Total revenues		20,203	10,096		54,498	15,523

Expenses:
Interest		8,276	3,715		22,574	987
General and administrative		3,386	1,951		8,936	4,398
Property expenses		347	209		1,547	533
Depreciation and amortization		6,468	3,782		19,516	5,428
Provision for impairment of real estate		1,849	151		2,377	1,298

Total expenses		20,326	9,808		54,950	12,644

Income (loss) before gain on dispositions of real estate		(123)	288		(452)	2,879
Gain on dispositions of real estate, net		1,232	295		6,748	871

Net income	$	$1,109	$583	$	$6,296	$3,750

Net Loss per share of common stock basic and diluted:
Net loss	$			$

Weighted average number of shares of common stock outstanding:
Basic and diluted	$			$

(1)	Includes $0.5 million, $0.2 million, $1.1 million and $0.4 million of contingent rent (based on a percentage of the tenant’s gross sales at the leased property) during the three months ended

March 31, 2018 and 2017, the year ended December 31, 2017 and the period from March 30, 2016 (commencement of operations) to December 31, 2016.

Balance Sheet Data (end of period):

	As of March 31,		As of December 31,
(In thousands)	2018 (Pro forma) (Unaudited)	2018 (Historical) (Unaudited)	2017 (Historical)	2016 (Historical)
Real estate investments, at cost	$	$985,548	$932,174	$455,008
Total real estate investments, net		954,238	907,349	448,887
Cash and cash equivalents		1,842	7,250	1,825
Total assets		986,593	942,220	466,288
Secured borrowings, net of deferred financing costs		510,138	511,646	272,823
Notes payable to related party		225,000	230,000	—
Intangible lease liabilities, net		12,425	12,321	16,385
Total liabilities		753,840	760,818	291,638
Members’ equity		232,753	181,402	174,650
Stockholders’ equity		—	—	—

Other Data:

	Three Months Ended March 31,			Year Ended December 31,		Period from March 30, 2016 (Commencement of Operations) to December 31, 2016 (Historical)
(In thousands)	2018 (Pro forma) (Unaudited)	2018 (Historical) (Unaudited)	2017 (Historical) (Unaudited)	2017 (Pro forma) (Unaudited)	2017 (Historical)
FFO(1)	$	$8,193	$4,221	$	$21,438	$9,605
AFFO(1)	$	$7,428	$3,885	$	$20,337	$8,580
EBITDA(2)	$	$15,883	$8,087	$	$48,547	$10,242
EBITDAre(2)	$	$16,500	$7,943	$	$44,176	$10,669

	As of March 31,			As of December 31,
($ In thousands)	2018 (Pro forma) (Unaudited)		2018 (Historical) (Unaudited)	2017 (Historical)	2016 (Historical)
Net debt(3)	$		$744,028	$745,686	$278,609
Number of properties in investment portfolio			530	508	344
Occupancy at period end		%	99.1%	98.8%	96.8%

(1)	FFO and AFFO are non-GAAP financial measures. For definitions of FFO and AFFO, and reconciliations of these metrics to net income, the most directly comparable GAAP financial measure, and a statement of why our management believes the presentation of these metrics provides useful information to investors and any additional purposes for which management uses these metrics, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”
(2)	Earnings before interest, taxes, depreciation and amortization, or EBITDA, and EBITDAre are non-GAAP financial measures. For definitions of EBITDA and EBITDAre, and reconciliations of these metrics to net income, the most directly comparable GAAP financial measure, and a statement of why our management believes the presentation of these metrics provides useful information to investors and any additional purposes for which management uses these metrics, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

(3)	Net debt is a non-GAAP financial measure. For a definition of net debt and a reconciliation of this metric to total debt, the most directly comparable GAAP financial measure, and a statement of why our management believes the presentation of this metric provides useful information to investors and any additional purposes for which management uses this metric, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

RISK FACTORS

Investing in our common stock involves risks. Before you invest in our common stock, you should carefully consider the risk factors below together with all of the other information included in this prospectus. If any of the risks discussed in this prospectus were to occur, our business, financial condition, liquidity, results of operations and prospects and our ability to service our debt and make distributions to our stockholders could be materially and adversely affected (which we refer to collectively as “materially and adversely affecting us” or having “a material adverse effect on us” and comparable phrases), the market price of our common stock could decline significantly and you could lose all or part of your investment in our common stock. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section in this prospectus entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Properties

We are subject to risks related to commercial real estate ownership that could reduce the value of our properties.

Our core business is the ownership of real estate that is net leased on a long-term basis to middle-market companies operating service-oriented or experience-based businesses. Accordingly, our performance is subject to risks incident to the ownership of commercial real estate, including:

•	inability to collect rents from tenants due to financial hardship, including bankruptcy;

•	changes in local real estate conditions in the markets in which we operate, including the availability and demand for single-tenant restaurant and retail space;

•	changes in consumer trends and preferences that affect the demand for products and services offered by our tenants;

•	inability to lease or sell properties upon expiration or termination of existing leases;

•	environmental risks related to matters, including the presence of hazardous or toxic substances on our properties;

•	the subjectivity of real estate valuations and changes in such valuations over time;

•	the illiquid nature of real estate compared to most other financial assets;

•	changes in laws and governmental regulations, including those governing real estate usage and zoning;

•	changes in interest rates and the availability of financing; and

•	changes in the general economic and business climate.

The occurrence of any of the risks described above may cause the value of our real estate to decline, which could materially and adversely affect us.

Global market and economic conditions may materially and adversely affect us and the ability of our tenants to make rental payments to us pursuant to our leases.

Our results of operations are sensitive to changes in the overall economic conditions that impact our tenants’ financial condition and leasing practices. Adverse economic conditions such as high unemployment levels, interest rates, tax rates and fuel and energy costs may have an impact on the results of operations and financial conditions of our tenants. During periods of economic slowdown, rising interest rates and declining demand for real estate may result in a general decline in rents or an increased incidence of defaults under existing leases. A lack of demand for rental space could adversely affect our ability to maintain our current tenants and gain new tenants, which may affect our growth and profitability. Accordingly, a decline in economic conditions could materially and adversely affect us.

Our business is dependent upon our tenants successfully operating their businesses and their failure to do so could materially and adversely affect us.

Generally, each of our properties is operated and occupied by a single tenant. Therefore, we believe that the success of our investments is materially dependent on the financial stability of our tenants. The success of any one of our tenants is dependent on its individual business and its industry, which could be adversely affected by poor management, economic conditions in general, changes in consumer trends and preferences that decrease demand for a tenant’s products or services or other factors over which neither they nor we have control. Our portfolio consists primarily of properties leased to single tenants that operate in multiple locations, which means we own numerous properties operated by the same tenant. To the extent we finance numerous properties operated by one company, the general failure of that single tenant or a loss or significant decline in its business could materially and adversely affect us.

At any given time, any tenant may experience a downturn in its business that may weaken its operating results or the overall financial condition of individual properties or its business as whole. As a result, a tenant may delay lease commencement, fail to make rental payments when due, decline to extend a lease upon its expiration, become insolvent or declare bankruptcy. We depend on our tenants to operate the properties we own in a manner which generates revenues sufficient to allow them to meet their obligations to us, including their obligations to pay rent, maintain certain insurance coverage, pay real estate taxes and maintain the properties in a manner so as not to jeopardize their operating licenses or regulatory status. The ability of our tenants to fulfill their obligations under our leases may depend, in part, upon the overall profitability of their operations. Cash flow generated by certain tenant businesses may not be sufficient for a tenant to meet its obligations to us. We could be materially and adversely affected if a number of our tenants were unable to meet their obligations to us.

Our assessment that certain businesses are insulated from e-commerce pressure may prove to be incorrect, and changes in macroeconomic trends may adversely affect our tenants, either of which could impair our tenants’ ability to make rental payments to us and materially and adversely affect us.

We primarily invest in properties leased to tenants engaged in a targeted set of service-oriented or experience-based businesses, and we believe these businesses are generally insulated from e-commerce pressure. While we believe this to be the case, businesses previously thought to be internet resistant, such as the retail grocery industry, have proven to be susceptible to competition from e-commerce. Technology and business conditions, particularly in the retail industry, are rapidly changing, and our tenants may be adversely affected by technological innovation, changing consumer preferences and competition from non-traditional sources. To the extent our tenants face increased competition from non-traditional competitors, such as internet vendors, some of which may have different business models and larger profit margins, their businesses could suffer. There can be no assurance that our tenants will be successful in meeting any new competition, and a deterioration in our tenants’ businesses could impair their ability to meet their lease obligations to us and materially and adversely affect us.

Additionally, we believe that many of the businesses operated by our tenants are favorably impacted by current macroeconomic trends that support consumer spending, such as generally declining unemployment and positive consumer sentiment. Economic conditions are cyclical, and developments that discourage consumer spending, such as increasing unemployment, wage stagnation, decreases in the value of real estate and/or financial assets, inflation or increasing interest rates, could adversely affect our tenants, impair their ability to meet their lease obligations to us and materially and adversely affect us.

Single-tenant leases involve significant risks of tenant default.

Our strategy focuses primarily on investing in single-tenant triple-net leased properties throughout the United States. The financial failure of, or default in payment by, a single tenant under its lease is likely to cause a significant or complete reduction in our rental revenue from that property and a reduction in the value of the property. We may also experience difficulty or a significant delay in re-leasing or selling such property. This risk is magnified in situations where we lease multiple properties to a single tenant under a master lease. A tenant failure or default under a master lease could reduce or eliminate rental revenue from multiple properties and reduce the value of such properties. Although the master lease structure may be beneficial to us because it restricts the ability of tenants to remove individual underperforming assets, there is no guarantee that a tenant will not default in its obligations to us or decline to renew its master lease upon expiration. The default of a tenant that leases multiple properties from us or its decision not to renew its master lease upon expiration could materially and adversely affect us.

Our portfolio has geographic market concentrations that make us especially susceptible to adverse developments in those geographic markets.

In addition to general, regional, national and international economic conditions, our operating performance is impacted by the economic conditions of the specific geographic markets in which we have concentrations of properties. Our business includes substantial holdings in the following states as of March 31, 2018 (based on annualized base rent): Texas (12.8%), Georgia (11.3%), Michigan (8.3%) and Florida (7.8%). In addition, a significant portion of our holdings as of that date (based on annualized rent) were located in the South (57.6%) and Midwest (26.9%) regions of the United States (as defined by the U.S. Census Bureau). This geographic concentration could adversely affect our operating performance if conditions become less favorable in any of the states or markets within such states in which we have a concentration of properties. We cannot assure you that any of our markets will grow, not experience adverse developments or that underlying real estate fundamentals will be favorable to owners and operators of service-oriented or experience-based properties. Our operations may also be affected if competing properties are built in our markets. A downturn in the economy in the states or regions in which we have a concentration of properties, or markets within such states or regions, could adversely affect our tenants operating businesses in those states, impair their ability to pay rent to us and materially and adversely affect us.

We are subject to risks related to tenant concentration, and an adverse development with respect to a large tenant could materially and adversely affect us.

As of March 31, 2018, Captain D’s (Captain D’s, LLC), our largest tenant, contributed 6.8% of our annualized base rent. Additionally, we derived 5.8%, 5.4% and 5.4% of our annualized base rent as of March 31, 2018 from Art Van Furniture (AVF Parent, LLC), Mister Car Wash (Car Wash Partners, Inc.), and Zips Car Wash (Zips Car Wash, LLC), respectively. As a result, our financial performance depends significantly on the revenues generated from these tenants and, in turn, the financial condition of these tenants. Although our strategy targets a scaled portfolio that, over time, derives no more than 5% of its annualized base from any single tenant or more than 1% from any single property, as of March 31, 2018, we had four tenants that individually contributed more than 5% of our annualized base rent and three properties that contributed more than 1% of our annualized base rent. In the future, we may experience additional tenant and property concentrations. In the event that one of these tenants, or another tenant that occupies a significant portion of our properties or whose lease payments represent a significant portion of our rental revenue, were to experience financial weakness or file for bankruptcy, it could have a material adverse effect on us.

The vast majority of our properties are leased to unrated tenants whom we determine are creditworthy via our internal underwriting and credit analysis procedures. However, the tools we use to measure credit quality, such as property-level rent coverage ratio, may not be accurate.

The vast majority of our properties are leased to unrated tenants whom we determine, through our internal underwriting and credit analysis, to be creditworthy. Substantially all of our tenants are required to provide corporate-level financial information to us periodically or, in some instances, at our request. This financial information generally includes balance sheet, income statement and cash flow statement data, or other financial and operating data, on an annual basis. Additionally, as of March 31, 2018, leases contributing 97.4% of our annualized base rent required tenants to provide us with specified unit-level financial information. To assist in our determination of a tenant’s credit quality, we utilize a third-party model, Moody’s Analytics RiskCalc. RiskCalc is a model for predicting private company defaults, based on Moody’s Analytics Credit Research Database, that provides an estimated default frequency, or EDF, and a “shadow rating,” and we evaluate a lease’s property-level rent coverage ratio.

Our methods may not adequately assess the risk of an investment. An EDF score and shadow rating from Moody’s Analytics RiskCalc is not the same as a published credit rating and lacks the extensive company participation that is typically involved when a rating agency publishes a rating; accordingly, an EDF score or a shadow rating may not be as indicative of creditworthiness as a rating published by Moody’s Investment Services, Inc., or Moody’s, Standard & Poor’s, or S&P, or another nationally recognized statistical rating organization. An EDF is only an estimate of default probability based, in part, on assumptions incorporated into the product. Our calculations of EDFs, shadow ratings and rent coverage ratios are unaudited and are based on financial information provided to us by our tenants and prospective tenants without independent verification on our part, and we must assume the appropriateness of estimates and judgments that were made by the party preparing the financial information. If our assessment of credit quality proves to be inaccurate, we may be subject to defaults, and investors may view our cash flows as less stable. The ability of an unrated tenant to meet its obligations to us may not be considered as well assured as that of rated tenant.

The decrease in demand for restaurant and retail space may materially and adversely affect us.

As of March 31, 2018, leases representing approximately 33.0% and 8.9% of our annual rent were with tenants in the restaurant and retail industries, respectively. In the future we may acquire additional restaurant and retail properties. Accordingly, decreases in the demand for restaurant and/or retail spaces may have a greater adverse effect on us than if we had fewer investments in these industries. The market for restaurant and retail space has been, and could continue to be, adversely affected by weakness in the national, regional and local economies, the adverse financial condition of some large restaurant and retail companies, the ongoing consolidation in the restaurant and retail industries, the excess amount of restaurant and retail space in a number of markets and, in the case of the retail industry, increasing consumer purchases through catalogues or the internet. To the extent that these conditions continue, they are likely to negatively affect market rents for restaurant and retail space and could materially and adversely affect us.

We may be unable to renew leases, lease vacant space or re-lease space as leases expire on favorable terms or at all.

Our results of operations depend on our ability to continue to strategically lease space in our properties, including renewing expiring leases, leasing vacant space and re-leasing space in properties where leases are expiring, optimizing our tenant mix or leasing properties on more economically favorable terms. As of March 31, 2018, leases representing approximately 0.6% of our annualized base rent will expire during the remainder of 2018. As of March 31, 2018, exclusive of two vacant land parcels that we own, five of our properties, representing approximately 0.9% of our total number of properties, were vacant. Current tenants may decline, or may not have the financial resources available, to renew current leases and we cannot assure you that leases that are renewed will have terms that are as economically favorable to us as the expiring lease terms. If tenants do not renew the leases as they expire, we will have to find new tenants to lease our properties and there is no guarantee that we will be able to find new tenants or that our properties will be re-leased at rental rates equal to or above the current average rental rates or that substantial rent abatements, tenant improvement allowances, early termination rights or below-market renewal options will not be offered to attract new tenants. We may experience significant costs in connection with re-leasing a significant number of our properties, which could materially and adversely affect us.

As we continue to acquire properties, we may decrease or fail to increase the diversity of our portfolio.

While we will seek to maintain or increase our portfolio’s tenant, geographic and industry diversification with future acquisitions, it is possible that we may determine to consummate one or more acquisitions that actually decrease our portfolio’s diversity. If our portfolio becomes less diverse, the trading price our common stock may fall, as our business will be more sensitive to the bankruptcy or insolvency of fewer tenants, to changes in consumer trends of a particular industry and to a general economic downturn in a particular geographic area.

We have investments in industries that depend upon discretionary spending by consumers. A reduction in the willingness or ability of consumers to use their discretionary income in the businesses of our tenants and potential tenants could reduce the demand for our properties.

Most of our portfolio is leased to tenants operating service-oriented or experience-based businesses at our properties. Restaurants (including quick service and casual and family dining), car washes, medical services, home furnishings, convenience stores, automotive services, entertainment (including movie theaters), early childhood education and health and fitness represent the largest industries in our portfolio. Captain D’s, Art Van Furniture, Mister Car Wash, Zips Car Wash, Applebee’s, AMC Theaters, Perkins, 84 Lumber, Mirabito and Ashley Homestore represent the largest concepts in our portfolio. The success of most of these businesses depends on the willingness of consumers to use discretionary income to purchase their products or services. A downturn in the economy could cause consumers to reduce their discretionary spending, which may have a material adverse effect on us.

Our ability to realize future rent increases on some of our leases may vary depending on changes in the CPI.

Our leases often provide for periodic contractual rent escalations. As of March 31, 2018, leases contributing 95.4% of our annualized base rent provided for increases in future annual base rent, generally ranging from 1.0% to 4.0% annually, with a weighted average annual escalation equal to 1.5% of base rent. Although many of our rent escalators increase rent at a fixed amount on fixed dates, approximately 13.4% of our rent escalators relate to any increase in the CPI over a specified period.

Therefore, during periods of low inflation or deflation, small increases or decreases in the CPI will subject us to the risk of receiving lower rental revenue than we otherwise would have been entitled to receive if our rent escalators were based on higher fixed percentages or amounts.

Some of our customers operate under franchise or license agreements, which, if terminated or not renewed prior to the expiration of their leases with us, would likely impair their ability to pay us rent.

As of March 31, 2018, 21.7% of our customers operated under franchise or license agreements. Generally, franchise agreements have terms that end earlier than the respective expiration dates of the related leases. In addition, a tenant’s rights as a franchisee or licensee typically may be terminated and the tenant may be precluded from competing with the franchisor or licensor upon termination. Usually, we have no notice or cure rights with respect to such a termination and have no rights to assignment of any such franchise agreement. This may have an adverse effect on our ability to mitigate losses arising from a default on any of our leases. A franchisor’s or licensor’s termination or refusal to renew a franchise or license agreement would likely have a material adverse effect on the ability of the tenant to make payments under its lease, which could materially and adversely affect us.

The bankruptcy or insolvency of any of our tenants could result in the termination of such tenant’s lease and material losses to us.

The occurrence of a tenant bankruptcy or insolvency could diminish the income we receive from that tenant’s lease or leases or force us to “take back” a property as a result of a default or a rejection of a lease by a tenant in bankruptcy. If a tenant becomes bankrupt or insolvent, federal law may prohibit us from evicting such tenant based solely upon such bankruptcy or insolvency. In addition, a bankrupt or insolvent tenant may be authorized to reject and terminate its lease or leases with us. Any claims against such bankrupt tenant for unpaid future rent would be subject to statutory limitations that would likely result in our receipt of rental revenues that are substantially less than the contractually specified rent we are owed under the lease or leases. In addition, any claim we have for unpaid past rent, if any, may not be paid in full. We may also be unable to re-lease a terminated or rejected space or to re-lease it on comparable or more favorable terms. As a result, tenant bankruptcies may materially and adversely affect us.

Tenants who are considering filing for bankruptcy protection may request that we agree to amendments of their master leases to remove certain of the properties they lease from us under such master leases. We cannot guarantee that we will be able to sell or re-lease properties that we agree to release from tenants’ leases in the future or that lease termination fees, if any, will be sufficient to make up for the rental revenues lost as a result of lease amendments.

Property vacancies could result in significant capital expenditures.

The loss of a tenant, either through lease expiration or tenant bankruptcy or insolvency, may require us to spend significant amounts of capital to renovate the property before it is suitable for a new tenant and cause us to incur significant costs. Many of the leases we enter into or acquire are for properties that are specially suited to the particular business of our tenants. Because these properties have been designed or physically modified for a particular tenant, if the current lease is terminated or not renewed, we may be required to renovate the property at substantial costs, decrease the rent we charge or provide other concessions in order to lease the property to another tenant. In addition, in the event we are required to sell the property, we may have difficulty selling it to a party other than the tenant due to the special purpose for which the property may have been designed or modified. This potential illiquidity may limit our ability to quickly modify our portfolio in response to changes in economic or other conditions, including tenant demand. These limitations may materially and adversely affect us.

We may be unable to identify and complete acquisitions of suitable properties, which may impede our growth, and our future acquisitions may not yield the returns we expect.

Our ability to expand through acquisitions requires us to identify and complete acquisitions or investment opportunities that are compatible with our growth strategy and to successfully integrate newly acquired properties into our portfolio. We continually evaluate investment opportunities and may acquire properties when strategic opportunities exist. Our ability to acquire properties on favorable terms and successfully operate them may be constrained by the following significant risks:

•	we face competition from other real estate investors with significant capital, including REITs and institutional investment funds, which may be able to accept more risk than we can prudently manage, including risks associated with paying higher acquisition prices;

•	we face competition from other potential acquirers which may significantly increase the purchase price for a property we acquire, which could reduce our growth prospects;

•	we may incur significant costs and divert management attention in connection with evaluating and negotiating potential acquisitions, including ones that we are subsequently unable to complete;

•	we may acquire properties that are not accretive to our results upon acquisition, and we may be unsuccessful in managing and leasing such properties in accordance with our expectations;

•	our cash flow from an acquired property may be insufficient to meet our required principal and interest payments with respect to debt used to finance the acquisition of such property;

•	we may discover unexpected items, such as unknown liabilities, during our due diligence investigation of a potential acquisition or other customary closing conditions may not be satisfied, causing us to abandon an investment opportunity after incurring expenses related thereto;

•	we may fail to obtain financing for an acquisition on favorable terms or at all;

•	we may spend more than budgeted amounts to make necessary improvements or renovations to acquired properties;

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates; or

•	we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination not revealed in Phase I environmental reports or otherwise through due diligence, claims by tenants, vendors or other persons dealing with the former owners of the properties, liabilities incurred in the ordinary course of business and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

If any of these risks are realized, we may be materially and adversely affected.

We may not acquire the properties that we evaluate in our pipeline.

Throughout this prospectus, we refer to our pipeline of potential investment opportunities. In addition to properties that are subject to purchase agreements, we are often party to non-binding letters of intent. Additionally, we actively seek to identify and negotiate with respect to potential properties that we may consider purchasing in the future. Generally, our purchase agreements contain several closing conditions. Transactions may fail to close for a variety of reasons, including the discovery of previously unknown liabilities or other items uncovered during our diligence process.

Similarly, we may never execute binding purchase agreements with respect to properties that are currently subject to non-binding letters of intent, and properties with respect to which we are negotiating may never lead to the execution of any letter of intent. For many other reasons, we may not ultimately acquire the properties currently in our pipeline. Accordingly, you should not place undue reliance on the concept of a pipeline as we have discussed in this prospectus.

The past performance of Spirit is not an indicator of our future performance.

In this prospectus, we present the total return information of Spirit, a NYSE-listed equity REIT that invests primarily in single-tenant, net leased real estate, during the period that Messrs. Mavoides and Seibert, our President and Chief Executive Officer, and Executive Vice President and Chief Operating Officer, respectively, were members of Spirit’s executive management team, compared against total returns on the S&P 500, the MSCI US REIT Index and a peer group of publicly-traded REITs that invest in net lease real estate. This performance data includes periods with economic characteristics and interest rate environments that are significantly different from those we face today and may face in the future. Information regarding Spirit reflects past performance and may have been due in part to external factors beyond the control of the management of Spirit, including superior general economic conditions than those existing now, and is not a guarantee or prediction of our future operating results or the returns that our stockholders should expect to achieve in the future. In addition, Spirit faced various adverse business developments during the tenure of Messrs. Mavoides and Seibert. For example, after the Federal Reserve announced in May 2013 that it would begin “tapering” the size of its bond-buying program, known as “quantitative easing,” the company experienced a general downturn in its stock price. Spirit, and the net lease real estate market more generally, underperformed the S&P 500, reflecting a weakened demand for real estate investments as investors focused on shorter-duration investment strategies. In addition, from time to time, in the ordinary course of business, Spirit had properties that underperformed or failed to meet operational or financial expectations. For the years ended December 31, 2014 and 2012, Spirit reported total revenues of $602.9 million and $273.1 million and net losses attributable to common stockholders of $33.8 million and $76.3 million, respectively. For the year ended December 31, 2013, Spirit reported total revenues of $419.5 million and net income attributable to common stockholders of $1.7 million. For the years ended December 31, 2014, 2013 and 2012, Spirit reported losses from continuing operations of $50.9 million, $33.2 million and $72.5 million, respectively. Spirit reported depreciation and amortization expense for the years ended December 31, 2014, 2013 and 2012 of $248 million, $164.1 million and $105 million, or 42.2%, 36.5% and 33.6% of total expenses, respectively. Spirit also reported impairments of $36 million and $8.9 million for the years ended December 31, 2014 and 2012, respectively. Spirit’s results for 2013 and 2014 were significantly impacted by its July 2013 acquisition of Cole Credit Property Trust II, Inc., which significantly increased its size and involved significant costs. If our management team is unable to anticipate or effectively adapt to future economic downturns or other adverse business developments, our business may also experience declines. This past performance data is not an indicator of our future performance, and our total returns may be significantly less than those reflected in this data. In addition, our future performance may not outpace, and may be significantly outpaced by, the S&P 500, the MSCI US REIT Index and our peer group. Accordingly, you should not place undue reliance on the past performance data we have presented in this prospectus.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

The real estate investments made, and expected to be made, by us are relatively difficult to sell quickly. As a result, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial or investment conditions is limited. Return of capital and realization of gains, if any, from an investment generally will occur upon disposition or refinancing of the underlying property. We may be unable to realize our investment objective by sale, other disposition or refinancing at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. In particular, these risks could arise from weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions and changes in laws, regulations or fiscal policies of the jurisdiction in which the property is located.

In addition, the Code imposes restrictions on a REIT’s ability to dispose of properties that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs effectively require that we hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forgo or defer sales of properties that otherwise would be in our best interest. Therefore, we may not be able to vary our portfolio in response to economic or other conditions promptly or on favorable terms, which may materially and adversely affect us.

We face significant competition for tenants, which may decrease or prevent increases of the occupancy and rental rates of our properties, and competition for acquisitions may reduce the number of acquisitions we are able to complete and increase the costs of these acquisitions.

We compete with numerous developers, owners and operators of properties, many of which own properties similar to ours in the same markets in which our properties are located. If our competitors offer space at rental rates below current market rates or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our leases expire. Competition for tenants could decrease or prevent increases of the occupancy and rental rates of our properties, which could materially and adversely affect us.

We also face competition for acquisitions of real property from investors, including traded and non-traded public REITs, private equity investors and institutional investment funds, some of which have greater financial resources than we do, a greater ability to borrow funds to acquire properties and the ability to accept more risk than we can prudently manage. This competition may increase the demand for the types of properties in which we typically invest and, therefore, reduce the number of suitable investment opportunities available to us and increase the prices paid for such acquisition properties. This competition will increase if investments in real estate become more attractive relative to other types of investment. Accordingly, competition for the acquisition of real property could materially and adversely affect us.

Inflation may materially and adversely affect us and our tenants.

Increased inflation could have a negative impact on variable rate debt we currently have or that we may incur in the future. During times when inflation is greater than the increases in rent provided by many of our leases, rent increases will not keep up with the rate of inflation. Increased costs may have an adverse impact on our tenants if increases in their operating expenses exceed increases in revenue, which may adversely affect the tenants’ ability to pay rent owed to us.

Our growth depends on external sources of capital that are outside of our control and may not be available to us on commercially reasonable terms or at all.

In order to qualify as a REIT, we are required under the Code, among other things, to distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at the corporate rate to the extent that we distribute less than 100% of our REIT taxable income, determined without regard to the dividends paid deduction and including any net capital gain. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we may rely on third-party sources to fund our capital needs. We may not be able to obtain the financing on favorable terms or at all. Any additional debt we incur will increase our leverage and likelihood of default. Our access to third-party sources of capital depends, in part, on:

•	general market conditions;

•	the market’s perception of our growth potential;

•	our current debt levels;

•	our current and expected future earnings;

•	our cash flow and cash distributions; and

•	the market price per share of our common stock.

If we cannot obtain capital from third-party sources, we may not be able to acquire properties when strategic opportunities exist, meet the capital and operating needs of our existing properties, satisfy our debt service obligations or make the cash distributions to our stockholders necessary to qualify as a REIT.

Failure to hedge effectively against interest rate changes may materially and adversely affect us.

While we have not hedged our exposure to interest rate volatility, we may choose to do so in the future. Should we seek to hedge our interest rate exposure, we may choose to use interest rate swaps, caps or derivative instruments. However, these arrangements involve risks and may not be effective in reducing our exposure to interest rate changes. In addition, the counterparties to any hedging arrangements we enter into in the future may not honor their obligations. Failure to hedge effectively against changes in interest rates relating to the interest expense of our future floating-rate borrowings may materially and adversely affect us.

A significant portion of our assets have been pledged to secure the borrowings of our subsidiaries.

A significant portion of our investment portfolio consists of assets owned by our consolidated, bankruptcy remote, special purpose entity subsidiaries that have been pledged to secure the long-term borrowings of those subsidiaries. As of March 31, 2018, on a pro forma basis, we had properties with a gross investment amount of $                     million pledged as collateral under our Master Trust Funding Program. We or our other consolidated subsidiaries are the equity owners of these special purpose entities, meaning we are entitled to the excess cash flows after debt service and all other required payments are made on the debt of these entities. If our subsidiaries fail to make the required payments on this indebtedness, distributions of excess cash flow to us may be reduced or eliminated and the indebtedness may become immediately due and payable. If the subsidiaries are unable to pay the accelerated indebtedness, the pledged assets could be foreclosed upon and distributions of excess cash flow to us may be suspended or terminated. In this case, our ability to make distributions to our stockholders could be materially and adversely affected.

Loss of our key personnel with long-standing business relationships could materially impair our ability to operate successfully.

Our continued success and our ability to manage anticipated future growth depend, in large part, upon the efforts of key personnel, particularly our President and Chief Executive Officer, Peter M. Mavoides, and Gregg A. Seibert, our Executive Vice President and Chief Operating Officer, who

have extensive market knowledge and relationships and exercise substantial influence over our operational, financing, acquisition and disposition activity. Among the reasons that they are important to our success is that each has a national or regional industry reputation that attracts business and investment opportunities and assists us in negotiations with lenders, existing and potential tenants and industry personnel.

Many of our other key executive personnel, particularly our senior managers, also have extensive experience and strong reputations in the real estate industry and have been instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel and arranging necessary financing. In particular, the extent and nature of the relationships that these individuals have developed with financial institutions and existing and prospective tenants is critically important to the success of our business. We cannot guarantee the continued employment of any of our senior management team, who may choose to leave our company for any number of reasons, such as other business opportunities, differing views on our strategic direction or other personal reasons. The loss of services of one or more members of our senior management team, or our inability to attract and retain highly qualified personnel, could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners, existing and prospective tenants and industry personnel, which could materially and adversely affect us.

Any material failure, weakness, interruption or breach in security of our information systems could prevent us from effectively operating our business.

We rely on information systems across our operations and corporate functions, including finance and accounting, and depend on such systems to ensure payment of obligations, collection of cash, data warehousing to support analytics, and other various processes and procedures. Our ability to efficiently manage our business depends significantly on the reliability and capacity of these systems. The failure of these systems to operate effectively, maintenance problems, upgrading or transitioning to new platforms, or a breach in security of these systems, such as in the event of cyber-attacks, could result in the theft of intellectual property, personal information or personal property, damage to our reputation and third-party claims, as well as reduced efficiency in our operations and in the accuracy in our internal and external financial reporting. A failure or weakness in our information systems could materially and adversely affect us, and the remediation of any such problems could result in significant unplanned expenditures.

We have a limited operating history and our past experience may not be sufficient to allow us to successfully operate as a public company going forward.

We commenced business operations in March 2016. We cannot assure you that our past experience will be sufficient to successfully operate our company as a publicly traded company, including the requirements to timely meet disclosure requirements of the Securities and Exchange Commission, or SEC, and comply with the Sarbanes-Oxley Act. Upon the completion of this offering, we will be required to develop and implement control systems and procedures in order to satisfy our periodic and current reporting requirements under applicable SEC regulations and comply with the NYSE listing standards, and this transition could place a significant strain on our management systems, infrastructure and other resources. Failure to operate successfully as a public company could materially and adversely affect us.

We may become subject to litigation, which could materially and adversely affect us.

In the future we may become subject to litigation, including claims relating to our operations, security offerings and otherwise in the ordinary course of business. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. We generally intend to vigorously defend ourselves. However, we cannot be certain of the ultimate outcomes of any claims that may arise in the future. Resolution of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby materially and adversely affecting us. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could materially and adversely impact us, expose us to increased risks that would be uninsured, and materially and adversely impact our ability to attract directors and officers.

In connection with its audit of the consolidated financial statements of Essential Properties Realty Trust LLC, which will become our operating partnership in the formation transactions, for the period from March 30, 2016 (commencement of operations) to December 31, 2016, Ernst & Young LLP identified a material weakness in internal control over financial reporting. Material weaknesses or a failure to maintain an effective system of internal control over financial reporting could prevent us from accurately reporting our financial results in a timely manner, which could materially and adversely affect us.

In connection with its audit of the consolidated financial statements of Essential Properties Realty Trust LLC, which will become our operating partnership in the formation transactions, for the period from March 30, 2016 (commencement of operations) to December 31, 2016, Ernst & Young LLP, our independent registered public accounting firm, identified a material weakness in internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The identified material weakness involved a lack of formally designed processes and controls relating to non-routine and estimation processes to prevent or mitigate the risk of material errors from occurring within the financial statements. During the audit, Ernst & Young LLP identified material audit differences individually and in the aggregate that required adjusting journal entries to be made to the consolidated financial statements. Ernst & Young LLP indicated that formally implementing accounting processes, written job descriptions and responsibilities, and designing and implementing controls over non-routine and estimation processes would reduce the risk that material misstatements may not be prevented or detected on a timely basis. Though we remediated this material weakness and no material weaknesses were identified in connection with the audit of our financial statements for the year ended December 31, 2017, there can be no guarantee that we will not identify material weaknesses in the future.

As a publicly-traded company, we will be required to report annual audited financial statements and quarterly unaudited interim financial statements prepared in accordance with GAAP. We will rely on our internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. More broadly, effective internal control over financial reporting is a necessary component of our program to seek to prevent, and to detect any, fraud and to operate successfully as a public company. Though we remediated the material weakness described above that was identified in connection with the audit of our financial statements for the period from March 30, 2016 (commencement of operations) to December 31, 2016 and no material weaknesses were identified in connection with the audit of our financial statements for the year ended December 31, 2017, there can be no guarantee that we will not identify material weaknesses in the future or that our internal control over financial reporting will be effective in accomplishing all of its objectives. Furthermore, as we grow, our business, and hence our internal control over financial reporting, will likely become more complex, and we may require significantly more resources to develop and maintain effective controls. Designing and implementing an effective system of internal control over financial reporting is a continuous effort that requires significant resources, including the expenditure of a significant amount of time by senior members of our management team.

Additionally, while Section 404 of the Sarbanes-Oxley Act will require us to assess the effectiveness of our internal control structure and procedures for financial reporting on an annual basis, for as long as we are an “emerging growth company” under the JOBS Act (which we may be until the last day of the fiscal year following the fifth anniversary of this offering), the registered public accounting firm that issues an audit report on our financial statements will not be required to attest to or report on the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. An independent assessment of the effectiveness of our internal controls could detect problems that our management’s assessment might not.

In connection with our ongoing monitoring of our internal control over financial reporting or audits of our financial statements, we or our auditors may identify additional deficiencies in our internal control over financial reporting that may be significant or rise to the level of material weaknesses. Any failure to maintain effective internal control over financial reporting or to timely effect any necessary improvements to such controls could harm our operating results or cause us to fail to meet our reporting obligations (which could affect the listing of our common stock on the NYSE). Additionally, ineffective internal control over financial reporting could also adversely affect our ability to prevent or detect fraud, harm our reputation and cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our common stock.

If we fail to implement and maintain effective disclosure controls and procedures, we may not be able to meet applicable reporting requirements, which could materially and adversely affect us.

Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act and will be required to file reports and other information with the SEC. As a publicly-traded company, we will be required to maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in the reports that we file with, or submit to, the SEC is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. They include controls and procedures designed to ensure that information required to be disclosed in reports filed with, or submitted to, the SEC is accumulated and communicated to management, including our principal executive and principal financial officers, to allow timely decisions regarding required disclosure. Effective disclosure controls and procedures are necessary for us to provide reliable reports, effectively prevent and detect fraud, and to operate successfully as a public company. Designing and implementing effective disclosure controls and procedures is a continuous effort that requires significant resources and devotion of time. We may discover deficiencies in our disclosure controls and procedures that may be difficult or time consuming to remediate in a timely manner. Any failure to maintain effective disclosure controls and procedures or to timely effect any necessary improvements thereto could cause us to fail to meet our reporting obligations (which could affect the listing of our common stock on the NYSE). Additionally, ineffective disclosure controls and procedures could also adversely affect our ability to prevent or detect fraud, harm our reputation and cause investors to lose confidence in our reports filed with, or submitted to, the SEC, which would likely have a negative effect on the trading price of our common stock.

We will incur significant expenses as a result of being a public company, which will negatively impact our financial performance.

We will incur significant legal, accounting, insurance and other expenses as a result of being a public company. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and the Sarbanes-Oxley Act, as well as related rules implemented by the SEC and the NYSE, have required changes in corporate governance practices of public companies. Although the JOBS Act may for a limited period of time lessen the cost of complying with some of these additional regulatory and other requirements, we nonetheless expect a substantial increase in legal, accounting, insurance and certain other expenses in the future, which will negatively impact our results of operations and financial condition. In addition, rules that the SEC is implementing or is required to implement pursuant to the Dodd-Frank Act are expected to require additional changes. We expect that compliance with these and other similar laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act, will substantially increase our expenses, including our legal and accounting costs, and make some activities more time-consuming and costly. We also expect these laws, rules and regulations to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage, which may make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as officers.

The costs of compliance with or liabilities related to environmental laws may materially and adversely affect us.

The properties we own or have owned in the past may subject us to known and unknown environmental liabilities. Under various federal, state and local laws and regulations relating to the environment, as a current or former owner or operator of real property, we may be liable for costs and damages resulting from environmental matters, including the presence or discharge of hazardous or toxic substances, waste or petroleum products at, on, in, under or migrating from such property, including costs to investigate or clean up such contamination and liability for personal injury, property damage or harm to natural resources. We may face liability regardless of:

•	our knowledge of the contamination;

•	the timing of the contamination;

•	the cause of the contamination; or

•	the party responsible for the contamination of the property.

There may be environmental liabilities associated with our properties of which we are unaware. We obtain Phase I environmental site assessments on all properties we finance or acquire. The Phase I environmental site assessments are limited in scope and therefore may not reveal all environmental conditions affecting a property. Therefore, there could be undiscovered environmental liabilities on the properties we own. Some of our properties use, or may have used in the past, underground tanks for the storage of petroleum-based products or waste products that could create a potential for release of hazardous substances or penalties if tanks do not comply with legal standards. If environmental contamination exists on our properties, we could be subject to strict, joint and/or several liability for the contamination by virtue of our ownership interest. Some of our properties may contain asbestos-containing materials, or ACM. Environmental laws govern the presence, maintenance and removal of ACM and such laws may impose fines, penalties, or other obligations for failure to comply with these requirements or expose us to third-party liability (e.g., liability for personal injury associated with exposure to asbestos). Environmental laws also apply to other activities that can occur on a property, such as storage of petroleum products or other hazardous toxic substances, air emissions, water discharges and exposure to lead-based paint. Such laws may impose fines and penalties for violations, and may require permits or other governmental approvals to be obtained for the operation of a business involving such activities.

The known or potential presence of hazardous substances on a property may adversely affect our ability to sell, lease or improve the property or to borrow using the property as collateral. In addition, environmental laws may create liens on contaminated properties in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which they may be used or businesses may be operated, and these restrictions may require substantial expenditures.

In addition, although our leases generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant’s activities on the property, we could be subject to strict liability by virtue of our ownership interest. We cannot be sure that our tenants will, or will be able to, satisfy their indemnification obligations, if any, under our leases. Furthermore, the discovery of environmental liabilities on any of our properties could lead to significant remediation costs or to other liabilities or obligations attributable to the tenant of that property, or could result in material interference with the ability of our tenants to operate their businesses as currently operated. Noncompliance with environmental laws or discovery of environmental liabilities could each individually or collectively affect such tenant’s ability to make payments to us, including rental payments and, where applicable, indemnification payments.

Our environmental liabilities may include property and natural resources damage, personal injury, investigation and clean-up costs, among other potential environmental liabilities. These costs could be substantial. Although we may obtain insurance for environmental liability for certain properties that are deemed to warrant coverage, our insurance may be insufficient to address any particular environmental situation and we may be unable to continue to obtain insurance for environmental matters, at a reasonable cost or at all, in the future. If our environmental liability insurance is inadequate, we may become subject to material losses for environmental liabilities. Our ability to receive the benefits of any environmental liability insurance policy will depend on the financial stability of our insurance company and the position it takes with respect to our insurance policies. If we were to become subject to significant environmental liabilities, we could be materially and adversely affected.

Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediation.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing, as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, should our tenants or their employees or customers be exposed to mold at any of our properties we could be required to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, exposure to mold by our tenants or others could subject us to liability if property damage or health concerns arise. If we were to become subject to significant mold-related liabilities, we could be materially and adversely affected.

Natural disasters, terrorist attacks, other acts of violence or war, or other unexpected events could materially and adversely impact us.

Natural disasters, terrorist attacks, other acts of violence or war or other unexpected events could materially interrupt our business operations (or those of our tenants), cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and worldwide financial markets and economy. They also could result in or prolong an economic recession in the United States. Any of these occurrences could materially and adversely affect us.

Insurance on our properties may not adequately cover all losses and uninsured losses could materially and adversely affect us.

Our tenants are required to maintain liability and property insurance coverage for the properties they lease from us pursuant to triple-net leases. Pursuant to such leases, our tenants are required to name us (and any of our lenders that have a mortgage on the property leased by the tenant) as additional insureds on their liability policies and additional named insured and/or loss payee (or mortgagee, in the case of our lenders) on their property policies. All tenants are required to maintain casualty coverage and most carry limits at 100% of replacement cost. Depending on the location of the property, losses of a catastrophic nature, such as those caused by earthquakes and floods, may be covered by insurance policies that are held by our tenant with limitations such as large deductibles or co-payments that a tenant may not be able to meet. In addition, losses of a catastrophic nature, such as those caused by wind/hail, hurricanes, terrorism or acts of war, may be uninsurable or not economically insurable. In the event there is damage to our properties that is not covered by insurance and such properties are subject to recourse indebtedness, we will continue to be liable for the indebtedness, even if these properties are irreparably damaged.

Inflation, changes in building codes and ordinances, environmental considerations, and other factors, including terrorism or acts of war, may make any insurance proceeds we receive insufficient to repair or replace a property if it is damaged or destroyed. In that situation, the insurance proceeds received may not be adequate to restore our economic position with respect to the affected real property. Furthermore, in the event we experience a substantial or comprehensive loss of one of our properties, we may not be able to rebuild such property to its existing specifications without significant capital expenditures which may exceed any amounts received pursuant to insurance policies, as reconstruction or improvement of such a property would likely require significant upgrades to meet zoning and building code requirements. The loss of our capital investment in or anticipated future returns from our properties due to material uninsured losses could materially and adversely affect us.

Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make unanticipated expenditures that materially and adversely affect us.

Our properties are subject to the Americans with Disabilities Act, or ADA. Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants, or both. While our tenants are obligated by law to comply with the ADA and typically obligated under our leases to cover costs associated with compliance, if required changes involve greater expenditures than anticipated or if the changes must be made on a more accelerated basis than anticipated, the ability of our tenants to cover costs could be adversely affected. We could be required to expend our own funds to comply with the provisions of the ADA, which could materially and adversely affect us.

In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements and may be required to obtain approvals from various authorities with respect to our properties, including prior to acquiring a property or when undertaking renovations of any of our existing properties. There can be no assurance that existing laws and regulatory policies will not adversely affect us or the timing or cost of any future acquisitions or renovations, or that additional regulations will not be adopted that increase such delays or result in additional costs. Additionally, failure to comply with any of these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. While we intend to only acquire properties that we believe are currently in substantial compliance with all regulatory requirements, these requirements may change and new requirements may be imposed which would require significant unanticipated expenditures by us and could materially and adversely affect us.

Changes in accounting standards may materially and adversely affect us.

From time to time the Financial Accounting Standards Board, or FASB, and the SEC, who create and interpret appropriate accounting standards, may change the financial accounting and reporting standards or their interpretation and application of these standards that will govern the preparation of our financial statements. These changes could materially and adversely affect our reported financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in restating prior period financial statements. Similarly, these changes could materially and adversely affect our tenants’ reported financial condition or results of operations and affect their preferences regarding leasing real estate.

In the future, we may choose to acquire properties or portfolios of properties through tax deferred contribution transactions, which could result in stockholder dilution and limit our ability to sell such assets.

In the future we may acquire properties or portfolios of properties through tax deferred contribution transactions in exchange for partnership interests in our operating partnership, which may result in stockholder dilution. This acquisition structure may have the effect of, among other things, reducing the amount of tax depreciation we could deduct over the tax life of the acquired properties, and may require that we agree to protect the contributors’ ability to defer recognition of taxable gain through restrictions on our ability to dispose of the acquired properties and/or the allocation of partnership debt to the contributors to maintain their tax bases. These restrictions could limit our ability to sell an asset at a time, or on terms, that would be favorable absent such restrictions.

Risks Related to Our Indebtedness

As of March 31, 2018, on a pro forma basis, we had approximately $        million principal balance of indebtedness outstanding, which may expose us to the risk of default under our debt obligations.

As of March 31, 2018, on a pro forma basis, we had approximately $        million of indebtedness outstanding. As of March 31, 2018, approximately $520.9 million of this indebtedness was issued in two series, each consisting of Class A Notes and Class B Notes, under our Master Trust Funding Program, which allows us to issue multiple series of rated notes from time to time to institutional investors in the asset-backed securities market. In addition, upon the completion of this offering, we expect to have an unsecured revolving credit facility. Payments of principal and interest on borrowings may leave us with insufficient cash resources to meet our cash needs or make the distributions to our common stockholders currently contemplated or necessary to qualify as a REIT qualification. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	cash interest expense and financial covenants relating to our indebtedness may limit or eliminate our ability to make distributions to our common stockholders;

•	we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to capitalize upon investment opportunities or meet operational needs;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	because a portion of our debt bears interest at variable rates, increases in interest rates could increase our interest expense;

•	we may be unable to hedge floating rate debt, counterparties may fail to honor their obligations under any hedge agreements we enter into, such agreements may not effectively hedge interest rate fluctuation risk, and, upon the expiration of any hedge agreements we enter into, we would be exposed to then-existing market rates of interest and future interest rate volatility;

•	we may be forced to dispose of properties, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;

•	we may default on our obligations and the lenders or mortgagees may foreclose on our properties or our interests in the entities that own the properties that secure their loans and receive an assignment of rents and leases;

•	we may be restricted from accessing some of our excess cash flow after debt service if certain of our tenants fail to meet certain financial performance metric thresholds;

•	we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

•	our default under any loan with cross default provisions could result in a default on other indebtedness.

The occurrence of any of these events could materially and adversely affect us. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

Market conditions could adversely affect our ability to refinance existing indebtedness or obtain additional financing for growth on acceptable terms or at all, which could materially and adversely affect us.

Credit markets may experience significant price volatility, displacement and liquidity disruptions, including the bankruptcy, insolvency or restructuring of certain financial institutions. Such circumstances could materially impact liquidity in the financial markets, making financing terms for borrowers less attractive, and potentially result in the unavailability of various types of debt financing. As a result, we may be unable to obtain debt financing on favorable terms or at all or fully refinance maturing indebtedness with new indebtedness. Reductions in our available borrowing capacity or inability to obtain credit, including the revolving credit facility that we expect to have upon the completion of this offering, when required or when business conditions warrant could materially and adversely affect us.

Furthermore, if prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, then the interest expense relating to that refinanced indebtedness would increase. Higher interest rates on newly incurred debt may negatively impact us as well. If interest rates increase, our interest costs and overall costs of capital will increase, which could materially and adversely affect us and our ability to make distributions to our stockholders.

Total debt payments for the remainder of 2018 are $185.7 million (including $5.7 million of scheduled amortization). We expect to meet these repayment requirements primarily through financing activity or net cash from operating activities.

Our debt financing agreements, including the Master Trust Funding Program and revolving credit facility that we expect to have upon completion of this offering, contain or will contain restrictions and covenants which may limit our ability to enter into or obtain funding for certain transactions, operate our business or make distributions to our common stockholders.

The agreements governing our borrowings, including the Master Trust Funding Program and the revolving credit facility that we expect to have upon the completion of this offering, contain or will contain financial and other covenants with which we are or will be required to comply and that limit or will limit our ability to operate our business. These covenants, as well as any additional covenants to which we may be subject in the future because of additional borrowings, could cause us to have to forego investment opportunities, reduce or eliminate distributions to our common stockholders or obtain financing that is more expensive than financing we could obtain if we were not subject to the covenants. In addition, the agreements governing our borrowing may have cross default provisions, which provide that a default under one of our debt financing agreements would lead to a default on all of our debt financing agreements.

The covenants and other restrictions under our debt agreements may affect, among other things, our ability to:

•	incur indebtedness;

•	create liens on assets;

•	cause our subsidiaries to distribute cash to us to fund distributions to stockholders or to otherwise use in our business;

•	sell or substitute assets;

•	modify certain terms of our leases;

•	manage our cash flows; and

•	make distributions to equity holders, including our common stockholders.

Additionally, these restrictions may adversely affect our operating and financial flexibility and may limit our ability to respond to changes in our business or competitive environment, all of which may materially and adversely affect us.

Under certain circumstances, the subsidiaries included in our Master Trust Funding Program would be prohibited from distributing excess cash flow to us and the assets of such subsidiaries could be foreclosed upon.

Through our Master Trust Funding Program, certain of our operating partnership’s indirect wholly-owned subsidiaries have issued net-lease mortgage notes payable with an aggregate outstanding principal balance as of March 31, 2018 of $520.9 million. As of March 31, 2018, we had pledged 348 properties, with a gross investment amount of $627.8 million, as collateral under this program. As the equity owner of the subsidiaries included in our Master Trust Funding Program, we are only entitled to the excess cash flows from such subsidiaries after debt service and all other required payments are made on the notes. If at any time the monthly debt service coverage ratio (as defined) generated by the collateral pool is less than or equal to 1.25 to 1, excess cash flow (as defined) from the subsidiaries included in our Master Trust Funding Program will be deposited into a reserve account to be used for payments to be made on the net-lease mortgage notes, to the extent there is a shortfall. Additionally, if at any time the three month average debt service coverage ratio generated by the collateral pool is less than or equal to 1.15 to 1, excess cash flow from the subsidiaries included in our Master Trust Funding Program will be applied to an early amortization of the notes. For the year ended March 31, 2018, the debt service coverage ratio was approximately 1.47 to 1. If we fail to maintain the required debt service coverage ratios, the excess cash flows we receive from these subsidiaries would be reduced or eliminated. This could materially and adversely affect us, including by reducing our ability to pay cash distributions on our common stock and possibly prevent us from qualifying or maintaining our qualification for taxation as a REIT. In addition, if the subsidiaries included in our Master Trust Funding Program are unable to repay the notes, including in connection with any acceleration of maturity, the pledged assets could be foreclosed upon and our equity in such assets eliminated.

Risks Related to Our Organizational Structure

Eldridge will have substantial influence over our business, and its interests, and the interests of certain members of our management, may differ from our interests or those of our other stockholders.

Immediately after this offering and the concurrent Eldridge private placement, Eldridge will beneficially own approximately     % (or, if the underwriters fully exercise their option to purchase additional shares,    %) of our outstanding common stock (in each case, based on the mid-point of the price range set forth on the front cover of this prospectus and subject to adjustment as described under “Pricing Sensitivity Analysis”). As a result, Eldridge will have significant influence in the election of our directors who will elect our executive officers, set our management policies and exercise overall supervision and control over us and our subsidiaries. In addition, pursuant to our charter, our bylaws and a stockholders agreement that we intend to enter into with Eldridge prior to the consummation of this offering, Eldridge, subject to certain limitations, will have the right to designate nominees for election to our board of directors, designate a member of certain board committees and approve certain actions, such as the removal of directors designated by Eldridge and amendments to certain provisions of our charter and bylaws. In addition to the waiver from our ownership limit that we will grant to Eldridge in connection with the concurrent private placement of our common stock, allowing Eldridge to own up to 19.0% of our outstanding common stock, we will agree in the stockholders agreement to, upon Eldridge’s request, increase the percentage of our outstanding common stock that may be owned by Eldridge, unless our board of directors concludes that any such increase will jeopardize our ability to qualify for taxation as a REIT. See “Certain Relationships and Related Party Transactions—Stockholders Agreement” and “Management—Stockholders Agreement.” Additionally, for so long as Eldridge owns at least 10% of the OP units, we will be prohibited from undertaking certain actions, including, without limitation, consummating fundamental transactions, without first gaining the approval of the partners as specified in the partnership agreement. See “Description of the Partnership Agreement of Essential Properties, L.P.—Purpose, Business and Management.” Certain potential transactions may affect Eldridge differently than other stockholders and it is possible that Eldridge may have different interests than stockholders with respect to such transactions.

The interests of Eldridge may differ from the interests of our other stockholders, and Eldridge’s significant stockholdings and rights described above may limit other stockholders’ ability to influence corporate matters. In this regard, sales or other dispositions of our properties may have adverse tax implications for Eldridge. In addition, certain members of our management have certain equity interests in the holding company through which Eldridge owns some of its interest in our business, which may cause them to have interests that differ from our other stockholders. The concentration of ownership and voting power of Eldridge and Eldridge’s rights described above may also delay, defer or even prevent an acquisition by a third party or other change of control of our company and may make some transactions more difficult or impossible without the support of Eldridge, even if such events are in the best interests of our other stockholders. The concentration of voting power in Eldridge may have an adverse effect on the price of our common stock. As a result of Eldridge’s influence, we may take actions that our other stockholders do not view as beneficial, which may adversely affect our results of operations and financial condition and cause the value of your investment in us to decline.

Eldridge and its affiliates engage in a broad spectrum of activities, including investments in real estate. In the ordinary course of their business activities, Eldridge and its affiliates may engage in activities where their interests conflict with our interests or those of our stockholders. Our charter will provide that, to the maximum extent permitted by Maryland law, none of Eldridge, its affiliates, each of their representatives, and each of our directors or officers that is an employee, affiliate or designee for nomination as a director of Eldridge will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate or directly or indirectly doing business with any of our clients, customers or suppliers. Eldridge and its affiliates also may pursue acquisition opportunities that may be complementary to our business (provided, however, that any corporate opportunity presented to a person solely in his or her capacity as a director or officer of us must be presented to us), and, as a result, those acquisition opportunities may not be available to us. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Corporate Opportunities.”

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change of control transaction, even if such a change in control may be in your interest, and as a result may depress the market price of our common stock. Our charter contains certain restrictions on ownership and transfer of our stock.

Our charter contains various provisions that are intended to assist us to qualify as a REIT, among other reasons, and, subject to certain exceptions, authorizes our directors to take such actions as are necessary or appropriate to qualify as a REIT. For example, our charter prohibits the actual, beneficial or constructive ownership by any person of more than 7.5% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock or more than 7.5% in value of the aggregate of the outstanding shares of all classes and series of our stock. However, certain entities that are defined as designated investment entities in our charter, which generally includes pension funds, mutual funds and certain investment management companies, are permitted to own up to 9.8% (in value or in number of shares) of our outstanding common stock, or 9.8% in value of the aggregate of the outstanding shares of all classes and series of stock, so long as each beneficial owner of the shares owned by such designated investment entity would satisfy the ownership limits if those beneficial owners owned directly their pro rata share of the common stock owned by the designated investment entity. We refer to this restriction as the “designated investment entity limit.”

Our board of directors, in its sole and absolute discretion, may exempt a person, prospectively or retroactively, from these ownership limits if certain conditions are satisfied. See “Description of Our Capital Stock—Restrictions on Ownership and Transfer.” The restrictions on ownership and transfer of our stock may, among other things:

•	discourage a tender offer or other transactions or a change in management or of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interests; or

•	result in the transfer of shares acquired in excess of the restrictions to a trust for the benefit of one or more charitable beneficiaries and, as a result, the forfeiture by the acquirer of the benefits of owning the additional shares.

We could increase or decrease the number of authorized shares of stock, classify and reclassify unissued stock and issue stock without stockholder approval.

Our board of directors, without stockholder approval, has the power under our charter to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue, to authorize us to issue authorized but unissued shares of our common stock or preferred stock and to classify or reclassify any unissued shares of our common stock or preferred stock into one or more classes or series of stock and to set the terms of such newly classified or reclassified shares. See “Description of Our Capital Stock—Common Stock” and “—Preferred Stock.” As a result, we may issue one or more classes or series of common stock or preferred stock with preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption that are senior to, or otherwise conflict with, the rights of our common stockholders. Although our board of directors has no such intention at the present time, it could establish a class or series of common stock or preferred stock that could, depending on the terms of such class or series, delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Termination of the employment agreements with certain members of our senior management team could be costly and prevent a change in control of our company.

The employment agreements with certain members of our senior management team provide that if their employment with us terminates under certain circumstances (including in connection with a change in control of our company), we may be required to pay them significant amounts of severance compensation, thereby making it costly to terminate their employment. Furthermore, these provisions could delay or prevent a transaction or a change in control of our company that might involve a premium paid for shares of our common stock or otherwise be in the best interests of our stockholders.

Our board of directors may change our investment and financing policies without stockholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

Our investment and financing policies are exclusively determined by our board of directors. Accordingly, our stockholders do not control these policies. Further, our organizational documents do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Although we are not required to maintain a particular leverage ratio, we generally intend to target a level of net debt (which includes recourse and non-recourse borrowings and any outstanding preferred stock issuance less unrestricted cash and cash equivalents) that, over time, is less than six times our EBITDAre. However, from time to time, our ratio of net debt to our EBITDAre may exceed six times. Our board of directors may alter or eliminate our current policy on borrowing at any time without stockholder approval. If this policy changed, we could become more highly leveraged, which could result in an increase in our debt service. Higher leverage also increases the risk of default on our obligations. In addition, a change in our investment policies, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, real estate market fluctuations and liquidity risk. Changes to our policies with regards to the foregoing could materially and adversely affect us.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Upon the completion of this offering, as permitted by Maryland law, our charter will limit the liability of our directors and officers to us and our stockholders for money damages to the maximum extent permitted by Maryland law. Therefore, our directors and officers will be subject to monetary liability resulting only from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated.

As a result, we and our stockholders have rights against our directors and officers that are more limited than might otherwise exist. Accordingly, in the event that actions taken by any of our directors or officers impede the performance of our company, your and our ability to recover damages from such director or officer will be limited. In addition, our charter and our bylaws will require us to indemnify our directors and officers for actions taken by them in those and certain other capacities to the maximum extent permitted by Maryland law.

Upon the completion of this offering and the formation transactions, we will be a holding company with no direct operations and will rely on funds received from our operating partnership to pay liabilities.

Upon the completion of this offering and the formation transactions, we will be a holding company and will conduct substantially all of our operations through our operating partnership. We will not have, apart from an interest in our operating partnership, any independent operations. As a result, we will rely on distributions from our operating partnership to pay any distributions we might declare on shares of our common stock. We will also rely on distributions from our operating partnership to meet any of our obligations, including any tax liability on taxable income allocated to us from our operating partnership. In addition, because we will be a holding company, your claims as stockholders will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of our operating partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our operating partnership and its subsidiaries will be able to satisfy the claims of our stockholders only after all of our and our operating partnership’s and its subsidiaries’ liabilities and obligations have been paid in full.

In connection with our future acquisition of properties or otherwise, we may issue units of our operating partnership to third parties. Such issuances would reduce our ownership in our operating partnership. Because you will not directly own units of our operating partnership, you will not have any voting rights with respect to any such issuances or other partnership level activities of our operating partnership.

Conflicts of interest could arise in the future between the interests of our stockholders and the interests of holders of units in our operating partnership, which may impede business decisions that could benefit our stockholders.

Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any future partner thereof, on the other. Our directors and officers have duties to our company under applicable Maryland law in connection with the management of our company. At the same time, one of our wholly-owned subsidiaries, Essential Properties General OP Holdings, LLC, as the general partner of our operating partnership, will have fiduciary duties and obligations to our operating partnership and its limited partners under Delaware law and the partnership agreement of our operating partnership in connection with the management of our operating partnership. The fiduciary duties and obligations of Essential Properties General OP Holdings, LLC, as general partner of our operating partnership, and its limited partners may come into conflict with the duties of our directors and officers to our company.

Under the terms of the partnership agreement of our operating partnership, if there is a conflict between the interests of our stockholders on one hand and any limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or any limited partners; provided, however, that at such time as we own a controlling economic interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or any limited partners shall be resolved in favor of our stockholders.

The partnership agreement requires the general partner or us, as the parent of the general partner, to obtain the approval of a majority in interest of the outside limited partners in our operating partnership (which excludes us and our subsidiaries) in connection with certain mergers, consolidations or other combinations of us, or a sale of all or substantially all of our assets. In addition, for so long as Eldridge owns at least 10% of the OP units, the Operating Partnership will be prohibited from undertaking certain actions (including, without limitation, consummating fundamental transactions) without first gaining the approval of in excess of 50% of (i) the units owned by us or our subsidiaries (voted in the same proportion as the vote of holders of our shares of common stock) plus (ii) the units issued to Eldridge and EPRT Holdings, LLC in the formation transactions. See “Description of the Partnership Agreement of Essential Properties, L.P.—Transferability of Operating Partnership Units; Extraordinary Transactions.” This approval right could prevent a transaction that might be in the best interests of our stockholders.

The partnership agreement will also provide that the general partner will not be liable to our operating partnership, its partners or any other person bound by the partnership agreement for monetary damages for losses sustained, liabilities incurred or benefits not derived by our operating partnership or any limited partner, except for liability for the general partner’s intentional harm or gross negligence. Moreover, the partnership agreement will provide that our operating partnership is required to indemnify the general partner and its members, managers, managing members, officers, employees, agents and designees from and against any and all claims that relate to the operations of our operating partnership, except (1) if the act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active or deliberate dishonesty, (2) for any transaction for which the indemnified party received an improper personal benefit, in money, property or services or otherwise in violation or breach of any provision of the partnership agreement or (3) in the case of a criminal proceeding, if the indemnified person had reasonable cause to believe that the act or omission was unlawful.

We are an “emerging growth company,” and we cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors, which could make the market price and trading volume of our common stock be more volatile and decline significantly.

We are an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1.07 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting. An attestation report by our auditor would require additional procedures by them that could detect problems with our internal control over financial reporting that are not detected by management. If our system of internal control over financial reporting is not determined to be appropriately designed or operating effectively, it could require us to restate financial statements, cause us to fail to meet reporting obligations and cause investors to lose confidence in our reported financial information, all of which could lead to a significant decline in the market price of our common stock. The JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. However, we have chosen to “opt out” of this extended transition period and, as a result, we will comply with new or revised accounting standards on or prior to the relevant dates on which adoption of such standards is required for all public companies that are not emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. We cannot predict if investors will find our common stock less attractive because we intend to rely on certain of these exemptions and benefits under the JOBS Act. If some investors find our common stock less attractive as a result, there may be a less active, liquid and/or orderly trading market for our common stock and the market price and trading volume of our common stock may be more volatile and decline significantly.

Risks Related to Our Status as a REIT

Failure to qualify as a REIT would materially and adversely affect us and the value of our common stock.

We believe that we have been organized and have operated in a manner that will allow us to qualify as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2018, and we intend to continue operating in such a manner. We have not requested and do not plan to request a ruling from the Internal Revenue Service, or IRS, that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Therefore, we cannot assure you that we will qualify as a REIT, or that we will remain qualified as such in the future. If we lose our REIT status, we will face significant tax consequences that would substantially reduce our cash available for distribution to you for each of the years involved because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at the corporate rate;

•	we also could be subject to increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

Any such corporate tax liability could be substantial and would reduce our cash available for, among other things, our operations and distributions to stockholders. In addition, if we fail to qualify as a REIT, we will not be required to make distributions to our stockholders. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and could materially and adversely affect the trading price of our common stock.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the ownership of our stock, requirements regarding the composition of our assets and a requirement that at least 95% of our gross income in any year must be derived from qualifying sources, such as “rents from real property.” Also, we must make distributions to stockholders aggregating annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may materially and adversely affect our investors, our ability to qualify as a REIT for federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

Even if we qualify as a REIT for federal income tax purposes, we may be subject to some federal, state and local income, property and excise taxes on our income or property and, in certain cases, a 100% penalty tax, in the event we sell property as a dealer. In addition, any taxable REIT subsidiaries will be subject to tax as regular corporations in the jurisdictions in which they operate.

If our operating partnership fails to qualify as a partnership for federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences.

We believe that our operating partnership will be treated as a partnership for federal income tax purposes. As a partnership, our operating partnership would generally not be subject to federal income tax on its income. Instead, for federal income tax purposes, if our operating partnership is treated as a partnership, each of its partners, including us, would be allocated, and may be required to pay tax with respect to, such partner’s share of its income. Our operating partnership will generally be required to determine and pay an imputed underpayment of tax (plus interest and penalties) resulting from an adjustment of the operating partnership’s items of income, gain, loss, deduction or credit at the partnership level. We cannot assure you that the IRS will not challenge the status of our operating partnership or any other subsidiary partnership in which we own an interest as a disregarded entity or partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership or any such other subsidiary partnership as an entity taxable as a corporation for federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, we would likely cease to qualify as a REIT. Also, the failure of our operating partnership or any subsidiary partnerships to qualify as a disregarded entity or partnership could cause it to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including us.

To maintain our REIT status, we may be forced to borrow funds during unfavorable market conditions, and the unavailability of such capital on favorable terms at the desired times, or at all, may cause us to curtail our investment activities and/or to dispose of assets at inopportune times, which could materially and adversely affect us and the per share trading price of our common stock.

To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our REIT taxable income each year, determined without regard to the dividends-paid deduction and excluding any net capital gains, and we will be subject to corporate income tax on our undistributed taxable income to the extent that we distribute less than 100% of our REIT taxable income, determined without regard to the dividends-paid deduction and including any net capital gains, each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. In order to maintain our REIT status and avoid the payment of income and excise taxes, we may need to borrow funds to meet the REIT distribution requirements even if the then prevailing market conditions are not favorable for these borrowings. These borrowing needs could result from, among other things, differences in timing between the actual receipt of cash and recognition of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments. These sources, however, may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of factors, including the market’s perception of our growth potential, our current debt levels, the market price of our common stock, and our current and potential future earnings. We cannot assure you that we will have access to such capital on favorable terms at the desired times, or at all, which may cause us to curtail our investment activities and/or to dispose of assets at inopportune times, and could materially and adversely affect us and the per share trading price of our common stock.

The IRS may treat sale-leaseback transactions as loans, which could jeopardize our REIT status or require us to make an unexpected distribution.

The IRS may take the position that specific sale-leaseback transactions that we treat as leases are not true leases for federal income tax purposes but are, instead, financing arrangements or loans.

If a sale-leaseback transaction were so re-characterized, we might fail to satisfy the REIT asset tests, the income tests or distribution requirements and consequently lose our REIT status effective with the year of re-characterization unless we elect to make an additional distribution to maintain our REIT status. The primary risk relates to our loss of previously incurred depreciation expenses, which could affect the calculation of our REIT taxable income and could cause us to fail the REIT distribution test that requires a REIT to distribute at least 90% of its REIT taxable income, determined without regard to the dividends-paid deduction and excluding any net capital gain. In this circumstance, we may elect to distribute an additional dividend of the increased taxable income so as not to fail the REIT distribution test. This distribution would be paid to all stockholders at the time of declaration rather than the stockholders existing in the taxable year affected by the re-characterization.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates is 20%. Dividends payable by REITs, however, generally are not eligible for the 20% rate applicable to “qualified dividends” except to the extent the REIT dividends are attributable to “qualified dividends” received by the REIT itself. However, for non-corporate U.S. stockholders, dividends payable by REITs that are not designated as capital gain dividends or otherwise treated as “qualified dividends” generally are eligible for a deduction of 20% of the amount of such dividends, for taxable years beginning before January 1, 2026. More favorable rates will nevertheless continue to apply for regular corporate “qualified dividends.” Although these rules do not adversely affect the taxation of REITs or dividends payable by REITs, to the extent that the 20% rate continues to apply to regular corporate qualified dividends, investors who are individuals, trusts and estates may regard investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations.

The tax imposed on REITs engaging in “prohibited transactions” may limit our ability to engage in transactions which would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Although we do not intend to hold any properties that would be characterized as held for sale to customers in the ordinary course of our business, unless a sale or disposition qualifies under certain statutory safe harbors, such characterization is a factual determination and no guarantee can be given that the IRS would agree with our characterization of our properties or that we will always be able to make use of the available safe harbors.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code substantially limit our ability to hedge our assets and liabilities. Any income from a hedging transaction that we enter into to manage the risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets, or from certain terminations of such hedging positions, does not constitute ‘‘gross income’’ for purposes of the 75% or 95% gross income tests that apply to REITs, provided that certain identification requirements are met. To the extent that we enter into other types of hedging transactions or fail to properly identify such transaction as a hedge, the income is likely to be treated as non-qualifying income for purposes of both of the gross income tests. See ‘‘Federal Income Tax Considerations.’’ As a result of these rules, we may be required to limit our use of advantageous hedging techniques or implement those hedges through a taxable REIT subsidiary, or TRS. This could increase the cost of our hedging activities because any TRS in which we own an interest may be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in any TRS in which we own an interest will generally not provide any tax benefit, except that such losses could theoretically be carried forward against future taxable income in such TRS.

Complying with REIT requirements may affect our profitability and may force us to liquidate or forgo otherwise attractive investments.

To qualify as a REIT, we must continually satisfy tests concerning, among other things, the nature and diversification of our assets, the sources of our income and the amounts we distribute to our stockholders. We may be required to liquidate or forgo otherwise attractive investments in order to satisfy the asset and income tests or to qualify under certain statutory relief provisions. We also may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. As a result, having to comply with the distribution requirement could cause us to: (1) sell assets in adverse market conditions; (2) borrow on unfavorable terms; or (3) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt. Accordingly, satisfying the REIT requirements could materially and adversely affect us. Moreover, if we are compelled to liquidate our investments to meet any of these asset, income or distribution tests, or to repay obligations to our lenders, we may be unable to comply with one or more of the requirements applicable to REITs or may be subject to a 100% tax on any resulting gain if such sales constitute prohibited transactions.

Changes to the U.S. federal income tax laws, including the recent enactment of certain tax reform measures, could have a material and adverse effect on us.

Changes to the U.S. federal income tax laws are proposed regularly. Additionally, the REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury, which may result in revisions to regulations and interpretations in addition to statutory changes. If enacted, certain such changes could have an adverse impact on our business and financial results.

In particular, recently enacted legislation known as the Tax Cuts and Jobs Act makes wholesale changes to the Code. The effect of the many changes made in this legislation is highly uncertain, both in terms of direct effect on the taxation of an investment in our common stock and their indirect effect on our business generally. It appears as of the date of this prospectus that the principal direct tax effect of the legislation on U.S. stockholders of Essential Properties Realty Trust, Inc. is to allow, subject to certain exceptions, the deduction of an amount equal to 20% of any dividends that are not designated as capital gain dividends or otherwise treated as qualified dividends received by non-corporate U.S. stockholders for taxable years beginning before January 1, 2026. The complicated statutes, regulations, rulings and other administrative positions relating to the qualification of REITs and the taxation of them and their stockholders are subject to revision at any time. That is particularly the case following the enactment of statutory amendments as extensive as those made by the Tax Cuts and Jobs Act. It is likely that there will be technical corrections legislation with respect to the Tax Cuts and Jobs Act, the effect of which cannot be predicted and may be adverse. In addition, many of the amendments will require guidance through the issuance of Treasury Regulations in order to assess their effect. There may be substantial delay before such regulations are promulgated, increasing the uncertainty as to the ultimate effect of the statutory amendments on us.

There may also be future changes in federal tax laws, regulations, rules, and judicial and administrative interpretations applicable to us and our business, the effect of which cannot be predicted. Prospective investors are urged to consult with their tax advisors regarding the possible effect of the Tax Cuts and Jobs Act on us, our business, and our stockholders.

Risks Related to this Offering and Ownership of Our Common Stock

There has been no public market for our common stock prior to this offering and an active trading market for our common stock may not develop following this offering.

Prior to this offering, there has been no public market for our common stock, and there can be no assurance that an active trading market will develop or be sustained or that shares of our common stock will be resold at or above the initial public offering price. We have applied to have our common stock listed on the NYSE. The initial public offering price of our common stock will be determined by agreement among us and the underwriters, but there can be no assurance that our common stock will not trade below the initial public offering price following the completion of this offering. See “Underwriting.” The market value of our common stock could be substantially affected by general market conditions, including the extent to which a secondary market develops for our common stock following the completion of this offering, the extent of institutional investor interest in us, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), our financial performance and general stock and bond market conditions.

The market price and trading volume of shares of our common stock may be volatile following this offering.

The market price of shares of our common stock may fluctuate. In addition, the trading volume in shares of our common stock may fluctuate and cause significant price variations to occur. If the market price of shares of our common stock declines significantly, you may be unable to resell your shares of our common stock at or above the public offering price. We cannot assure you that the market price of shares of our common stock will not fluctuate or decline significantly, including a decline below the public offering price, in the future.

Some of the factors that could negatively affect our share price or result in fluctuations in the market price or trading volume of shares of our common stock include:

•	actual or anticipated declines in our quarterly operating results or distributions;

•	changes in government regulations;

•	changes in laws affecting REITs and related tax matters;

•	the announcement of new contracts by us or our competitors;

•	reductions in our FFO, AFFO or earnings estimates;

•	publication of research reports about us or the real estate industry;

•	increases in market interest rates that lead purchasers of shares of our common stock to demand a higher yield;

•	future equity issuances, or the perception that they may occur, including issuances of common stock upon exercise or vesting of equity awards or redemption of OP units;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	differences between our actual financial and operating results and those expected by investors and analysts;

•	changes in analysts’ recommendations or projections;

•	speculation in the press or investment community; and

•	the realization of any of the other risk factors presented in this prospectus.

There can be no assurance that we will be able to make or maintain cash distributions, and certain agreements relating to our indebtedness may, under certain circumstances, limit or eliminate our ability to make distributions to our common stockholders.

We intend to make cash distributions to our stockholders in amounts such that all or substantially all of our taxable income in each year, subject to adjustments, is distributed. Our ability to continue to make distributions in the future may be adversely affected by the risk factors described in this prospectus. We can give no assurance that we will be able to make or maintain distributions and certain agreements relating to our indebtedness may, under certain circumstances, limit or eliminate our ability to make distributions to our common stockholders. We can give no assurance that rents from our properties will increase, or that future acquisitions of real properties or other investments will increase our cash available for distributions to stockholders. In addition, any distributions will be authorized at the sole discretion of our board of directors, and their form, timing and amount, if any, will depend upon a number of factors, including our actual and projected results of operations, FFO, AFFO, liquidity, cash flows and financial condition, the revenue we actually receive from our properties, our operating expenses, our debt service requirements, our capital expenditures, prohibitions and other limitations under our financing arrangements, our REIT taxable income, the annual REIT distribution requirements, applicable law and such other factors as our board of directors deems relevant.

Distributions are expected to be based upon our FFO, AFFO, financial condition, cash flows and liquidity, debt service requirements and capital expenditure requirements for our properties. If we do not have sufficient cash available for distributions, we may need to fund the shortage out of working capital or borrow to provide funds for such distributions, which would reduce the amount of proceeds available for real estate investments and increase our future interest costs. Our inability to make distributions, or to make distributions at expected levels, could result in a decrease in per share trading price of our common stock.

We may use a portion of the net proceeds from this offering and the concurrent Eldridge private placement to make distributions to our stockholders, which would, among other things, reduce our cash available to acquire properties and may reduce the returns on your investment in our common stock.

Prior to the time we have fully invested the net proceeds from this offering and the concurrent Eldridge private placement, we may fund distributions to our stockholders out of the net proceeds, which would reduce the amount of cash we have available to acquire properties and may reduce the returns on your investment in our common stock. The use of these net proceeds for distributions to stockholders could materially and adversely affect us. In addition, funding distributions from the net proceeds from this offering and the concurrent Eldridge private placement may constitute a return of capital to our stockholders, which would have the effect of reducing each stockholder’s tax basis in our common stock.

Increases in market interest rates may result in a decrease in the value of shares of our common stock.

One of the factors that will influence the price of shares of our common stock will be the distribution yield on shares of our common stock (as a percentage of the price of shares of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of shares of our common stock to expect a higher distribution yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the per share trading price of our common stock to decrease.

Broad market fluctuations could negatively impact the market price of shares of our common stock.

The stock market may experience extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with us in particular. These broad market fluctuations could reduce the market price of shares of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations. Either of these factors could lead to a material decline in the per share trading price of our common stock.

This offering is expected to be dilutive to earnings, and there may be future dilution to earnings related to shares of our common stock.

On a pro forma basis, we expect that this offering and the concurrent Eldridge private placement will have a dilutive effect on our expected earnings per share and FFO per share. The actual amount of dilution cannot be determined at this time and will be based upon numerous factors. The market price of shares of our common stock could decline as a result of issuances or sales of a large number of shares of our common stock in the market after this offering or the perception that such issuances or sales could occur. Additionally, future issuances or sales of substantial amounts of shares of our common stock may be at prices below the initial public offering price of the shares of our common stock offered by this prospectus and may result in further dilution in our earnings and FFO per share and/or materially and adversely impact the per share trading price of our common stock. See “Dilution.”

Future offerings of debt, which would be senior to shares of our common stock upon liquidation, and/or preferred equity securities that may be senior to shares of our common stock for purposes of distributions or upon liquidation, may materially and adversely affect the market price of shares of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or preferred equity securities (or causing our operating partnership to issue debt securities). Upon liquidation, holders of our debt securities and preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to our stockholders. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. Our stockholders are not entitled to preemptive rights or other protections against dilution. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on distribution payments that could limit our right to make distributions to our stockholders. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Our stockholders bear the risk of our future offerings reducing per share trading price of our common stock.

Sales of substantial amounts of our common stock in the public markets, or the perception that they might occur, could reduce the price of our common stock and may dilute your voting power and your ownership interest in us.

Sales of substantial amounts of our common stock in the public market following our initial public offering, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. Assuming an initial public offering price of $        per share, which is the mid-point of the price range set forth on the front cover of this prospectus, upon the completion of this offering and the concurrent Eldridge private placement, we expect to have outstanding                  shares of our common stock (or                  shares of our common stock if the underwriters exercise in full their option to purchase additional shares) (in each case, based on the mid-point of the price range set forth on the front cover of this prospectus).

The shares of our common stock that we are selling in this offering may be resold immediately in the public market unless they are held by “affiliates,” as that term is defined in Rule 144 of the Securities Act. The common stock and, if applicable, OP units to be purchased by Eldridge in the concurrent Eldridge private placement and the OP units to be held by EPRT Holdings, LLC, an affiliate of Eldridge, will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. Eldridge and EPRT Holdings, LLC (as well as our directors, director nominees and officers) have agreed, subject to certain exceptions, not to sell or otherwise dispose of any of their common stock or OP units (which may be exchanged for common stock) from the date of this prospectus continuing through the date 180 days (or 365 days, in the case of Eldridge) after the date of this prospectus, except with the underwriters’ prior written consent. As a result of the registration rights agreements, however, all of these shares of our common stock, including common stock that may be issued in exchange for OP units, may be eligible for future sale without restriction, subject to applicable lock-up arrangements. See “Shares Eligible for Future Sale—Registration Rights” and “Certain Relationships and Related Transactions—Registration Rights Agreements.” Sales of a substantial number of such shares upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these agreements, could cause the market price of our common stock to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

In addition, upon completion of this offering, our charter will provide that we may issue up to 500,000,000 shares of common stock and 150,000,000 shares of preferred stock, $0.01 par value per share. Moreover, under Maryland law and as will be provided in our charter, a majority of our entire board of directors will have the power to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue without stockholder approval. Future issuances of shares of our common stock or securities convertible or exchangeable into common stock may dilute the ownership interest of our common stockholders. Because our decision to issue additional equity or convertible or exchangeable securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future issuances. In addition, we are not required to offer any such securities to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future issuances, which may dilute the existing stockholders’ interests in us.

A lack of research analyst coverage or restrictions on the ability of analysts associated with the co-managers of this offering to publish during certain time periods, including when we report our results of operations, could materially and adversely affect the trading price and liquidity of our common stock.

We cannot assure you that research analysts, including those associated with the underwriters of this offering, will initiate or maintain research coverage of us or our common stock. In addition, regulatory rules prohibit research analysts associated with the co-managers of this offering from publishing or otherwise distributing a research report or from making a public appearance regarding us for 15 days prior to and after the expiration, waiver or termination of any lock-up agreement that we or certain of our stockholders have entered into with the underwriters of this offering. Accordingly, it could be the case that research concerning our results of operations or the possible effects on us of significant news or a significant event will not be published or will be published on a delayed basis. A lack of research or the inability of certain research analysts to publish research relating to our results of operations or significant news or a significant event in a timely manner could materially and adversely affect the trading price and liquidity of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our business and growth strategies, investment and leasing activities and trends in our business, including trends in the market for long-term, net leases of freestanding, single-tenant properties, contain forward-looking statements. When used in this prospectus, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	general business and economic conditions;

•	continued volatility and uncertainty in the credit markets and broader financial markets, including potential fluctuations in the CPI;

•	other risks inherent in the real estate business, including tenant defaults, potential liability relating to environmental matters, illiquidity of real estate investments, and potential damages from natural disasters;

•	availability of suitable properties to acquire and our ability to acquire and lease those properties on favorable terms;

•	ability to renew leases, lease vacant space or re-lease space as existing leases expire or are terminated;

•	the degree and nature of our competition;

•	our failure to generate sufficient cash flows to service our outstanding indebtedness;

•	access to debt and equity capital markets;

•	fluctuating interest rates;

•	availability of qualified personnel and our ability to retain our key management personnel;

•	changes in, or the failure or inability to comply with, government regulation, including Maryland laws;

•	failure to qualify for taxation as a REIT;

•	changes in the U.S. tax law and other U.S. laws, whether or not specific to REITs; and

•	additional factors discussed in the sections entitled “Business and Properties,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law. In light of these risks and uncertainties, the forward-looking events discussed in this prospectus might not occur as described, or at all.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering and the concurrent Eldridge private placement will be approximately $        million, or $        million if the underwriters exercise in full their option to purchase additional shares, after deducting underwriting discounts and commissions and other estimated expenses, in each case, based on an assumed initial public offering price of $        per share, which is the mid-point of the price range set forth on the front cover of this prospectus. We will contribute the net proceeds from this offering and the concurrent private placement of common stock to our operating partnership in exchange for OP units.

We expect our operating partnership to use the net proceeds received from us and in the concurrent private placement of OP units (if any) (i) to repay short term notes, with an aggregate principal balance of approximately $        million, issued to an affiliate of Eldridge and (ii) for general corporate purposes, including potential future investments. The indebtedness to be repaid to an affiliate of Eldridge was incurred to acquire properties. These short term notes accrue interest at an annual rate equal to LIBOR plus a spread of between 2.14% and 2.76% (with a weighted average annual interest rate of 3.83% as of March 31, 2018) and mature on various dates throughout 2018 (with a weighted average maturity of 245 days, as of March 31, 2018).

Pending the permanent use of the net proceeds from these offerings, we intend to invest the net proceeds in interest-bearing, short-term investment-grade securities, money-market accounts or other investments that are consistent with our intention to qualify for taxation as a REIT for federal income tax purposes.

DISTRIBUTION POLICY

We intend to make a pro rata distribution with respect to the period commencing upon the completion of this offering and ending on September 30, 2018, based on a distribution rate of $        per share of common stock for a full quarter. On an annualized basis, this would be $        per share of common stock, or an annualized distribution rate of approximately     % based on the mid-point of the price range set forth on the front cover of this prospectus. We estimate that this initial annual distribution rate will represent approximately     % of our estimated cash available for distribution for the twelve months ending March 31, 2019. We do not intend to reduce the annualized distribution per share of common stock if the underwriters exercise their option to purchase additional shares. Our intended initial annual distribution rate has been established based on our estimate of cash available for distribution for the twelve months ending March 31, 2019, which we have calculated based on adjustments to our pro forma net income for the year ended December 31, 2017. This estimate was based on our pro forma operating results and does not take into account our long-term business and growth strategies, nor does it take into account any unanticipated expenditures we may have to make or any financings for such expenditures. In estimating our cash available for distribution for the twelve months ending March 31, 2019, we have made certain assumptions as reflected in the table and footnotes below.

Our estimate of cash available for distribution does not include the effect of any changes in our working capital resulting from changes in our working capital accounts. In addition, our estimate of cash available for distribution does not include $        million of incremental general and administrative expenses expected to be incurred subsequent to the completion of this offering in order to operate as a public company. It also does not reflect the amount of cash estimated to be used for investing activities, financing activities or other activities, other than reductions in interest expense associated with loan amortization. Any such investing and/or financing activities may have a material and adverse effect on our estimate of cash available for distribution. Because we have made the assumptions described herein in estimating cash available for distribution, we do not intend this estimate to be a projection or forecast of our actual results of operations, FFO, AFFO, liquidity or financial condition, and we have estimated cash available for distribution for the sole purpose of determining our estimated initial annual distribution amount. Our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity or our ability to make distributions. In addition, the methodology upon which we made the adjustments described herein is not necessarily intended to be a basis for determining future distributions.

We intend to maintain our initial distribution rate for the 12 months following the completion of this offering unless our results of operations, FFO, AFFO, liquidity, cash flows, financial condition, prospects, economic conditions or other factors differ materially from the assumptions used in projecting our initial distribution rate. We believe that our estimate of cash available for distribution constitutes a reasonable basis for setting the initial distribution rate. However, we cannot assure you that our estimate will prove accurate, and actual distributions may therefore be significantly below the expected distributions. Our actual results of operations will be affected by a number of factors, including the revenue received from our properties, our operating expenses, interest expense and unanticipated capital expenditures. We may, from time to time, be required, or elect, to borrow under our revolving credit facility or otherwise to pay distributions.

We cannot assure you that our estimated distributions will be made or sustained or that our board of directors will not change our distribution policy in the future. Any distributions will be at the sole discretion of our board of directors, and their form, timing and amount, if any, will depend upon a number of factors, including our actual and projected results of operations, FFO, AFFO, liquidity, cash flows and financial condition, the revenue we actually receive from our properties, our operating expenses, our debt service requirements, our capital expenditures, prohibitions and other limitations under our financing arrangements, our REIT taxable income, the annual REIT distribution requirements, applicable law, including restrictions on distributions under Maryland law, and such other factors as our board of directors deems relevant. For more information regarding risk factors that could materially and adversely affect us and our ability to make cash distributions, see “Risk Factors.” If our operations do not generate sufficient cash flow to enable us to pay our intended or required distributions, we may be required either to fund distributions from working capital, borrow or raise equity or to reduce such distributions. In addition, our charter allows us to issue preferred stock that could have a preference on distributions and could limit our ability to make distributions to our stockholders. Additionally, under certain circumstances, agreements relating to our indebtedness could limit our ability to make distributions to our stockholders.

Federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, and that it pay tax at the corporate rate to the extent that it annually distributes less than 100% of its REIT taxable income, determined without regard to the dividends paid deduction and including any net capital gains. In addition, a REIT will be required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions it makes in a calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. For more information, see “Federal Income Tax Considerations.” We anticipate that our estimated cash available for distribution will be sufficient to enable us to meet the annual distribution requirements applicable to REITs and to avoid or minimize the imposition of corporate and excise taxes. However, under some circumstances, we may be required to make distributions in excess of cash available for distribution in order to meet these distribution requirements or to avoid or minimize the imposition of tax and we may need to borrow funds to make certain distributions.

The following table sets forth calculations relating to the estimated initial distribution based on our pro forma financial data for the twelve months ended March 31, 2018 and is provided solely for the purpose of illustrating the estimated initial distribution and is not intended to be a basis for determining future distributions. All dollar amounts are in thousands.

Pro forma net income for the year ended December 31, 2017	$
Less: pro forma net income for the three months ended March 31, 2017
Add: pro forma net income for the three months ended March 31, 2018

Pro forma net income for the twelve months ended March 31, 2018
Add: estimated net increases in contractual rental revenue(1)
Less: net decreases in contractual rental revenue due to tenant lease expirations and other vacancies(2)
Less: estimated recurring capital expenditures(3)
Less: estimated leasing and brokerage costs(4)
Add: real estate depreciation and amortization
Add: other depreciation and amortization
Add: amortizations included in property expenses Add: non-cash impairment charges(5)
Add: non-cash interest expense(6)
Less: contractual rental revenues attributable to disposition properties that we expect to dispose of
Less: net effect of non-cash rental revenue(7)
Add: net reduction to interest expense associated with the amortization of indebtedness(8)
Add: non-cash compensation expense(9)

Estimated cash flows from operating activities for the twelve months ending March 31, 2019	$
Less: estimated amount of tenant construction reimbursement obligations and tenant loan commitment(10)
Less: scheduled principal payments on indebtedness(11)

Estimated cash available for distribution for the twelve months ending March 31, 2019	$
Our stockholders’ share of estimated cash available for distribution(12)	$
Non-controlling interests’ share of estimated cash available for distribution(13)	$
Total estimated initial annual distribution to stockholders(14)	$
Estimated initial annual distribution per share of common stock	$
Payout ratio(15)		%

(1)	Represents contractual increases in rental revenue from:

•	scheduled fixed rent increases;

•	contractual increases based on changes in the CPI (including (a) increases that have already occurred but were not in effect for the entire twelve months ended March 31, 2018 and (b) actual increases that have occurred from April 1, 2018 through May 18, 2018; and

•	net increases from new leases or renewals that were not in effect for the entire twelve months ended March 31, 2018 or that will go into effect during the twelve months ending March 31, 2019 based upon leases entered into through May 18, 2018.

(2)

Represents decreases in rental revenue due to leases that (a) expired or were terminated during the twelve months ended March 31, 2018 or the period April 1, 2018 through May 18, 2018, in each case that were not re-leased as of May 18, 2018 or (b) will expire during the twelve months ending March 31, 2019; provided, that, we have assumed lease renewals at current rates for three leases expiring during the twelve months ending March 31, 2019 where we have no knowledge of an intent not to renew the lease and the rent coverage ratio is 1.5x or greater. Assuming these three leases were not renewed, contractual rental revenue (and therefore our estimated cash available for distribution) for the twelve months ending March 31, 2019 would be $ less.
(3)	Represents estimated recurring capital expenditures to be made during the twelve months ending March 31, 2019. Substantially all of our properties are triple-net leased to tenants who are required to pay all property-level operating expenses; accordingly, we have historically had limited capital expenditure requirements. For the period from March 30, 2016 (commencement of operations) to December 31, 2016 and the three months ended March 31, 2018, we had no capital expenditures. For the year ended December 31, 2017, we had non-recurring capital expenditures of $48,000.
(4)	Represents the estimated amount of leasing commissions and brokerage costs for the twelve months ending March 31, 2019 for closed or probable acquisitions and three properties where we do not expect the tenants to renew their leases upon expiration.
(5)	Represents non-cash impairment charges recognized on real estate investments during the twelve months ended March 31, 2018.
(6)	Represents non-cash interest expense associated with:

•	the amortization of the discount on our indebtedness;

•	the amortization of deferred financing costs related to our outstanding indebtedness; and

•	the amortization of deferred financing costs related to the upfront fees and other costs incurred in connection with the new revolving credit facility and included in our pro forma net income for the year ended December 31, 2017.

(7)	Represents net non-cash rental revenues associated with the net straight-line adjustment to rental revenue, the amortization of above- and below-market lease intangibles and capitalized lease incentives.
(8)	Represents net reductions in contractual interest expense for the twelve months ending March 31, 2019 due to reductions in outstanding principal amount of indebtedness arising from principal amortization payments on our indebtedness, net of increases for new borrowings that were not outstanding for the twelve months ended March 31, 2018, and for any additional indebtedness incurred through May 18, 2018.
(9)	Represents non-cash stock-based compensation expense related to equity based awards granted to certain members of our management, directors and employees and included in our pro forma net income for the year ended December 31, 2017.
(10)	Represents estimated amount of tenant construction reimbursement obligations and a tenant loan commitment to be funded during the twelve months ending March 31, 2019.
(11)	Represents scheduled principal amortization during the twelve months ending March 31, 2019 for indebtedness outstanding at March 31, 2018, as well as, additional indebtedness incurred through May 18, 2018.
(12)	Based on an estimated ownership by our company of approximately % of the limited partner interests in our operating partnership, based on the mid-point of the price range set forth on the front cover of this prospectus.
(13)	Represents the share of our estimated cash available for distribution for the twelve months ending March 31, 2019 that is attributable to the holders of limited partner interests in our operating partnership other than us, based on the mid-point of the price range set forth on the front cover of this prospectus.
(14)	Based on a total of shares of our common stock expected to be outstanding upon completion of this offering and the concurrent private placement of common stock, based on the mid-point of the price range set forth on the front cover of this prospectus and subject to adjustment as provided under “Pricing Sensitivity Analysis.”

(15)	Calculated as total estimated initial annual distribution to stockholders divided by our stockholders’ share of estimated cash available for distribution for the twelve months ending March 31, 2019. If the underwriters exercise in full their option to purchase additional shares, our total estimated initial annual distribution to stockholders would be $ million and our payout ratio would be %.

CAPITALIZATION

The following table sets forth our historical capitalization as of March 31, 2018 and our pro forma capitalization as of March 31, 2018 to give effect to this offering, the concurrent Eldridge private placement, the formation transactions and the other adjustments described in the unaudited pro forma consolidated financial statements included elsewhere in this prospectus, based on the mid-point of the price range set forth on the front cover of this prospectus. This table should be read in conjunction with the sections entitled “Use of Proceeds,” “Selected Consolidated Historical and Pro Forma Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Pricing Sensitivity Analysis” and our historical and pro forma financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2018
	Historical	Pro Forma
	(In thousands, except per share amounts)
Debt:
New revolving credit facility(1)	$—		$—
Indebtedness, net of deferred financing costs	510,138
Notes payable to related party	225,000		—
Members’/Stockholders’ Equity:
Preferred stock, $0.01 par value per share; no shares authorized, no shares issued and outstanding, actual; 150,000,000 shares authorized, no shares issued and outstanding, pro forma	—		—
Common stock, $0.01 par value per share; no shares authorized, no shares issued and outstanding, actual; 500,000,000 shares authorized and shares issued and outstanding, pro forma(2)	—
Additional paid in capital	—

Total stockholders’ equity	—

Members’ equity	232,753		—

Noncontrolling interest	—

Total Capitalization	$967,891	$

(1)	We expect to have a $300 million unsecured revolving credit facility.
(2)	Pro forma common stock outstanding includes (a) shares of our common stock to be issued in this offering, (b) shares of our common stock to be issued to Eldridge in the concurrent private placement of common stock (based on the mid-point of the price range set forth on the front cover of this prospectus, subject to adjustment as provided in “Pricing Sensitivity Analysis”) and (c) shares of restricted common stock to be granted to our directors, executive officers and other employees in connection with the completion of this offering pursuant to the Equity Incentive Plan. Excludes (i) shares of our common stock issuable upon the exercise in full of the underwriters’ option to purchase additional shares and (ii) shares of our common stock issuable in the future under the Equity Incentive Plan, as more fully described in “Executive Compensation—Narrative Disclosure Regarding Employment Agreements and Post-Termination Arrangements—2018 Equity Incentive Plan.” In connection with our formation, EPRT Holdings, LLC made an initial investment in us of $100 in exchange for 100 shares of our common stock. Such shares will be repurchased by us at or prior to the closing of the offering for $100.

DILUTION

Dilution After This Offering

Purchasers of our common stock offered by this prospectus will experience an immediate and substantial dilution of the net tangible book value of our common stock from the initial public offering price. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of outstanding shares of common stock, assuming the exchange of OP units for shares of our common stock on a one-for-one basis. At March 31, 2018, we had a net tangible book value of approximately $        million. After giving effect to the sale of our common stock by us in this offering, the concurrent Eldridge private placement, the application of aggregate net proceeds received by us from these offerings and completion of the formation transactions, the pro forma net tangible book value as of March 31, 2018 attributable to common stockholders would have been $        million, or $        per share of common stock. This amount represents an immediate increase in net tangible book value of $        per share to our continuing investors and an immediate dilution in pro forma net tangible book value of $        per share from the public offering price of $        per share of common stock to our new investors. The following table illustrates this per share dilution.

Initial public offering price per share		$
Net tangible book value per share as of March 31, 2018, before the formation transactions, this offering and the concurrent Eldridge private placement(1)	$
Net increase in net tangible book value per share attributable to the formation transactions, this offering and the concurrent Eldridge private placement	$
Pro forma net tangible book value per share after the formation transactions, this offering and the concurrent Eldridge private placement(2)		$
Dilution in pro forma net tangible book value per share to new investors(3)		$

(1)	Net tangible book value per share as of March 31, 2018 before the formation transactions, this offering and the concurrent Eldridge private placement was determined by dividing the net tangible book value as of March 31, 2018 by the number of shares of common stock and OP units to be received by continuing investors in the formation transactions, assuming the exchange of OP units for shares of common stock on a one-for-one basis.
(2)	The pro forma net tangible book value per share after the formation transactions, this offering and the concurrent Eldridge private placement was determined by dividing net tangible book value of approximately $ million by shares of common stock and OP units deemed to be outstanding after the formation transactions, this offering and the concurrent Eldridge private placement, assuming the exchange of OP units for shares of common stock on a one-for-one basis, which amount excludes the shares and the related proceeds that may be issued by us upon exercise of the underwriters’ option to purchase additional shares and additional common stock reserved for future issuance under our equity incentive plan.
(3)	The dilution in pro forma net tangible book value per share to new investors was determined by subtracting pro forma net tangible book value per share after the formation transactions, this offering and the concurrent Eldridge private placement from the assumed initial public offering price paid by a new investor for our common stock.

Assuming the underwriters exercise their option to purchase additional shares of common stock in full, our pro forma net tangible book value at March 31, 2018 would have been $        million, or $        per share of common stock. This represents an immediate dilution in pro forma net tangible book value of $        per share of common stock to our new investors.

Differences Between New Investors and Continuing Investors

The table below summarizes, as of March 31, 2018, on a pro forma basis after giving effect to the formation transactions, this offering and the concurrent Eldridge private placement, the differences between the number of shares of common stock and OP units to be received by the continuing investors in connection with the formation transactions and the new investors purchasing shares in this offering and the concurrent Eldridge private placement, the total consideration paid and the average price per share of common stock or OP unit paid by the continuing investors in connection with the formation transactions and paid in cash by the new investors purchasing shares in this offering and the concurrent Eldridge private placement (based on the net tangible book value attributable to the existing investors in the formation transactions).

	Common Stock/OP units Issued/Granted			Pro Forma Net Tangible Book Value of Contribution/Cash(1)				Average Price Per Share
	Number	Percentage		Amount		Percentage
(in thousands)
Continuing investors(2)			%	$			%	$
New investors and restricted share grants(3)			%				%	$

Total		100.0%			$	100.0%

(1)	Represents pro forma net tangible book value as of March 31, 2018 of the initial properties after giving effect to the formation transactions, this offering and the concurrent Eldridge private placement.
(2)	Includes OP units to be issued in connection with the formation transactions.
(3)	Includes shares of common stock to be sold in this offering, shares of common stock to be sold in the concurrent Eldridge private placement of common stock and an aggregate of restricted shares of common stock to be granted to certain of our directors, executive officers and other employees concurrently with the completion of this offering (the common stock to be sold in the concurrent Eldridge private placement is subject to adjustment as provided in “Pricing Sensitivity Analysis”). In connection with our formation, EPRT Holdings, LLC made an initial investment in us of $100 in exchange for 100 shares of our common stock. Such shares will be repurchased by us at or prior to the closing of the offering for $100.

SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

Set forth below is selected financial and other data presented on (i) a historical basis for Essential Properties Realty Trust LLC, which, through the formation transactions, will become our operating partnership and (ii) a pro forma basis for our company after giving effect to the completion of this offering, the concurrent Eldridge private placement, the formation transactions and the other adjustments described in the unaudited pro forma consolidated financial statements beginning on page F-73 of this prospectus. We have not presented historical data for Essential Properties Realty Trust, Inc. because we have not had any corporate activity since our formation other than the issuance of common stock in connection with our initial capitalization and activity in connection with this offering and the formation transactions. Accordingly, we do not believe that a presentation of the historical results of Essential Properties Realty Trust, Inc. would be meaningful. Prior to or concurrently with the completion of this offering, we will consummate the formation transactions pursuant to which, among other things, Essential Properties Realty Trust LLC will be converted into a Delaware limited partnership and become our operating partnership, and Essential Properties OP G.P., LLC, a wholly-owned subsidiary, will become the sole general partner of our operating partnership. Upon completion of the formation transactions, substantially all of our assets will be held by, and substantially all of our operations will be conducted through, our operating partnership. We will contribute the net proceeds received by us from this offering and the concurrent private placement of common stock to Eldridge to our operating partnership in exchange for OP units. For more information regarding the formation transactions, please see “Structure and Formation of Our Company.”

Essential Properties Realty Trust LLC’s historical consolidated balance sheet data as of December 31, 2017 and 2016 and consolidated operating data for the year ended December 31, 2017 and the period from March 30, 2016 (commencement of operations) to December 31, 2016 have been derived from Essential Properties Realty Trust LLC’s audited historical consolidated financial statements included elsewhere in this prospectus. Essential Properties Realty Trust LLC’s historical consolidated balance sheet data as of March 31, 2018 and consolidated operating data for the three months ended March 31, 2018 and 2017 have been derived from Essential Properties Realty Trust’s unaudited historical consolidated financial statements included elsewhere in this prospectus. Essential Properties Realty Trust LLC’s unaudited interim financial and operating data, in management’s opinion, has been prepared in accordance with U.S. GAAP on the same basis as its audited financial statements and related notes included elsewhere in this prospectus and, in the opinion of management, reflects all adjustments consisting only of normal recurring adjustments that management considers necessary to state fairly the financial information as of and for the periods presented. The historical consolidated financial data included below and set forth elsewhere in this prospectus are not necessarily indicative of our future performance, and results for any interim period are not necessarily indicative of the results for any full year.

Our unaudited selected pro forma consolidated financial and operating data as of March 31, 2018 and for the three months ended March 31, 2018 and the year ended December 31, 2017 assume the completion of this offering, the concurrent Eldridge private placement, the formation transactions and the other adjustments described in the unaudited pro forma consolidated financial statements had occurred on March 31, 2018 for purposes of the unaudited pro forma consolidated balance sheet data and on January 1, 2017 for purposes of the unaudited pro forma consolidated statements of operations data. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the period indicated, nor does it purport to represent our future financial position or results of operations.

You should read the following summary selected financial and other data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business and Properties” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

Operating Data:

	Three Months Ended March 31,			Year Ended December 31,		Period from March 30, 2016 (Commencement of Operations) to December 31, 2016 (Historical)
(In thousands, except per share data)	2018 (Pro forma) (Unaudited)	2018 (Historical) (Unaudited)	2017 (Historical) (Unaudited)	2017 (Pro forma) (Unaudited)	2017 (Historical)
Revenues:
Rental revenue(1)	$	$20,075	$10,008	$	$53,373	$15,271
Interest income on direct financing lease receivables		62	83		293	161
Other revenue		66	5		832	91

Total revenues		20,203	10,096		54,498	15,523

Expenses:
Interest		8,276	3,715		22,574	987
General and administrative		3,386	1,951		8,936	4,398
Property expenses		347	209		1,547	533
Depreciation and amortization		6,468	3,782		19,516	5,428
Provision for impairment of real estate		1,849	151		2,377	1,298

Total expenses		20,326	9,808		54,950	12,644

Income (loss) before gain on dispositions of real estate		(123)	288		(452)	2,879

Gain on dispositions of real estate, net		1,232	295		6,748	871

Net income	$	$1,109	$583	$	$6,296	$3,750

Net (loss) income per share of common stock-basic and diluted:
Net (loss) income	$			$

Weighted average number of shares of common stock outstanding:
Basic and diluted	$			$

(1)	Includes $0.5 million, $0.2 million, $1.1 million and $0.4 million of contingent rent (based on a percentage of the tenant’s gross sales at the leased property) during the three months ended March 31, 2018 and 2017, the year ended December 31, 2017 and the period from March 30, 2016 (commencement of operations) to December 31, 2016.

Balance Sheet Data:

	As of March 31,		As of December 31,
(In thousands)	2018 (Pro forma) (Unaudited)	2018 (Historical) (Unaudited)	2017 (Historical)	2016 (Historical)
Real estate investments, at cost	$	$985,548	$932,174	$455,008
Total real estate investments, net		954,238	907,349	448,887
Net investments		963,398	914,932	452,546
Cash and cash equivalents		1,842	7,250	1,825
Restricted cash		9,329	12,180	10,097
Total assets		986,593	942,220	466,288
Secured borrowings, net of deferred financing costs		510,138	511,646	272,823
Notes payable to related party		225,000	230,000	—
Intangible lease liabilities, net		12,425	12,321	16,385
Total liabilities		753,840	760,818	291,638
Members’ equity		232,753	181,402	174,650
Stockholders’ equity		—	—	—

Other Data:

	Three Months Ended March 31,			Year Ended December 31,		Period from March 30, 2016 (Commencement of Operations) to December 31, 2016 (Historical )
(In thousands)	2018 (Pro forma) (Unaudited)	2018 (Historical) (Unaudited)	2017 (Historical) (Unaudited)	2017 (Pro forma) (Unaudited)	2017 (Historical)
FFO(1)	$	$8,193	$4,221	$	$21,438	$9,605
AFFO(1)	$	$7,428	$3,885	$	$20,337	$8,580
EBITDA(2)	$	$15,883	$8,087	$	$48,547	$10,242
EBITDAre(2)	$	$16,500	$7,943	$	$44,176	$10,669

	As of March 31,			As of December 31,
($ In thousands)	2018 (Pro forma) (Unaudited)		2018 (Actual) (Unaudited)	2017 (Historical)	2016 (Historical)
Net debt(3)	$		$744,028	$745,686	$278,609
Number of properties in investment portfolio			530	508	344
Occupancy at period end		%	99.1%	98.8%	96.8%

(1)	FFO and AFFO are non-GAAP financial measures. For definitions of FFO and AFFO, and reconciliations of these metrics to net income, the most directly comparable GAAP financial measure, and a statement of why our management believes the presentation of these metrics provides useful information to investors and any additional purposes for which management uses these metrics, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”
(2)	EBITDA and EBITDAre are non-GAAP financial measures. For definitions of EBITDA and EBITDAre, and reconciliations of these metrics to net income, the most directly comparable GAAP financial measure, and a statement of why our management believes the presentation of these metrics provides useful information to investors and any additional purposes for which management uses these metrics, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

(3)	Net debt is a non-GAAP financial measure. For a definition of net debt and a reconciliation of this metric to total debt, the most directly comparable GAAP financial measure, and a statement of why our management believes the presentation of this metric provides useful information to investors and any additional purposes for which management uses this metric, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with the “Selected Consolidated Historical and Pro Forma Financial and Other Data,” “Business and Properties” and consolidated financial statements and related notes that are included elsewhere in this prospectus. Where appropriate, the following discussion includes the effects of the completion of the formation transactions, this offering, the concurrent Eldridge private placement and the use of the net proceeds therefrom on a pro forma basis. These effects are reflected in our pro forma consolidated financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements based upon our current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors,” “Special Note Regarding Forward-Looking Statements” or in other parts of this prospectus.

Overview

We are an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to middle-market companies operating service-oriented or experience-based businesses. We have a diversified portfolio that focuses on properties leased to tenants in businesses such as restaurants (including quick service and casual and family dining), car washes, automotive services, medical services, convenience stores, entertainment, early childhood education and health and fitness. We seek to acquire and lease freestanding, single-tenant commercial real estate facilities where a tenant services its customers and conducts activities that are essential to the generation of its sales and profits.

Upon completion of the formation transactions, this offering and the concurrent Eldridge private placement, we expect our operations to be carried out through our operating partnership, Essential Properties, L.P., a Delaware limited partnership and our operating partnership. Essential Properties OP G.P., LLC, one of our wholly-owned subsidiaries, will be the sole general partner and own     % of our operating partnership. We will hold a     % limited partnership interest in the operating partnership, EPRT Holdings, LLC, which is principally owned by Eldridge and certain members of our management team, will hold a     % limited partnership interest in the operating partnership and Eldridge will hold a     % limited partnership interest in the operating partnership (based on the mid-point of the price range set forth on the front cover of this prospectus). See “Pricing Sensitivity Analysis.” In general, OP units are exchangeable for cash or, at our election, shares of our common stock at a one-to-one ratio. See “Description of the Partnership Agreement of Essential Properties, L.P.” Substantially all of our real estate is held by our wholly-owned subsidiaries, many of which are special purpose bankruptcy remote entities formed to facilitate the financing of our real estate.

We generally lease our properties to a single tenant on a triple-net long-term basis, and we generate our cash from operations primarily through the monthly lease payments, or base rent, we receive from the tenants that occupy our properties. As of March 31, 2018, we had a portfolio of 530 properties that was diversified by tenant, industry and geography, had annualized base rent of $75.7 million and was 99.1% occupied.

Substantially all of our leases provide for periodic contractual rent escalations. As of March 31, 2018, leases contributing 95.4% of our annualized base rent provided for increases in future annual base rent, generally ranging from 1.0% to 4.0% annually, with a weighted average annual escalation equal to 1.5% of base rent. As of March 31, 2018, leases contributing 93.8% of annualized base rent were triple-net, which means that our tenant is responsible for all operating expenses, such as maintenance, insurance, utility and tax expense, related to the leased property (including any increases in those costs that may occur as a result of inflation). Our remaining leases were “double-net,” where the tenant is responsible for certain expenses, such as taxes and insurance, but we retain responsibility for other expenses, generally related to maintenance and structural component replacement that may be required on such leased properties in the future. Also, we will incur property-level expenses associated with our vacant properties and we occasionally incur nominal property-level expenses that are not paid by our tenants, such as the costs of periodically making site inspections of our properties. We do not currently anticipate incurring significant capital expenditures or property costs. Since our properties are single-tenant properties, all of which are under long-term leases, it is not necessary for us to perform any significant ongoing leasing activities on our properties. As of March 31, 2018, the weighted average remaining term of our leases was 13.8 years (based on annualized base rent), with only 4.4% of our annualized base rent attributable to leases expiring prior to January 1, 2023.

As of March 31, 2018, 64.8% of our annualized base rent was attributable to master leases, where we have acquired multiple properties from a seller and leased them back to the seller under a master lease. Since properties are generally leased under a master lease on an “all or none” basis, the structure prevents a tenant from “cherry picking” locations, where it unilaterally gives up underperforming properties while maintaining its leasehold interest in well-performing properties.

As of March 31, 2018, our leases had a weighted average remaining lease term of 13.8 years (based on annualized base rent), excluding renewal options that have not been exercised, which are exercisable at the option of our tenants upon expiration of their base lease term. Our leases providing for tenant renewal options generally provide for periodic contractual rent escalations during any renewed term that are similar to those applicable during the initial term of the lease.

As more fully described herein, as of March 31, 2018, on a pro forma basis, we had approximately $        million principal balance of outstanding indebtedness. Based upon the mid-point of the price range set forth on the front cover of this prospectus, as of March 31, 2018, on a pro forma basis, we also had approximately $        million of cash and cash equivalents on hand. Additionally, upon completion of this offering, we expect to have a $300 million revolving credit facility. The purchasers of common stock in this offering, EPRT Holdings, LLC, Eldridge and our directors, executive officers and other employees as a group (assuming vesting of all equity awards and the exchange of OP units for shares of common stock on a one-for-one basis) will own approximately     %,     %,     % and     %, respectively, of our outstanding shares of common stock on a pro forma basis (in each case, based on the mid-point of the price range set forth on the front cover of this prospectus). See “Pricing Sensitivity Analysis.”

We intend to elect to qualify as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2018. We believe that our organization and operations will allow us to qualify as a REIT for federal income tax purposes commencing with such taxable year, and we intend to continue operating in such a manner.

Critical Accounting Policies and Estimates

Our accounting policies are determined in accordance with GAAP. The preparation of our financial statements requires us to make estimates and assumptions that are subjective in nature and, as a result, our actual results could differ materially from our estimates. Estimates and assumptions include, among other things, subjective judgments regarding the fair values and useful lives of our properties for depreciation and lease classification purposes, the collectability of receivables and asset impairment analysis. Set forth below are the more critical accounting policies that require management judgment and estimates in the preparation of our consolidated financial statements.

Real Estate Investments

Investments in real estate are carried at cost less accumulated depreciation and impairment losses, if any. The cost of investments in real estate reflects their purchase price or development cost. We evaluate each acquisition transaction to determine whether the acquired assets meet the definition of a business. Under ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, an acquisition does not qualify as a business when there is no substantive process acquired or substantially all of the fair value is concentrated in a single identifiable asset or group of similar identifiable assets or the acquisition does not include a substantive process in the form of an acquired workforce or an acquired contract that cannot be replaced without significant cost, effort or delay. Transaction costs related to acquisitions that are asset acquisitions are capitalized as part of the cost basis of the acquired assets, while transaction costs for acquisitions that are deemed to be acquisitions of a business are expensed as incurred. Improvements and replacements are capitalized when they extend the useful life or improve the productive capacity of the asset. Costs of repairs and maintenance are expensed as incurred.

We allocate the purchase price of acquired properties accounted for as asset acquisitions to tangible and identifiable intangible assets or liabilities based on their relative fair values. Tangible assets may include land, site improvements and buildings. Intangible assets may include the value of in-place leases and above- and below-market leases and other identifiable intangible assets or liabilities based on lease or property specific characteristics.

We may incur various costs in the leasing and development of our properties. Amounts paid to tenants that incentivize them to extend or otherwise amend an existing lease or to sign a new lease agreement are capitalized to lease incentive on our consolidated balance sheets. Tenant improvements are capitalized to building and improvements within our consolidated balance sheets. Costs incurred which are directly related to properties under development, which include preconstruction costs essential to the development of the property, development costs, construction costs, interest costs and real estate taxes and insurance, are capitalized during the period of development as construction in progress. After the determination is made to capitalize a cost, it is allocated to the specific component of a project that benefited. Determination of when a development project commences and capitalization begins, and when a development project has reached substantial completion and is available for occupancy and capitalization must cease, involves a degree of judgment.

The fair value of the tangible assets of an acquired property with an in-place operating lease is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to the tangible assets based on the fair value of the tangible assets. The fair value of in-place leases is determined by considering estimates of carrying costs during the expected lease-up periods, current market conditions, as well as costs to execute similar leases based on the specific characteristics of each tenant’s lease. We estimate the cost to execute leases with terms similar to the remaining lease terms of the in-place leases, including leasing commissions, legal and other related expenses. Factors we consider in this analysis include an estimate of the carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses, and estimates of lost rentals at market rates during the expected lease-up periods, which primarily range from six to 12 months. The fair value of above- or below-market leases is recorded based on the net present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between the contractual amount to be paid pursuant to the in-place lease and our estimate of the fair market lease rate for the corresponding in-place lease, measured over the remaining non-cancelable term of the lease including any below-market fixed rate renewal options for below-market leases.

In making estimates of fair values for purposes of allocating purchase price, we utilize a number of sources, including real estate valuations prepared by independent valuation firms. We also consider information and other factors including market conditions, the industry that the tenant operates in, characteristics of the real estate, e.g., location, size, demographics, value and comparative rental rates, tenant credit profile and the importance of the location of the real estate to the operations of the tenant’s business. We also consider information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. We use the information obtained as a result of its pre-acquisition due diligence as part of its consideration of the accounting standard governing asset retirement obligations and, when necessary, will record an asset retirement obligation as part of the purchase price allocation.

Real estate investments that are intended to be sold are designated as “held for sale” on the consolidated balance sheets at the lesser of carrying amount or fair value less estimated selling costs when they meet specific criteria to be presented as held for sale. Real estate investments are no longer depreciated when they are classified as held for sale. If the disposal, or intended disposal, of certain real estate investments represents a strategic shift that has had or will have a major effect on our operations and financial results, the operations of such real estate investments would be presented as discontinued operations in the consolidated statements of operations and comprehensive income for all applicable periods.

Depreciation and Amortization

Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings and 15 years for site improvements.

Lease incentives are amortized on a straight-line basis as a reduction of rental income over the remaining non-cancellable terms of the respective leases. In the event that a tenant terminates its lease, the unamortized portion of the lease incentive is charged to rental revenue.

Construction in progress is not depreciated until the development has reached substantial completion. Tenant improvements are depreciated over the non-cancellable term of the related lease or their estimated useful life, whichever is shorter.

Capitalized above-market lease values are amortized on a straight-line basis as a reduction of rental revenue over the remaining non-cancellable terms of the respective leases. Capitalized below-market lease values are accreted on a straight-line basis as an increase to rental revenue over the remaining non-cancellable terms of the respective leases including any below-market fixed-rate renewal option periods.

Capitalized above-market ground lease values are accreted as a reduction of property expenses over the remaining terms of the respective leases. Capitalized below-market ground lease values are amortized as an increase to property expenses over the remaining terms of the respective leases and any expected below-market renewal option periods where renewal is considered probable.

The value of in-place leases, exclusive of the value of above-market and below-market lease intangibles, is amortized to depreciation and amortization expense on a straight-line basis expense over the remaining periods of the respective leases.

In the event that a tenant terminates its lease, the unamortized portion of each intangible, including in-place lease values, is charged to depreciation and amortization expense, while above- and below-market lease adjustments are recorded within rental revenue in the consolidated statement of operations and comprehensive income.

Direct Financing Lease Receivables

Certain of our real estate investment transactions are accounted for as direct financing leases. We record the direct financing lease receivables at their net investment, determined as the aggregate minimum lease payments and the estimated non-guaranteed residual value of the leased property less unearned income. The unearned income is recognized over the life of the related lease contracts so as to produce a constant rate of return on the net investment in the asset. Our investment in direct financing lease receivables is reduced over the applicable lease term to its non-guaranteed residual value by the portion of rent allocated to the direct financing lease receivables.

If and when an investment in direct financing lease receivables is identified for impairment evaluation, we will apply the guidance in both FASB Accounting Standards Codification (ASC) 310, Receivables (“ASC 310”), and ASC 840, Leases (“ASC 840”). Under ASC 310, the lease receivable portion of the net investment in a direct financing lease receivable is evaluated for impairment when it becomes probable we, as the lessor, will be unable to collect all rental payments associated with our investment in the direct financing lease receivable. Under ASC 840, we review the estimated non-guaranteed residual value of a leased property at least annually. If the review results in a lower estimate than had been previously established, we determine whether the decline in estimated non-guaranteed residual value is other than temporary. If a decline is judged to be other than temporary, the accounting for the transaction is revised using the changed estimate and the resulting reduction in the net investment in direct financing lease receivables is recognized by us as a loss in the period in which the estimate is changed.

Impairment of Long Lived Assets

If circumstances indicate that the carrying value of a property may not be recoverable, we review the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. Impairment assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to our consolidated statements of operations and comprehensive income.

Allowance for Doubtful Accounts

We continually review receivables related to rent and unbilled rent receivables and determine collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, the accounts receivable and straight-line rent receivable balances are reduced by an allowance for uncollectible accounts on the consolidated balance sheets or a direct write-off of the receivable is recorded in the consolidated statements of operations. The provision for doubtful accounts is included in property expenses in our consolidated statements of operations and comprehensive income. If the accounts receivable balance or straight-line rent receivable balance is subsequently deemed to be uncollectible, such receivable amounts are written-off to the allowance for doubtful accounts.

Revenue Recognition

Our rental revenue is primarily related to rent received from tenants. Rent from tenants is recorded in accordance with the terms of each lease on a straight-line basis over the non-cancellable initial term of the lease from the later of the date of the commencement of the lease or the date of acquisition of the property subject to the lease. Rental revenue recognition begins when the tenant controls the space through the term of the related lease. Because substantially all of the leases provide for rental increases at specified intervals, we record a straight-line rent receivable and recognize revenue on a straight-line basis over the expiration of the non-cancellable term of the lease. We take into account whether the collectability of rents is reasonably assured in determining the amount of straight-line rent to record. Rental revenue from leases with contingent rentals is recognized when changes in the factors on which the contingent payments are based actually occur.

We defer rental revenue related to lease payments received from tenants in advance of their due dates. These amounts are presented within accrued liabilities and other payables on our consolidated balance sheets.

Certain properties in our investment portfolio are subject to leases that provide for contingent rent based on a percentage of the tenant’s gross sales. For these leases, we recognize contingent rental revenue when the threshold upon which the contingent lease payment is based is actually reached.

Income Taxes

During the period presented, we and our subsidiaries included in the consolidated financial statements were treated as disregarded entities for U.S. federal and state income tax purposes, and accordingly, we were not subject to entity-level tax. Therefore, until our issuance of Class A and Class C units in January 2017, our net income flowed through to SCF Funding LLC, our initial sole member, for federal income tax purposes. Following the issuance of Class A and C units, our net income flowed through to Class A and Class C unitholders for federal income tax purposes. Accordingly, no provision or liability for U.S. federal income taxes has been included in the accompanying consolidated financial statements. With regard to state income taxes, we are a taxable entity only in certain states that tax all entities, including partnerships.

We analyze our tax filing positions in all of the U.S. federal, state and local tax jurisdictions where we are required to file income tax returns, as well as for all open tax years in such jurisdictions. We follow a two step process to evaluate uncertain tax positions. Step one, recognition, occurs when an entity concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Step two, measurement, determines the amount of benefit that is more-likely-than-not to be realized upon settlement. Derecognition of a tax position that was previously recognized would occur when the company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. The use of a valuation allowance as a substitute for derecognition of tax positions is prohibited. Our policy is to classify interest in interest expense and penalties in general and administrative expense in the consolidated statements of operations and comprehensive income.

Unit Based Compensation

In 2017, the Company granted unit awards to certain of its employees and managers, as well as non-employees, consisting of units that vest over a multi-year period, subject to the recipient’s continued service. The Company accounts for unit-based compensation in accordance with ASC 718, Compensation – Stock Compensation, which requires that compensation related to all unit-based awards, including restricted member units, be recognized in the financial statements based on their estimated grant-date fair value. The value of unit-based awards is recognized as compensation expense in general and administrative expenses in the accompanying consolidated statements of operations over the requisite service periods, with subsequent remeasurement for any unvested units granted to non-employees. See “Note 7. Unit Based Compensation” to the Essential Properties Realty

Trust, Inc. Predecessor Historical Consolidated Financial Statements included elsewhere in this prospectus.

The Company recognizes unit-based compensation using the straight-line method based on the terms of the individual grant.

Variable Interest Entities

The FASB provides guidance for determining whether an entity is a variable interest entity (“VIE”). VIEs are defined as entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. A VIE is required to be consolidated by its primary beneficiary, which is the party that (i) has the power to control the activities that most significantly impact the VIE’s economic performance and (ii) has the obligation to absorb losses, or the right to receive benefits, of the VIE that could potentially be significant to the VIE.

We use VIEs for its secured borrowings. We transfer real estate investments and their related leases into a trust and the assets held in the trusts can only be used to settle obligations of the trust. We serve as the servicer for these secured borrowings. The creditors of these trusts have no recourse to us. We issued one secured borrowing during the period from March 30, 2016 (commencement of operations) to December 31, 2016, which is reported as secured borrowings on our consolidated balance sheets and the assets included in the trust are consolidated into our real estate investments as of December 31, 2016. We consolidate the VIEs as we are the primary beneficiary and have power to direct the activities that most significantly impact the economic performance of the VIE.

Recently Issued Accounting Pronouncements

In May 2014, with subsequent updates in 2015, 2016 and 2017, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which establishes a principles-based approach for accounting for revenue from contracts with customers. The standard does not apply to revenue recognition for lease contracts or to the interest income recognized from direct financing receivables, which together represent over 98% of our 2017 revenue. ASU 2014-09 was effective for us on January 1, 2018 with early adoption permitted and allows for full retrospective or modified retrospective methods of adoption. In accordance with our implementation plan for adoption, we have evaluated our revenue streams and identified the very few that fall within the scope of this new accounting standard including any impact to the accounting for sales of real estate assets. We adopted the standard effective January 1, 2018 using the modified retrospective method for transition and did not recognize a cumulative effect adjustment. This new revenue guidance included changes to the accounting for sales of real estate properties; however, based on our analysis, the new standard is not expected to have a material impact on our recognition of real estate sales and resulting recognition of a gain or loss.

In February 2016, the FASB issued Accounting Standards Update 2016-02, Leases (Topic 842), (“ASU 2016-02”), which amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. ASU 2016-02 requires lessees (applicable to our ground lease and corporate office lease obligations) to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less may be accounted for similar to existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. Additionally, the new standard and the new revenue recognition guidance (discussed above) will impact how lessors account for lease executory costs (such as property taxes, common area maintenance and utilities). Under the current lease accounting guidance, these payments made by its tenants to third parties are excluded from lease payments and rental revenue. Upon adoption of the new lease accounting standard in 2019, these lease executory cost payments will be accounted for as activities or costs that are not components of the lease contract. As a result, we may be required to show these payments made by our tenants on a gross basis (for example, both as property tax expense and as corresponding revenue from the tenant who makes the payment directly to the third party) in our consolidated statements of operations and comprehensive income. Although there is not expected to be any impact to net income or cash flows as a result of a gross presentation, such presentation would have the impact of increasing both reported revenues and property expenses. We are continuing to quantify the impact of this potential gross up and will evaluate any ongoing implementation guidance available on this topic. The standard also will require new disclosures within the notes accompanying the consolidated financial statements. ASU 2016-02 supersedes the previous lease standard, Leases (Topic 840). The new guidance requires modified retrospective transition, which requires application of the new guidance at the beginning of the earliest comparative period presented in the year of adoption. The standard will be effective for us on January 1, 2019. We have commenced the process of implementing the new leasing standard and have completed an initial inventory and evaluation of our lease contracts as both a lessee and lessor. Future steps to be completed in 2018 include the identification of changes needed to our processes and systems impacted by the new standard, the implementation of updates and enhancements to our internal control framework, accounting systems and related documentation surrounding our lease accounting processes and the preparation of any additional disclosures that will be required.

In August 2016 and November 2016, the FASB issued ASU 2016-15, Statement of Cash Flows—Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), and ASU 2016-18, Statement of Cash Flows—Restricted Cash (“ASU 2016-18”), which addresses classification of certain cash receipts and cash payments, including changes in restricted cash, in the statement of cash flows. The new guidance is effective for reporting periods beginning after December 15, 2017 on a retrospective basis, with early adoption permitted. We have chosen to early adopt this guidance effective March 30, 2016 (commencement of operations).

In October 2016, the FASB issued ASU 2016-17, Consolidation—Interests Held through Related Parties That Are under Common Control (“ASU 2016-17”), which addresses when a reporting entity will need to evaluate if it should consolidate a VIE. The amendments change the evaluation of whether a reporting entity is the primary beneficiary of a VIE by changing how a single decision maker of a VIE treats indirect interests in the entity held through related parties that are under common control with the reporting entity. The new guidance is effective for reporting periods beginning after December 15, 2016, with early adoption permitted. We have adopted this new guidance and this adoption had no material impact to our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations—Clarifying the Definition of a Business (“ASU 2017-01”), which provides new guidance on the evaluation of acquisitions as a business combination or asset acquisition. The update requires entities to evaluate whether all of the fair value of the gross asset acquired is concentrated into a single identifiable asset, which would indicate that the set is not a business. This guidance is effective prospectively for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted for transactions that occurred before the issuance date or effective date of the standard if the transactions were not reported in financial statements that have been issued or made available for issuance. The adoption of ASU 2017-01 will result in less real estate acquisitions qualifying as business acquisitions and, accordingly, acquisition costs for those acquisitions that are not businesses will be capitalized rather than expensed. We have early adopted this guidance.

Factors that May Influence Our Operating Results

Rental Revenue

Our revenues are generated predominantly from receipt of rental revenue. Our ability to grow rental revenue will depend primarily on our ability to acquire additional properties and realize the rental escalations built into our leases. As of March 31, 2018, leases contributing 95.4% of our annualized base rent provided for increases in future annual base rent, ranging from 1.0% to 4.0% annually, with a weighted average annual escalation equal to 1.5% of base rent. Generally, our rent escalators increase rent at specified dates by a fixed percentage, typically 1.0% to 4.0% per year. Although many of our rent escalators increase rent at a fixed amount on fixed dates, approximately 13.4% of our rent escalators are based on an increase in the CPI over a specified period. Therefore, during periods of low inflation, small increases in the CPI will result in limited increases in rental revenue from such leases. When the CPI decreases or does not change over the relevant period, our rental revenue from such leases is not reduced and will remain the same.

Without giving effect to the exercise of tenant renewal options, the weighted average remaining term of our leases as of March 31, 2018 was 13.8 years (based on annualized base rent). Approximately 4.4% of our leases (based on annualized base rent) as of March 31, 2018 will expire prior to January 1, 2023. See “Business and Properties—Our Real Estate Investment Portfolio—Lease Expirations.” The stability of the rental revenue generated by our properties depends principally on our tenants’ ability to pay rent and our ability to collect rents, renew expiring leases or re-lease space upon the expiration or other termination of leases, lease currently vacant properties and maintain or increase rental rates at our leased properties. Adverse economic conditions, particularly those that affect the markets in which our properties are located, or downturns in our tenants’ industries could impair our tenants’ ability to meet their lease obligations to us and our ability to renew expiring leases or re-lease space. In particular, the bankruptcy of one or more of our tenants could adversely affect our ability to collect rents from such tenant and maintain our portfolio’s occupancy.

Our ability to grow revenue will depend, to a significant degree, on our ability to acquire additional properties. We primarily focus on opportunities to provide capital to middle-market companies that we determine have attractive credit characteristics and stable operating histories, but lack the access to capital that larger companies often have. We believe our senior management team’s reputation, in-depth market knowledge and extensive network of long-standing relationships in the net lease industry provides us access to an ongoing pipeline of attractive investment opportunities.

Our Triple-Net Leases

We generally lease our properties to tenants pursuant to long-term, triple-net leases that require the tenant to pay all operating expenses, such as maintenance, insurance, utility and tax expense, related to the leased property. As of March 31, 2018, leases contributing 93.8% of our annualized base rent were triple-net. Occasionally, we have entered into a lease pursuant to which we retain responsibility for the costs of structural repairs and maintenance. Although these instances are infrequent and have not historically resulted in significant costs to us, an increase in costs related to these responsibilities could negatively influence our operating results. Similarly, an increase in the vacancy rate of our portfolio would increase our costs, as we would be responsible for costs that our tenants are currently required to pay. As of March 31, 2018, master leases, where multiple properties are leased to a single tenant on an “all or none” basis and which contain cross-default provisions, contributed 64.8% of our annualized base rent. We strongly prefer master leases, and we seek to enter into master leases whenever appropriate to prevent a tenant from unilaterally giving up underperforming properties while maintaining well performing properties.

Interest Expense

As of March 31, 2018, on a pro forma basis, we had approximately $        million of indebtedness, with a weighted average annual interest rate of     % and a weighted average maturity of 20         , consisting principally of amounts outstanding under our Master Trust Funding Program. Our initial fixed-rate debt structure will provide us with a stable and predictable cash requirement related to our debt service. We amortize on a non-cash basis the deferred financing costs associated with our fixed-rate debt to interest expense using the effective interest rate method over the terms of the related notes. For the year ended December 31, 2017, non-cash interest expense recognized on our fixed rate debt to be outstanding on a pro forma basis totaled $         million. For the three months ended March 31, 2018 and 2017, non-cash interest expense recognized on our fixed rate debt to be outstanding on a pro forma basis totaled $         and $        , respectively. Any changes to our debt structure, including borrowings under the revolving credit facility that we expect to have on a pro forma basis or debt financing associated with property acquisitions, could materially influence our operating results depending on the terms of any such indebtedness. Our Master Trust Funding Program (which constituted approximately 70% of our outstanding indebtedness as of March 31, 2018) is partially amortizing and provides for scheduled principal payments.

General and Administrative Expenses

General and administrative expenses include employee compensation costs, professional fees, consulting, portfolio servicing costs and other general and administrative expenses. As a public company, we estimate our annual general and administrative expenses will increase by approximately $        million due to increased legal, insurance, accounting and other expenses related to corporate governance, SEC reporting and other compliance matters. In addition, while we expect that our general and administrative expenses will continue to rise in some measure as our portfolio grows, we expect that such expenses as a percentage of our portfolio will decrease over time due to efficiencies and economies of scale.

Impact of Inflation

Our leases typically contain provisions designed to mitigate the adverse impact of inflation on our results of operations. Since tenants are typically required to pay all property operating expenses, increases in property-level expenses at our leased properties generally do not adversely affect us. However, increased operating expenses at vacant properties and the limited number of properties that are not subject to full triple-net leases could cause us to incur additional operating expense. Additionally, our leases generally provide for rent escalators (see “—Rental Revenue” above) designed to mitigate the effects of inflation over a lease’s term. However, since some of our leases do not contain rent escalators and many that do limit the amount by which rent may increase, any increase in our rental revenue may not keep up with the rate of inflation.

Results of Operations

Comparison of the Three Months Ended March 31, 2018 and the Three Months Ended March 31, 2017

The following discussion includes the results of our operations as summarized in the table below:

(Dollar amounts in thousands)	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017	Change	%
Revenues:
Rental revenue	$20,075	$10,008	$10,067	100.6%
Interest income on direct financing lease receivables	62	83	(21)	(25.3)%
Other revenue	66	5	61	1,220.0%

Total revenues	20,203	10,096	10,107	100.1%

Expenses:
Interest	8,276	3,715	4,561	122.8%
General and administrative	3,386	1,951	1,435	73.6%
Property expenses	347	209	138	66.0%
Depreciation and amortization	6,468	3,782	2,686	71.0%
Provision for impairment of real estate	1,849	151	1,698	1,124.5%

Total expenses	20,326	9,808	10,518	107.2%

Income (loss) before gain on dispositions of real estate	(123)	288	(411)	(142.7)%
Gains on dispositions of real estate, net	1,232	295	937	317.6%

Net income and comprehensive income	$1,109	$583	$526	90.2. %

Revenues

Rental revenue. Rental revenue increased by $10.1 million to $20.1 million for the three months ended March 31, 2018 as compared to $10.0 million for the three months ended March 31, 2017. The increase in rental revenue was primarily due to our acquisition of 177 properties during the period from April 1, 2017 to December 31, 2017, which provided $8.6 million of additional rental revenue between the comparison periods. Additionally, our acquisition of 27 and 35 properties during the three months ended March 31, 2017, respectively, provided an additional $0.6 million and $1.8 million of rental revenue, respectively, between the comparison periods. These increases in rental revenue were partially offset by a $0.7 million, $0.4 million and approximately $48,000 reduction in rental revenue between comparison periods due to the sale of 40, six and seven properties during the period from April 1, 2017 to December 31, 2017 and the three months ended March 31, 2018 and 2017, respectively.

As of March 31, 2018, 99.1% of our properties were occupied. We regularly review and analyze the operational and financial condition of our tenants and the industries in which they operate in order to identify underperforming properties that we may seek to dispose of in an effort to mitigate risks in our portfolio. As of March 31, 2018 , exclusive of two vacant land parcels that we own, six of our properties, representing 1.1% of our portfolio, were vacant and not generating rent, compared to seven vacant properties, representing 1.9% of our portfolio, as of March 31, 2017.

Interest income on direct financing receivables.    Interest income on direct financing receivables decreased by approximately $21,000 to approximately $0.1 million for the three months ended March 31, 2018, primarily due to the termination of two direct financing leases during the period from April 1, 2017 to December 31, 2017.

Other revenue.    Other revenue increased by approximately $60,000 to approximately $0.1 million for the three months ended March 31, 2018. The increase in other revenue was primarily due to an increase in interest income related to a higher average daily balance in interest bearing bank accounts and new expense reimbursement income on two properties that were acquired in September 2017.

Expenses

Interest.    Interest expense increased by $4.6 million to $8.3 million for the three months ended March 31, 2018 as compared to $3.7 million for the three months ended March 31, 2017. The increase in interest expense was primarily due to $2.5 million of additional interest expense from having $248.1 million of notes issued under our Master Trust Funding Program in July 2017 outstanding during the three months ended March 31, 2018, $1.8 million of additional interest expense on $98.0 million of additional related party debt issued to finance acquisitions and $0.2 million of additional non-cash interest expense from the amortization of deferred financing costs.

General and administrative.    General and administrative expenses increased $1.4 million to $3.4 million for the three months ended March 31, 2018 as compared to $2.0 million for the three months ended March 31, 2017. This increase in general and administrative expenses was primarily due to the increased costs required to support our larger real estate investment portfolio during the three months ended March 31, 2018.

Property expenses.    Our leases are generally triple-net and provide that the tenant is responsible for the payment of all property-level expenses, such as maintenance, insurance, utility and tax expense, related to the leased property. Therefore, we are generally not responsible for operating costs related to the properties, unless a property is not subject to a triple-net lease or is vacant. Property expenses increased by $0.1 million to $0.3 million for the three months ended March 31, 2018 as compared to $0.2 million for the three months ended March 31, 2017. The increase in property costs was primarily due to an increase in loss on uncollectible accounts of approximately $52,000, reimbursable property expenses of $18,000 on two properties that were acquired during September 2017 and insurance expense for our vacant properties of approximately $9,000.

Depreciation and amortization.    Depreciation and amortization expense relates primarily to depreciation on the properties and improvements we own and to amortization of the related lease intangibles. Depreciation and amortization expense increased by $2.7 million to $6.5 million for the three months ended March 31, 2018 as compared to $3.8 million for the three months ended March 31, 2017. The increase during the three months ended March 31, 2018 was due to the inclusion of three months of depreciation and amortization expense for properties acquired during the period from April 1, 2017 to December 31, 2017, which added $2.4 million of additional depreciation and amortization expense, $0.6 million of additional depreciation and amortization expense recorded during the three months ended March 31, 2018 on properties that were acquired during the three months ended March 31, 2017 and $0.2 million of additional depreciation recorded on properties that were acquired during the three months ended March 31, 2018. These increases were partially offset by a reduction of $0.5 million of depreciation and amortization expense on 46 properties that we disposed during the period from April 1, 2017 to March 31, 2018.

Provision for impairment of real estate.    Impairment charges on real estate investments were $1.8 million and $0.2 million for the three months ended March 31, 2018 and 2017, respectively.

During the three months ended March 31, 2018, we recorded a provision for impairment of real estate at seven of our real estate investments compared to two real estate investments during the three months ended March 31, 2017. We strategically seek to identify non-performing properties that we may re-lease or dispose of in an effort to improve our returns and manage risk exposure. An increase in vacancy associated with our disposition or re-leasing strategies may trigger impairment charges when the expected future cash flows from the properties from sale or re-lease are less than their net book value.

Gain on dispositions of real estate, net.     Gain on dispositions of real estate, net, increased by $0.9 million to $1.2 million for the three months ended March 31, 2018 as compared to $0.3 million for the three months ended March 31, 2017. The increase in gain on dispositions of real estate was primarily due to our disposition of six real estate properties at more favorable prices during the three months ended March 31, 2018 compared to our disposition of seven real estate properties during the three months ended March 31, 2017.

Comparison of the Year Ended December 31, 2017 and the Period From March 30, 2016 (Commencement of Operations) to December 31, 2016

The following discussion includes the results of our operations as summarized in the table below:

(Dollar amounts in thousands)	Year Ended December 31, 2017	Period from March 30, 2016 (Commencement of Operations) to December 31, 2016	Change	%
Revenues:
Rental revenue	$53,373	$15,271	$38,102	249.5%
Interest income on direct financing lease receivables	293	161	132	82.0%
Other revenue	832	91	741	814.3%

Total revenues	54,498	15,523	38,975	251.1%

Expenses:
Interest	22,574	987	21,587	2,187.1%
General and administrative	8,936	4,398	4,538	103.2%
Property expenses	1,547	533	1,014	190.2%
Depreciation and amortization	19,516	5,428	14,088	259.5%
Provision for impairment of real estate	2,377	1,298	1,079	83.1%

Total expenses	54,950	12,644	42,306	334.6%

Income (loss) before gain on dispositions of real estate	(452)	2,879	(3,331)	(115.7)%
Gain on dispositions of real estate, net	6,748	871	5,877	674.7%

Net income and comprehensive income	$6,296	$3,750	$2,546	67.9%

Revenues

For the year ended December 31, 2017, approximately 98.5% of our revenues were attributable to long-term leases. Total revenues increased by $39.0 million to $54.5 million for the year ended December 31, 2017 as compared to $15.5 million for the period from March 30, 2016 (commencement of operations) to December 31, 2016. The increase in total revenues was due to the changes in the individual components of total revenues described below.

Rental revenue. Rental revenue increased by $38.1 million to $53.4 million for the year ended December 31, 2017 as compared to $15.3 million for the period from March 30, 2016 (commencement of operations) to December 31, 2016. The increase in rental revenue was primarily due to our acquisition of 212 properties for $534.8 million during the year ended December 31, 2017, which provided $17.6 million of additional rental revenue between the comparison periods, contractual rent escalations and the inclusion of a full year of operations from properties acquired during the period from March 30, 2016 (commencement of operations) to December 31, 2016, which contributed $20.5 million of additional rental revenue between the comparison periods.

As of December 31, 2017, 98.8% of our properties were occupied. We regularly review and analyze the operational and financial condition of our tenants and the industries in which they operate in order to identify underperforming properties that we may seek to dispose of in an effort to mitigate risks in our portfolio. As of December 31, 2017, exclusive of two vacant land parcels that we own, six of our properties, representing 1.2% of our portfolio, were vacant and not generating rent, compared to 11 vacant properties, representing 3.2% of our portfolio, as of December 31, 2016.

Interest income on direct financing receivables.    Interest income on direct financing receivables increased by $0.1 million to $0.3 million for the year ended December 31, 2017, as compared to $0.2 million for the period from March 30, 2016 (commencement of operations) to December 31, 2016. The increase in interest income on direct financing receivables was due to the inclusion of a full year of operations from our eight investments in direct financing receivables acquired during the period from March 30, 2016 (commencement of operations) to December 31, 2016 (net of disposition or termination of two direct financing leases during the year ended December 31, 2017).

Other revenue.    Other revenue increased by $0.7 million to $0.8 million for the year ended December 31, 2017, as compared to $0.1 million for the period from March 30, 2016 (commencement of operations) to December 31, 2016. The increase in other revenue was primarily due to the receipt of $0.7 million of lease termination fees from former tenants during the year ended December 31, 2017.

Expenses

Interest.    Interest expense increased by $21.6 million to $22.6 million for the year ended December 31, 2017 as compared to $1.0 million for the period from March 30, 2016 (commencement of operations) to December 31, 2016. The increase in interest expense was primarily due to $11.8 million of additional interest expense from having $280.8 million of notes issued under our Master Trust Funding Program in December 2016 outstanding for a full year, $8.0 million of additional interest expense on debt issued to finance acquisitions during the year ended December 31, 2017 and $1.8 million of additional non-cash interest expense from the amortization of deferred financing costs. During the year ended December 31, 2017, we issued an additional $248.1 million of notes under our Master Trust Funding Program and had net borrowings of $230.0 million through short-term notes with related parties.

General and administrative.    General and administrative expenses increased $4.5 million to $8.9 million for the year ended December 31, 2017 as compared to $4.4 million for the period from March 30, 2016 (commencement of operations) to December 31, 2016. This increase in general and administrative expenses was primarily due to the inclusion of a full year of operations and increased costs required to support our larger real estate investment portfolio during the year ended December 31, 2017.

Property expenses.    Property expenses increased by $1.0 million to $1.5 million for the year ended December 31, 2017 as compared to $0.5 million for the period from March 30, 2016 (commencement of operations) to December 31, 2016. The increase in property costs was due to the inclusion of a full year of operations and related property expenses for our vacant properties during the year ended December 31, 2017, partially offset by reduced property expenses due to a net four property decrease in our total number of vacant properties during the year ended December 31, 2017.

Depreciation and amortization.    Depreciation and amortization expense increased by $14.1 million to $19.5 million for the year ended December 31, 2017 as compared to $5.4 million for the period from March 30, 2016 (commencement of operations) to December 31, 2016. The increase during the year ended December 31, 2017 was due to the inclusion of a full year of operations and related depreciation and amortization expense from properties acquired during the period from March 30, 2016 (commencement of operations) to December 31, 2016, which added $8.6 million of additional depreciation and amortization expense, and $5.5 million of additional depreciation and amortization expense recorded on the 212 properties that we acquired during the year ended December 31, 2017.

Provision for impairment of real estate.    Impairment charges on real estate investments were $2.4 million and $1.3 million for the year ended December 31, 2017 and the period from March 30, 2016 (commencement of operations) to December 31, 2016, respectively. During the year ended December 31, 2017, we recorded a provision for impairment of real estate at nine of our real estate investments, compared to seven real estate investments during the period from March 30, 2016 (commencement of operations) to December 31, 2016.

Gain on dispositions of real estate, net.     Gain on dispositions of real estate, net, increased by $5.9 million to $6.7 million for the year ended December 31, 2017 as compared to $0.9 million for the period from March 30, 2016 (commencement of operations) to December 31, 2016. The increase in gain on dispositions of real estate was primarily due to our disposition of 47 real estate properties during the year ended December 31, 2017 compared to our disposition of 17 properties during the period from March 30, 2016 (commencement of operations) to December 31, 2016.

Indebtedness to be Outstanding after this Offering

As of March 31, 2018, on a pro forma basis, we had approximately $        million principal balance outstanding of long-term debt. The following table sets forth as of March 31, 2018 our long-term indebtedness outstanding on a pro forma basis:

	Pro Forma Amount Outstanding (in thousands)	Annual Interest Rate	Maturity	Balloon Payment due prior to Maturity (in thousands)
$300 million unsecured revolving credit facility(1)	$	Variable	June 2022	$—
Master Trust Funding Program(2) amortizing mortgage notes:
Series 2016-1 Class A		4.51%	Nov 2046
Series 2016-1 Class B		4.51%	Nov 2046
Series 2017-1 Class A		4.16%	June 2047
Series 2017-1 Class B		4.16%	June 2047

Unamortized deferred financing costs
Total	$

(1)	Upon the completion of this offering, we expect to have a $300 million unsecured revolving credit facility.

(2)	Our Master Trust Funding Program subjects us to various covenants. See “—Description of Certain Debt—Master Trust Funding Program.” As of March 31, 2018, we were in material compliance with the covenants contained in our Master Trust Funding Program.

We primarily use long-term, fixed-rate debt to finance our properties on a “match-funded” basis. In general, the obligor of our property-level debt is a special purpose entity that holds the real estate and other collateral securing the indebtedness. We seek to use property-level financing that bears interest at an annual rate less than the annual rent on the related lease(s) and that matures prior to the expiration of such lease(s). As of March 31, 2018, on a pro forma basis, we had approximately $        million principal balance of outstanding indebtedness with a weighted average annual interest rate of     % and a weighted average maturity of 20        . Most of this debt is partially amortizing and requires a balloon payment at maturity. We can provide no assurance that we will be able to refinance our indebtedness as it matures with replacement debt financing on similar terms or at all, should we choose to do so, or that we will be able to otherwise repay indebtedness at maturity. Our ability to refinance debt will depend upon many factors, including the then current value of the property securing the indebtedness to be refinanced and the amount of debt financing lenders are willing to provide, expressed as a percentage of the securing property’s value.

Scheduled debt payments as of March 31, 2018 (on a pro forma basis) are as follows:

Year	Scheduled Principal Amortization	Balloon Payments at Maturity	Total
(in thousands)
2018 (remainder of year)
2019
2020
2021
2022
Thereafter

Total	$	$	$

We have $        million of debt maturing in 2018. We expect to fund interest and amortization payments with cash and cash equivalents or net cash from operating activities.

For additional information about our indebtedness see “—Liquidity and Capital Resources—Description of Certain Debt” below.

GE Seed Portfolio “Same Store” Information

On June 16, 2016, we acquired our GE Seed Portfolio, consisting of 262 net leased properties for an aggregate purchase price of $279.8 million (including transaction costs). As of March 31, 2018, our total portfolio consisted of 530 properties with an aggregate purchase price of $981.9 million. After giving effect to the disposition of some assets we acquired in the GE Seed Portfolio, the remaining assets that we acquired in the GE Seed Portfolio constituted approximately 22.8% of the aggregate purchase price of our total portfolio as of March 31, 2018. We generally lease our properties to tenants on a net lease basis, meaning our tenants are responsible for paying property-level expenses. While we are responsible for property-level expenses for our vacant properties, historically these expenses have been immaterial, as the occupancy of our portfolio has been high throughout the period of our ownership.

Although we do not have data for GAAP revenues and property-level expenses of the GE Seed Portfolio for periods prior to our ownership, we present “same store” information below as to the GE

Portfolio’s contractual base rent, occupancy and weighted average lease term. In the absence of GAAP revenues and property-level expenses, we believe this information may be useful to investors by illustrating the consistent nature of the GE Portfolios’ contractual base rent, occupancy and weighted average lease term, both prior and subsequent to our ownership on a “same store” basis. Contractual base rent refers to contractually specified cash base rent payable during each of the periods presented. Neither we nor, to our knowledge, the prior owner of the GE Seed Portfolio provided tenants with “free rent” or any other material tenant inducements during any of the periods presented.

Contractual Base Rent.     The following tables set forth information about the contractual base rent due pursuant to leases relating to the properties included in the GE Seed Portfolio that we continued to own on December 31, 2017 and March 31, 2018, respectively.

	Contractual Base Rent Due For the Year Ended December 31,
	2016		2016 (total)	2017	Change
(Dollar amounts in thousands)	January 1 to June 15	June 16 to December 31
GE Seed Portfolio “Same Stores” (209 properties)	$8,341	$9,913	$18,253	$18,413	0.8%

	Contractual Base Rent Due For the Three Months Ended March 31,
(Dollar amounts in thousands)	2017	2018	Change
GE Seed Portfolio “Same Stores” (203 properties)	$4,496	$4,505	0.2%

Contractual base rent does not represent rental revenue computed in accordance with GAAP, and it does not include any participating rent payable (i.e., additional rent payable based upon a tenant’s gross sales) pursuant to the leases. Contractual base rent does not present actual cash collected by us, nor does it include the impact of any tenant payment defaults. Contractual base rent presented in the tables above equals base rent payable pursuant to leases relating to the properties included in the GE Seed Portfolio that we continued to own on December 31, 2017 and March 31, 2018, and it includes rent payable pursuant to such leases for the portion of 2016 preceding our acquisition of such properties.

GE Seed Portfolio Occupancy.    The following table sets forth information about the occupancy of the GE Seed Portfolio as of the dates indicated.

Occupancy
June 16, 2016 (Date of Acquisition)	December 31, 2016	December 31, 2017	March 31, 2018
94.7%	96.3%	97.1%	97.5%

The occupancy of our entire portfolio as of June 16, 2016, December 31, 2016, December 31, 2017 and March 31, 2018 was 94.7%, 96.8%, 98.8% and 99.1%, respectively.

GE Seed Portfolio Weighted Average Remaining Lease Term. The following table sets forth information about the weighted average remaining lease term (based on annualized base rent) of the GE Seed Portfolio as of the dates indicated.

Weighted Average Remaining Lease Term (based on annualized base rent)
June 16, 2016 (Date of Acquisition)	December 31, 2016	December 31, 2017	March 31, 2018
7.8 years	7.3 years	7.3 years	7.1 years

The weighted average remaining lease term of our entire portfolio as of June 16, 2016, December 31, 2016, December 31, 2017 and March 31, 2018 was 7.8 years,10.6 years, 14.0 years and 13.8 years, respectively.

Liquidity and Capital Resources

We will seek to acquire real estate with a combination of debt and equity capital and with cash from operations that is not otherwise distributed to our stockholders. To date our equity capital needed for our real estate investments has been provided to us by Eldridge, our primary institutional capital provider. Through this offering, we intend to add public equity capital to our initial private institutional equity capital to facilitate our growth and provide potential liquidity for our current capital provider. Our debt capital has principally been provided through promissory notes issued to an affiliate of Eldridge. Historically, upon accumulating a sufficiently large and diverse pool of real estate we have generally refinanced this debt through the issuance of long-term, fixed-rate debt through our Master Trust Funding Program. Upon completion of this offering, the concurrent Eldridge private placement and the use of the net proceeds therefrom, we anticipate that we will have repaid all promissory notes due to the Eldridge affiliate, and we expect to have a revolving credit facility that will be available to fund our short-term debt capital requirements. Over time, we may access additional long-term debt capital with future debt issuances through our Master Trust Funding Program. Additionally, future sources of debt capital may include term borrowings from insurance companies, banks and other sources, single-asset mortgage financing and CMBS borrowings, and may offer us the opportunity to lower our cost of funding and further diversify our sources of debt capital. Over time, we may choose to issue preferred equity as a part of our overall funding strategy.

By matching the expected cash inflows from our long-term real estate leases with the expected cash outflows of our long-term fixed-rate debt, we seek to “lock in,” for as long as is economically feasible, the expected positive difference between our scheduled cash inflows on the leases and the cash outflows on our debt payments. In this way, we seek to reduce the risk that increases in interest rates would adversely impact our results of operations. Although we are not required to maintain a particular leverage ratio, we generally intend to target, over time, a level of net debt (which includes recourse and non-recourse borrowings and any outstanding preferred stock issuance less unrestricted cash) that is less than six times our EBITDAre.

As we grow our real estate portfolio, we intend to manage our long-term debt maturities to reduce the risk that a significant amount of our debt will mature in any single year in the future. As of March 31, 2018, our nearest significant debt maturity was $49.0 million of promissory notes maturing in September 2018. These notes were issued to an affiliate of Eldridge to provide debt capital to fund a portion of our historical acquisition activity. As noted above, upon completion of this offering, the concurrent Eldridge private placement and the use of the net proceeds therefrom, we anticipate that we will have repaid all promissory notes due to the Eldridge affiliate, and we expect to meet our future short-term debt capital requirements with borrowings under the revolving credit facility that we expect to enter into in connection with the completion of this offering. Over time, we may access additional long-term debt capital with future debt issuances. As our outstanding debt matures, we may refinance it as it comes due or choose to repay it using cash and cash equivalents or our revolving credit facility. Management believes that the cash generated by our operations, together with our cash and cash equivalents at March 31, 2018, the revolving credit facility that we expect to enter into in connection with the completion of this offering, and our access to long-term debt capital, will be sufficient to fund our operations for the foreseeable future and allow us to acquire the real estate for which we currently have made commitments.

Our short-term liquidity requirements consist primarily of funds necessary to pay for our operating expenses, including principal and interest payments on our outstanding indebtedness, and the general and administrative expenses of servicing our portfolio and operating our business. Since our occupancy level is high and substantially all of our leases are triple-net, we do not currently anticipate making significant capital expenditures or incurring other significant property costs. However, our short term liquidity requirements include the funding needs associated with three of our properties where we have agreed to reimburse the tenant for certain development costs in exchange for contractually specified rent that generally increases proportionally with our funding. As of March 31, 2018, we had agreed to reimburse development costs in an aggregate amount of approximately $19.2 million. As of March 31, 2018, we had funded approximately $7.1 million of this commitment, and we expect to fund the balance of such commitment by December 31, 2018. In addition, as of May 18, 2018 we had agreed to acquire 60 properties with an aggregate purchase price of $153.5 million. We expect to meet our short-term liquidity requirements primarily from cash and cash equivalents, net cash from operating activities and borrowings under the undrawn revolving credit facility that we expect to have upon the completion of this offering.

Our long-term liquidity requirements consist primarily of funds necessary to acquire additional properties and repay indebtedness. We expect to meet our long-term liquidity requirements through various sources of capital, including borrowings under the undrawn revolving credit facility that we expect to have upon the completion of this offering, net cash from operating activities, future financings, working capital, proceeds from select sales of our properties and other secured and unsecured borrowings (including potential issuances under our Master Trust Funding Program). However, at any point in time, there may be a number of factors that could have a material and adverse effect on our ability to access these capital sources, including unfavorable conditions in the overall equity and credit markets, our degree of leverage, our unencumbered asset base, borrowing restrictions imposed by our lenders, general market conditions for REITs, our operating performance, liquidity and market perceptions about us. The success of our business strategy will depend, to a significant degree, on our ability to access these various capital sources.

To maintain our qualification as a REIT, we must make distributions to our stockholders aggregating annually at least 90% of our REIT taxable income excluding capital gains. See “Federal Income Tax Considerations—Taxation of Our Company—Annual Distribution Requirements.” As a result of this requirement, we cannot rely on retained earnings to fund our business needs to the same extent as other entities that are not REITs. If we do not have sufficient funds available to us from our operations to fund our business needs, we will need to find alternative ways to fund those needs. Such alternatives may include, among other things, divesting ourselves of properties (whether or not the sales price is optimal or otherwise meets our strategic long-term objectives), incurring additional indebtedness or issuing equity securities in public or private transactions, the availability and attractiveness of the terms of which cannot be assured.

As of March 31, 2018 and December 31, 2017, we had $1.8 million and $7.3 million, respectively, of cash and cash equivalents. This decrease resulted primarily from our use of cash to fund acquisitions of real estate. We believe that following the completion of this offering and the concurrent Eldridge private placement, we will have access to sufficient capital to meet our capital needs for the foreseeable future.

Description of Certain Debt

Master Trust Funding Program

General Overview.    SCF RC Funding I LLC, SCF RC Funding II LLC and SCF RC Funding III LLC, or, collectively, the Master Trust Issuers, all of which are indirect wholly-owned subsidiaries of our operating partnership, have issued net-lease mortgage notes payable, or the Notes, with an aggregate outstanding principal balance of $522.9 million as of December 31, 2017 and $520.9 million as of March 31, 2018. As of December 31, 2017 and March 31, 2018, an affiliate of Eldridge owned

$366.7 million and $365.3 million, respectively, of these Notes. The Notes are secured by all assets owned by the Master Trust Issuers. Pursuant to an amended and restated property management and servicing agreement, dated as of July 11, 2017, among the Master Trust Issuers, SCF Realty Capital LLC (as property manager and as special servicer), Midland Loan Services, a division of PNC Bank, National Association, (as back-up manager) and Citibank, N.A. (as indenture trustee), we provide property management services with respect to the mortgaged properties and service the related leases.

Starting in 2016, two series of Notes were issued under the program: (1) Notes originally issued by SCF RC Funding I LLC and SCF RC Funding II LLC, which we refer to as the Series 2016-1 Notes, with an aggregate outstanding principal balance of $276.5 million as of December 31, 2017 and $275.4 million as of March 31, 2018 and (2) Notes originally issued by SCF RC Funding I LLC, SCF RC Funding II LLC and SCF RC Funding III LLC, which we refer to as the Series 2017-1 Notes, with an aggregate outstanding principal balance of $246.4 million as of December 31, 2017 and $245.5 million as of March 31, 2018. All asset-backed net-lease mortgage notes, or ABS notes, are the joint obligations of all Master Trust Issuers. The proceeds from the sale of the Notes were generally used to distribute amounts previously contributed as equity for use in connection with the acquisition of properties.

Notes issued under our Master Trust Funding Program are secured by a lien on all of the property owned by the Master Trust Issuers and the related leases. A substantial portion of our real estate investment portfolio serves as collateral for borrowings outstanding under our Master Trust Funding Program. The Master Trust Issuers have issued Notes with an aggregate outstanding principal balance of $522.9 million as of December 31, 2017 and $520.9 million as of March 31, 2018. As of December 31, 2017 and March 31, 2018, we had pledged 348 properties, with a gross investment amount of $631.9 million as of December 31, 2017 and $627.8 million as of March 31, 2018, as collateral under our Master Trust Funding Program. The collateral pool is pledged to an indenture trustee who holds fee title to the properties and an assignment of the leases pursuant to a security interest granted to the indenture trustee in favor of the holders of the notes. The properties within the collateral pool compose a representative sample of our portfolio, are diversified by tenant, industry and geography and have annualized base rent of $47.9 million as of March 31, 2018, representing 63.3% of the annualized base rent of our entire portfolio as of that date. We own 99.4% (based on annualized base rent) of these pledged properties in fee simple and 0.6% of these pledged properties are leasehold properties where we are the lessee under a ground lease. The pledged properties had a weighted average rent coverage ratio of 3.04x. The related leases on the pledged properties had a weighted average remaining lease term of 13.0 years (based on annualized base rent). The agreement governing our Master Trust Funding Program permits substitution of real estate collateral from time to time, subject to certain conditions.

Through the Master Trust Funding Program, we arrange for bankruptcy remote, special purpose entity subsidiaries to issue multiple series of investment-grade ABS notes from time to time as additional collateral is added to the collateral pool. The ABS notes are generally issued to institutional investors through the asset-backed securities market. The ABS notes issued prior to the date hereof were issued in two classes, Class A and Class B Notes. The Class A Notes, which represent approximately 93.7% of the appraised value of the underlying real estate collateral, have been rated A by each of S&P Global, Inc. and Kroll Bond Rating Agency, Inc. for structured finance products. The Class B Notes, which represent approximately 3.3% of the appraised value of the underlying real estate collateral, have been rated BBB by each of S&P Global, Inc. and Kroll Bond Rating Agency, Inc. for structured finance products. To the extent we choose to raise additional debt financing under our Master Trust Funding Program in the future through the issuance of ABS notes, the cost of such financing would be influenced by any ratings assigned to such notes, and we cannot assure you that we will be able to achieve similar ratings in the future. We have not obtained a corporate credit rating, and the ratings of the Class A Notes and Class B Notes are not indicative of any corporate rating our company may obtain (or the rating of any securities our company may issue) in the future.

When we wish to issue additional long-term debt under the Master Trust Funding Program, our special purpose entity subsidiaries acquire real estate assets to increase the size of the existing collateral pool sufficiently to support the additional debt. We may also add an additional special purpose subsidiary and its assets as a new Master Trust Issuer in which case such entity’s assets will be added to the collateral pool and such entity will be a joint issuer of all the ABS Notes. Upon issuance of a new series of debt under this program, the entire collateral pool (including the newly added real estate) will be pledged to secure all of the notes, both the existing and the new series, on a pro rata basis. The amount of debt that can be issued in any new series is determined by the structure of the transaction and the amount of collateral that has been added to the pool. In addition, the issuance of each new series of notes is subject to the satisfaction of several conditions, including that there is no event of default on the existing note series and that the issuance will not result in an event of default on, or the downgrade, qualification or withdrawal of the credit rating of, the existing note series.

Absent a plan to issue additional long-term debt through the Master Trust Funding Program, we are not required to add assets to, or substitute collateral in, the existing collateral pool. We can voluntarily elect to substitute assets in the collateral pool, subject to meeting prescribed conditions that are designed to protect the collateral pool by requiring the substitute assets to be of equal or greater measure in attributes such as: the asset’s fair value, monthly rent payments, remaining lease term and weighted average coverage ratios. In addition, we can sell underperforming assets and reinvest the proceeds in better performing properties. Any substitutions and sales are subject to an overall limitation of 35% of the collateral pool which is typically reset at each new issuance unless the substitution or sale is credit- or risk-based, in which case there are no limitations.

A significant portion of our cash flows are generated by the special purpose entities comprising our Master Trust Funding Program. For the three months ended March 31, 2018, excess cash flow from the Master Trust Funding Program, after payment of debt service and servicing and trustee expenses, totaled $4.9 million on cash collections of $14.5 million, which represents an overall ratio of cash collections to debt service of approximately 1.47 to 1. If at any time the monthly debt service coverage ratio (as defined in the program documents) generated by the collateral pool is less than or equal to 1.25 to 1, excess cash flow from the Master Trust Funding Program entities will be deposited into a reserve account to be used for payments to be made on the net-lease mortgage notes, to the extent there is a shortfall; if at any time the three month average debt service coverage ratio generated by the collateral pool is less than or equal to 1.15 to 1, excess cash flow from the Master Trust Funding Program entities will be applied to an early amortization of the notes.

Maturity and Interest.    The ABS notes require monthly payments of principal and interest. The payment of principal and interest on any Class B Notes is subordinate to the payment of principal and interest on any Class A Notes. The Series 2016-1 Notes mature in November 2046 and have a weighted average annual interest rate of 4.51%. However, the anticipated repayment date for the 2016-1 Notes is November 2021, and if the notes are not repaid in full on or before such anticipated repayment date, additional interest will begin to accrue on the notes. The Series 2017-1 Notes mature in June 2047 and have a weighted average interest rate of 4.16%. However, the anticipated repayment date for the 2017-1 Notes is June 2024, and if the notes are not repaid in full on or before such anticipated repayment date, additional interest will begin to accrue on the notes. Throughout this prospectus, when we disclose weighted average debt maturities, we have assumed the maturity date for the Series 2016-1 Notes and the 2017-1 Notes is their respective anticipated repayment date (which precedes the relevant maturity date), as we expect to repay such indebtedness on the relevant anticipated repayment date and we do not expect such indebtedness to remain outstanding until stated maturity.

Prepayment.    The Series 2016-1 Notes may be voluntarily prepaid, in whole or in part, at any time on or after the date that is 24 months prior to the anticipated repayment date in November 2021 without the payment of a make whole amount. Voluntary prepayments may be made before 24 months prior to the anticipated repayment date, but will be subject to the payment of a make whole amount.

The Series 2017-1 Notes may be voluntarily prepaid, in whole or in part, at any time on or after the date that is 31 months prior to the anticipated repayment date in June 2024 without the payment of a make whole amount. Voluntary prepayments may be made before 31 months prior to the anticipated repayment date, but will be subject to the payment of a make whole amount.

Security.    The Notes are secured by a lien on all of the property owned by the Master Trust Issuers and the related leases. As of March 31, 2018, there are 348 properties pledged to secure the Notes. The agreement permits substitution of real estate collateral from time to time subject to certain conditions.

Events of Default.    An event of default will occur if, among other things, the Master Trust Issuers fail to pay interest or principal on the Notes when due, materially default in compliance with the material covenants contained in the documents evidencing the Notes or the mortgages on the mortgaged property collateral or if a bankruptcy or other insolvency event occurs. Under the master trust indenture, we have a number of Master Trust Issuer covenants including requirements to pay any taxes and other charges levied or imposed upon the Master Trust Issuers and to comply with specified insurance requirements. We are also required to ensure that all uses and operations on or of our properties comply in all material respects with all applicable environmental laws. As of March 31, 2018, we were in material compliance with all such covenants.

For additional information about our Master Trust Funding Program see “Note 4. Secured Borrowings” to the Historical Consolidated Financial Statements of Essential Properties Realty Trust, Inc. Predecessor included elsewhere in this prospectus.

Unsecured Revolving Credit Facility

Prior to the completion of this offering, we expect to enter into an agreement with a group of lenders for a senior unsecured revolving credit facility in the maximum aggregate initial original principal amount of up to $300 million. We expect that Barclays Bank PLC, Citigroup Global Markets Inc. and Goldman Sachs Bank USA, each an affiliate of an underwriter in this offering, will act as joint lead arrangers, with Barclays Bank PLC acting as administrative agent.

We expect that the new revolving credit facility will have a term of four years with an extension option of up to 12-months exercisable by us, subject to certain conditions, and will initially bear interest at an annual rate of applicable LIBOR plus the applicable margin. The applicable LIBOR will be the rate with a term equivalent to the interest period applicable to the relevant borrowing. The applicable margin will initially be a spread set according to a leverage-based pricing grid. At our election, on and after receipt of an investment grade corporate credit rating from S&P or Moody’s, the applicable margin will be a spread set according to our corporate credit ratings by S&P and/or Moody’s. The facility will be freely prepayable at any time and will be mandatorily prepayable by us if borrowings exceed the borrowing base or the facility limit. We will be able to re-borrow amounts paid down, subject to customary borrowing conditions. We will be required to pay revolving credit fees throughout the term of the facility based upon our usage of the facility, at a rate which depends on our usage of the facility during the period before we receive an investment grade corporate credit rating from S&P or Moody’s, and which rate shall be based on the corporate credit rating from S&P and/or Moody’s after the time, if applicable, we receive such a rating. However, there can be no assurance that we will receive an investment grade corporate rating from S&P and/or Moody’s. The facility will provide an accordion feature to increase, subject to certain conditions, the maximum availability of the facility by up to $200 million.

Our operating partnership will be the borrower under the facility, and we and each of our subsidiaries that owns a direct or indirect interest in an eligible real property asset will be guarantors under the facility. We will be subject to financial covenants under the facility, including maintaining: a limitation on total consolidated leverage of not more than 60% of our total consolidated assets with a step up on two non-consecutive occasions to 65%, at our election, for two consecutive quarters each following a material acquisition; a consolidated fixed charge coverage ratio of at least 1.50x; a consolidated tangible net worth of at least 75% of our tangible net worth at the date of the facility plus 75% of future net equity proceeds; a consolidated secured leverage ratio of not more than 50% of our total consolidated assets; a secured recourse debt ratio of not more than 10% of our total consolidated assets; an unencumbered leverage ratio of not more than 60% of our consolidated unencumbered assets with a step up on two non-consecutive occasions to 65%, at our election, for two consecutive quarters each following a material acquisition; and an unencumbered interest coverage ratio of at least 1.75x. Additionally, the revolving credit facility will restrict our ability to pay distributions to our stockholders under certain circumstances. However, we may make distributions to the extent necessary to qualify or maintain our qualification as a REIT. The revolving credit facility will contain certain covenants that, subject to exceptions, limit or restrict our incurrence of indebtedness and liens, disposition of assets, transactions with affiliates, mergers and fundamental changes, modification of organizational documents, changes to fiscal periods, making of investments, negative pledge clauses and lines of business and REIT qualification.

Closing of the facility is conditioned on our satisfaction of certain customary conditions, including the consummation of this offering.

Promissory Notes

As of March 31, 2018, we had issued promissory notes to an affiliate of Eldridge with an aggregate outstanding principal balance of $225.0 million. These notes are secured by pledges of equity in subsidiaries holding assets with a gross investment amount of $354.1 million, generally mature 360 days following issuance and bear interest at LIBOR plus a spread of between 2.14% and 2.76%. Upon completion of this offering, the concurrent Eldridge private placement and the use of the net proceeds therefrom, we anticipate that we will have repaid these promissory notes in full and the equity pledge will be released.

Off-Balance Sheet Arrangements

As of March 31, 2018 and December 31, 2017, we did not have any off-balance sheet arrangements.

Contractual Obligations

The following table provides information with respect to our commitments as of December 31, 2017.

	Payment due by period (in thousands)
Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Secured Borrowings—Principal(1)	$752,936	$237,619	$16,428	$271,954	$226,935
Secured Borrowings—Fixed Interest(2)	110,854	22,587	44,154	30,115	13,998
Tenant Construction Reimbursement Obligations(3).	6,205	6,205	—	—	—
Operating Lease Obligations(4)	3,314	1,134	1,279	792	109

Total	$867,104	$261,340	$61,861	$302,861	$241,042

(1)	Includes an aggregate of $522.9 million of outstanding indebtedness issued under our Master Trust Funding Program and $230.0 million of promissory notes issued to an affiliate of Eldridge.
(2)	Includes interest payments on outstanding indebtedness issued under our Master Trust Funding Program through the anticipated repayment dates.
(3)	Includes obligations to reimburse certain of our tenants for construction costs that they incur in connection with construction at our properties in exchange for contractually specified rent that generally increases proportionally with our funding.
(4)	Includes $1.8 million of rental payments due under ground lease arrangements where our tenants are directly responsible for payment.

The following table provides information with respect to our commitments as of March 31, 2018.

	Payment due by period (in thousands)
Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Secured Borrowings—Principal(1)	$745,870	$185,750	$61,428	$271,850	$226,842
Secured Borrowings—Fixed Interest(2)	105,136	16,904	44,137	30,103	13,992
Total Construction Reimbursement Obligations(3)	11,107	11,107	—	—	—
Operating Lease Obligations(4)	7,105	854	2,468	2,008	1,775

Total	$869,218	$214,615	$108,033	$303,961	$242,609

(1)	Includes an aggregate of $520.9 million of outstanding indebtedness issued under our Master Trust Funding Program and $225.0 million of promissory notes issued to an affiliate of Eldridge.
(2)	Includes interest payments on outstanding indebtedness issued under our Master Trust Funding Program through the anticipated repayment dates.
(3)	Includes obligations to reimburse certain of our tenants for construction costs that they incur in connection with construction at our properties in exchange for contractually specified rent that generally increases proportionally with our funding.
(4)	Includes $1.7 million of rental payments due under ground lease arrangements where our tenants are directly responsible for payment.

The following table provides information with respect to our commitments as of March 31, 2018, on a pro forma basis.

Payment due by period (in thousands)
Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Secured Borrowings—Principal(1)	$	$	$	$	$
Secured Borrowings—Fixed Interest(2)
Total Construction Reimbursement Obligations(3)
Operating Lease Obligations(4)

Total	$	$	$	$	$

(1)	Includes an aggregate of $520.9 million of outstanding indebtedness issued under our Master Trust Funding Program.
(2)	Includes interest payments on outstanding indebtedness issued under our Master Trust Funding Program through the anticipated repayment dates.
(3)	Includes obligations to reimburse certain of our tenants for construction costs that they incur in connection with construction at our properties in exchange for contractually specified rent that generally increases proportionally with our funding.
(4)	Includes $1.7 million of rental payments due under ground lease arrangements where our tenants are directly responsible for payment.

Additionally, we may enter into commitments to purchase goods and services in connection with the operation of our business. Those commitments generally have terms of one-year or less and reflect expenditure levels comparable to our historical expenditures.

We intend to elect to qualify as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2018; accordingly, we generally will not be subject to federal income tax, provided we distribute all of our REIT taxable income, determined without regard to the dividends paid deduction, to our stockholders.

Cash Flows

Comparison of the Three Months Ended March 31, 2018 and the Three Months Ended March 31, 2017

As of March 31, 2018, we had $1.8 million of cash and cash equivalents and $9.3 million of restricted cash as compared to $3.0 million and $2.6 million, respectively, as of March 31, 2017.

Cash Flows for the Three Months Ended March 31, 2018

During the three months ended March 31, 2018, net cash provided by operating activities was $5.2 million. Our cash flows from operating activities are primarily dependent upon the occupancy level of our portfolio, the rental rates specified in our leases, the collectability of rent and the level of our operating expenses and other general and administrative costs. Cash inflows related to a net income adjusted for non-cash items of $7.5 million (net income of $1.1 million adjusted for non-cash items, including depreciation and amortization of tangible and intangible real estate assets, amortization of deferred financing costs, provision for impairment of real estate, gains on dispositions of investments, net, straight-line rent receivable, unit based compensation and allowance for doubtful accounts of $6.4 million). These cash inflows were partially offset by a net increase in prepaid expenses and other assets of $1.9 million and a decrease in accrued liabilities and other payables of 0.4 million.

Net cash used in investing activities during the three months ended March 31, 2018 was $56.4 million. Our net cash used in investing activities is generally used to fund property acquisitions, the development of our construction in progress, investments in loans receivable and, to a limited extent, capital expenditures, offset by cash provided from the disposition of real estate and principal collections on our direct financing receivables. The cash used in investing activities included $59.1 million to acquire investments in real estate and $5.1 million to fund construction in progress and other. These cash outflows were partially offset by $7.7 million of proceeds from sales of investments, net of disposition costs, approximately $18,000 of principal collections on our direct financing receivables and a decrease of approximately $36,000 in deposits on prospective real estate investments.

Net cash provided by financing activities of $42.9 million during the three months ended March 31, 2018 related to cash inflows of $45.0 million from the issuance of notes payable to related parties and $50.0 million of capital contributions. These cash inflows were partially offset by $50.0 million of payments of principal on notes payable to related parties, $2.1 million of repayments of secured borrowing principal and the payment of approximately $18,000 of deferred financing costs.

Cash Flows for the Three Months Ended March 31, 2017

During the three months ended March 31, 2017, net cash provided by operating activities was $3.7 million. Cash inflows related to a net income adjusted for non-cash items of $3.7 million (net income of $0.6 million adjusted for non-cash items, including depreciation and amortization of tangible and intangible real estate assets, amortization of deferred financing costs, provision for impairment of real estate, gains on dispositions of investments, net, straight-line rent receivable and unit based compensation of $3.3 million) and a net increase in prepaid expenses and other assets of approximately $12,000. These cash inflows were partially offset by a $0.2 million decrease in accrued liabilities and other payables.

Net cash used in investing activities during the three months ended March 31, 2017 was $123.6 million. The cash used in investing activities included $126.5 million to acquire investments in real estate, an increase of $2.1 million paid for deposits on prospective real estate investments and approximately $28,000 to fund construction in progress. These cash outflows were partially offset by $5.0 million of proceeds from sales of investments, net of disposition costs, and approximately $22,000 of principal collections on our direct financing lease receivables.

Net cash provided by financing activities of $113.5 million during the three months ended March 31, 2017 related to cash inflows of $215.0 million from the issuance of notes payable to related parties and $83.7 million of capital contributions. These cash inflows were partially offset by $83.0 million of payments of principal on notes payable to related parties, $101.2 million of equity distributions and $1.0 million of repayments of secured borrowing principal.

Comparison of the Year Ended December 31, 2017 and the Period From March 30, 2016 (commencement of operations) to December 31, 2016

As of December 31, 2017, we had $7.3 million of cash and cash equivalents and $12.2 million of restricted cash as compared to $1.8 million and $10.1 million, respectively, as of December 31, 2016.

Cash Flows for the Year Ended December 31, 2017

During the year ended December 31, 2017, net cash provided by operating activities was $22.5 million. Cash inflows related to a net income adjusted for non-cash items of $20.7 million (net income of $6.3 million adjusted for non-cash items, including depreciation and amortization of tangible and intangible real estate assets, amortization of deferred financing costs, provision for impairment of real estate, gains on dispositions of investments, net, straight-line rent receivable, unit based compensation and allowance for doubtful accounts of $14.4 million) and a $4.1 million increase in accrued liabilities and other payables. These cash inflows were partially offset by a net increase in prepaid expenses and other assets of $2.3 million.

Net cash used in investing activities during the year ended December 31, 2017 was $464.4 million. The cash used in investing activities included $509.8 million to acquire investments in real estate, $7.7 million to fund construction in progress, $0.3 million paid to tenants as lease incentives, $0.3 million paid for deposits on prospective real estate investments and approximately $0.05 million for capital expenditures. These cash outflows were partially offset by $53.6 million of proceeds from sales of investments, net of disposition costs, and $0.1 million of principal collections on our direct financing receivables.

Net cash provided by financing activities of $449.4 million during the year ended December 31, 2017 related to cash inflows of $543.0 million from the issuance of notes payable to related parties, $248.1 million of proceeds from secured borrowings under our Master Trust Funding Program and $83.7 million of capital contributions. These cash inflows were partially offset by $313.0 million of payments of principal on notes payable to related parties, $101.2 million of equity distributions, $5.6 million of repayments of secured borrowing principal and $5.6 million of deferred financing costs.

Cash Flows for the Period from March 30, 2016 (commencement of operations) to December 31, 2016

During the period from March 30, 2016 (commencement of operations) to December 31, 2016, net cash provided by operating activities was $10.5 million. Cash inflows related to a net income adjusted for non-cash items of $8.6 million (net income of $3.8 million adjusted for non-cash items, including depreciation and amortization of tangible and intangible real estate assets, provision for impairment of real estate, gains on dispositions of investments, net, and straight-line rent receivable of $4.8 million) and a $2.4 million increase in accrued liabilities and other payables. These cash inflows were partially offset by a net increase in prepaid expenses and other assets of $0.5 million.

Net cash used in investing activities during the period from March 30, 2016 (commencement of operations) to December 31, 2016 was $279.1 million. The cash used in investing activities included $288.9 million to acquire investments in real estate, $3.7 million to acquire investments in direct financing receivables, $2.0 million paid to tenants as lease incentives, $1.0 million to fund construction in progress and $0.1 million paid for deposits on prospective real estate investments. These cash outflows were partially offset by $16.5 million of proceeds from sales of investments, net of disposition costs, and approximately $37,000 of principal collections on our direct financing lease receivables.

Net cash provided by financing activities of $280.5 million during the year ended December 31, 2017 related to cash inflows of $288.6 million of capital contributions and $7.5 million of proceeds from secured borrowings under our Master Trust Funding Program. These cash inflows were partially offset by $7.7 million of deferred financing costs, $7.5 million of equity distributions and $0.3 million of repayments of secured borrowing principal.

Quantitative and Qualitative Disclosures About Market Risk

Over time, we generally seek to match the cash inflows from our long-term leases with the expected cash outflows on our long-term debt. To achieve this objective, our consolidated subsidiaries primarily borrow on a fixed-rate basis for longer-term debt issuances through our Master Trust Funding Program. Historically, we have borrowed funds that bear interest at floating rates for shorter periods of time to fund a portion of our acquisition activity, which we have generally refinanced with long-term fixed-rate debt. Upon completion of this offering, we expect to continue to incur debt that bears interest at floating rates in connection with our operations, including to fund future acquisitions, under the revolving credit facility that we expect to enter into. At March 31, 2018, we had an aggregate of $745.9 million of outstanding indebtedness, consisting of $520.9 million issued under our Master Trust Funding Program, which bears interest at a weighted average fixed rate of 4.35% per annum, and $225.0 million of outstanding promissory notes issued to an affiliate of Eldridge, which bear interest at a floating rate equal to LIBOR plus a spread per annum. A 100 basis point increase or decrease in LIBOR would result in an increase or decrease in annualized interest expense of $1.6 million. We are subject to interest rate risk on our outstanding floating rate debt (which we expect will be repaid upon completion of this offering, the concurrent Eldridge private placement and the use of the net proceeds therefrom), and we will be subject to interest rate risk on amounts that we may borrow from time to time under our expected revolving credit facility. We are also exposed to interest rate risk between the time we enter into a sale-leaseback transaction or acquire a leased property and the time we finance the related real estate with long-term fixed-rate debt. In addition, when our long-term debt matures, we may have to refinance the real estate at a higher interest rate. Market interest rates are sensitive to many factors that are beyond our control. Our interest rate risk management objective is to limit the impact of future interest rate changes on our earnings and cash flows. To address this risk, we seek to minimize the time period between acquisition of the real estate and the ultimate financing of that real estate with long-term fixed-rate debt. Additionally, our long-term debt generally provides for some amortization of the principal balance over the term of the debt, which serves to reduce the amount of refinancing risk at debt maturity. While we have not done so to date, we may, in the future, use various financial instruments designed to mitigate the impact of interest rate fluctuations on our cash flows and earnings, including hedging strategies, depending on our analysis of the interest rate environment and the costs and risks of such strategies. We do not intend to use derivative instruments for trading or speculative purposes.

We may incur additional variable rate debt in the future, including amounts that we may borrow under the revolving credit facility that we expect to have upon the completion of this offering. In addition, decreases in interest rates may lead to additional competition for the acquisition of real estate due to a reduction in desirable alternative income-producing investments. Increased competition for the acquisition of real estate may lead to a decrease in the yields on real estate we have targeted for acquisition. In such circumstances, if we are not able to offset the decrease in yields by obtaining lower interest costs on our borrowings, our results of operations will be adversely affected. Significant increases in interest rates may also have an adverse impact on our earnings if we are unable to acquire real estate with rental rates high enough to offset the increase in interest rates on our borrowings.

In the event interest rates rise significantly or there is an economic downturn, defaults may increase and result in credit losses, which may adversely affect our liquidity and operating results.

The estimated fair value of our fixed-rate indebtedness has been derived based on primarily unobservable market inputs such as interest rates and discounted cash flow analyses using estimates of the amount and timing of future cash flows, market rates and credit spreads. The following table discloses the fair value information for our fixed-rate indebtedness as of March 31, 2018:

	Carrying Value	Estimated Fair Value
	(in thousands)
Secured borrowings under Master Trust Funding Program	$520,870	$525,816

Non-GAAP Financial Measures

Our reported results are presented in accordance with GAAP. We also disclose FFO and AFFO both of which are non-GAAP financial measures. We believe these two non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. We also present our net debt and the ratio of net debt to EBITDAre, which are also both non-GAAP financial measures. We believe this ratio is useful to investors in assessing our leverage.

FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as reported on our statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), including the pro rata share of such adjustments of unconsolidated subsidiaries. To derive AFFO, we modify the NAREIT computation of FFO to include other adjustments to GAAP net income related to non-cash revenues and expenses such as straight-line rental revenue, amortization of deferred financing costs, amortization of capitalized lease incentives and above- and below-market lease-related intangibles, capitalized interest expense and non-cash compensation. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. We use AFFO as one measure of our performance when we formulate corporate goals.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is an additional useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by other non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

The following table reconciles net income (which we believe is the most comparable GAAP measure) to FFO and AFFO:

(In thousands)	Three Months Ended March 31,			Year Ended December 31,		Period from March 30, 2016 (Commencement of Operations) to December 31, 2016 (Historical)
	2018 (Pro forma)	2018 (Historical)	2017 (Historical)	2017 (Pro forma)	2017 (Historical)
Net income (loss)	$	$1,109	$583	$	$6,296	$3,750
Depreciation and amortization of real estate		6,467	3,782		19,513	5,428
Gain on dispositions of real estate		(1,232)	(295)		(6,748)	(871)
Impairment of real estate		1,849	151		2,377	1,298

Funds from Operations		8,193	4,221		21,438	9,605
Adjustments:
Straight-line rental revenue, net		(1,650)	(891)		(4,254)	(1,244)
Non-cash interest expense		576	378		1,884	101
Non-cash compensation expense		178	166		841	—
Amortization of market lease-related intangibles		138	9		531	116
Amortization of capitalized lease incentives		38	33		139	11
Capitalized interest expense		(53)	(31)		(242)	(10)
Transaction costs		8	—		—	—

Adjusted Funds from Operations	$	$7,428	$3,885	$	$20,337	$8,579

We calculate EBITDA as earnings before interest expense, taxes, depreciation and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA as it is a component utilized in our net debt to EBITDA ratio. We believe that this ratio provides investors and analysts with a measure of our leverage that includes our operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.

In 2017, NAREIT issued a white paper recommending that companies that report EBITDA also report EBITDAre in all financial reports for periods beginning after December 31, 2017. We compute EBITDAre in accordance with the definition adopted by NAREIT. NAREIT defines EBITDAre as EBITDA (as defined above) excluding gains (or losses) from the sales of depreciable property and real estate impairment losses. We believe that EBITDAre is useful to investors and analysts because it provides important supplemental information concerning our operating performance exclusive of certain non-cash and other costs.

EBITDA and EBITDAre are not measurements of financial performance under GAAP, and our EBITDA and EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

We use EBITDA as a component of our net debt to EBITDA leverage and not as a measure of liquidity. The following table reconciles net income (which is the most comparable GAAP measure) to EBITDA:

(In thousands)	Three Months Ended March 31,			Year Ended December 31,		Period from March 30, 2016 (Commencement of Operations) to December 31, 2016 (Historical)
	2018 (Pro forma)	2018 (Historical)	2017 (Historical)	2017 (Pro forma)	2017 (Historical)
Net income (loss)	$	$1,109	$583	$	$6,296	$3,750
Interest expense		8,276	3,715		22,574	987
Income tax expense		30	7		161	77
Depreciation and amortization		6,468	3,782		19,516	5,428

EBITDA		15,883	8,087		48,547	10,242
Gain on dispositions of real estate		(1,232)	(295)		(6,748)	(871)
Impairment of real estate		1,849	151		2,377	1,298

EBITDAre		$16,500	$7,943		$44,176	$10,669

Net debt to EBITDAre represents (i) our gross debt (defined as total debt plus deferred financing costs) less cash and cash equivalents and restricted cash deposits held for the benefit of lenders as of the end of the period presented, divided by (ii) EBITDAre or, for periods of less than twelve months, annualized EBITDAre for the period presented. Our management believes that this ratio is useful because it provides investors with information regarding gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using EBITDAre, which is described above.

The following table reconciles total debt (which is the most comparable GAAP measure) to net debt:

	As of March 31,		As of December 31,
(Dollar amounts in thousands)	2018 (Pro forma)	2018 (Historical)	2017 (Pro forma)	2017 (Historical)	2016 (Historical)
Secured borrowings, net of deferred financing costs	$	$510,138	$	$511,646	$272,823
Notes payable to related party		225,000		230,000	—

Total debt		735,138		741,646	272,823
Deferred financing costs, net		10,732		11,290	7,611

Gross debt		745,870		752,936	280,434
Cash and cash equivalents		(1,842)		(7,250)	(1,825)

Net debt	$	$744,028	$	$745,686	$278,609

Net debt to EBITDAre(1)		11.3x		16.9x	19.6x

(1)	Net debt to EBITDAre as of March 31, 2018 and December 31, 2016 is calculated using annualized EBITDAre for the three months ended March 31, 2018 and the period from March 30, 2016 (commencement of operations) to December 31, 2016, respectively.

MARKET OPPORTUNITY

Outlook

RCG’s outlook for the net lease real estate market is positive for the following reasons:

•	net leased properties historically provided owners with relatively stable rent growth across various economic cycles when compared to other types of real estate investments;

•	long-term leases and contractual rent structure can mitigate the risks of economic or real estate market downturns and limit the effects of inflation on operating expenses; and

•	the market is well positioned to accommodate increased investment activity given the $1.5 trillion to more than $2.0 trillion of U.S. real estate estimated to be held by corporate owner-occupiers.

Net Lease Characteristics

Compared with other types of commercial real estate, net leased properties offer relative stability of rental income and inflation mitigation structured into net leases. Other types of commercial real estate typically use gross leases, which place the financial responsibility for property operating expenses with the property owner. In contrast, a net lease typically requires the tenant to pay for most or all expenses of operating the property, in addition to paying rent. As a result, with cash flows that are intended to be passive, stable and paid at regular intervals, net leased real estate is similar, in many ways, to interest bearing corporate bonds. In addition, the inflation risk associated with net leased property is further limited by the fact that net leases frequently contain contractual rent escalators that allow for rent increases at specified time periods, with the amount of the increase often equal to a specified percentage of the existing rent or determined by reference to an inflation measure, such as the CPI. Furthermore, net leased properties may be less susceptible to short-term variations in economic conditions, as the term of net leases is generally substantially longer than traditional gross leases. In fact, during 2008 and 2009, the average rent growth for net leased properties remained positive throughout the economic downturn, while average rents fell among nearly all other major commercial property types.

Net leased properties are often purchased through sale-leaseback transactions, which can represent an efficient and economical way for an owner-occupier of real estate to raise capital. Following a sale-leaseback transaction, a former owner-occupier may be better positioned to maximize profitability or growth by allocating capital previously invested in real estate into core business activities.

Given the relatively stable rent growth and mitigated risks compared with other types of real estate, net leased properties provide the potential for a stable bond-like income stream across various economic cycles. In particular, RCG believes that long-term leases, limited re-tenanting risk (often due to the importance of the real estate to the tenant’s business), favorable lease structures and limited exposure to rising real estate expenses all support the stability of net leased properties and reduce the risks posed by economic and real estate cycles. In addition to the stable cash flows resulting from regular lease payments and built in rent escalators, depending on the property location and quality, net leased properties may also hold some, or even considerable, residual value.

Investor Mix and Market Size

The market for net leased properties is fragmented and decentralized, creating significant opportunities for well-capitalized firms with expertise in the market. Furthermore, as many smaller-scale net leased retail and service-oriented properties are valued under $10 million and may be located outside of primary real estate markets, these properties can often fall outside the typical investment criteria of large institutional investors. The lack of strong competition from institutional investors for smaller-scale net leased retail and service properties provides opportunities for firms with expertise in the market that desire to acquire these types of assets.

Various types of investors with a wide range of financial capacity invest in net leased properties, including non-traded and publicly-traded REITs, individuals and families. However, with the exception of a small number of sizable non-traded and publicly-traded REITs, most single-tenant, net lease owners hold relatively few assets. Given the fragmented ownership and the relatively limited number of potential buyers, RCG believes that well-capitalized firms with expertise in the market may be able to benefit from pricing inefficiencies in terms of the purchase price and lease terms for net leased properties. Furthermore, expertise and access to capital can make it possible for larger firms to better assess risks and more rapidly deploy capital in order to acquire new properties.

Recently, capital flows into the net lease market increased as investor interest in the sector expanded. Net lease-focused publicly-traded REITs raised approximately $1.2 billion over the 12 months ended March 31, 2018 and $15.6 billion over the five calendar years ended December 31, 2017. Equity commitments to the net lease market are indicative of an increase in investor interest in indirect ownership of net leased properties via REITs.

RCG estimates that the value of U.S. real estate owned by corporate owner-occupiers, and therefore real estate potentially available for sale-leaseback transactions, ranges from $1.5 trillion to more than $2.0 trillion, representing a sizable share of U.S. commercial real estate assets. Considering the total amount of commercial real estate held by corporate owner-occupiers, RCG believes that the net lease market is well positioned to accommodate increased investment activity.

Service–Oriented and Internet-Resilient Industries

As a percentage of personal consumption expenditures (PCE), consumer spending on services has outpaced spending on goods for a number of years. From the end of 2010 through March 2018, the most recent data available, spending on services increased by 35.4%, compared with an increase of 26.7% in spending on goods, according to the Bureau of Economic Analysis (BEA). The BEA defines services as commodities that cannot be stored or inventoried and that are usually consumed at the place and time of purchase. Examples include education, health care, transportation services, recreation services, restaurants and financial services. As of March 2018, more than two-thirds of consumer spending was on services.

In recent years, e-commerce pressured bricks-and-mortar retailers that sell goods that are easily accessible online, but service-oriented and experience-based businesses generally provide greater internet-resiliency. Additionally, traditional retailers that sell products that are more difficult to purchase or return online, such as furniture, also tend to be more resistant to internet pressures. Reflecting this trend, retail sales for furniture and home furnishing stores in the U.S. increased by 42.5% since 2010 to more than $10.1 billion as of April 2018, the most recent data available, according to the U.S. Census Bureau. Moreover, a number of service-oriented and experienced-based businesses are increasing store counts around the country. In addition, there is a recent trend of consolidation in some industries providing opportunities for economies of scale. For example, a small number of car wash companies have acted as consolidators in recent years, becoming the largest operators in the industry.

While population growth should support increased consumer demand across a broad range of industries, spending patterns will likely be heavily influenced by consumer preferences and changing lifestyles among the two largest demographic groups – the millennial and baby boomer generations. Defined as the generation born between 1981 and 1997, the millennial generation currently comprises the largest generational group in the United States with more than 75 million members as of 2017, according to the U.S. Census Bureau. While the youngest members of this group recently reached adulthood, many of the older members are now in their early and mid-30s. As the millennial generation ages, the total number of U.S. residents in their thirties is expected to rise significantly from 42.9 million in 2017 to 48.0 million in 2030, according to the U.S. Census Bureau. In addition, the share of the population in their thirties is expected to grow from 13.0% in 2010 to 13.5% by 2020. Through this transition, lifestyle changes such as forming new households, getting married and starting families are expected to be major drivers of consumer demand.

The baby boomer generation, defined as individuals born between 1946 and 1964, is the second largest generation. As this group ages, the number of U.S. residents aged 65 years or older is expected to rise from nearly 52 million in 2017 to approximately 56 million in 2020 and 73 million in 2030, according to the U.S. Census Bureau. Moreover, the share of the population aged 65 years or older is projected to increase from 13.1% in 2010 to 20.6% by 2030. Shifting priorities, rising healthcare needs and changing residential preferences among this large cohort are likely to be significant factors in determining consumer demand in the coming years.

Restaurants

Dining in a restaurant provides consumers with a culinary experience that cannot be directly replicated by cooking at home or through a food delivery service. In particular, restaurants offer consumers a social experience and, depending on the restaurant format, varying levels of service, ambience, speed and convenience. As a result, consumer spending on food away from home accounts for an increased share of food spending. In particular, spending on food away from home grew to 43.8% of total food expenditures in 2016, compared with 40.9% in 2010, according to the Bureau of Labor Statistics.

Demographic factors should continue to support the restaurant industry. As millennials advance in their careers, many are expected to enter a period of life typically associated with rising incomes and elevated spending. Additionally, as more people cohabitate and start families, many of these households are expected to be dual-earner households, with limited time available for cooking at home. Considering these factors, a significant share of food budgets should continue to be spent on dining out in restaurants.

Evolving residential preferences should also promote dining out. In some markets, homeowners and renters are shifting to smaller living spaces that make cooking and entertaining large groups at home more challenging. The number of households living in multifamily units increased significantly in recent years to 26.6 million households as of 2016, representing 22.4% of households, compared with 24.5 million, or 21.4%, in 2010, according to the U.S. Census Bureau. Multifamily apartments and condominium units often have smaller kitchen and dining spaces. The large number of households living in these smaller spaces are expected to support demand for dining in restaurants. Residential design and layout preferences among single family homes should also support this trend, as a large share of new and renovated homes implement floor plan configurations without a dedicated dining room. Approximately 75% of new homes built in 2016 had open or partially open kitchen-dining room arrangements, according to the National Association of Home Builders. This shift is expected to make hosting large family gatherings or social events at home more difficult and many households may prefer to gather in restaurants for meals with larger groups.

In combination, the experiential nature of restaurants and evolving residential preferences should support the restaurant industry and provide some resiliency to competition from internet-based grocery and food delivery services.

Car Washes and Automotive Services

The reliance of most U.S. households on cars as a primary mode of transportation underscores the potential demand for auto-related products and services. As of 2016, more than 91% of households had at least one vehicle, according to the U.S. Census Bureau. During the 10 year period ended in 2016, the number of households with one vehicle increased by 6.7 million, or 6.6%. In addition, the total number of vehicle miles traveled per year also increased by 6.1% between December 2007 and February 2018, the most recent data available, to more than 3.2 trillion miles, according to the U.S. Federal Highway Administration.

Rising demand for auto-related products and services is further supported by the increasing age of vehicles. The average age of all light vehicles in operation in the U.S. increased from 9.9 years in 2006 to 11.6 years in 2016, according to the U.S. Department of Transportation. As the average age of vehicles increase, the utilization of auto-related products and services also typically rises. Average annual consumer spending on vehicle maintenance and repairs increased by 23% from 2006 to 2016, according to the Bureau of Labor Statistics.

Evolving preferences of households should also support the consumption of car wash and automotive services. As the number of households living in dense, urban environments or multifamily housing increased in recent years, fewer households have access to a private driveway or garage space to conduct repairs and maintenance or wash cars at home. The share of owners washing cars at home decreased from 47.6% of owners in 1996 to 28.4% by 2014, according to the International Carwash Association. While consumer behavior may evolve as new technologies influence the automotive industry, households are expected to continue to utilize car washes and automotive services. In the near term, online retailers may offer automotive parts, but consumers are often very time sensitive when it comes to vehicle repairs due to the widespread reliance on cars as a primary mode of transportation. In addition, many consumers lack the skills to conduct necessary repairs. In the long term, although new technologies may shift the ways people use vehicles, even autonomous cars will likely still need to be washed and maintained.

Convenience Stores and Gas Stations

From December 2010 to April 2018, the most recent data available, U.S. gasoline consumption increased by 4.6% to nearly 9.3 million barrels per day. When purchasing fuel, consumers often make additional purchases from attached convenience stores. Approximately 41% of customers purchasing gasoline also go inside the store, according to the 2016 NACS Retail Fuels Report.

Convenience store purchases are also typically comprised of purchases intended for immediate consumption. As of 2017, approximately 83% of convenience store purchases are consumed within one hour of purchase, according to the NACS. As of 2016, convenience stores captured 85% of all sales through purchases from six product categories: beer, packaged beverages, salty snacks, candy, cigarettes and other tobacco, according to The Nielsen Company. All of these products are geared towards immediate consumption.

Locational advantages further support convenience stores demand. Convenience stores are often paired with gasoline service stations, making it possible for consumers to purchase additional goods when buying gasoline. There are nearly 123,000 convenience stores selling fuel in the United States, and these retailers sell an estimated 80% of all fuel purchased in the country, according to NACS. The combination of gas and convenience store products can lead to impulse purchases while refueling. The industry also provides access to food and beverages for local communities, particularly households that are relatively far from grocery stores, and for households with limited access to online purchasing channels. Many stores also have extended hours of operation, filling a need for items when grocery stores are closed or delivery services unavailable.

In aggregate, U.S. convenience store sales increased by 18.9% from 2012 through 2017, according to NACS. The advantages of highly accessible locations, extended hours of operation and products that satisfy impulse and necessity purchases should continue to sustain consumer demand for convenience store products.

Early Childhood Education

Early childhood education services, focused on children under the age of five, provide families with practical child care in a model typically designed to incorporate learning-oriented activities. Demand for early childhood education services is expected to grow as a result of an increasing population of young children, proliferation of single-parent and dual-income households and an emphasis on early childhood education, beyond traditional daycare.

As millennials enter their thirties and begin to start families, the number of young children in the U.S. is expected to grow substantially. According to the U.S. Census Bureau, as of 2017, there were nearly 20 million children under the age of five in the Unites States, all of whom require some form of child care. By 2025, this segment is expected to grow approximately 3.9% to 20.8 million. The fertility rate for women in their thirties increased significantly in recent decades. In 2016, the fertility rate for women 30 to 34 years old was 102.7 births per 1,000 women, compared with 70.1 births in 1986, according to the National Center for Health Statistics (NCHS). During the same period, the fertility rate for women aged 35 to 39 years increased to 52.7 from 24.4. As a growing number of millennial households enter these child-rearing years, the number of births is expected to increase in the coming years.

Many of these families with young children are expected to be dual-income households. The labor force participation rate among women with preschool-aged children (ages three to five years) increased from 45% in 1975 to 67.3% in 2015, according to the Bureau of Labor Statistics. Additionally, a significant number of families will be single-parent households. In 2017, there were more than 10.6 million single-parent households, or 31.0% of family households with children under the age of 18. In comparison, single-parent households accounted for 28.8% of family households as of 2006, according to the U.S. Census Bureau. Demand is further bolstered by increasing per capita income and improving labor market conditions. With both parents at work and earning more, many households with young children may require a range of services for children, including daycare, pre-school and afterschool care.

Furthermore, there is increased demand for curriculum-based, child-centered learning. While parents have a variety of options as to how they meet this need, early childhood education is a growing industry distinct from other forms of child care in the United States. Traditional daycare provides for physical needs, while early childhood education provides for not only physical needs but also academic development. Households typically rely on early childhood education centers in their local community to provide in-person support for their children. Reflecting the increased demand, the total enrollment of children ages three to five years in early childhood education programs increased from 6.7 million in 1990 to 7.7 million as of 2015, according to the U.S. Census Bureau. Moreover, the share of children enrolled increased from 59.4% of children aged three to five years in 1990 to 64.2% in 2015.

Looking ahead, demographic and lifestyle patterns should lead to more births and a growing number of families seeking childcare services, supporting demand for the early childhood education industry.

Movie Theaters and Entertainment

The growing consumer preference for experiences, particularly among millennials, is supporting growth in the arts, entertainment and recreation industry. According to the U.S. Bureau of Economic Analysis (BEA), industry output increased from $0.9 trillion in 2006 to over $1.4 trillion in 2017, and industry output as a percentage of total U.S. GDP increased from approximately 3.6% to approximately 4.1% during the same time period.

Consumer spending on entertainment fees and admissions also increased, rising by 17.2% from an average per-consumer annual expenditure of $581 in 2010 to $681 in 2016, according to the Bureau of Labor Statistics.

Within this industry, movie theaters provide consumers with an entertainment experience that cannot be directly replicated by viewing media at home. Amid growing competition from home content delivery services, the experiential nature of movie theaters, combined with the rapidly evolving selection of amenities offered by theaters, should support demand for movie theaters, particularly for major film releases. The increasingly diverse range of theater offerings include amenities such as large 3-D screens, reclining lounge chairs, restaurant-style food and beverage options and wait staff, as well as special events such as film festivals, movie premiers and live performances. Because the majority of box office receipts of a particular movie come in the initial weeks after theatrical release, the effects of premium video on the demand streaming services may not have a great impact on consumers seeking new content and social gatherings, particularly for major film releases. Studios continue to invest in popular, mainstream franchises with a proven record of drawing attendance.

Reflecting consumer demand for this broad range of offerings, 76% of the population in the U.S. and Canada went to a movie theater at least once in 2017, according to the Motion Picture Association of America. In addition, box office revenue in the U.S. and Canada increased by 20.7% from 2006 through 2017, to $11.1 billion, according to the Motion Picture Association of America. Growth in consumer spending on arts, entertainment and recreation should continue to support the movie theater and entertainment industry in the coming years.

Health and Fitness

Health

Aging of the U.S. population and increased healthcare utilization should support increased demand for a wide range of healthcare services. In particular, the baby boomer generation is expected to utilize significantly more healthcare products and services in the coming years. The population aged 65 years or older is expected increase to 56.1 million people by 2020 and 73.1 million by 2030, according to the U.S. Census Bureau. The large size of this generation, combined with new technologies and treatments that are expected to increase longevity, should drive demand for healthcare services. The aging of the millennial generation should also contribute to healthcare demand, as this generation ages into periods of greater healthcare utilization and as more people choose to start families in the coming years. Reflecting these trends, the Center for Medicare and

Medicaid Services expects healthcare spending to rise from $3.2 trillion in 2015 to approximately $4.1 trillion in 2020.

The aging population and rising healthcare utilization, combined with the need for physical care and treatment, should sustain demand for healthcare services, including urgent care centers, doctor offices, outpatient care facilities, and other health-related centers.

Fitness

In recent years, the number of gym memberships and spending on fitness-related activities increased. As of 2017, nearly 61 million Americans belonged to a fitness club. According to the International Health, Racquet and Sportsclub Association (IHRSA), the top three reasons consumers use health clubs are to stay in shape, for overall health and wellbeing, and because of the convenient location.

The number of adults in the 20 to 64 age group, the most likely to hold a fitness center membership, according to the National Association for Health and Fitness, increased by more than 7 million people from 2010 to 2017, according to the U.S. Census Bureau. As of 2017, the number of fitness club memberships in the United States increased to 60.9 million, an increase of 33.6% since 2008, according to IHRSA. Moreover, the average member visited their club 104 times in 2017. Reflecting sustained fitness center utilization, health clubs generated $27.6 billion in revenue in 2016, compared with $25.8 billion in 2015, an increase of 7.2%, according to IHRSA.

The longer life expectancy of the baby boomer generation compared with previous generations should help sustain higher levels of physical activity and demand for fitness centers. As of 2015, life expectancy at age 65 was 19.4 years, according to the Centers for Disease Control and Prevention. As this generation reaches retirement age, many are expected to continue to utilize fitness center services, particularly as they have more time available to dedicate to personal health and fitness. With many millennials interested in active lifestyles, access to fitness centers is an important amenity and this generation may be a primary source of demand for fitness centers going forward.

While new technologies continue to provide expanded options for at home fitness, these products cannot directly replicate the social and motivational nature of a gym environment, fitness class or personalized training experience. In addition, given the large increase in the number of households living in multifamily units in recent years, limited availability of workout space can make exercising at home more difficult, and many households may prefer to utilize fitness centers. Considering the experiential nature of fitness centers (and the expanding diversity of industry offerings), the fitness industry should continue to attract a wide range of consumers.

BUSINESS AND PROPERTIES

Our Company

We are an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to middle-market companies operating service-oriented or experience-based businesses. We have assembled a diversified portfolio using an investment strategy that focuses on properties leased to tenants in businesses such as restaurants (including quick service and casual and family dining), car washes, automotive services, medical services, convenience stores, entertainment, early childhood education and health and fitness. We believe that properties leased to tenants in these businesses are essential to the generation of the tenants’ sales and profits and that these businesses exhibit favorable growth characteristics and are generally insulated from e-commerce pressure. As of March 31, 2018, 87.6% of our $75.7 million of annualized base rent was attributable to properties operated by tenants in service-oriented and experience-based businesses.

Our objective is to maximize stockholder value by generating attractive risk-adjusted returns through owning, managing and growing a diversified portfolio of commercially desirable properties. We have grown strategically since commencing investment activities in June 2016. As of March 31, 2018, we had a portfolio of 530 properties (including two undeveloped land parcels and two properties under development) built on the following core attributes:

Diversified Portfolio.    Our portfolio was 99.1% occupied by 127 tenants operating 112 different brands, or concepts, in 15 industries across 42 states, with none of our tenants contributing more than 6.8% of our annualized base rent.

Sector Leading Remaining Lease Term.    Our leases had a weighted average remaining lease term of 13.8 years (based on annualized base rent), with only 4.4% of our annualized base rent attributable to leases expiring prior to January 1, 2023.

Significant Use of Master Leases.    64.8% of our annualized base rent was attributable to master leases.

Healthy Rent Coverage Ratio and Extensive Tenant Financial Reporting.    Our portfolio’s weighted average rent coverage ratio was 2.9x and 97.4% of our leases (based on annualized base rent) obligate the tenant to periodically provide us with specified unit-level financial reporting.

Contractual Base Rent Escalation.    95.4% of our leases (based on annualized base rent) provided for increases in future base rent at a weighted average rate of 1.5% per year.

Differentiated Investment Approach.    Our average investment per property was $1.9 million (which equals our aggregate investment in our properties (including transaction costs, lease incentives and amounts funded for construction in progress) divided by the number of properties owned at March 31, 2018), and we believe investments of similar size allow us to grow our portfolio without concentrating a large amount of capital in individual properties and limit our exposure to events that may adversely affect a particular property.

We intend to continue our disciplined growth strategy, which emphasizes investing in commercially desirable properties with strong unit-level performance and rent coverage, by originating new sale-leaseback transactions and leveraging our tenant relationships to source investment opportunities. During the year ended December 31, 2017, we purchased 212 properties, in 62 separate transactions, with an aggregate purchase price of $534.3 million for an average quarterly investment volume of $133.6 million. During the three months ended March 31, 2018, we purchased 28 properties, in 16 separate transactions, with an aggregate purchase price of $64.1 million. As of March 31, 2018, on a pro forma basis, we had approximately $         of cash and cash equivalents on hand (based on the mid-point of the price range set forth on the front cover of this prospectus) and believe that our capitalization and access to our expected $300 million unsecured revolving credit facility will allow us to significantly grow our portfolio.

Our History

Our business commenced in 2016 when Peter M. Mavoides, our President and Chief Executive Officer, partnered with Eldridge to seek to capitalize on a market opportunity to provide capital to middle-market tenants operating in service-oriented or experience-based businesses through sale-leaseback transactions. Eldridge is a private investment firm specializing in providing both equity and debt capital and has provided a substantial portion of our equity funding as well as facilitated access to attractive debt financing. Eldridge invests across diversified industries with a focus on media and sports, insurance, real estate development, asset leasing and financing, branded food and hospitality, and asset management businesses. In particular, Eldridge seeks to build and grow companies led by proven management teams that have demonstrated leadership and experience to scale an enterprise. Eldridge is headquartered in Greenwich, Connecticut, with additional offices in Beverly Hills, California, New York, New York and London, England. Upon completion of this offering and the concurrent Eldridge private placement, Eldridge, through its subsidiaries, will have an ownership interest in our business of approximately     % on a fully diluted basis.

We commenced investment activities on June 16, 2016 when we acquired our GE Seed Portfolio. Subsequent to this investment, we have grown through our focused investment strategy, and as of March 31, 2018, we had a portfolio of 530 properties with annualized base rent of $75.7 million.

Our senior management team is comprised of executives with significant net lease, real estate and capital markets experience. Peter M. Mavoides, our President and Chief Executive Officer, has been active in the single-tenant, net lease industry for approximately 20 years, and Gregg A. Seibert, our Executive Vice President and Chief Operating Officer, has been active in the industry for approximately 23 years. Messrs. Mavoides and Seibert have worked together on net lease real estate transactions in various capacities for approximately ten years. Under their leadership, we have rapidly developed and implemented our investment sourcing, underwriting, closing and asset management functions. We have also accumulated a substantial portfolio and maintain a large investment pipeline.

Previously, Mr. Mavoides was the President and Chief Operating Officer of Spirit from September 2011 through February 2015. While at Spirit, Mr. Mavoides was instrumental in transforming the company from an enterprise with $3.2 billion of total assets and 37 employees at the time of its September 2012 initial public offering to a public company with $8.0 billion of total assets and over 70 employees at the time of his departure in February 2015. Mr. Mavoides left Spirit, then based in Scottsdale, Arizona, to relocate to the East Coast and establish a partnership with a strategic capital partner to pursue our business. Prior to his tenure with Spirit, Mr. Mavoides worked for Sovereign Investment Company, or Sovereign, as its President and Chief Executive Officer, from May 2003 to January 2011. Sovereign is a private equity firm that focuses on investment opportunities relating to long-term, net-leased real estate. While at Sovereign, Mr. Mavoides developed and implemented a business plan pursuant to which Sovereign grew from a startup to a leading investor focused on single-tenant, net leased properties, and he implemented an investment strategy pursuant to which over $1.0 billion was invested in net lease transactions.

Mr. Seibert was employed by Spirit from September 2003 through May 2016, where he served as Executive Vice President and Chief Investment Officer at the time of his departure. Prior to his tenure with Spirit, Mr. Seibert worked for over nine years at Franchise Finance Corporation of America, or FFCA, which was an NYSE-listed REIT that provided real estate financing to multi-unit operators of chain restaurants until FFCA’s August 2001 acquisition by an affiliate of General Electric Capital Corporation. At FFCA, Mr. Seibert held positions as Vice President and Senior Vice President of Underwriting and Research and Senior Vice President of Acquisitions.

During the period of their overlapping tenure at Spirit, Messrs. Mavoides and Seibert, together with other Spirit personnel, were responsible for Spirit’s investments and portfolio management activities. As indicated in the table below, from Spirit’s initial public offering in September 2012 through the date of Mr. Mavoides departure in February 2015, the total return to Spirit’s common stockholders exceeded that of the Standard & Poor’s 500 Stock Index, the MSCI US REIT Index and a Peer Group (as defined in footnote (6) to the below table) of publicly-traded net lease REITs. However, comparability of Spirit’s total stockholder return to that of the S&P 500 Index, the MSCI US REIT Index and the Peer Group may be limited due to the differences between Spirit and the other companies represented in the S&P 500 Index, the MSCI US REIT Index and the Peer Group, including with respect to size, asset type, geographic concentration and investment strategy. The information regarding total return to stockholders achieved by Spirit is not a guarantee, prediction or indication of the returns that we may achieve in the future, and we can offer no assurance that we will be able to replicate these returns. Messrs. Mavoides and Seibert were part of a senior management team at Spirit whose other members are not part of our management. Moreover, this performance data includes periods with economic characteristics, interest rate environments and other market forces that are significantly different from those we face today and may face in the future.

	Relative Performance of Spirit September 19, 2012 through February 25, 2015 (Total Return(1)(2)(3))
	Spirit	Standard & Poor’s 500 Stock Index(4)	MSCI US REIT Index(5)	Peer Group(6)
From Spirit’s IPO to Mr. Mavoides departure (September 19, 2012 through February 25, 2015)	88.1%	52.4%	37.2%	31.0%

(1)	Past performance is not an indicator of future performance, and we may suffer losses or achieve total returns that are less than those shown in the table above. Our future performance may not outpace, and may be significantly outpaced by, the S&P 500 Index, the MSCI US REIT Index and/or the Peer Group. Accordingly, you should not place undue reliance on the past performance data set forth in this table and elsewhere in this prospectus. See “Risk Factors—Risks Related to Our Business—The past performance of Spirit is not an indicator of our future performance.”
(2)	Total return calculation reflects the stock price performance (assuming contemporaneous reinvestment of all dividends and other distributions) and does not account for tax effects.
(3)	Calculations for total return are based on data from SNL Financial.
(4)	We have selected the Standard & Poor’s 500 Stock Index as a comparison because it includes approximately 80% coverage of the available market capitalization in the United States and is considered a common benchmark used by investors when evaluating a company’s performance relative to the broad universe of U.S. domestic equity securities.
(5)	We have selected the MSCI US REIT Index as a comparison because it currently includes 151 U.S. equity REITs and is considered the primary benchmark for U.S. equity REIT performance.
(6)	A group of publicly-traded REITs that invest in net lease real estate, consisting of Agree Realty Corporation, EPR Properties, Getty Realty Corp., National Retail Properties, Inc., Realty Income Corporation and VEREIT, Inc. We have selected the Peer Group as a comparison because it includes a group of companies that we believe pursued investment strategies similar to Spirit during the relevant period.

Information regarding Spirit reflects past performance and may have been due in part to external factors beyond the control of the management of Spirit, including superior general economic conditions than those existing now, and is not a guarantee or prediction of our future operating results or the returns that our stockholders should expect to achieve in the future. In addition, Spirit faced various adverse business developments during the tenure of Messrs. Mavoides and Seibert. For example, after the Federal Reserve announced in May 2013 that it would begin “tapering” the size of its bond-buying program, known as “quantitative easing,” the company experienced a general downturn in its stock price. Spirit, and the net lease real estate market more generally, underperformed the S&P 500, reflecting a weakened demand for real estate investments as investors focused on shorter-duration investment strategies. In addition, from time to time, in the ordinary course of business, Spirit had properties that underperformed or failed to meet operational or financial expectations. For the years ended December 31, 2014 and 2012, Spirit reported total revenues of $602.9 million and $273.1 million and net losses attributable to common stockholders of $33.8 million and $76.3 million, respectively. For the year ended December 31, 2013, Spirit reported total revenues of $419.5 million and net income attributable to common stockholders of $1.7 million. For the years ended December 31, 2014, 2013 and 2012, Spirit reported losses from continuing operations of $50.9 million, $33.2 million and $72.5 million, respectively. Spirit reported depreciation and amortization expense for the years ended December 31, 2014, 2013 and 2012 of $248 million, $164.1 million and $105 million, or 42.2%, 36.5% and 33.6% of total expenses, respectively. Spirit also reported impairments of $36 million and $8.9 million for the years ended December 31, 2014 and 2012, respectively. Spirit’s results for 2013 and 2014 were significantly impacted by its July 2013 acquisition of Cole Credit Property Trust II, Inc., which significantly increased its size and involved significant costs.

If our management team is unable to anticipate or effectively adapt to future economic downturns or other adverse business developments, our business may experience declines.

Our Target Market

We are an active investor in single-tenant, net leased real estate. Our target properties are generally freestanding, commercial real estate facilities where a middle-market tenant conducts activities that are essential to the generation of its sales and profits. We believe that this market is underserved from a capital perspective and offers attractive investment opportunities.

Within this market, we emphasize investment in properties leased to tenants engaged in a targeted set of service-oriented or experience-based businesses, such as restaurants (including quick service and casual and family dining), car washes, automotive services, medical services, convenience stores, entertainment, early childhood education, and health and fitness because we believe these businesses are generally insulated from e-commerce pressure. In addition, we believe that many of these businesses are favorably impacted by current macroeconomic trends that support consumer spending, such as generally declining unemployment and positive consumer sentiment.

We also focus on properties leased to middle-market companies, which we define as regional and national operators with between 10 and 250 locations and $20 million to $500 million in annual revenue, and we opportunistically invest in properties leased to smaller companies, which we define as regional operators with less than 10 locations and less than $20 million in annual revenue. Although it is not our primary investment focus, we will consider investments leased to large companies on an opportunistic basis. While most of our targeted tenants are not rated by a nationally recognized statistical rating organization, we primarily seek to invest in properties leased to companies that we determine have attractive credit characteristics and stable operating histories.

Despite the market’s size, the market for single-tenant, net leased real estate is highly fragmented. In particular, we believe that there is a limited number of participants addressing the long-

term capital needs of unrated middle-market and small companies. We believe that many publicly-traded REITs that invest in net leased properties concentrate their investment activity in properties leased to investment grade-rated tenants, which tend to be larger organizations, with the result that unrated, middle-market and small companies are relatively underserved and offer us an attractive investment opportunity.

Furthermore, we believe that there is strong demand for our net-lease solutions among middle-market and small owner-operators of commercial real estate, in part, due to the bank regulatory environment, which, since the turmoil in the housing and mortgage industries from 2007-2009, has generally been characterized by increased scrutiny and regulation. We believe that this environment has made commercial banks less responsive to the long-term capital needs of unrated middle-market and small companies, many of which have historically depended on commercial banks for their financing, offering us an attractive opportunity to address the capital needs of these companies by offering them an attractive alternative to financing their real estate with traditional mortgage or bank debt and their own equity.

Accordingly, while we believe our net-lease financing solutions may be attractive to a wide variety of companies, we believe our most attractive opportunity is owning properties net leased to bank finance-dependent, middle-market and small companies that are generally unrated and have less access to efficient sources of long-term capital than larger, rated companies. As of March 31, 2018, our average investment per property was $1.9 million (which equals our aggregate investment in our properties (including transaction costs, lease incentives and amounts funded for construction in progress) divided by the number of properties owned at March 31, 2018), which generally allows us to avoid concentrating a large amount of capital in an individual property and reduces our exposure to events that may adversely affect a particular property.

Our Competitive Strengths

We believe the following competitive strengths distinguish us from our competitors and will allow us to compete effectively in the single-tenant, net-lease market:

•	Carefully Constructed Portfolio of Recently Acquired Properties Leased to Service-Oriented or Experience-Based Tenants. We have strategically constructed a portfolio that is diversified by tenant, industry and geography and generally avoids exposure to businesses that we believe are subject to pressure from e-commerce. Our properties are subject to newer, long-term net leases that we believe provide us a stable base of revenue from which to grow our portfolio. As of March 31, 2018, we had a portfolio of 530 properties, with annualized base rent of $75.7 million, which was selected by our management team in accordance with our focused investment strategy. Our portfolio is diversified with 127 tenants operating 112 different concepts across 42 states and 15 industries. None of our tenants contributed more than 6.8% of our annualized base rent as of March 31, 2018, and our strategy targets a scaled portfolio that, over time, derives no more than 5% of its annualized base rent from any single tenant or more than 1% from any single property.

We focus on investing in properties leased to tenants operating in service-oriented or experience-based businesses, such as restaurants (including quick service and casual and family dining), car washes, automotive services, medical services, convenience stores, entertainment, early childhood education and health and fitness, which we believe are generally insulated from e-commerce pressure. As of March 31, 2018, 87.6% of our annualized base rent was attributable to tenants operating service-oriented and experience-based businesses. We believe many of our tenants operate businesses that are performing more favorably than other types of businesses that often occupy net leased real estate, such as “big box” retailers, specialty apparel retailers and sporting goods outlets.

We believe that our portfolio’s diversity and recent underwriting decreases the impact on us of an adverse event affecting a specific tenant, industry or region, and our focus on leasing to tenants in industries that we believe are well-positioned to withstand competition from e-commerce increases the stability of our rental revenue.

•	Experienced and Proven Net Lease Management Team. Our senior management has significant experience in the net lease industry, a track record of growing net lease businesses to significant scale and was directly responsible for sourcing, financing and acquiring each of the properties in our portfolio. Our President and Chief Executive Officer, Peter M. Mavoides, has been active in the single-tenant, net lease industry for approximately 20 years. During his career, Mr. Mavoides has overseen the acquisition of net leased properties with an aggregate purchase price of $4 billion and has successfully grown net lease businesses to significant scale. Prior to establishing our company, Mr. Mavoides was the President and Chief Operating Officer of Spirit, an NYSE-listed REIT that invests primarily in single-tenant, net leased real estate, from September 2011 through February 2015. During his tenure at Spirit, Mr. Mavoides was instrumental in transforming the company from a private enterprise, with $3.2 billion of total assets and 37 employees at the time of its September 2012 initial public offering, to a public company with $8.0 billion of total assets and over 70 employees at the time of his departure in February 2015. While at Spirit, Mr. Mavoides chaired the company’s investment committee and led the team that acquired over 150 separate investments, with an aggregate purchase price of nearly $2.0 billion and an average investment per property of $2.6 million over a period of approximately three years. In addition to his substantial experience in originating, negotiating and closing sale-leaseback transactions, Mr. Mavoides has experience in large-scale strategic transactions and was a member of Spirit’s senior management team when it merged with Cole Credit Property Trust II in 2013.

Our Executive Vice President and Chief Operating Officer, Gregg A. Seibert, has been active in the single-tenant, net lease industry for approximately 23 years, including over 21 years with leadership responsibilities in credit, acquisitions and portfolio management in the net lease industry. From September 2003 through May 2016, Mr. Seibert was employed by Spirit, where he was the company’s Executive Vice President and Chief Investment Officer at the time of his departure. While at Spirit, Mr. Seibert was a member of the company’s investment committee and its executive management team, and he was instrumental in establishing and implementing that company’s business strategy, including investment sourcing, tenant underwriting, asset management and capital markets activities. Mr. Seibert also gained over nine years of experience at FFCA, which was an NYSE-listed REIT that provided real estate financing to multi-unit operators of chain restaurants, rising to be FFCA’s Senior Vice President of Underwriting and Research at the time of FFCA’s acquisition by General Electric Capital Corporation in August 2001. Messrs. Mavoides and Seibert are part of a five member team of experienced net lease real estate executives that lead our investment and portfolio management activities.

Messrs. Mavoides and Seibert have continued and refined an investment strategy that they jointly pursued at Spirit from 2011 to 2015 and have been primarily responsible for developing and implementing our investment sourcing, underwriting, closing and asset management functions, which we believe can support significant investment growth without a proportionate increase in our operating expenses. As of March 31, 2018, exclusive of our GE Seed Portfolio, 80.6% of our portfolio’s annualized base rent was attributable to internally originated sale-leaseback transactions and 91.8% was acquired from parties who had previously engaged in one or more transactions that involved a member of our senior management team (including operators and tenants and other participants in the net lease industry, such as brokers, intermediaries and financing sources). The substantial experience, knowledge and relationships of our senior leadership team provide us with an extensive network of contacts that we believe allows us to originate attractive investment opportunities and effectively grow our business.

•	Growth Oriented Balance Sheet Supporting Scalable Infrastructure. As of March 31, 2018, on a pro forma basis, we had $ million of total debt outstanding, with a weighted average annual interest rate of % and a weighted average maturity of 20 , and net debt of $ million. For the year ended December 31, 2017, our pro forma net income was $ million, our pro forma EBITDAre was $ million and our pro forma ratio of net debt to EBITDAre was x. For the three months ended March 31, 2018, our pro forma net income was $ million, our pro forma EBITDAre was $ million and our pro forma ratio of net debt to annualized EBITDAre was x. In addition, upon completion of this offering, we expect to have an undrawn revolving credit facility with a four year term that will be available for general corporate purposes, including for funding future acquisitions. We will also have unencumbered properties that contributed $ million of annualized base rent as of March 31, 2018. We will seek to manage our balance sheet so that we have access to multiple sources of debt capital in the future, such as term borrowings from insurance companies, banks and other sources, single-asset mortgage financing and CMBS borrowings, that may offer us the opportunity to lower our cost of funding and further diversify our sources of debt capital.

Our net debt, our EBITDAre and our ratio of net debt to our EBITDAre referenced above are non-GAAP financial measures. For definitions of net debt and EBITDAre, reconciliations of these metrics to total debt and net income, respectively, the most directly comparable GAAP financial measures, and a statement of why our management believes the presentation of these metrics provides useful information to investors and any additional purposes for which management uses these metrics, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

Our largest borrowing source is our Master Trust Funding Program, under which we may, subject to applicable covenants, issue multiple series and classes of notes from time to time to institutional investors in the asset-backed securities market. As of March 31, 2018, on a pro forma basis, we had Class A Notes and Class B Notes outstanding under our Master Trust Funding Program with an aggregate outstanding principal balance of $         million. These notes are secured by a pool of 348 properties and the related leases as of March 31, 2018, however, we have the ability to pre-pay these notes without the payment of a make-whole amount after November 2021, giving us flexibility to unencumber the pledged assets, should we choose to do so as part of a strategy to seek an investment grade credit rating in the future or for other reasons. Pre-payments with respect to notes issued under our Master Trust Funding Program with an aggregate outstanding principal amount of $275.4 million (as of March 31, 2018) on or after November 25, 2019 do not require a make-whole, and pre-payments with respect to notes issued under our Master Trust Funding Program with an aggregate outstanding principal amount of $245.5 million (as of March 31, 2018) on or after November 25, 2021 do not require a make-whole payment. These notes are non-recourse to us, subject to customary limited exceptions.

We are the property manager and servicer for the leases that are the collateral for the notes under our Master Trust Funding Program and, in that capacity, have discretion in managing the collateral pool. We believe that this discretion enhances our operational flexibility by enabling us to: issue additional notes in future series that reflect the increase in the value of properties or the entire collateral pool; substitute assets in the collateral pool (subject to meeting certain prescribed conditions and criteria); and sell underperforming assets and reinvest the proceeds in better performing properties, subject, in the case of substitutions and sales, to certain limitations unless the substitution or sale is credit- or risk-based. We also have the ability to add properties to the collateral pool between series issuances, thereby further increasing the pool’s size and diversity. By implementing an investment grade-rated debt program that is supported by a large, diverse and growing collateral pool, we seek to lower our borrowing costs and, in turn, be in a position to deliver more competitive financial terms to our tenants and superior returns to our stockholders.

•	Differentiated Investment Strategy. We seek to acquire and lease freestanding, single-tenant commercial real estate facilities where a tenant services its customers and conducts activities that are essential to the generation of its sales and profits. We primarily seek to invest in properties leased to unrated middle-market companies that we determine have attractive credit characteristics and stable operating histories. We believe middle-market companies are underserved from a capital perspective and that we can offer them attractive real estate financing solutions and enter into lease agreements that provide us with attractive risk-adjusted returns. Furthermore, many net lease transactions with middle-market companies involve properties that are individually relatively small, which allows us to avoid concentrating a large amount of capital in individual properties. We maintain close relationships with our tenants, which we believe allows us to source additional investments and become the capital provider of choice as our tenants’ businesses grow and their real estate needs increase.

•	Asset Base Allows for Significant Growth. Building on our senior leadership team’s experience of more than 20 years in net lease real estate investing, we have developed leading origination, underwriting, financing, documentation and property management capabilities. Our platform is scalable, and we will seek to leverage these capabilities to improve our efficiency and processes to seek attractive risk-adjusted growth. While we expect that our general and administrative expenses will continue to rise in some measure as our portfolio grows, we expect that such expenses as a percentage of our portfolio will decrease over time due to efficiencies and economies of scale. We have grown substantially since we commenced investment activities on June 16, 2016 when we acquired our GE Seed Portfolio for $279.8 million (including transaction costs). During the three months ended March 31, June 30, September 30 and December 31 of 2017, we purchased properties with aggregate purchase prices of $143.8 million, $91.5 million, $138.7 million and $160.4 million, respectively. During the three months ended March 31, 2018, we purchased properties with an aggregate purchase price of $64.1 million, and at March 31, 2018, we owned 530 properties, with annualized base rent of $75.7 million. With our smaller asset base relative to other institutional investors that focus on acquiring net leased real estate, superior growth can be achieved through manageable acquisition volume. Additionally, as of March 31, 2018, our average investment per property was $1.9 million (which equals our aggregate investment in our properties (including transaction costs, lease incentives and amounts funded for construction in progress) divided by the number of properties owned at March 31, 2018), which we believe will allow us to grow our portfolio without concentrating a large amount of capital in individual properties and reduce our exposure to events that may adversely affect a particular property.

•	Disciplined Underwriting Leading to Strong Portfolio Characteristics. We generally seek to execute transactions with an aggregate purchase price of $3 million to $50 million. Our size allows us to focus on investing in a segment of the market that we believe is underserved from a capital perspective and where we can originate or acquire relatively smaller assets on attractive terms that provide meaningful growth to our portfolio. In addition, we seek to invest in commercially desirable properties that are suitable for use by different tenants, offer attractive risk-adjusted returns and possess characteristics that reduce our real estate investment risks. As of March 31, 2018:

•	Our leases had a weighted average remaining lease term (based on annualized base rent) of 13.8 years, with only 4.4% of our annualized base rent attributable to leases expiring prior to January 1, 2023;

•	Master leases contributed 64.8% of our annualized base rent;

•	Our portfolio’s weighted average rent coverage ratio was 2.9x, with leases contributing 75.3% of our annualized base rent having rent coverage ratios in excess of 2.0x (excluding leases that do not report unit-level financial information);

•	Our portfolio was 99.1% occupied;

•	Leases contributing 95.4% of our annualized base rent provided for increases in future annual base rent, ranging from 1.0% to 4.0% annually, with a weighted average annual escalation equal to 1.5% of base rent; and

•	Leases contributing 93.8% of annualized base rent were triple-net.

Our leases are typically long-term (typically with initial terms of 15 years or more and tenant renewal options), triple-net leases that obligate our tenants to pay all or most property-level expenses and that provide for periodic contractual rent escalations. We strongly prefer to use master lease structures, pursuant to which we lease multiple properties to a single tenant on an all or none basis. We also seek to invest in properties with healthy rent coverage ratios.

•	Extensive Tenant Financial Reporting Supports Active Asset Management. We seek to enter into lease agreements that obligate our tenants to periodically provide us with corporate and/or unit-level financial reporting, which we believe enhances our ability to actively monitor our investments, negotiate through lease renewals and proactively manage our portfolio to protect stockholder value. As of March 31, 2018, leases contributing 97.4% of our annualized base rent required tenants to provide us with specified unit-level financial information.

Our Business and Growth Strategies

Our objective is to maximize stockholder value by generating attractive risk-adjusted returns through owning, managing and growing a diversified portfolio of commercially desirable properties. We intend to pursue our objective through the following business and growth strategies.

•	Structure and Manage Our Diverse Portfolio With Disciplined Underwriting and Risk Management. We seek to maintain the stability of our rental revenue and maximize the long-term return on our investments while continuing our growth by using our disciplined underwriting and risk management expertise. When underwriting assets, we emphasize commercially desirable properties, with strong operating performance, healthy rent coverage ratios and tenants with attractive credit characteristics.

Leasing.    In general, we seek to enter into leases with (i) relatively long terms (typically with initial terms of 15 years or more and tenant renewal options); (ii) attractive rent escalation provisions; (iii) healthy rent coverage ratios; and (iv) tenant obligations to periodically provide us with financial information, which provides us with information about the operating performance of the leased property and/or tenant and allows us to actively monitor the security of payments under the lease on an ongoing basis. We strongly prefer to use master lease structures, pursuant to which we lease multiple properties to a single tenant on a unitary (i.e., “all or none”) basis. In addition, in the context of our sale-leaseback investments, we generally seek to establish contract rents that are at prevailing market rents, which we believe enhances tenant retention and reduces our releasing risk in the event that a lease is rejected in a bankruptcy proceeding or expires.

Diversification.    We monitor and manage the diversification of our portfolio in order to reduce the risks associated with adverse developments affecting a particular tenant, property, industry or region. Our strategy targets a scaled portfolio that, over time, will (1) derive no more than 5% of its annualized base from any single tenant or more than 1% of its annualized base rent from any single property, (2) be primarily leased to tenants operating in service-oriented or experience-based businesses and (3) avoid significant geographic concentration. While we consider these criteria when making investments, we may be opportunistic in managing our business and make investments that do not meet one or more of these criteria if we believe the opportunity presents an attractive risk-adjusted return. As of March 31, 2018, Captain D’s

(Captain D’s, LLC), our largest tenant, contributed 6.8% of our annualized base rent. As of that date, no other tenant contributed more than 5.8% of our annualized base rent, and no single property contributed more than 1.7% of our annualized base rent.

Asset Management.    We are an active asset manager and regularly review each of our properties for changes in the business performance at the property, credit of the tenant and local real estate market conditions. Among other things, we use Moody’s Analytics RiskCalc, which is a model for predicting private company defaults based on Moody’s Analytics Credit Research Database, to proactively detect credit deterioration. Additionally, we monitor market rents relative to in-place rents and the amount of tenant capital expenditures in order to refine our tenant retention and alternative use assumptions. Our management team utilizes our internal credit diligence to monitor the credit profile of each of our tenants on an ongoing basis. We believe that this proactive approach enables us to identify and address issues expeditiously and to determine whether there are properties in our portfolio that are appropriate for disposition.

In addition, as part of our active portfolio management, we may selectively dispose of assets that we conclude do not offer a return commensurate with the investment risk, contribute to unwanted geographic, industry or tenant concentrations, or may be sold at a price we determine is attractive. Since our inception, we have sold 70 properties for net sales proceeds of $78.4 million, representing a 9.7% gain based on our aggregate allocated purchase price of $71.5 million. This excludes two properties, with an allocated purchase price of $0.9 million, that we sub-divided and sold portions thereof, for aggregate net sales proceeds of $1.8 million, and retained the remaining portions thereof.

•	Focus on Relationship-Based Sourcing to Grow Our Portfolio by Originating Sale-Leaseback Transactions. We plan to continue our disciplined growth by originating sale-leaseback transactions and opportunistically making acquisitions of properties subject to net leases that contribute to our portfolio’s tenant, industry and geographic diversification. Since we commenced investment activities in June 2016, our senior management team has sourced, underwritten, negotiated and structured 94 investment transactions that have closed. As of March 31, 2018, exclusive of our GE Seed Portfolio, 80.6% of our portfolio’s annualized base rent was attributable to internally originated sale-leaseback transactions and 91.8% was acquired from parties who had previously engaged in transactions that involved a member of our senior management team (including operators and tenants and other participants in the net lease industry, such as brokers, intermediaries and financing sources). In addition, we seek to leverage our relationships with our tenants to facilitate investment opportunities, including selectively agreeing to reimburse certain of our tenants for development costs at our properties in exchange for contractually specified rent that generally increases proportionally with our funding. As of March 31, 2018, exclusive of our GE Seed Portfolio, approximately 53% of our investments were sourced from operators and tenants who had previously consummated a transaction involving a member of our management team and approximately 39% were sourced from participants in the net lease industry, such as brokers, intermediaries or financing sources, who had previously been involved with a transaction involving a member of our management team. We believe our senior management team’s reputation, in-depth market knowledge and extensive network of long-standing relationships in the net lease industry provides us access to an ongoing pipeline of attractive investment opportunities.

As of the date of this prospectus, we have entered into purchase and sale agreements for 23 properties with an aggregate purchase price of $54.6 million.

•

Focus on Middle-Market Companies in Service-Oriented or Experience-Based Businesses.    We primarily focus on investing in properties that we lease on a long-term, triple-net basis to unrated middle-market companies that we determine have attractive credit characteristics and stable operating histories. We generally define middle-market companies as regional and national operators with between 10 and 250 locations and $20 million to $500 million in annual revenue. Properties leased to middle-market companies may offer us the opportunity to achieve superior risk-adjusted returns, as a result of our intensive credit and real estate analysis, lease structuring and portfolio construction. We believe our capital solutions are attractive to middle-market companies due to their more limited financing options, as compared to larger, rated organizations, and, in many cases, smaller transactions with middle-market companies will allow us to maintain and grow our portfolio’s diversification. Middle-market companies are often willing to enter into leases with structures and terms that we consider attractive (such as master leases and leases that require ongoing tenant financial reporting) and believe contribute to the stability of our rental revenue.

In addition, we emphasize investment in properties leased to tenants engaged in service-oriented or experience-based businesses, such as restaurants (including quick service and casual and family dining), car washes, automotive services, medical services, convenience stores, entertainment, early childhood education, and health and fitness, as we believe these businesses are generally insulated from e-commerce pressure.

•	Internal Growth Through Long-Term Triple-Net Leases That Provide For Periodic Rent Escalations. We seek to enter into long-term (typically with initial terms of 15 years or more and tenant renewal options), triple-net leases that provide for periodic contractual rent escalations. As of March 31, 2018, our leases had a weighted average remaining lease term of 13.8 years (based on annualized base rent), with only 4.4% of our annualized base rent attributable to leases expiring prior to January 1, 2023, and 95.4% of our leases (based on annualized base rent) provided for increases in future base rent at a weighted average of 1.5% per year. Additionally, our conservative underwriting and active asset management, which we believe reduces default losses and increases renewal probabilities, is intended to enhance the stability of our rental revenue.

•	Actively Manage Our Balance Sheet to Maximize Capital Efficiency. We seek to maintain a prudent balance between debt and equity financing and to maintain funding sources that lock in long-term investment spreads and limit interest rate sensitivity. We target a level of net debt that, over time, is generally less than six times our EBITDAre. As of March 31, 2018, on a pro forma basis, we had $ million of total debt outstanding and net debt of $ million. Our pro forma net income for the year ended December 31, 2017 was $ million, our pro forma EBITDAre was $ million and our pro forma ratio of net debt to EBITDAre was x. Our pro forma net income for the three months ended March 31, 2018 was $ million, our pro forma EBITDAre was $ million and our pro forma ratio of net debt to annualized EBITDAre was x. We anticipate having access to multiple sources of debt capital, including the investment grade-rated, asset-backed bond market, through our Master Trust Funding Program, and bank debt, through an undrawn unsecured revolving credit facility that we expect to have upon completion of this offering. Pre-payments with respect to notes issued under our Master Trust Funding Program with an aggregate outstanding principal amount of $275.4 million (as of March 31, 2018) on or after November 25, 2019 do not require a make-whole, and pre-payments with respect to notes issued under our Master Trust Funding Program with an aggregate outstanding principal amount of $245.5 million (as of March 31, 2018) on or after November 25, 2021 do not require a make-whole payment, giving us flexibility to unencumber all or a portion of the assets securing borrowings under the program, should we choose to do so as part of a strategy to seek an investment grade credit rating in the future or for other reasons.

Our net debt, our EBITDAre and our ratio of net debt to EBITDAre referenced above are non-GAAP financial measures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

Our Real Estate Investment Portfolio

As of March 31, 2018, we had a portfolio of 530 properties that was diversified by tenant, industry and geography and had annualized base rent of $75.7 million. Our 127 tenants operate 112 different concepts in 15 industries across 42 states. None of our tenants represented more than 6.8% of our portfolio at March 31, 2018, and our top ten largest tenants represented less than 41.8% of our annualized base rent as of that date.

As of March 31, 2018 our top ten tenants included ten different concepts: Captain D’s, Art Van Furniture, Mister Car Wash, Zips Car Wash, AMC Theaters, Perkins, 84 Lumber, Mirabito, Ruby Tuesday and White Oak Station. Set forth below is information with respect to each concept of our top ten tenants.

Captain D’s (Captain D’s, LLC). Founded in 1969 and headquartered in Nashville, Tennessee, Captain D’s owns, operates and franchises approximately 520 restaurants in 20 states, including 76 operated and two franchised properties leased from us. Captain D’s offers its customers reasonably priced seafood in an inviting atmosphere. A family-friendly concept, Captain D’s offers premium-quality grilled fish, as well as shrimp, chicken, an expanded selection of home-style side dishes, hush puppies, desserts, and freshly brewed, Southern-style sweet tea. Captain D’s was acquired in December 2017 by Sentinel Capital Partners, a private equity investment firm.

Art Van Furniture (AVF Parent, LLC). Founded in 1959 and headquartered in Warren, Michigan, Art Van Furniture is the largest independent furniture retailer in the United States and a leading furniture and mattress retailer in the Midwest. The company operates approximately 100 stores throughout Michigan, Illinois, Iowa, Ohio and Indiana, including five properties leased from us. Art Van Furniture is owned by affiliates of Thomas H. Lee Partners, a private equity investment firm, that purchased the business in 2017.

Mister Car Wash (Car Wash Partners, Inc.). Headquartered in Tucson, Arizona, Mister Car Wash operates over 240 car washes and over 30 express lube centers in 21 states, including 13 properties leased from us. Mister Car Wash is the largest car wash operator in the United States, offering both full-service and express car wash services through its conveyor-based car washes. Mister Car Wash is owned by affiliates of Leonard Green & Partners, a private equity investment firm.

Zips Car Wash (Zips Car Wash, LLC). Zips Car Wash, based in Jonesboro, Arkansas, was founded in 2004 with two locations in Arkansas. The company currently operates 94 express tunnel wash locations, including 16 properties leased from us, in 11 states, primarily in the southeastern United States.

AMC Theaters (AMC Entertainment Holdings, Inc.). Founded in 1920, AMC Theaters is the largest movie exhibition company in the United States. AMC Theaters operates approximately 1,000 theaters, including four properties leased from us, and 11,000 screens worldwide, and employs approximately 45,000 full and part-time employees. The company serves more than 250 million guests in the United States each year and more than 350 million across the globe. Wanda Group, a multinational conglomerate based in Beijing, is the controlling stockholder of AMC Theaters.

Perkins (Perkins & Marie Callender’s, LLC). Founded in 1958 and headquartered in Memphis, Tennessee, Perkins operates approximately 400 restaurants in 33 states and five Canadian provinces, including 14 properties in the United States leased from us. The Perkins system includes 134 company-owned and operated restaurants and 266 franchised units. In addition to the Perkins Restaurant and Bakery concept that serves moderately-priced breakfast, lunch and dinner entrees, the system also includes the Marie Callender’s Restaurant and Bakery concept, a mid-priced, casual dining concept specializing in the sale of pie and other bakery items. Perkins is majority owned by affiliates of Wayzata Investment Partners LLC, a private equity investment firm.

84 Lumber (Magerko Real Estate, LLC). Founded in 1956 and headquartered in Eighty Four, Pennsylvania, 84 Lumber is a building materials supply company that owns and operates over 250 stores in 30 states, including 19 properties leased from us. 84 Lumber operates components plants, door shops, installation centers and wood products shops. 84 Lumber also offers professional residential and commercial contractors turn-key installed services for a variety of products, including framing, insulation, siding, windows, roofing, decking and drywall. The company employs approximately 4,900 people.

Mirabito (Mirabito Holdings, Inc.). Mirabito is a private, family-owned company based in Binghamton, New York that, through its predecessors, was founded in 1927. Mirabito owns and operates approximately 75 convenience stores under the Mirabito, Quickway Food Stores, Convenience Express and Manley’s Mighty-Mart brands throughout central New York, including 20 properties leased from us.

Ruby Tuesday (Ruby Tuesday, Inc.). The Ruby Tuesday concept has focused on casual American dining since its founding in 1972. There are currently over 500 company-owned and franchised Ruby Tuesday locations throughout the United States and around the world, including 17 properties leased from us. Ruby Tuesday was acquired by NRD Capital, an Atlanta-based private equity firm, in December 2017.

White Oak Station (White Oak Station LLC). Founded in 1983 and headquartered in Harrison, Arkansas, White Oak Station owns and operates convenience stores. White Oak Station owns or manages 82 convenience stores and gas stations primarily in the Ozark Mountain region and in Florida, Texas and Iowa, including 20 properties leased from us.

As of March 31, 2018, 93.8% of our leases (based on annualized base rent) were triple-net, and the tenant is typically responsible for all improvements and is contractually obligated to pay all operating expenses, such as maintenance, insurance, utility and tax expense, related to the leased property. Due to the triple-net structure of our leases, we do not expect to incur significant capital expenditures relating to our triple-net leased properties, and the potential impact of inflation on our operating expenses is reduced.

The following chart illustrates the percentage of our annualized base rent as of March 31, 2018 attributable to various industries. 87.6% of annualized base rent as of March 31, 2018 related to service-oriented and experience-based businesses.

Diversification by Tenant

Our 530 properties are operated by our 127 tenants. The following table details information about our tenants as of March 31, 2018 (dollars in thousands):

Tenant(1)	Concept	Number Of Properties	Annualized Base Rent(2)	% of Annualized Base Rent	Weighted Average Lease Term(3)	Weighted Average Annual Rent Escalations(3)
Captain D’s, LLC(4)	Captain D’s	76	$5,182	6.8%	5.4	1.24%
AVF Parent, LLC	Art Van Furniture	5	4,394	5.8%	19.0	(6)
Car Wash Partners, Inc.	Mister Car Wash	13	4,115	5.4%	19.1	1.90%
Zips Car Wash, LLC	Zips Car Wash	16	4,077	5.4%	19.5	1.50%
American Multi-Cinema, Inc(5)	AMC	4	2,845	3.8%	6.6	0.81	%(7)
Perkins & Marie Callender’s, LLC	Perkins	14	2,606	3.4%	9.2	3.73%
Magerko Real Estate, LLC	84 Lumber	19	2,591	3.4%	19.3	2.00%
Mirabito Holdings, Inc.	Mirabito	20	2,242	3.0%	16.5	1.50%
Ruby Tuesday, Inc.	Ruby Tuesdays	17	1,835	2.4%	19.8	(6)
White Oak Station LLC	Various	20	1,779	2.3%	17.6	1.63%
VASA Fitness, LLC	VASA Fitness	4	1,636	2.2%	14.0	1.88%
Professional Resource Development, Inc.	Heartland Dental	26	1,579	2.1%	12.8	1.50%
Doherty Apple Florida GE, LLC	Applebee’s	10	1,574	2.1%	9.4	1.00%
Neighborhood Restaurant Partners Florida, LLC	Applebee’s	8	1,553	2.1%	9.8	2.00%
Exceptional Health Care Inc	Exceptional Health	4	1,359	1.8%	19.8	2.00%
ZAK, L.L.C.	Taco/KFC	14	1,353	1.8%	18.8	1.50%
BRHACO LLC	Driver’s Edge	7	1,275	1.7%	14.1	1.36%
Fuelco US, LLC	7 2 11	13	1,275	1.7%	14.8	1.50%
Arby’s Restaurant Group, Inc.	Arby’s	14	1,252	1.7%	6.1	0.79%
RBLS, Inc.	Ashley Homestore	2	1,170	1.5%	13.5	1.37%

Top 20 Subtotal		306	45,692	60.4%	14.3	1.42%
Other		224	30,019	39.6%	13.0	1.57%

Total/Weighted Average(3)		530	$75,711	100.0%	13.8	1.49%

(1)	Represents tenants or guarantor.
(2)	Represents annualized contractually specified cash base rent in effect on March 31, 2018 for all of our leases (including those accounted for as direct financing leases) commenced as of that date.
(3)	Weighted by annualized base rent.
(4)	Includes two properties leased to a subsidiary of Captain D’s, LLC.
(5)	Includes two properties leased to a subsidiary of AMC Entertainment Holdings, Inc.
(6)	Escalation provision based on the lesser of a specified percentage or the change in the CPI. As any future increase in CPI is unknowable at this time, we have not included an increase in the rent pursuant to these leases in the weighted average annual escalation rate presented.
(7)	In lieu of fixed annual rent escalations, leases at each of these properties provide for contingent rent based on a percentage of the tenant’s gross sales at the leased property.

As of March 31, 2018, our five largest tenants, who contributed 27.2% of our annualized base rent, had a rent coverage ratio of 2.83x, and our ten largest tenants, who contributed 41.8% of our annualized base rent, had a rent coverage ratio of 2.91x.

Diversification by Concept

Our tenants operate their businesses across 112 concepts. The following table details those concepts as of March 31, 2018 (dollars in thousands):

Concept	Type of Business	Annualized Base Rent(1)	% of Annualized Base Rent	Number of Properties(2)	Building (Square Feet)
Captain D’s	Service	$5,348	7.1%	78	201,212
Art Van Furniture	Retail	4,394	5.8%	5	284,713
Mister Car Wash	Service	4,115	5.4%	13	54,621
Zips Car Wash	Service	4,077	5.4%	16	62,898
Applebee’s	Service	3,354	4.4%	20	103,401
AMC Theaters	Experience	2,845	3.8%	4	192,804
Perkins	Service	2,606	3.4%	14	75,367
84 Lumber	Other	2,591	3.4%	19	896,956
Mirabito	Service	2,242	3.0%	20	43,587
Ashley Homestore	Retail	2,063	2.7%	4	182,064

All other concepts (102)		42,076	55.6%	330	2,097,513

Total		$75,711	100.0%	523	4,195,136

(1)	Represents annualized contractually specified cash base rent in effect on March 31, 2018 for all of our leases (including those accounted for as direct financing leases) commenced as of that date.
(2)	Excludes five vacant properties and two vacant land parcels.

Diversification by Industry

Our tenants’ business concepts are diversified across various industries. The following table summarizes those industries as of March 31, 2018 (dollars in thousands):

Tenant Industry	Type of Business	Annualized Base Rent(1)	% of Annualized Base Rent	Number of Properties(3)	Building (Square Feet)	Rent Per Square Foot(4)
Quick Service Restaurants	Service	$12,924	17.1%	182	480,762	$26.88
Car Washes	Service	9,437	12.5%	36	147,980	63.77
Casual Dining Restaurants	Service	8,261	10.9%	59	341,781	24.17
Medical / Dental	Service	6,898	9.1%	53	290,284	17.33
Convenience Stores	Service	5,566	7.4%	55	174,400	31.91
Early Childhood Education	Service	5,586	7.4%	23	242,229	23.06
Automotive Services	Service	5,484	7.2%	40	276,816	19.81
Family Dining Restaurants	Service	3,786	5.0%	24	127,484	29.70
Other Services	Service	109	0.1%	3	9,708	11.19

Service Subtotal/Weighted Average(2)		$58,051	76.7%	475	2,091,444	$27.76

Health and Fitness	Experience	3,576	4.7%	10	350,673	10.20
Movie Theatres	Experience	3,476	4.6%	5	245,338	14.17
Entertainment	Experience	1,244	1.6%	3	93,532	13.30

Experience Subtotal/Weighted Average(2)		$8,295	11.0%	18	689,543	$12.03

Home Furnishings	Retail	6,457	8.5%	9	466,777	13.83
Grocery	Retail	316	0.4%	2	50,416	6.27

Retail Subtotal/Weighted Average(2)		$6,773	8.9%	11	517,193	$13.10

Building Materials	Other	2,591	3.4%	19	896,956	2.89

Total/Weighted Average(2)		$75,711	100.0%	523	4,195,136	$17.92

(1)	Represents annualized contractually specified cash base rent in effect on March 31, 2018 for all of our leases (including those accounted for as direct financing leases) commenced as of that date. Includes rental income from three sites under construction.
(2)	Weighted by annualized base rent.
(3)	Excludes five vacant properties and two vacant land parcels.
(4)	Excludes properties under construction.

As of March 31, 2018, our tenants operating service-oriented businesses had a weighted average rent coverage ratio of 2.70x, our tenants operating experience-based businesses had a weighted average rent coverage ratio of 2.40x, our tenants operating retail businesses had a weighted average rent coverage ratio of 3.77x and our tenants operating other types of businesses had a weighted average rent coverage ratio of 5.36x.

Diversification by Geography

Our 530 property locations are spread across 42 states. The following table details the geographical locations of our properties as of March 31, 2018 (dollars and square feet in thousands):

State	Annualized Base Rent(1)	% of Annualized Base Rent	Number of Properties	Square Feet
Texas	$9,674	12.8%	59	643,179
Georgia	8,559	11.3%	64	330,068
Michigan	6,259	8.3%	26	373,233
Florida	5,932	7.8%	41	292,096
Alabama	4,888	6.5%	40	365,082
New York	3,269	4.3%	34	82,658
Ohio	3,131	4.1%	20	407,927
New Mexico	2,839	3.7%	18	87,119
South Carolina	2,785	3.7%	15	146,198
Iowa	2,507	3.3%	27	96,927
Minnesota	2,133	2.8%	15	80,786
Tennessee	2,129	2.8%	21	90,107
Arizona	1,990	2.6%	11	57,905
Wisconsin	1,845	2.4%	9	85,202
Colorado	1,762	2.3%	7	134,842
North Carolina	1,699	2.2%	11	159,512
Maryland	1,472	1.9%	6	56,406
Louisiana	1,249	1.6%	7	35,658
Kansas	1,172	1.5%	6	98,847
Illinois	1,097	1.4%	10	40,124
Missouri	837	1.1%	10	36,686
Mississippi	808	1.1%	9	49,212
Indiana	794	1.0%	10	48,446
Kentucky	771	1.0%	7	72,828
Pennsylvania	643	0.8%	7	32,803
West Virginia	602	0.8%	7	50,146
New Jersey	590	0.8%	3	24,872
Utah	545	0.7%	1	42,540
Virginia	543	0.7%	2	14,227
Arizona	530	0.7%	3	18,841
Oklahoma	510	0.7%	4	63,792
California	488	0.6%	2	28,739
Nebraska	347	0.5%	3	10,820
Wyoming	330	0.4%	1	10,001
North Dakota	256	0.3%	1	6,041
Connecticut	245	0.3%	5	27,066
New Hampshire	140	0.2%	3	9,914
Washington	101	0.1%	1	3,147
Vermont	99	0.1%	1	3,442
Maine	72	0.1%	1	3,395
Massachusetts	45	0.1%	1	2,400
Oregon	25	0.0%	1	540

Total/Weighted Average(2)	$75,711	100.0%	530	4,223,774

(1)	Represents annualized contractually specified cash base rent in effect on March 31, 2018 for all of our leases (including those accounted for as direct financing leases) commenced as of that date.
(2)	Weighted by annualized base rent.

Lease Expirations

As of March 31, 2018, the weighted average remaining term of our leases was 13.8 years (based on annualized base rent), with only 4.4% of our annualized base rent attributable to leases expiring prior to January 1, 2023. The following table sets forth our lease expirations for leases in place as of March 31, 2018 (dollars in thousands):

Lease Year Expiration Year(1)	Annualized Base Rent(2)	% of Annualized Base Rent	Number of Properties(3)	Weighted Average Rent Coverage Ratio(4)
2018	$477	0.6%	5	2.15x
2019	853	1.1%	11	2.82x
2020	1,034	1.4%	11	2.63x
2021	528	0.7%	8	3.28x
2022	434	0.6%	4	3.83x
2023	6,588	8.7%	79	3.39x
2024	2,156	2.8%	18	2.49x
2025	384	0.5%	5	4.41x
2026	1,408	1.9%	6	1.58x
2027	9,983	13.2%	55	2.75x
2028	918	1.2%	7	3.65x
2029	416	0.5%	3	4.43x
2030	2,095	2.8%	29	4.57x
2031	4,409	5.8%	23	3.14x
2032	11,124	14.7%	74	2.63x
2033	3,337	4.4%	16	2.28x
2034	2,922	3.9%	24	2.39x
2035	—	—	—	—
2036	2,097	2.8%	22	2.09x
2037	23,512	31.1%	117	2.92x
2038	482	0.6%	3	2.46x
2039	555	0.7%	2	2.62x

Total	$75,711	100.0%	522	2.86x

(1)	Expiration year of contracts in place as of March 31, 2018 and excludes any tenant option renewal periods that have not been exercised.
(2)	Represents annualized contractually specified cash base rent in effect on March 31, 2018 for all of our leases (including those accounted for as direct financing leases) commenced as of that date.
(3)	Excludes five vacant properties, two vacant land parcels and one site with a lease that has not commenced as of March 31, 2018.
(4)	Weighted by annualized base rent.

We believe unit-level rent coverage ratios are an important element of evaluating the likelihood that tenants will renew leases upon expiration or exercise renewal options. The following chart illustrates our annualized base rent as of March 31, 2018 attributable to leases expiring during the specified periods and provides information about the unit-level rent coverage ratios as of March 31, 2018 for such leases. We believe that our strong rent coverage ratios enhance the likelihood that leases will be renewed or extended and increases the stability of our rental revenue.

(1)	Represents annualized contractually specified cash base rent in effect on March 31, 2018 for all of our leases (including those accounted for as direct financing leases) commenced as of that date.

Investment Guidelines

General Investment Criteria

Our goal is to invest in properties that offer attractive risk-adjusted returns and possess characteristics that reduce our real estate investment risks. We generally seek to execute transactions with an aggregate purchase price of $3 million to $50 million that, under current market conditions, have a capitalization rate of 7.00% to 8.00%, which we define as the contractually specified annualized cash base rent for the first full month at the time of investment divided by our purchase price for the property. We also seek to invest in properties with healthy rent coverage ratios. We seek to maintain our portfolio’s diversification by tenant, industry and geography in an effort to reduce fluctuations in income caused by under-performing individual real estate assets or adverse economic conditions affecting an entire industry or region. While we consider these criteria when making investments, we may be opportunistic in managing our business and make investments that do not meet one or more of these criteria if we believe the opportunity presents an attractive risk-adjusted return. Our strategy targets a scaled portfolio that, over time, will (1) derive no more than 5% of its annualized base rent from any single tenant or more than 1% of its annualized base rent from any single property, (2) be primarily leased to tenants operating in service-oriented or experience-based businesses and (3) avoid significant geographic concentration. We expect that our external growth will come primarily from executing sale-leaseback transactions that we originate from our tenants or with industry participants with whom a member of our senior management team has a pre-existing relationship. However, we will opportunistically seek to acquire portfolios of existing leased properties.

Our Target Properties

We seek to acquire freestanding, single-tenant commercial real estate facilities where the tenant services its customers and conducts activities that are essential to the generation of its sales and profits. We primarily seek to invest in properties leased to unrated middle-market companies that we determine have attractive credit characteristics and stable operating histories. We selectively invest in properties leased to small companies that we determine have credit characteristics similar to the middle-market companies that we lease property to. While not our primary investment focus, we will consider investments leased to large companies on an opportunistic basis.

We primarily invest in properties leased to tenants engaged in a targeted set of service-oriented or experience-based businesses, such as restaurants (including quick service, and casual and family dining), car washes, automotive services, medical services, convenience stores, entertainment, early childhood education, and health and fitness, as we believe these businesses are generally insulated from e-commerce pressure.

We seek to invest in properties that have strong unit-level economics that make a positive contribution to the total operations of our tenants. By investing in this type of property, we believe there is a smaller risk of default, because our tenants depend on the property to service their customers and to generate their sales and profits. We seek to acquire commercially desirable properties that are suitable for use by different tenants, as these types of properties are more readily released or sold upon vacancy. We also prefer to invest in sale-leaseback transactions where we can establish contract rents that are at prevailing market rents, which we believe enhances tenant retention and reduces our releasing risk in the event that a lease is rejected in a bankruptcy proceeding or expires.

Our Leases

We typically lease our properties pursuant to long-term, triple-net leases with initial terms of 15 years or more that often have tenant renewal options. Substantially all of our leases are triple-net, meaning our tenant generally is obligated to pay all operating expenses (such as maintenance, insurance, utility and tax expense) related to the leased property. As of March 31, 2018, we owned 15 assets where we owned the improvements on the land and leased the underlying real estate pursuant to a long-term ground lease. Aggregate annualized ground lease payments were $0.6 million as of such date. We strongly prefer to use master lease structures, pursuant to which we lease multiple properties to a single tenant on an all or none basis. In a master lease structure, a tenant is responsible for a single lease payment relating to the entire portfolio of leased properties, as opposed to multiple lease payments relating to individually leased properties. The master lease structure prevents a tenant from “cherry picking” locations, where it unilaterally gives up underperforming properties while maintaining its leasehold interest in well-performing properties. As of March 31, 2018, master leases contributed 64.8% of our annualized base rent (our largest master lease by number of properties related to five properties and contributed 5.8% of our annualized base rent, and our smallest master lease by number of properties related to two properties and contributed 0.1% of our annualized base rent). We also seek to invest in properties with healthy rent coverage ratios. Substantially all of our leases also require our tenants to periodically provide us with financial information, which allows us to evaluate the security of payments under the related lease on an ongoing basis.

Substantially all of our leases provide for periodic contractual rent escalations. As of March 31, 2018, leases contributing 95.4% of our annualized base rent provided for increases in future annual base rent, generally ranging from 1.0% to 4.0% annually, with a weighted average annual escalation equal to 1.5% of base rent. Generally, our rent escalators increase rent on specified dates by a fixed percentage. Our escalations provide us with a source of internal growth and a measure of inflation protection. Additional information on lease escalation frequency and weighted average annual escalation rates as of March 31, 2018 is displayed below.

Lease Escalation Frequency	% of Annualized Base Rent	Weighted Average Annual Escalation Rate(1)
Annually	73.7%	1.6%
Every 2 years	1.2%	1.7%
Every 3 years	0.2%	—
Every 4 years	1.0%	0.9%
Every 5 years	15.2%	1.2%
Other escalation frequencies	4.1%	1.6%
Flat(2)	4.6%	N/A

Total/Weighted Average(3)	100.0%	1.5%

(1)	Represents the weighted average annual escalation rate of the entire portfolio as if all escalations occurred annually. For leases where rent escalates by the greater of a stated fixed percentage or the change in the CPI, we have assumed an escalation equal to the stated fixed percentage in the lease. As of March 31, 2018, leases contributing 10.1% of our annualized base rent provide for rent increases equal to the lesser of a stated fixed percentage or the change in the CPI. As any future increase in CPI is unknowable at this time, we have not included an increase in the rent pursuant to these leases in the weighted average annual escalation rate presented.
(2)	Approximately 79.6% of the annualized base rent derived from flat leases is attributable to leases that provide for contingent rent based on a percentage of the tenant’s gross sales at the leased property.
(3)	Weighted by annualized base rent.

As depicted in the chart below, 13% of contractual rent escalations (by annualized base rent) are CPI-based, while 82% are based on fixed percentage or scheduled increases. The escalation provisions of our leases (by annualized base rent) as of March 31, 2018 are displayed in the following chart:

Lease Escalation Provisions as of March 31, 2018 (based on annualized base rent)

We occasionally agree to reimburse a tenant for construction costs that it incurs in connection with construction at a property, 100% of which it leases from us in exchange for contractually specified rent that generally increases proportionally with our funding. For example, we may enter into a ground lease with a tenant and agree to reimburse the tenant, up to a specified amount, for construction costs that it incurs in developing a commercial facility on such property. Generally, as we reimburse the tenant for construction costs the rent will increase proportionally with our funding, generally allowing us to achieve a consistent cash yield on our funding throughout construction. If requested by a tenant, we may structure this type of transaction as a loan of up to a specified amount that is funded incrementally as construction progresses and obligates the borrower/tenant to pay us interest on the funded amount at a specified interest rate.

We believe these types of transactions are attractive, as they allow us to invest in new construction at or close to replacement cost. Additionally, we have, and generally expect to continue to, include these types of properties in master leases, allowing us to mitigate the risk of investing in a property that lacks operating history by including it within a larger master lease with the same tenant that includes operating properties. By providing a tenant with this type of bespoke financing solution, upon our full funding of amounts under these types of arrangements and the tenant or tenant/borrower, as applicable, making agreed upon payments to us under the transaction documentation, we believe that we may be able to achieve a risk-adjusted return on our investment that is superior to that available from purchasing an existing property in the market that is subject to a market-rate lease.

The following table sets forth certain information about transactions where we have agreed to finance tenant-construction at our properties:

	Construction Reimbursement Obligations and Loan Commitments
	Completed Construction Since March 30, 2016 (Commencement of Operations)	Properties Under Construction As of May 25, 2018
Number of Properties	1	3
Number of Tenants	1	3
Total Investment ($ in millions)(1)	$6.1	$19.2
Yield on Investment(2)	9.0%	8.0%

(1)	Full amount of investment in the property, including its purchase price plus the full amount we are obligated to reimburse the tenant or loan the tenant/borrower.
(2)	Annualized amount payable to us upon full funding of the amount we have agreed to fund (i.e., annualized amount due to us based on contractually specified cash base rent for the first full month after funding plus, if applicable, annual interest) divided by our total investment in the property.

Investment Origination Process

Our investments are identified by our senior management team, which is led by Peter M. Mavoides, our President and Chief Executive Officer, and Gregg A. Seibert, our Executive Vice President and Chief Operating Officer. Messrs. Mavoides and Seibert have been active in the net lease industry for approximately 20 years and 23 years, respectively, and have extensive contacts in the net lease industry through which investments may be sourced. As of March 31, 2018, approximately 91.8% of our investments (based on gross investment value), excluding our GE Seed Portfolio, were sourced from tenants/advisors who had previously engaged in one or more transactions that involved a member of our senior management team or with industry participants with whom a member of our senior management team had a pre-existing relationship (including operators and tenants and other participants in the net lease industry, such as brokers, intermediaries and financing sources). In addition to originating new sale-leaseback transactions, we maintain direct relationships with our tenants and actively seek to leverage our tenant relationships to identify new investment opportunities. For example, we may agree to reimburse certain of our tenants for development costs at our properties in exchange for contractually specified rent that generally increases proportionally with our funding. Our tenants also may facilitate transactions where we can buy properties owned by third parties and leased to one of our tenants where we believe we can renegotiate the lease on mutually attractive terms. In addition to our direct origination efforts, we opportunistically evaluate portfolios of net leased properties that may be available for sale and actively monitor investment opportunities that are available through real estate brokers or advertised on national commercial real estate listing services.

Historical Acquisitions and Dispositions

The following chart illustrates our quarterly investment activity since inception, excluding the GE Seed Portfolio:

The following table sets forth select information about our quarterly investment activity since inception, excluding the GE Seed Portfolio and nine additional properties that we acquired from General Electric Capital Corporation for an aggregate purchase price of $5.7 million (including transaction costs), during the period from June 16, 2016 through December 31, 2016, that we did not acquire on June 16, 2016 when we acquired the GE Seed Portfolio (dollars in thousands):

	Three Months Ended
	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	Total
Acquisitions
Volume(1)	$60,248.9	$112,513.8	$143,778.7	$91,525.8	$138,653.0	$160,365.9	$64,098.4	$771,184.6
Average investment per unit	$2,151.7	$1,814.7	$4,108.0	$2,473.7	$2,727.8	$1,724.4	$2,374.0
Cash cap rate(2)	7.3%	7.3%	7.5%	7.6%	7.6%	7.7%	7.8%
GAAP cap rate(3)	8.2%	8.3%	8.7%	9.4%	9.3%	8.7%	8.3%
Property count	28	62	35	37	50	90	28	330
Master lease %(4)	85.2%	47.3%	83.2%	71.0%	91.7%	64.5%	33.3%
Sale-leaseback %(4)	100.0%	65.5%	85.5%	75.9%	95.8%	74.7%	72.0%
Financial reporting %(5)	100.0%	100.0%	100.0%	100.0%	99.6%	99.8%	100.0%
Rent coverage ratio	2.92x	2.77x	3.14x	3.96x	2.77x	3.05x	2.34x
Remaining lease term (years)(4)	16.8	17.3	17.0	17.3	18.4	15.5	14.1
Number of transactions	4	11	12	11	18	21	16	93

(1)	Includes transaction costs, lease incentives and amounts funded for construction in progress.
(2)	Annualized contractually specified cash base rent for the first full month after the investment divided by the purchase price for the property.
(3)	GAAP rent for the first twelve months after the investment divided by the purchase price for the property.
(4)	As a percentage of annualized base rent.
(5)	Tenants party to leases that obligate them to periodically provide us with corporate and/or unit-level financial reporting, as a percentage of our annualized base rent.

We routinely sell properties that we conclude do not offer a return commensurate with the investment risk, contribute to unwanted geographic, industry or tenant concentrations, or may be sold at a price we determine is attractive. The following table sets forth select information about our quarterly disposition activity since inception (dollars in thousands):

	Three Months Ended
	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	Total
Dispositions of leased properties
Proceeds(1)	$—	$15,427.3	$4,131.6	$7,822.5	$16,614.9	$14,629.8	$7,506.0	$66,092.9
Realized gain (loss), net(1)	$—	$878.0	$234.2	$1,178.2	$1,537.9	$3,002.8	$1,251.3	$8,082.4
Cash cap rate(2)	$—	6.2%	6.5%	6.5%	6.1%	6.4%	6.7%	6.3%
Property count	—	11	3	6	9	8	5	42
Dispositions of vacant properties
Proceeds(1)	$680.0	$1,014.5	$925.6	$3,570.6	$3,578.3	$2,352.9	$215.4	$12,337.4
Realized gain (loss), net(1)	$(13.1)	$6.1	$60.4	$288.9	$436.2	$9.4	$(19.0)	$768.9
Property count(3)	2	4	4	8	5	4	1	28

(1)	Net of transaction costs.
(2)	Annualized contractually specified cash base rent at time of sale divided by the gross sale price (excluding transaction costs) for the property.
(3)	Property count excludes dispositions where only a portion of the owned parcel was sold.

Underwriting

In evaluating an investment, we consider three payment sources. The first and primary source of payment for our underwriting review is unit-level profitability, because a distinguishing characteristic of the properties that we invest in is that customers are serviced and sales and profits are generated at the property location. The second source of payment is the tenant’s overall credit and the availability of cash flow from all of a tenant’s assets to support its obligations (including its lease obligations to us). If the assets we invest in fail to produce profits, then payments (including our rent) would come from cash flows generated by our tenant’s other assets. The third and final source of payment is the value of the real estate that we will acquire, and, in general, we seek to acquire commercially desirable properties that are suitable for use by different tenants.

Unit-Level Profitability

We review the difference, or spread, between unit-level financial performance and the rent the tenant is obligated to pay under the lease. We believe that profitability of the business operated at our real estate locations provides an indication of future residual value. We view properties having insufficient cash flow to make contractual payments to us to be credit-dependent, meaning that our tenants have to make payments to us from other sources of cash flow. In addition, unprofitable properties result in a cash flow drain on the operations of our tenants, weakening their financial results and credit profiles. The resulting risk is that adverse tenant credit events (such as an insolvency or bankruptcy) will likely cause underperforming properties to become vacant, which we seek to mitigate through the use of master leases. As of March 31, 2018, 64.8% of our annualized base rent was attributable to master leases. Generally, we seek to acquire investments with healthy rent coverage ratios, and as of March 31, 2018, the weighted average rent coverage ratio of our portfolio was 2.9x. Our portfolio’s unit-level rent coverage ratios (by annualized base rent) as of March 31, 2018 are displayed in the following chart:

Tenant Credit

We perform detailed credit reviews of the financial condition of all our proposed tenants to determine their financial strength and flexibility. As part of this review, we evaluate the risk of company insolvency using a third-party model, Moody’s Analytics RiskCalc. RiskCalc is a model for predicting private company defaults, based on Moody’s Analytics Credit Research Database, which provides us with an EDF, expressed as a percentage indicating the likelihood that a tenant will default within the next 12 months. We also consider a proposed tenant’s ability to pay us from resources other than the operations at our real estate locations. These other tenant resources are a potential source of payment to us and represent a secondary source of our payments. Alternative tenant cash flows from sources other than the properties we own can increase the stability of our rental revenue. When appropriate, we may seek credit enhancement, such as having a tenant’s parent-company or an affiliate guarantee its lease obligations to us.

Real Estate Valuation

For each of our real estate properties, our underwriting process evaluates comparable real estate assets in the relevant real estate market. We generally seek to invest in real estate assets that are commercially desirable and suitable for use by different tenants. We also seek to rent properties at prevailing market rents to reduce vacancy risk and enhance the stability of our rental revenue. When evaluating market rents we often use market data provided by third-party real estate services firms such as CoStar Group, Inc. and Real Capital Analytics, Inc. These underwriting procedures provide us with an idea of likely ranges of real estate valuation in the event of a default. This is a third and essential source of payment for a property, representing both investment residual value as well as recovery default value.

Industry View

We carefully evaluate the industry in which a prospective tenant operates and the structural terms of the proposed lease. When evaluating an industry, we seek to determine relevant competitive factors and the long-term viability of the industry. We believe that by identifying macro-economic industry trends, we can better attempt to avoid investment in industries subject to long-term functional obsolescence. We believe that industry viability supports investments, residual values and investment recovery values in the event of tenant defaults. For example, we have focused our investment activity on a targeted set of service-oriented or experience-based businesses (such as restaurants (including quick service and casual and family dining), car washes, automotive services, medical services, convenience stores, entertainment, early childhood education, and health and fitness) because we believe these industries are generally insulated from e-commerce pressure. Finally, where appropriate, we seek to lease multiple properties to a tenant pursuant to a master lease, which transforms individual property risk to an aggregate risk across multiple properties and reduces our investment risk.

Effective Default Risk and Lease Rejection Risk

Risk of Tenant Financial Distress

Tenant financial distress is typically caused by consistently poor or deteriorating operating performance, near-term liquidity issues or unexpected liabilities. To assess the probability of tenant insolvency, we utilize Moody’s Analytics RiskCalc, which is a model for predicting private company defaults based on Moody’s Analytics Credit Research Database, which incorporates both market and company-specific risk factors.

Moody’s Analytics RiskCalc generates an EDF, expressed as a percentage, for each tenant and equates this EDF to a corresponding credit rating. The companies within our portfolio had a weighted average (based on annualized base rent) Moody’s RiskCalc credit rating of BBB-.

Moody’s equates the EDF scores generated using RiskCalc with a corresponding credit rating. The following table illustrates the portions of our annualized base rent as of March 31, 2018 attributable to leases with tenants having specified implied credit ratings based on their Moody’s RiskCalc scores:

(1)	Represents annualized contractually specified cash base rent in effect on March 31, 2018 for all of our leases (including those accounted for as direct financing leases) commenced as of that date.

Risk of Lease Rejection

In the event of tenant insolvency, our risk is that a property becomes vacant due to rejection of the related lease in bankruptcy. The profitability of the business operating on our property or properties relative to the rent under the lease is typically the primary factor for a tenant in determining whether to continue operating the property or to reject the lease through the bankruptcy process. We estimate a probability of lease rejection based on the rent coverage ratio at the property or properties we lease to our tenant. As of March 31, 2018, our weighted average rent coverage ratio was 2.9x, and our median rent coverage ratio was 2.4x. The table below shows the estimated probabilities of lease rejection that we have assigned to various ranges of rent coverage ratio:

Rent Coverage Ratio Range	Lease Rejection Probability
2.0x or Greater	5%
1.5x – 2.0x	10%
1.0x – 1.5x	50%
1.0x or Less	100%

Credit Watch List

We maintain a watch list to identify properties that may become vacant and result in a loss of rental revenue, either due to a tenant rejecting a lease in a bankruptcy proceeding (Tenant Credit Risk)

or a non-renewal of a lease at its expiration (Non-Renewal Risk). In terms of Tenant Credit Risk, tenants with an implied credit rating of B- and below pursuant to Moody’s Analytics RiskCalc and a unit-level rent coverage ratio below 1.50x are included on the credit watch list. In terms of Non-Renewal Risk, tenants with leases expiring within the next 12 months and a rent coverage ratio below 1.50x are also included on the credit watch list. In addition, we regularly communicate with our tenants to identify and assess risks that may not be reflected in implied credit ratings or unit-level rent coverage ratios, and, based on these, communications we may determine to include a tenant on our watch list. Properties and tenants on the credit watch list are subject to special servicing, which involves a higher level of monitoring and proactive risk mitigation activities such as property sales, lease modifications, replacement tenant searches and aggressive lease enforcement. As of March 31, 2018, the credit watch list included leases contributing $0.9 million, or 1.2% of our annualized base rent.

Portfolio Management

In addition to assessing risk, we also work to limit potential defaults through strong portfolio monitoring and proactive intervention through property substitutions, sales or other means. Following the acquisition of each property, we continue to actively monitor its profitability as well as the financial performance of each of our tenants.

Financial Monitoring

We seek to monitor the financial performance of our tenants and each property by reviewing unit-level and/or corporate financial statements to assess the ability of tenants to meet their payment obligations to us. We believe that early detection of tenant financial stress allows us more flexibility in risk mitigation and can lessen default and loss probability. The following table sets forth information as of March 31, 2018 about the percentage of our annualized base rent attributable to leases that obligate tenants to supply us with ongoing financial information:

% of Annualized Base Rent
Unit-Level Financial Information	97.4%
Corporate-Level Financial Information	98.3%
Both Unit-Level and Corporate-Level Financial Information	96.9%
No Financial Information	1.1%

Real Estate Monitoring

We generally will physically inspect every property that we acquire in connection with our initial investment. However, under certain circumstances, if we acquire a large portfolio of properties, such as when we acquired our GE Seed Portfolio, it may not be practicable to physically inspect each property, in which case we will rely on other due diligence procedures, such as review of financial and documentary information that may include third-party reports such as title surveys, environmental reports and zoning reports. We periodically perform site inspections of our properties based on an evaluation of financial performance, unique property characteristics and industry factors and trends. We use information gained from site visits to monitor tenant compliance with maintenance obligations and to provide a leading indicator of property-level performance trends.

Management of Defaults

We seek to identify and respond quickly to any default or similar problems in order to improve investment recoveries by assessing and implementing various recovery alternatives available to us, such as property substitutions, lease buyouts or lease assignments to existing relationships.

Selective Property Sales

We routinely sell properties that underperform financially or otherwise do not meet our long-term objectives in order to avoid potential tenant defaults in the future. In addition, on a selective basis, we may acquire and re-sell properties that we purchase in connection with the acquisition of a larger portfolio of properties. If properties are being sold on an all or none basis, we may purchase some properties that do not meet our desired investment criteria in order to acquire a larger portfolio of properties we wish to hold. Since our inception, we have sold 70 properties for net sales proceeds of $78.4 million, representing a 9.7% gain based on our aggregate allocated purchase price of $71.5 million. This excludes two properties, with an allocated purchase price of $0.9 million, that we sub-divided and sold portions thereof, for aggregate net sales proceeds of $1.8 million, and retained the remaining portions thereof.

Financing Strategy

Our long-term financing strategy is to maintain a prudent leverage profile that creates operational flexibility and generates superior risk-adjusted returns for our stockholders. We finance our assets using a number of different sources, including cash from operations and the continued issuance of equity and debt. To date, our equity capital has principally been provided by Eldridge. Through this offering, we intend to add public equity capital to our initial private institutional equity capital to facilitate our growth. To date, our debt capital has consisted primarily of notes payable, provided by an affiliate of Eldridge, the proceeds from which we have used to accumulate properties. Upon amassing a sufficient number of properties, we have raised longer-term debt capital through our Master Trust Funding Program, which allows us to issue notes that are secured by the assets owned by the master trust issuers. Upon completion of this offering, we may seek to raise additional debt capital through our Master Trust Funding Program, and we expect to have an undrawn revolving credit facility that will be available for general corporate purposes, including the funding of potential future acquisitions. Additionally, future sources of debt capital may include CMBS borrowings, single-asset mortgage financing and term borrowings from insurance companies, banks and other sources, and may offer us the opportunity to lower our cost of funding and further diversify our sources of debt capital. Over time, we may choose to issue preferred equity as a part of our overall funding strategy.

Although we are not required to maintain a particular leverage ratio, we generally intend to target a level of net debt (which includes recourse and non-recourse borrowings and any outstanding preferred stock issuance less unrestricted cash and cash equivalents) that, over time, is less than six times our EBITDAre. However, from time to time, our ratio of net debt to EBITDAre may exceed six times.

As of March 31, 2018, a pro forma basis, we had approximately $         million of indebtedness outstanding. Our largest borrowing source is our Master Trust Funding Program, under which we may, subject to applicable covenants, issue multiple series and classes of notes from time to time to institutional investors in the asset-backed securities market. As of March 31, 2018, we had issued two series of notes under our Master Trust Funding Program, each consisting of Class A Notes and Class B Notes, with an aggregate outstanding principal balance of $520.9 million. As of March 31, 2018, our master trust indebtedness bore fixed interest at a weighted average annual rate of 4.35% and had a weighted average maturity of 4.9 years. These notes are non-recourse to us, subject to customary limited exceptions noted below.

Our master trust notes, which are issued by certain of our consolidated special purpose entity subsidiaries, are secured by a collateral pool of properties owned by the subsidiaries and the related leases. The collateral pool is pledged to an indenture trustee who holds fee title to the properties and an assignment of the leases pursuant to a security interest granted to the indenture trustee in favor of the holders of the notes. As tenants make their lease payments, they are deposited into a lockbox account and held by the indenture trustee for the benefit of the noteholders who use them to make the payments on the notes. Because the notes are non-recourse to us and to the consolidated special purpose entities that issue them, subject to customary limited exceptions noted below, neither we nor the issuers have any obligation to make principal or interest payments on the notes in the event the lease payments were insufficient to make the note payments. The customary limited exceptions to recourse are for matters such as fraud, misrepresentation, gross negligence or willful misconduct, misapplication of payments, bankruptcy and environmental liabilities. After payment of debt service and servicing and trustee expenses, any excess cash flow generated by the collateral pool is then released to us. We are the property manager and servicer for the leases that are the collateral for the notes and, in that capacity, have discretion in managing the collateral pool. We believe that this discretion enhances our operational flexibility by enabling us to: substitute assets in the collateral pool (subject to meeting certain prescribed conditions and criteria); sell underperforming assets and reinvest the proceeds in better performing properties, subject, in the case of substitutions and sales, to an overall limitation of 35% of the collateral unless the substitution or sale is credit- or risk-based, in which case there are no limitations; and issue additional notes in future series that reflect the increase in the value of properties or the entire collateral pool. We also have the ability to add properties to the collateral pool between series issuances, thereby further increasing the pool’s size and diversity. By implementing an investment grade-rated debt program that is supported by a large, diverse and growing collateral pool, we seek to lower our borrowing costs.

Tax Status

We intend to elect to qualify as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2018. We believe that our organization and operations will allow us to qualify as a REIT for federal income tax purposes commencing with such taxable year, and we intend to continue operating in such a manner.

Competition

We face competition for acquisitions of real property from investors, including traded and non-traded public REITs, private equity investors and institutional investment funds, some of which have greater financial resources than we do, a greater ability to borrow funds to acquire properties and the ability to accept more risk. We also believe that competition for real estate financing comes from middle-market business owners themselves, many of whom have had a historic preference to own, rather than lease, the real estate they use in their businesses. This competition may increase the demand for the types of properties in which we typically invest and, therefore, reduce the number of suitable investment opportunities available to us and increase the prices paid for such acquisition properties. This competition will increase if investments in real estate become more attractive relative to other forms of investment.

As a landlord, we compete in the multi-billion dollar commercial real estate market with numerous developers and owners of properties, many of which own properties similar to ours in the same markets in which our properties are located. Some of our competitors have greater economies of scale, lower costs of capital, access to more resources and greater name recognition than we do. If our competitors offer space at rental rates below current market rates or below the rental rates we currently charge our tenants, we may lose our tenants or prospective tenants and we may be pressured to reduce our rental rates or to offer substantial rent abatements, tenant improvement allowances, early termination rights or below-market renewal options in order to retain tenants when our leases expire.

Employees

As of March 31, 2018, we had 19 full-time employees. Our staff is mostly comprised of professional employees engaged in origination, underwriting, closing, financial reporting, portfolio management and capital markets activities essential to our business.

Principal Executive Offices

Our principal offices are located at 47 Hulfish Street, Suite 210, Princeton, NJ 08542. We currently occupy approximately 6,700 square feet of space leased from an unaffiliated third party. We believe that our facilities are adequate for our present and future operations and that adequate additional space will be available if needed in the future.

Legal Proceedings

We may become party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. Since we commenced operations in March 2016, we have not been a party, as plaintiff or defendant, to any legal proceedings that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operation if determined adversely to us.

Insurance

Our tenants are generally required to maintain liability and property insurance coverage for the properties they lease from us pursuant to triple-net leases. These leases generally require our tenants to name us (and any of our lenders that have a mortgage on the property leased by the tenant) as additional insureds on their liability policies and additional named insured and/or loss payee (or mortgagee, in the case of our lenders) on their property policies. Depending on the location of the property, losses of a catastrophic nature, such as those caused by earthquakes and floods, may be covered by insurance policies that are held by our tenant with limitations such as large deductibles or co-payments that a tenant may not be able to meet. In addition, losses of a catastrophic nature, such as those caused by wind/hail, hurricanes, terrorism or acts of war, may be uninsurable or not economically insurable. In the event there is damage to our properties that is not covered by insurance and such properties are subject to recourse indebtedness, we will continue to be liable for the indebtedness, even if these properties are irreparably damaged. See “Risk Factors—Risks Related to Our Properties and Our Business—Insurance on our properties may not adequately cover all losses and uninsured losses could materially and adversely affect us.”

In addition to being a named insured on our tenants’ liability policies, we separately maintain commercial general liability coverage. We also maintain full property coverage on all untenanted properties and other property coverage as may be required by our lenders, which are not required to be carried by our tenants under our leases.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the JOBS Act, and we are eligible to take advantage of certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. Although we have not made a determination whether to take advantage of any or all of these exemptions, we have irrevocably opted-out of the extended transition period afforded to emerging growth companies in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. As a result, we will comply with new or revised accounting standards on the same time frames as other public companies that are not emerging growth companies.

We expect to remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion (subject to adjustment for inflation), (ii) December 31 of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our shares of common stock held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding three-year period.

Regulation

General.     Our properties are subject to various laws, ordinances and regulations, including those relating to fire and safety requirements, and affirmative and negative covenants and, in some instances, common area obligations. Our tenants have primary responsibility for compliance with these requirements pursuant to our leases. We believe that each of our properties has the necessary permits and approvals.

Americans With Disabilities Act.     Under Title III of the ADA, and rules promulgated thereunder, in order to protect individuals with disabilities, public accommodations must remove architectural and communication barriers that are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site and the owner, lessor or other applicable person.

Compliance with the ADA, as well as other federal, state and local laws, may require modifications to properties we currently own or may purchase, or may restrict renovations of those properties. Failure to comply with these laws or regulations could result in the imposition of fines or an award of damages to private litigants, as well as the incurrence of the costs of making modifications to attain compliance, and future legislation could impose additional obligations or restrictions on our properties. Although our tenants are generally responsible for all maintenance and repairs of the property pursuant to our lease, including compliance with the ADA and other similar laws or regulations, we could be held liable as the owner of the property for a failure of one of our tenants to comply with these laws or regulations.

Environmental Matters

Federal, state and local environmental laws and regulations regulate, and impose liability for, releases of hazardous or toxic substances into the environment. Under various of these laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances, hazardous wastes or petroleum product releases or threats of releases at the property, and may be held liable to a government entity or to third parties for property damage and for investigation, clean-up and monitoring costs incurred by those parties in connection with the actual or threatened contamination. These laws may impose clean-up responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under these laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may seek to obtain contributions from other identified, solvent, responsible parties of their fair share toward these costs. These costs may be substantial, and can exceed the value of the property. In addition, some environmental laws may create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. As the owner or operator of real estate, we also may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the real estate. The presence of contamination, or the failure to properly remediate contamination, on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow using the property as collateral, and may adversely impact our investment in that property.

Some of our properties contain, have contained, or are adjacent to or near other properties that have contained or currently contain storage tanks for the storage of petroleum products or other hazardous or toxic substances. Similarly, some of our properties were used in the past for commercial or industrial purposes, or are currently used for commercial purposes, that involve or involved the use of petroleum products or other hazardous or toxic substances, or are adjacent to or near properties that have been or are used for similar commercial or industrial purposes. These operations create a potential for the release of petroleum products or other hazardous or toxic substances, and we could potentially be required to pay to clean up any contamination. In addition, environmental laws regulate a variety of activities that can occur on a property, including the storage of petroleum products or other hazardous or toxic substances, air emissions, water discharges and exposure to lead-based paint. Such laws may impose fines or penalties for violations, and may require permits or other governmental approvals to be obtained for the operation of a business involving such activities. As a result of the foregoing, we could be materially and adversely affected.

Environmental laws also govern the presence, maintenance and removal of ACM. Federal regulations require building owners and those exercising control over a building’s management to identify and warn, through signs and labels, of potential hazards posed by workplace exposure to installed ACM in their building. The regulations also have employee training, record keeping and due diligence requirements pertaining to ACM. Significant fines can be assessed for violation of these regulations. As a result of these regulations, building owners and those exercising control over a building’s management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to ACM. The regulations may affect the value of a building containing ACM in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of ACM when those materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. These laws may impose liability for improper handling or a release into the environment of ACM and may provide for fines to, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper work exposure associated with ACM.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants, employees of our tenants or others if property damage or personal injury occurs.

Before completing any property acquisition, we obtain environmental assessments in order to identify potential environmental concerns at the property. These assessments are carried out in accordance with the Standard Practice for Environmental Site Assessments (ASTM Practice E 1527-13) as set by ASTM International, formerly known as the American Society for Testing and Materials, and generally include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property’s chain of title and review of historical aerial photographs and other information on past uses of the property. These assessments are limited in scope. If, however, recommended in the initial assessments, we may undertake additional assessments such as soil and/or groundwater samplings or other limited subsurface investigations and ACM or mold surveys to test for substances of concern. A prior owner or operator of a property or historic operations at our properties may have created a material environmental condition that is not known to us or the independent consultants preparing the site assessments. Material environmental conditions may have arisen after the review was completed or may arise in the future, and future laws, ordinances or regulations may impose material additional environmental liability. If environmental concerns are not satisfactorily resolved in any initial or additional assessments, we may obtain environmental insurance policies to insure against potential environmental risk or loss depending on the type of property, the availability and cost of the insurance and various other factors we deem relevant (i.e., an environmental occurrence affects one of our properties where our lessee may not have the financial capability to honor its indemnification obligations to us). Our ultimate liability for environmental conditions may exceed the policy limits on any environmental insurance policies we obtain, if any.

Generally, our leases require the lessee to comply with environmental law and provide that the lessee will indemnify us for any loss or expense we incur as a result of lessee’s violation of environmental law or the presence, use or release of hazardous materials on our property attributable to the lessee. If our lessees do not comply with environmental law, or we are unable to enforce the indemnification obligations of our lessees, our results of operations would be adversely affected.

We cannot predict what other environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist on the properties in the future. Compliance with existing and new laws and regulations may require us or our tenants to spend funds to remedy environmental problems. If we or our tenants were to become subject to significant environmental liabilities, we could be materially and adversely affected.

MANAGEMENT

Our Director, Director Nominees and Executive Officers

The following table sets forth certain information concerning the individuals who will be our directors and executive officers upon the completion of this offering:

Name	Age	Position
Paul T. Bossidy	58	Director Nominee(1)(2)
Peter M. Mavoides	51	President and Chief Executive Officer, Director
Gregg A. Seibert	54	Executive Vice President and Chief Operating Officer
Hillary P. Hai	37	Chief Financial Officer and Senior Vice President
Daniel P. Donlan	36	Senior Vice President — Capital Markets
Todd J. Gilbert	36	Director Nominee(2)
Anthony D. Minella	41	Director Nominee(2)
Stephen D. Sautel	49	Director Nominee(2)
Joyce DeLucca	53	Director Nominee(2)
Scott A. Estes	47	Director Nominee(2)

(1)	We expect that Mr. Bossidy will serve as the chairman of our board of directors.
(2)	These individuals have agreed to become members of our board of directors in connection with this offering. It is expected that each director nominee will become a director immediately upon completion of this offering, except for Mr. Estes, who is expected to become a director immediately upon effectiveness of the registration statement of which this prospectus is a part.

Biographical Summaries of Director Nominees and Executive Officers

Director Nominees

Paul T. Bossidy.    Mr. Bossidy has served as the chairman of the board of directors of EPRT LLC, which will become our operating partnership through the formation transactions, since 2016. Mr. Bossidy is President and Chief Executive Officer of Patripabre Capital LLC, in Ridgefield, Connecticut, and provides consulting services to companies in the financial services industry. Mr. Bossidy also serves on the board of directors of Berkshire Hills Bancorp, Inc., a bank holding company that is the parent of Berkshire Bank with branches throughout New England. Mr. Bossidy previously served as President and Chief Executive Officer of Clayton Holdings LLC, or Clayton, from 2008 to 2014, when it was acquired by Radian Group, Inc. Prior to joining Clayton, Mr. Bossidy was a Senior Operations Executive at Cerberus Capital Management LP, a real estate investment fund, from 2006 to 2008. Prior to that, Mr. Bossidy served in various executive appointments for General Electric Company from 1993 to 2006, including General Manager of Corporate Business Development, President of the Refrigerator Product Line within GE Appliances Division, President and Chief Executive Officer of GE Lighting (North America), President and Chief Executive Officer of GE Vendor Financial Services, President and Chief Executive Officer of GE Commercial Equipment Financing and President and Chief Executive Officer of GE Capital Solutions Group. From 2001 to 2006, while Chief Executive Officer of GE Commercial Equipment Financing, Mr. Bossidy was also responsible for GE Franchise Finance, a lender for the franchise finance market, which operated a large triple-net lease real estate business. He is a Certified Public Accountant and a Certified Six Sigma Black Belt. Mr. Bossidy holds a B.A. from Williams College, a Masters in Accounting from New York University and an M.B.A. with concentrations in Finance and Marketing from Columbia University Graduate School of Business.

We believe that Mr. Bossidy’s prior management and board of directors experience will provide our board of directors with strategic and industry-specific expertise. In addition, his knowledge and background in accounting will allow him to provide guidance to the board of directors in overseeing financial and accounting aspects of our operations.

Todd J. Gilbert.    Mr. Gilbert is a Principal at Eldridge, which he joined in January 2015, where he focuses on investing across the capital structure and evolutionary cycle of commercial enterprises. From August 2005 to December 2014, Mr. Gilbert was an investment professional at Guggenheim Partners and served as Managing Director, responsible for principal investing, business development and strategic transactions, as well as private equity, private debt, and special situations investment opportunities. He also served as a senior analyst in the Corporate Credit Group at Guggenheim Investments where he focused on credit and distressed investing across several industries. Prior to his employment by Guggenheim, from May 2004 to July 2005, Mr. Gilbert worked in the Mergers & Acquisitions group at KeyBanc Capital Markets. Mr. Gilbert currently serves on the board of directors of Stonebriar Finance Holdings LLC, Thirteenth Floor Entertainment Group, LLC and Lionel Holdings LLC. Mr. Gilbert received his B.B.A. in Finance and Accounting in 2004 from the University of Michigan.

We believe that Mr. Gilbert’s experience as an investment professional, including evaluating investment opportunities, qualifies him to serve on our board of directors.

Anthony D. Minella.    Mr. Minella is President of Eldridge. From September 2013 to February 2017, Mr. Minella was Chief Investment Officer of Security Benefit Corporation. Prior to that, he was Co-Head of the Corporate Credit Group at Guggenheim Investments where he co-chaired their Investment Committee. Mr. Minella currently serves on the board of directors of Eldridge, Cain International LP, and Stonebriar Finance Holdings LLC. He is actively involved with various other Eldridge portfolio companies. Mr. Minella received his A.B. in Economics from Bowdoin College.

We believe that Mr. Minella’s experience as an investment professional, director and company executive, including his experience in finance, corporate governance and business management, qualifies him to serve on our board of directors.

Stephen D. Sautel.    Mr. Sautel is a private investor, and he serves on the board of several private companies engaged in diverse businesses, including business services, manufacturing, distribution, institutional investment management and residential real estate. Since December 2017, Mr. Sautel has served as a director of CBAM Holdings, LLC, a private company that is an affiliate of Eldridge and is engaged in managing leveraged bank loans. Since 2014 Mr. Sautel has served as a director of Guggenheim Partners Investment Management Holdings, LLC, a diversified institutional investment management firm. From October 2001 to June 2014, Mr. Sautel was an investment professional at Guggenheim Capital, LLC, where he held the titles of Senior Managing Director and Chief Operating Officer of the Investments Business. While at Guggenheim, Mr. Sautel co-founded the firm’s credit investing business and later was responsible for supervising the firm’s investment management operations. Prior to Guggenheim, Mr. Sautel worked at J.H. Whitney & Co., First Chicago Capital Markets, and Arthur Andersen & Co. Mr. Sautel earned a B.B.A., Cum Laude, from the University of Kentucky in 1991 and an M.B.A., Cum Laude, from the University of Michigan in 1996. Mr. Sautel is a CFA charterholder.

We believe that Mr. Sautel’s experience as an investor and a board member, and his familiarity with a broad range of industries qualifies him to serve on our Board of Directors.

Joyce DeLucca.    Ms. DeLucca is a Managing Director at Hayfin Capital Management, LLC. Hayfin is a private investment firm focusing on direct lending, special opportunities, high yield credit and securitized credit. Ms. DeLucca joined Hayfin in January 2018, when Hayfin acquired Kingsland Capital Management LLC. Kingsland was an investment manager specializing in collateralized loan obligations and leveraged credit that was founded by Ms. DeLucca in January 2005, and where she served as Managing Principal and Chief Investment Officer. Ms. DeLucca’s career spans 32 years in the debt capital markets, including management of high yield, leveraged loan, distressed and mezzanine assets. Prior to establishing Kingsland, Ms. DeLucca was a Managing Principal at Katonah Capital, an asset manager focusing on leveraged loans and high yield bonds, from 2000 to 2004. Previously, Ms. DeLucca was a Managing Director at Chase Manhattan Bank, where she co-founded Octagon Credit Investors, from 1995 until 1999. Ms. DeLucca was also a Portfolio Manager and Investment Advisor at Fisher Brothers from 1989 to 1995, where she focused on distressed and high yield investing. She began her career as a trader and analyst with Bernstein Macaulay’s high yield bond and mortgage-backed securities divisions, where she was employed from 1986 to 1989. Ms. DeLucca served on the Regulatory and Board Nominating Committees of the Loan Sales and Trading Association from 2006 to 2010. She received a B.S. in Finance from Ithaca College in 1986 and is a CFA charterholder.

We believe that Ms. DeLucca’s extensive experience as an investment professional, familiarity with the debt capital markets and credit analysis and experience in establishing and managing businesses qualifies her to serve on our board of directors.

Scott A. Estes. Mr. Estes served as Executive Vice President—Chief Financial Officer of Welltower Inc., a NYSE listed REIT focused on healthcare infrastructure, from January 2009 to October 2017. Mr. Estes served as Senior Vice President and Chief Financial Officer of Welltower from March 2006 to January 2009 and as Vice President of Finance of Welltower from April 2003 to March 2006. From January 2000 to April 2003, Mr. Estes served as a Senior Equity Research Analyst and Vice President with Deutsche Bank Securities, a financial services firm, with primary coverage of the Healthcare REIT and Healthcare Services industry sub-sectors. Mr. Estes is a member of the board of trustees of JBG Smith Properties, a NYSE listed REIT that owns, operates, invests in and develops assets concentrated in leading urban infill submarkets and around Washington, DC, where he serves as the chairman of the Audit Committee and is a member of the Compensation Committee. Mr. Estes received his B.A. in Economics in 1993 from The College of William and Mary.

We believe that Mr. Estes financial and business experience, including his service as the chief financial officer and a board member of large publicly-traded REITs, qualifies him to serve on our board of directors.

Executive Officers

Peter M. Mavoides.    Mr. Mavoides is currently our sole director and has been our President and Chief Executive Officer since our organization on January 12, 2018, and he has held similar positions at EPRT LLC, which will become our operating partnership through the formation transactions, since March 2016. Previously, from September 2011 through February 2015, Mr. Mavoides was the President and Chief Operating Officer of Spirit. While at Spirit, Mr. Mavoides was instrumental in transforming that company from a private enterprise, with approximately $3.2 billion of total assets and 37 employees at the time of its September 2012 initial public offering, to a public company with approximately $8.0 billion of total assets and over 70 employees at the time of his departure in February 2015. During his tenure at Spirit, Mr. Mavoides chaired the company’s investment committee and led the team that created the infrastructure that acquired over 150 separate investments with an aggregate purchase price of nearly $2.0 billion and an average investment per property of $2.6 million over a period of approximately three years. Mr. Mavoides previously worked for Sovereign, as its President and Chief Executive Officer, from May 2003 to January 2011. Sovereign is a private equity firm that focuses on investment opportunities relating to long-term, net-leased real estate. While at Sovereign, Mr. Mavoides developed and implemented a business plan pursuant to which Sovereign grew from a startup to a leading investor focused on single-tenant, net leased properties, and he implemented an investment strategy pursuant to which over $1.0 billion was invested in net lease transactions. During his tenure at Spirit and Sovereign, Mr. Mavoides was instrumental in structuring the investment of approximately $4.0 billion in net lease assets. Prior to joining Sovereign, Mr. Mavoides was employed by Eastdil Realty, a subsidiary of Wells Fargo Bank, and worked in the banking group at Citigroup, where he focused on the structuring of sale-leaseback transactions. Mr. Mavoides earned a B.S. from the United States Military Academy and an M.B.A. from the University of Michigan.

We believe that Mr. Mavoides’s familiarity with our operations, and his extensive experience with net-lease financing and investing in real estate qualifies him to serve on our board of directors.

Gregg A. Seibert.    Upon completion of this offering Mr. Seibert will be our Executive Vice President and Chief Operating Officer, and he has held similar positions at EPRT LLC, which will become our operating partnership through the formation transactions, since June 2016. Previously, Mr. Seibert was employed by Spirit from its inception in September 2003 through May 2016, where, at various times during his tenure, he was involved in acquisitions, underwriting, capital markets and special projects, and most recently served as Executive Vice President and Chief Investment Officer. While at Spirit, Mr. Seibert was a member of the company’s investment committee and its executive management team, and he was instrumental in establishing and implementing that company’s business strategy, including investment sourcing, tenant underwriting, asset management and capital markets activities. Prior to his employment by Spirit, Mr. Seibert worked for over nine years at FFCA, and held positions as Vice President and Senior Vice President of Underwriting and Research and Senior Vice President of Acquisitions until FFCA’s acquisition in August 2001 by GE Capital Corporation (GECC), where he served as a Senior Vice President until September 2003. From 1989 to 1994, Mr. Seibert was a Vice President in the commercial real estate lending group of Bank of America, and from 1988 to 1989, served as an investment analyst with the Travelers Insurance Company. Mr. Seibert earned a B.S. in Finance from the University of Missouri and an M.B.A. in Finance from the University of Missouri Graduate School of Business.

Hillary P. Hai.    Upon completion of this offering Ms. Hai will be our Chief Financial Officer and Senior Vice President, and she has held similar positions at EPRT LLC, which will become our operating partnership through the formation transactions, since November 2017. Previously, Ms. Hai was our Senior Vice President of Finance from January 2017 to November 2017 and our Vice President of Finance from April 2016 to January 2017. Before joining us, Ms. Hai worked at Spirit as Vice President and Director of Investments from January 2013 to April 2016, where she underwrote and closed approximately $1 billion of transactions. In her previous roles, Ms. Hai worked at Lowe Enterprises Investors, a real estate investment management firm, as an analyst and served in the Peace Corps. Ms. Hai received her B.A. in Economics from University of California, Los Angeles and her M.B.A. from University of Michigan Stephen M. Ross School of Business.

Daniel P. Donlan.    Upon completion of this offering Mr. Donlan will be our Senior Vice President — Capital Markets, and he has held a similar position at EPRT LLC, which will become our operating partnership through the formation transactions, since February 2018. Before joining us, Mr. Donlan worked at Ladenburg Thalmann & Co. as a Managing Director and senior REIT analyst from January 2013 to January 2018. In his previous roles, Mr. Donlan worked at Janney Capital Markets as a Vice President and senior REIT analyst from June 2007 to January 2013 and at BB&T Capital Markets as an associate analyst from August 2005 to May 2007. Mr. Donlan received his B.B.A. in Finance from the University of Notre Dame.

Family Relationships

There are no family relationships among any of our directors or executive officers, except for Mr. Gilbert and Mr. Minella, who are cousins.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our board of directors is not classified, with each of our directors subject to election annually, and we may not elect to be subject to the elective provision of the MGCL that would classify our board of directors without the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors;

•	we will have a fully independent audit committee and independent director representation on our compensation and nominating and corporate governance committees as of the consummation of this offering;

•	we anticipate that at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC;

•	we have opted out of the business combination and control share acquisition statutes in the MGCL, and we may only opt back in with the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors; and

•	we do not have a stockholder rights plan, and we will not adopt a stockholder rights plan in the future without (a) the approval of our stockholders or (b) seeking ratification from our stockholders within 12 months of adoption of the plan if the board of directors determines, in the exercise of its duties under applicable law, that it is in our best interest to adopt a rights plan without the delay of seeking prior stockholder approval.

Our directors will stay informed about our business by attending meetings of our board of directors and the committees on which they serve and through supplemental reports and communications. Our independent directors are expected to meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Stockholders Agreement

Prior to the consummation of this offering, we intend to enter into a stockholders agreement with Eldridge. Under this stockholders agreement, Eldridge will have the power, subject to certain terms and conditions, to designate nominees for election to our board of directors, designate a member of certain board committees and approve certain actions, each as more fully described below. For so long as the stockholders agreement remains in effect, directors elected pursuant to Eldridge’s nomination right may only be removed with Eldridge’s consent. If there is a vacancy on our board of directors because of the resignation or removal of a director elected pursuant to Eldridge’s nomination right (other than due to a decrease in the number of nominees Eldridge is entitled to designate), the stockholders agreement will require us to nominate an individual designated by Eldridge for election. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

Pursuant to the stockholders agreement, Eldridge will have certain nomination rights.

•	For so long as Eldridge owns shares representing at least 15% or more of the voting power of our common stock, Eldridge will be entitled to designate a number of nominees for election as directors equal to the lowest whole number that is at least 40% of the total number of directors;

•	When Eldridge owns shares representing less than 15% but greater than or equal to 10% of the voting power of our common stock, Eldridge will be entitled to designate a number of nominees for election as directors equal to the lowest whole number that is at least 25% of the total number of directors; and

•	When Eldridge owns shares representing less than 10% but greater than or equal to 5% of the voting power of our common stock, Eldridge will be entitled to designate a number of nominees for election as directors equal to the lowest whole number that is at least 10% of the total number of directors.

When Eldridge owns shares representing at least 10% of the voting power of our common stock and a nominee designated by Eldridge is elected to our board of directors who qualifies as an independent director under NYSE standards, Eldridge will have the power to designate one independent board member to be elected as a member of each of the audit committee, compensation committee and the nominating and corporate governance committee.

For so long as Eldridge owns shares representing at least 5% of the voting power of our common stock, the stockholders agreement and our charter and bylaws will provide that Eldridge must first approve:

•	Any increase to the size of our board of directors;

•	Amendments to our bylaws relating to the designation of director nominees by Eldridge, Eldridge’s right to consent to any increase in the size of the board of directors or Eldridge’s right to consent to amendments to such provisions; or

•	Amendments to the provision of our charter relating to Eldridge’s right to consent to the removal of any director nominated in accordance with Eldridge’s nomination right or Eldridge’s right to consent to amendments to such provision.

Additionally, for so long as Eldridge owns shares representing at least 5% of the voting power of our common stock, the stockholders agreement and our charter will require the prior approval of Eldridge in order to determine that we will no longer qualify, or attempt to qualify, as a REIT under the Code or amend our charter to remove such requirement.

In connection with the concurrent private placement of common stock, we will grant a waiver from the ownership limit to Eldridge to own up to 19.0% of the outstanding shares of our common stock in the aggregate. We will also agree to provide transferees of Eldridge, subject to the satisfaction of certain conditions, with any necessary waivers from our ownership limits provided that any such waivers are consistent with our compliance with the ownership requirements for qualification as a REIT under the Code. Pursuant to the stockholders agreement, we have agreed, upon Eldridge’s request, to increase the percentage of our outstanding common stock that may be owned by Eldridge, unless our board of directors concludes that any such increase will jeopardize our ability to qualify for taxation as a REIT.

Director Independence

We expect our board of directors to determine that each of Messrs. Bossidy, Estes and Sautel and Ms. DeLucca is an “independent director” as such term is defined by the applicable rules and regulations of the NYSE.

Board Structure

Upon the completion of this offering, our board of directors will consist of seven members. Our charter and bylaws provide that our board of directors will consist of such number of directors as may from time to time be fixed by our board of directors; provided, that, in accordance with the stockholders agreement, so long as Eldridge owns shares representing at least 5% of the voting power of our common stock, we will nominate one or more individuals designated by Eldridge for election as our directors as specified in the stockholders agreement. See “—Stockholders Agreement.”

Each director will hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal (each director may be removed only with cause by the affirmative vote of the stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors); provided, that, for so long as the stockholders agreement remains in effect, a director elected pursuant to Eldridge’s nomination right may only be removed with Eldridge’s consent. Vacancies on the board of directors may be filled at any time by the remaining directors, even if the remaining directors do not constitute a quorum; provided, that, if there is a vacancy on our board of directors because of the resignation or removal of a director elected pursuant to Eldridge’s nomination right (other than due to a reduction in the number of nominees Eldridge is entitled to designate), the stockholders agreement requires us to nominate an individual designated by Eldridge for election to fill the vacancy.

At any meeting of the board of directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes.

Our board of directors is not divided into classes with staggered terms, and each of our directors is subject to re-election annually.

Role of Our Board of Directors in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly, with support from its three standing committees, the audit committee, the nominating and corporate governance committee and the compensation committee, each of which addresses risks specific to its respective areas of oversight. In particular, as more fully described below, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our nominating and corporate governance committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Upon the completion of this offering, our board of directors will have three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The principal functions of each committee are briefly described below. Additionally, our board of directors may from time to time establish other committees to facilitate the board’s oversight of management of the business and affairs of our company.

Audit Committee

In connection with this offering, our board of directors will adopt an audit committee charter, which will define the audit committee’s principal functions, including oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements and financial reporting process;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit functions; and

•	our overall risk exposure and management.

The audit committee will also be responsible for engaging, evaluating, compensating, and overseeing an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans for and results of the audit engagement, approving services that may be provided by the independent registered public accounting firm, including audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee also will prepare the audit committee report required by SEC regulations to be included in our annual report.

Upon the completion of this offering, our audit committee will be composed of Ms. DeLucca and Messrs. Estes and Sautel. Mr. Estes will serve as chair of our audit committee. Our board of directors is expected to determine affirmatively that (i) Mr. Estes qualifies as an “audit committee financial expert” as such term has been defined by the SEC in Item 407(d)(5) of Regulation S-K and (ii) each member of our audit committee is “financially literate” as that term is defined by NYSE listing standards and meets the definition for “independence” for the purposes of serving on our audit committee under NYSE listing standards and Rule 10A-3 under the Exchange Act.

Compensation Committee

In connection with this offering, our board of directors will adopt a compensation committee charter, which will define the compensation committee’s principal functions, to include:

•	assisting the board of directors in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans;

•	annually reviewing and approving our corporate goals and objectives with respect to compensation for executive officers and, at least annually, evaluating each executive officer’s performance in light of such goals and objectives to set his or her annual compensation, including salary, bonus and equity and non-equity incentive compensation, subject to approval by the board of directors;

•	providing oversight of management’s decisions regarding the performance, evaluation and compensation of other officers;

•	reviewing our incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking and to review and discuss, at least annually, the relationship between risk management policies and practices, business strategy and our executive officers’ compensation;

•	reviewing and discussing with management our compensation discussion and analysis required by SEC regulations and recommending to the board of directors that such compensation discussion and analysis be included in our annual report; and

•	preparing the compensation committee report to be included in our annual report.

Upon the completion of this offering, our compensation committee will be composed of Ms. DeLucca and Messrs. Bossidy, Estes and Sautel. Ms. DeLucca will serve as chair of our compensation committee. Our board of directors is expected to determine affirmatively that each member of our compensation committee meets the definition for “independence” for the purpose of serving on our compensation committee under applicable rules of the NYSE and each member of our compensation committee meets the definition of a “non-employee trustee” for the purpose of serving on our compensation committee under Rule 16b-3 of the Exchange Act.

Nominating and Corporate Governance Committee

In connection with this offering, our board of directors will adopt a nominating and corporate governance committee charter, which will define the nominating and corporate governance committee’s principal functions, to include:

•	identifying individuals qualified to become members of our board of directors and ensuring that our board of directors has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds;

•	developing, and recommending to the board of directors for its approval, qualifications for director candidates and periodically reviewing these qualifications with the board of directors;

•	reviewing the committee structure of the board of directors and recommending directors to serve as members or chairs of each committee of the board of directors;

•	reviewing and recommending committee slates annually and recommending additional committee members to fill vacancies as needed consistent with the stockholders agreement;

•	developing and recommending to the board of directors a set of corporate governance guidelines applicable to us and, at least annually, reviewing such guidelines and recommending changes to the board of directors for approval as necessary;

•	overseeing the annual self-evaluations of the board of directors and management; and

•	reviewing and approving or ratifying any transaction between us and a related person that is required to be disclosed under the rules of the SEC.

Upon the completion of this offering, we will establish a nominating and corporate governance committee comprised of Messrs. Bossidy, Estes and Sautel. Mr. Sautel will serve as chair of our nominating and corporate governance committee. Our board of directors is expected to determine affirmatively that each member of our nominating and corporate governance committee meets the definition of independence under NYSE listing standards.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is, or has ever been, an officer or employee of our company.

Employment Agreements

Upon completion of this offering, we will enter into new employment agreements with each of Messrs. Mavoides and Seibert and Ms. Hai.

Director Compensation

Upon the consummation of this offering, we expect that each of our directors, except for directors who are employed by us or Eldridge, will receive the following as compensation for services as a director: an initial equity grant of         shares of restricted common stock (with a value of $60,000 based on the mid-point of the price range set forth on the front cover of this prospectus), an annual cash retainer of $40,000 and an annual common stock award with a grant-date fair value of $60,000. The equity awards granted to our directors will be made pursuant to our Equity Incentive Plan and are expected to vest on the first anniversary of the date of grant, subject to the director’s continued service on our board of directors. We expect that our chairman will receive an additional annual cash retainer of $100,000, and directors attending in excess of seven board of directors meetings per calendar year will receive an additional $1,000 per board meeting attended in excess of seven. Directors who serve on our audit committee, other than the chair of the committee, will receive an annual cash retainer of $10,000, and directors who serve on each of our compensation committee and nominating and corporate governance committee, other than the chairs of such committees, will receive an annual cash retainer of $5,000. The director who serves as chair of the audit committee will receive an additional annual cash retainer of $20,000, and the directors who serve as chairs of the compensation committee and the nominating and corporate governance committee each will receive an additional annual cash retainer of $10,000. Neither Messrs. Gilbert and Minella, who are employed by Eldridge, nor Mr. Mavoides, our President and Chief Executive Officer, will receive separate compensation for their services as directors. All members of our board of directors will be reimbursed for their reasonable costs and expenses incurred in attending our board meetings.

We anticipate implementing stock ownership guidelines for our directors, except for directors who are employed by us or Eldridge, that will require each director to maintain equity ownership of a number of shares whose value equals five times his or her base annual cash retainer. The directors will have five years to comply with this guideline.

Code of Business Conduct and Ethics

Upon the completion of this offering, our board of directors will adopt a code of business conduct and ethics that applies to our directors, officers and employees. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code;

•	accountability for adherence to the code of business conduct and ethics;

•	the protection of the company’s legitimate business interests, including its assets and corporate opportunities; and

•	confidentiality of information entrusted to directors, officers and employees by the company and its customers.

Any waiver of the code of business conduct and ethics for our directors or executive officers must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law and NYSE regulations.

Additionally, our charter provides that, to the maximum extent permitted by Maryland law, each of Eldridge, its affiliates, each of their representatives, and each of our directors or officers that is an employee, affiliate or designee for nomination as a director of Eldridge or its affiliates has the right to, and has no duty not to, (x) directly or indirectly engage in the same or similar business activities or lines of business as us, including those deemed to be competing with us, or (y) directly or indirectly do business with any of our clients, customers or suppliers. In the event that Eldridge or any of its affiliates or employees, or any of their representatives or designees, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for us, Eldridge, its affiliates and employees and any of their representatives or designees shall have no duty to communicate or present such corporate opportunity to us or any of our affiliates and shall not be liable to us or any of our affiliates, subsidiaries, stockholders or other equity holders for breach of any duty by reason of the fact that Eldridge or any of its affiliates or employees, or any of their representatives or designees, directly or indirectly, pursues or acquires such opportunity for themselves, directs such opportunity to another person, or does not present such opportunity to us or any of our affiliates; provided, however, that such corporate opportunity is not presented to such person in his or her capacity as a director or officer of us.

Indemnification

We intend to enter into indemnification agreements with each of our directors and executive officers that will obligate us to indemnify them to the maximum extent permitted by Maryland law as discussed under “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Limitation of Liability and Indemnification of Directors and Officers.” The indemnification agreements will provide that, if a director or executive officer is a party to, or witness in, or is threatened to be made a party to, or witness in, any proceeding by reason of his or her service as a director, officer, employee or agent of our company or as a director, officer, partner, member, manager, fiduciary, employee, agent or trustee of any other foreign or domestic corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that he or she is or was serving in such capacity at our request, we must indemnify the director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, to the maximum extent permitted under Maryland law, including in any proceeding brought by the director or executive officer to enforce his or her rights under the indemnification agreement, to the extent provided by the agreement. The indemnification agreements will also require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied or preceded by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking, which may be unsecured, by the indemnitee or on his or her behalf to repay the amount paid if it shall ultimately be established that the standard of conduct has not been met.

The indemnification agreements will also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us.

Our charter obligates us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any of our present or former directors or officers who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (2) any individual who, while serving as our director or officer and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity, as discussed under “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Limitation of Liability and Indemnification of Directors and Officers.”

In addition, our directors and officers may be entitled to indemnification pursuant to the terms of the partnership agreement of our operating partnership.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

Overview

This section provides a discussion of the compensation paid or awarded to our President and Chief Executive Officer and our two other most highly compensated executive officers as of December 31, 2017. We refer to these individuals as our “named executive officers.” For 2017, our named executive officers and their positions were as follows:

•	Peter M. Mavoides, President and Chief Executive Officer;

•	Gregg A. Seibert, Executive Vice President and Chief Operating Officer; and

•	Hillary P. Hai, Senior Vice President and Chief Financial Officer.

As noted above, we are an “emerging growth company” under the federal securities laws and, as such, we have elected to comply with certain reduced disclosure requirements, including in the area of executive compensation.

During 2017, our board of directors set the compensation for Messrs. Mavoides and Seibert and, while we were still part of Stonebriar Finance Holdings LLC, the board of directors of Stonebriar Finance Holdings LLC set the compensation for Ms. Hai. Once we became an independent entity, our board of directors approved an increase in Ms. Hai’s compensation. In connection with this offering, a compensation committee of our board of directors will be formed and, following the offering, executive officer compensation decisions will be determined by our compensation committee.

Our executive compensation programs are intended to align executive compensation with our business objectives and to enable us to attract, retain and reward executive officers who contribute to our long-term success. The compensation paid or awarded to our executive officers is generally based on the assessment of each individual’s performance compared against the business objectives established for the fiscal year as well as the competitive landscape and our historical compensation practices. For 2017, the material elements of our executive compensation program were base salary, annual cash bonus, and grants in the form of Class B Units, or profits interests, in EPRT Holdings, LLC.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.

Compensation of Named Executive Officers

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our named executive officers are designed to reflect each executive officer’s scope of responsibility and accountability with us. The initial base salary levels for our named executive officers were determined at the time the officers commenced employment with us, considering the compensation they each received from their former employers as well as the competitive landscape. Thereafter, salary adjustments were made based on an assessment of the competitive landscape and performance, as well as the increased roles and responsibilities commensurate with operating a standalone company. Ms. Hai’s base salary was increased from $200,000 to $250,000, effective November 15, 2017, in connection with her promotion to Chief Financial Officer of the company. Please see the “Salary” column in the 2017 Summary Compensation Table for the base salary amounts received by each named executive officer in 2017.

Annual Cash Bonuses

We provide our senior leadership team with short-term incentive compensation through an annual cash bonus plan. Annual bonus compensation holds executives accountable, rewards the executives based on actual business results and helps create a “pay for performance” culture. Our annual cash bonus plan provides cash incentive award opportunities based on a qualitative assessment by our board of directors of the company’s performance and the named executive officer’s individual performance and leadership.

The payment of awards under the 2017 annual cash bonus plan applicable to the named executive officers was subject to the discretion of our board of directors. The 2017 bonus target for each of Messrs. Mavoides and Seibert and Ms. Hai was 100% of base salary, with a maximum bonus opportunity equal to 150% of base salary for Ms. Hai. Based on a qualitative assessment of performance, Messrs. Mavoides and Seibert and Ms. Hai received bonuses with respect to 2017 performance in the amounts of $750,000, $600,000, and $300,000, respectively. The annual cash bonus paid to each named executive officer in 2017 is also set forth in the “Bonus” column in the 2017 Summary Compensation Table.

Profits-Interest Program

To further align the interests of our executive officers with those of Eldridge, our named executive officers participate in a profits-interest program under which our executive officers are granted Class B Units with respect to EPRT Holdings, LLC. Our profits-interest program allows participants to share in the increase in the value of Essential Properties Realty Trust LLC above its value at the time of grant. Class B Units vest over a five-year period from the date of issuance, which for purposes of vesting was deemed to be March 30, 2017 for each named executive officer to align with the time they joined Essential Properties Realty Trust LLC. In January 2017, Messrs. Mavoides and Seibert and Ms. Hai received Class B Unit grants of 3,750, 3,250, and 500, respectively.

2017 Summary Compensation Table

The following table sets forth certain information with respect to the compensation earned by our named executive officers for the year ended December 31, 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Peter M. Mavoides	2017	491,667	750,000	1,213,688	—	—	—	6,000	2,461,355
President and Chief Executive Officer (principal executive officer)

Gregg A. Seibert	2017	400,000	600,000	1,051,863	—	—	—	—	2,051,863
Executive Vice President and Chief Operating Officer

Hillary P. Hai	2017	203,333	300,000	161,825	—	—	—	7,708	672,866
Senior Vice President and Chief Financial Officer

(1)	The amounts reported in this column represent the bonus received by each of the named executive officers with respect to 2017 performance.

(2)	Amounts reflect the full grant-date fair value of equity awards granted during 2017 computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all equity awards made to executive officers in “Note 7. Unit Based Compensation” to the Essential Properties Realty Trust, Inc. Predecessor Historical Consolidated Financial Statements included elsewhere in this prospectus.
(3)	The amounts reported in this column for each named executive officer represent matching contributions to our 401(k) plan.

2017 Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding Class B Units held by each of the named executive officers on December 31, 2017. As of December 31, 2017, none of our named executive officers held any other outstanding equity awards with respect to the company.

	Stock Awards
Name	Number of Units of Stock That Have Not Vested (#)(1)	Market Value of Units of Stock That Have Not Vested ($)(2)
		(in thousands)
Peter M. Mavoides	3,000	3,841
Gregg A. Seibert	2,600	3,329
Hillary P. Hai	400	512

(1)	The Class B Units reported in this column vest over a five-year period beginning on March 30, 2017.
(2)	Based on an internal valuation taking into account various assumptions, including market volatility, risk free interest rates and the marketability of the awards, the Class B Units were attributed with a $1,280.35 per unit market value as of December 31, 2017.

Narrative Disclosure Regarding Employment Agreements and Post-Termination Arrangements

Each of our named executive officers serves at the pleasure of our board of directors. During 2017, we entered into employment agreements with Messrs. Mavoides and Seibert, which include provisions requiring us to make post-termination payments upon certain qualifying termination events. During 2017, we were not a party to an employment agreement with Ms. Hai. Accordingly, upon a termination of her employment, Ms. Hai would only be entitled to benefits available generally to all employees. The disclosure below describes certain compensation that would become payable to Messrs. Mavoides and Seibert as a result of a qualifying termination of employment as of December 31, 2017. These benefits are in addition to benefits available generally to salaried employees.

Employment Agreements

The employment agreement for each of Messrs. Mavoides and Seibert has an initial term expiring on March 30, 2021, with automatic one-year extensions unless notice of non-renewal is provided by either party. The employment agreements specify that the initial annual base salary for Messrs. Mavoides and Seibert will be $             and $            , respectively, and each will be eligible for a target annual bonus of up to 100% of base salary. Each of the employment agreements include non-competition and non-solicitation provisions that generally end one year after the executive’s termination of employment.

The employment agreements for Messrs. Mavoides and Seibert provide for severance benefits upon a qualifying termination of employment. None of the employment agreements, however, provide for payments or benefits solely upon the occurrence of a change in control. Under the terms of each executive’s employment agreement, in the event the executive’s employment is terminated by us without “cause” (as defined in the agreements) or by the executive for “good reason” (as defined in the agreements), the executive would become entitled to receive: (i) any bonus awarded for the year prior to termination, to the extent unpaid; (ii) continued payments equal to 12-months of base salary;

(iii) accelerated vesting of the portion of the 2017 award of Class B Units granted to the named executive officer in connection with the entry into the employment agreement (the “Initial Equity Award”) that would have otherwise vested during the 12-month period following the executive’s termination of employment; (iv) monthly reimbursement for 12 months of COBRA premiums; and (v) for terminations of employment occurring after March 31 in a given year, a pro rata bonus for the year of termination based on actual performance, provided that the company is on plan with respect to the budget approved by the board of directors for such year and the board of directors approves the payment of such bonus. In the event of the executive’s termination of employment due to death or disability, the executive or his beneficiary would be entitled to receive: (i) any bonus awarded for the year prior to termination, to the extent unpaid; (ii) a pro rata bonus for the year of termination; (iii) accelerated vesting of the portion of Initial Equity Award that would have otherwise vested during the 12-month period following the executive’s termination of employment; and (iv) monthly reimbursement for 12 months of COBRA premiums. In the event of the non-renewal of the employment agreement, the executive would be entitled to receive any bonus awarded for the year prior to termination, to the extent unpaid.

The current employment agreements with each of Messrs. Mavoides and Seibert are expected to be terminated in connection with this offering and we expect to enter into new employment agreements with our named executive officers. Except with respect to the provisions in the existing employment agreements governing accelerated vesting of the Initial Equity Awards, as described above, the new employment agreements will govern the terms of the named executive officers’ employment with us. The expected terms of the employment agreements are set forth below.

The new employment agreement for each of Messrs. Mavoides and Seibert and Ms. Hai has an initial four-year term, with automatic one-year renewals unless notice of non-renewal is provided by either party. The new employment agreements specify that the initial annual base salary for Messrs. Mavoides and Seibert and Ms. Hai will be $            , $             and $            , respectively, and each will be eligible for an annual bonus based on the target opportunities and goals established by our compensation committee for each performance year. Each of the new employment agreements include non-competition and non-solicitation provisions that generally end one year after the executive’s termination of employment.

The new employment agreements for Messrs. Mavoides and Seibert and Ms. Hai provide for severance benefits upon a qualifying termination of employment. None of the new employment agreements, however, provide for payments or benefits solely upon the occurrence of a change in control. Under the terms of each executive’s new employment agreement, in the event the executive’s employment is terminated by us without “cause” (as defined in the agreements) or by the executive for “good reason” (as defined in the agreements), the executive would become entitled to receive: (i) any annual performance bonus awarded for the year prior to termination, to the extent unpaid; (ii) continued payments equal to 12 months of base salary; (iii) monthly reimbursement for 12 months of COBRA premiums; and (iv) for terminations of employment occurring after March 31 in a given year, a pro rata bonus for the year of termination based on actual performance, provided that the company is on plan with respect to the budget approved by the board of directors for such year and the compensation committee approves the payment of such bonus. In the event of the executive’s termination of employment due to death or disability, the executive or the executive’s beneficiary, as applicable, would be entitled to receive: (i) any annual performance bonus awarded for the year prior to termination, to the extent unpaid; (ii) a pro rata bonus for the year of termination; and (iii) monthly reimbursement for 12 months of COBRA premiums. In the event of the non-renewal of the employment agreement, the executive would be entitled to receive any annual performance bonus awarded for the year prior to termination, to the extent unpaid.

Profits-Interest Program

As noted above, our named executive officers participate in a “profits-interest” program under which they received Class B Units. These units vest over a five-year period, subject to the executive’s continued employment with us or, if earlier, a “Sale of the Company” as defined in the program-related documents and as it relates to EPRT Holdings, LLC.

In the case of each of the named executive officers, the date of issuance was deemed to be March 30, 2017. In January 2017, Messrs. Mavoides and Seibert and Ms. Hai received Class B Unit grants of 3,750, 3,250, and 500, respectively.

401(k) Plan

We maintain a qualified 401(k) savings plan for the benefit of our employees, including our named executive officers. The 401(k) plan allows participants to contribute up to 100% of his or her pre-tax cash compensation, up to the annual maximum statutory limit allowed under Internal Revenue Service guidelines. Our 401(k) plan allows for discretionary matching of employee contributions. We make matching contributions equal to 100% of the first 3% of eligible compensation contributed by participants and 50% of the next 2% of eligible compensation contributed by participants. Participants are always vested in both their own contributions to the plan and in our matching contributions to the plan.

2018 Equity Incentive Plan

In connection with this offering, our board of directors expects to adopt, and Eldridge expects to approve, our 2018 Equity Incentive Plan (the “Equity Incentive Plan”), prior to the completion of this offering. The purposes of the Equity Incentive Plan are to align the interests of our stockholders and those eligible for awards, to attract and retain officers, directors, employees, and other service providers, and to motivate award recipients to act in the long-term best interests of us and our stockholders. Our Equity Incentive Plan will provide for the grant of incentive stock options, within the meaning of Section 422 of the Code, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, other stock awards, performance awards and LTIP units. Officers, employees, non-employee directors, consultants, independent contractors and agents who provide services to us or to any subsidiary of ours will be eligible to receive such awards. Our board of directors is still in the process of developing, approving and implementing the Equity Incentive Plan and, accordingly, this summary is subject to change. The material terms of the Equity Incentive Plan are expected to be as follows:

•	Stock Subject to the Plan. The maximum aggregate number of shares that may be issued under the Equity Incentive Plan is shares of our common stock. To the extent a stock option or other stock award granted under the Equity Incentive Plan (other than any substitute award) expires or otherwise terminates without having been exercised or paid in full, or is settled in cash, the shares subject to such awards will become available for future grant or sale under the Equity Incentive Plan.

•	Plan Administration. Our compensation committee will administer the Equity Incentive Plan. Our board of directors has the authority to amend and modify the plan, subject to any stockholder approval required by law or stock exchange rules. Subject to the terms of our Equity Incentive Plan, our compensation committee will have the authority to determine the eligibility for awards and the terms, conditions, and restrictions, including vesting terms, the number of shares subject to an award, and any performance goals applicable to grants made under the Equity Incentive Plan. The compensation committee also will have the authority, subject to the terms of the Equity Incentive Plan, to construe and interpret the Equity Incentive Plan and awards, and amend outstanding awards at any time.

•	Stock Options and Stock Appreciation Rights. Our compensation committee may grant incentive stock options, nonqualified stock options, and stock appreciation rights under our Equity Incentive Plan, provided that incentive stock options are granted only to employees. The exercise price of stock options and stock appreciation rights under the Equity Incentive Plan will be fixed by the committee, but must equal at least 100% of the fair market value of our common stock on the date of grant. The term of an option or stock appreciation right may not exceed ten years; provided, however, that an incentive stock option held by an employee who owns more than 10% of all of our classes of stock, or of certain of our affiliates, may not have a term in excess of five years, and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. Subject to the provisions of our Equity Incentive Plan, the compensation committee will determine the remaining terms of the options and stock appreciation rights (e.g., vesting). Upon a participant’s termination of service, the participant may exercise his or her option or stock appreciation right, to the extent vested (unless the compensation committee permits otherwise), as specified in the award agreement.

•	Stock Awards. Our compensation committee will decide at the time of grant whether an award will be in restricted stock, restricted stock units, or other stock award. The committee will determine the number of shares subject to the award, vesting, and the nature of any performance measures. Unless otherwise specified in the award agreement, the recipient of restricted stock will have voting rights and be entitled to receive dividends with respect to his or her shares of restricted stock. The recipient of restricted stock units will not have voting rights, but his or her award agreement may provide for the receipt of dividend equivalents. Other stock awards are grants of awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock, including bonus stock and deferred stock units. Any dividends or dividend equivalents will be subject to the same vesting conditions as the underlying awards.

•	LTIP Units. Our compensation committee may grant LTIP units to eligible participants. Each LTIP unit is a long-term incentive plan interest in an operating partnership which, under certain conditions, is convertible into units of the operating partnership and which units are exchangeable, in whole or in part, into shares of our common stock or cash. The compensation committee determines the terms and restrictions on the award of LTIP units, including the treatment of the LTIP units upon a participant’s termination of employment or service. The right to distributions with respect to LTIP units is set forth in the applicable award agreement and the partnership agreement, including the certificate of designation with respect to the LTIP unit.

•	Performance Awards. Our compensation committee will determine the value of any performance award, the vesting and nature of the performance measures, and whether the award is denominated or settled in cash or in shares of our common stock. The performance measures applicable to a particular award will be determined by our compensation committee at the time of grant. The performance measures shall be those objectives established by the compensation committee as it deems appropriate, and which may be expressed in terms of (a) earnings per share, (b) share price, (c) pre-tax profit, (d) net earnings, (e) earnings before interest, taxes, depreciation and amortization, (f) return on equity or assets, (g) revenues, (h) normalized or other adjusted funds from operations in the aggregate or per share, (i) relative or absolute total stockholder return, (j) diversification, balance sheet or credit metrics or ratings, (k) a growth rate in any of the foregoing, (l) any combination of the foregoing, or (m) such other goals as the compensation committee may determine. Performance measures shall be subject to such other special rules and conditions as the compensation committee may establish at any time.

•

Transferability of Awards.    The Equity Incentive Plan will not allow awards to be transferred other than by will or the laws of inheritance following the participant’s death, and such options may be exercised, during the lifetime of the participant, only by the participant. However, an award agreement may permit a participant to assign an award to a family member by gift or pursuant to a domestic relations order, or to a trust or similar entity for estate planning purposes, in each case, without consideration. A participant may also designate a beneficiary who will receive outstanding awards upon the participant’s death.

•	Certain Adjustments. If any change is made in our common stock subject to the Equity Incentive Plan, or subject to any award agreement thereunder, without the receipt of consideration by us, such as through a stock split, stock dividend, extraordinary distribution, recapitalization, combination of shares, exchange of shares or other similar transaction, appropriate adjustments will be made in the number, class, and price of shares subject to each outstanding award and the numerical share limits contained in the plan.

•	Change in Control. Subject to the terms of the applicable award agreement, upon a “change in control” (as defined in the Equity Incentive Plan), our board of directors may, in its discretion, determine whether some or all outstanding options and stock appreciation rights will become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding awards will lapse in full or in part and whether the performance measures applicable to some or all outstanding awards will be deemed to be satisfied. Our board of directors may further require that shares of stock of the company resulting from such a change in control, or a parent corporation thereof, be substituted for some or all of our shares of common stock subject to an outstanding award and that any outstanding awards, in whole or in part, be surrendered to us by the holder, to be immediately cancelled by us, in exchange for a cash payment, shares of capital stock of the company resulting from or succeeding us or a combination of both cash and such shares of stock.

•	Plan Termination and Amendment. Our board of directors has the authority to amend, suspend, or terminate the Equity Incentive Plan, subject to any requirement of stockholder approval required by law or stock exchange rules. Our Equity Incentive Plan will terminate on the ten-year anniversary of its approval by our board of directors, unless we terminate it earlier.

•	New Plan Benefits. All officers, employees, non-employee directors, consultants, independent contractors and agents are eligible for consideration to participate in the Equity Incentive Plan. In connection with the completion of this offering, we will grant an aggregate of shares of restricted stock to our directors, executive officers and other employees pursuant to the Equity Incentive Plan. The restricted stock granted to directors will vest on the first anniversary of the date of grant, subject to the director’s continued service on the board, and the restricted stock granted to our executive officers and other employees will generally vest ratably on the first, second and third anniversaries of the date of grant, subject generally to the individual’s continued employment by our company through the applicable vesting date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related party transactions are transactions in which we are a participant where the amount involved exceeds $120,000 and a member of our board of directors or a director nominee, an executive officer or a holder of more than 5% of our voting securities (or an immediate family member of any of the foregoing) has a direct or indirect material interest. We have not implemented a formal written policy relating to the review, approval or ratification of related party transactions, though we plan to adopt a written policy upon the consummation of this offering. However, in practice, all such related party transactions are reported to, and approved by, our full board of directors, excluding any interested directors, or a duly-appointed committee of disinterested directors. Our board of directors will consider all relevant facts and circumstances when deliberating such transactions, including whether the terms of the transaction are fair to us.

The following is a summary of related party transactions since our inception, other than compensation arrangements which are described under the sections of this prospectus entitled “Management—Director Compensation” and “Executive Compensation.” The related party transactions listed below were all approved by our board of directors.

Long-Term Incentives with EPRT Holdings, LLC

Pursuant to the Amended and Restated Limited Liability Company Operating Agreement, dated as of January 31, 2017, of Essential Properties Realty Trust LLC, certain members of our senior management team were granted equity interests. In connection with our formation transactions, the members of Essential Properties Realty Trust LLC, including certain members of our senior management team, contributed their interests in such entity to EPRT Holdings, LLC in exchange for interests in EPRT Holdings, LLC with the same rights. Equity interests held by certain members of our senior management team in EPRT Holdings, LLC, or profits interests, were granted in the form of Class B Units and were issued under the Limited Liability Company Operating Agreement of EPRT Holdings, LLC, dated as of December 31, 2017, or the EPRT Holdings, LLC LLC Agreement. Mr. Mavoides, our President and Chief Executive Officer, was issued 3,750 Class B Units, Mr. Seibert, our Executive Vice President and Chief Operating Officer, was issued 3,250 Class B Units and Ms. Hai, our Senior Vice President and Chief Financial Officer, was issued 500 Class B Units. Additionally, Messrs. Mavoides and Seibert were granted 2,850 and 650 Class A Units, respectively.

In order for the holders of the Class B Units to receive cash distributions with respect to their Class B Units, the Class A Unitholders and Class C Unitholders of EPRT Holdings, LLC must receive a specified cash return based upon a receipt of their invested capital and a specified return on their capital. The Class B Units are subject to vesting and forfeiture provisions, with all of the Class B Units generally vesting by March 30, 2021.

The Class B Units were issued and designed to provide a long-term incentive for the recipients, who are members of our senior leadership team. The Class B Units also serve as a retention device because a portion of such Series B Units vest over a period of time. The Class B Units have also been issued to align the interests of EPRT Holdings, LLC and the members of our senior leadership team who were the recipients of these units.

The interests in Essential Properties Realty Trust LLC that were not held by members of our senior management team were held by Eldridge and employees of Eldridge, and, on December 31, 2017, when all of the owners of Essential Properties Realty Trust LLC contributed their interests in Essential Properties Realty Trust LLC to EPRT Holdings, LLC in exchange for interests in EPRT Holdings, LLC with the same rights, Eldridge received 80,000 Class A Units and 91,450 Class C Units.

Class A Units and Class C Units are the only units with voting rights issued by EPRT Holdings, LLC and have one vote each on matters to be voted on by members of EPRT Holdings, LLC. As of March 31, 2018, Eldridge holds units representing 98.4% of the voting power of all units. The Class A Units held by Messrs. Mavoides and Seibert represent 1.3% and 0.3%, respectively, of the voting power of all voting units.

EPRT Holdings, LLC is a holding company designed to hold an investment in our operating partnership, and its assets are expected to consist solely of              OP units received in connection with the conversion of Essential Properties Realty Trust LLC into a Delaware limited partnership and subsequent capital contributions. These OP units will have an aggregate value of approximately $             million based on the mid-point of the price range set forth on the front cover of this prospectus.

An eight member board of managers manages the business and affairs of EPRT Holdings, LLC. The board is comprised of four members appointed by Eldridge, each of whom has four votes with respect to any matters that come before the board of managers, two additional members, also appointed by Eldridge, each of whom has one vote with respect to any matters that come before the board of managers, and Messrs. Mavoides and Seibert, each of whom has one vote with respect to any matters that come before the board of managers.

For additional information about the units issued by EPRT Holdings, LLC see “Note 6. Members’ Equity” and “Note 7. Unit Based Compensation” to the Historical Consolidated Financial Statements of Essential Properties Realty Trust, Inc. Predecessor included elsewhere in this prospectus.

Concurrent Eldridge Private Placement

Concurrently with the completion of this offering, Eldridge will invest $                million in shares of common stock in a transaction exempt from the registration requirement of the Securities Act; provided that, if such investment would result in Eldridge holding more than 19.0% of the common stock to be outstanding immediately after completion of this offering and the concurrent Eldridge private placement, Eldridge will invest the portion of such investment that would result in Eldridge holding more than 19.0% of the outstanding common stock in OP units in a transaction exempt from the registration requirement of the Securities Act. The concurrent Eldridge private placement will be made at a price per share and per share and unit, if applicable, equal to the initial public offering price per share of common stock in this offering (without payment of any underwriting discount).

Debt Repayment

We expect to repay short term notes, with an aggregate principal balance of approximately $            million, issued to an affiliate of Eldridge with a portion of the net proceeds from this offering and the concurrent Eldridge private placement. This indebtedness was incurred to acquire properties, and the notes accrue interest at an annual rate equal to LIBOR plus a spread of between 2.14% and 2.76% (with a weighted average annual interest rate of 3.83% as of March 31, 2018) and mature on various dates throughout 2018 (with a weighted average maturity of 245 days as of March 31, 2018).

Fees Paid to Affiliates

Affiliates of Eldridge provided certain treasury, information technology and administrative services to us during the period from March 30, 2016 (commencement of operations) to December 31, 2016. We were charged a flat monthly fee for these services based on the estimated cost incurred in the provision of these services. We incurred $0.3 million of expense for these services during the period from March 30, 2016 (commencement of operations) to December 31, 2016.

Partnership Agreement

Concurrently with the completion of this offering, we will enter into the partnership agreement for Essential Properties, L.P. See “Description of the Partnership Agreement of Essential Properties, L.P.”

Pursuant to the partnership agreement, limited partners of our operating partnership will have rights beginning 12 months after the issuance of the OP units to require our operating partnership to redeem all or part of their operating partnership units for cash equal to the then-current market value of an equal number of shares of our common stock (determined in accordance with and subject to adjustment under the partnership agreement) or, at our election, to exchange their operating partnership units for shares of our common stock on a one-for-one basis subject to certain adjustments and the restrictions on ownership and transfer of our stock set forth in our charter and described under “Description of Our Capital Stock—Restrictions on Ownership and Transfer.”

Registration Rights Agreements

In connection with this offering, we intend to enter into registration rights agreement that will provide EPRT Holdings, LLC and Eldridge with certain “demand” registration rights and customary “piggyback” registration rights. The registration rights agreements will also provide that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act.

Indemnification Agreements

We intend to enter into indemnification agreements with our directors and executive officers. These agreements will require us to indemnify these individuals to the maximum extent permitted under Maryland law and our charter against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified upon our receipt of certain affirmations and undertakings. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Stockholders Agreement

We intend to enter into a stockholders agreement with Eldridge prior to the consummation of this offering. The stockholders agreement will contain provisions related to the composition of our board of directors and the committees thereof and certain approval rights. See “Management—Stockholders Agreement.” Also, the stockholders agreement, our charter and our bylaws provide that, so long as Eldridge owns shares representing 5% of the voting power of our common stock, certain amendments to our charter and our bylaws may require Eldridge’s prior approval. In connection with the concurrent private placement of common stock, we will grant a waiver from the ownership limit contained in our charter to Eldridge to own up to 19.0% of the outstanding shares of our common stock in the aggregate. We will also agree to provide transferees of Eldridge, subject to the satisfaction of certain conditions, with any necessary waivers from our ownership limits provided that any such waivers are consistent with our compliance with the ownership requirements for qualification as a REIT under the Code. Pursuant to the stockholders agreement, we have agreed, upon Eldridge’s request, to increase the percentage of our outstanding common stock that may be owned by Eldridge, unless our board of directors concludes that any such increase will jeopardize our ability to qualify for taxation as a REIT.

Employment Agreements

Upon completion of this offering, we will enter into new employment agreements with each of Messrs. Mavoides and Seibert and Ms. Hai. For a description of the terms of these employment agreements, see “Executive Compensation—Narrative Disclosure Regarding Employment Agreements and Post-Termination Arrangements—Employment Agreements.”

Equity Incentive Plan

In connection with this offering, we will adopt the Equity Incentive Plan to provide equity incentive opportunities to our officers, employees, non-employee directors, consultants, independent contractors and agents. An aggregate of                  shares of our common stock will be authorized for issuance under awards granted pursuant to the Equity Incentive Plan. Upon completion of this offering, we intend to grant an aggregate of                restricted shares of our common stock, subject to vesting requirements, to our directors, executive officers and certain of our employees. See “Executive Compensation—Narrative Disclosure Regarding Employment Agreements and Post-Termination Arrangements—2018 Equity Incentive Plan” for further details.

Directed Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to         % of the shares offered by this prospectus for sale to some of our directors, officers, employees and certain related persons as part of a directed share program. The directed share program will not limit the ability of such directors, officers and their family members, or holders of more than 5% of our capital stock, to purchase more than $120,000 in value of our common stock. We do not currently know the extent to which these related persons will participate in our directed share program, if at all, or the extent to which they will purchase more than $120,000 in value of our common stock.

Statement of Policy Regarding Transactions with Related Persons

Upon completion of this offering, we will adopt a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to us any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. We will then promptly communicate that information to our board of directors. No related person transaction will be executed without the approval or ratification of our board of directors or a duly authorized committee of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

STRUCTURE AND FORMATION OF OUR COMPANY

Concurrent Eldridge Private Placement

Concurrently with the completion of this offering, Eldridge will invest $                 million in shares of common stock in a transaction exempt from the registration requirement of the Securities Act; provided that, if such investment would result in Eldridge holding more than 19.0% of the common stock to be outstanding immediately after completion of this offering and the concurrent Eldridge private placement, Eldridge will invest the portion of such investment that would result in Eldridge holding more than 19.0% of the outstanding common stock in OP units in a transaction exempt from the registration requirement of the Securities Act. The concurrent Eldridge private placement will be made at a price per share and per share and unit, if applicable, equal to the initial public offering price per share of common stock in this offering (without payment of any underwriting discount). Assuming an initial public offering price of $                 per share, which is the mid-point of the price range set forth on the front cover of this prospectus, Eldridge will purchase                  shares of our common stock and                  OP units in the concurrent Eldridge private placement. See “Pricing Sensitivity Analysis.”

Formation Transactions

Prior to completion of this offering, the concurrent Eldridge private placement and the formation transactions our business was owned by and conducted directly and indirectly through Essential Properties Realty Trust LLC, a Delaware limited liability company, or EPRT LLC. EPRT LLC is principally owned indirectly by, and is controlled by, Eldridge. Certain members of our senior management team also hold interests in EPRT LLC. On December 31, 2017, the owners of EPRT LLC contributed all of their interests in EPRT LLC to a newly formed Delaware limited liability company, EPRT Holdings, LLC, in exchange for interests in EPRT Holdings, LLC with the same rights to the interests they held in EPRT LLC.

Upon completion of this offering, the concurrent Eldridge private placement and the formation transactions, we will hold substantially all of our assets, and will conduct substantially all of our operations, through our operating partnership, Essential Properties, L.P. Our wholly-owned subsidiary, Essential Properties OP G.P., LLC, will be the sole general partner of our operating partnership.

Through the formation transactions, the following have occurred or will occur prior to or concurrently with the completion of this offering.

•	Essential Properties Realty Trust, Inc. was formed by EPRT Holdings, LLC as a Maryland corporation on January 12, 2018. In connection with our formation, EPRT Holdings, LLC made an initial investment in us of $100 in exchange for 100 shares of our common stock. Such shares will be repurchased by us at or prior to the closing of the offering for $100.

•	Essential Properties OP G.P., LLC was formed by Essential Properties Realty Trust, Inc. as a Delaware limited liability company on March 16, 2018.

•	Prior to the completion of this offering, EPRT LLC will convert from a Delaware limited liability company into a Delaware limited partnership, change its name to Essential Properties, L.P. and adopt the Agreement of Limited Partnership pursuant to which, among other things, our wholly-owned subsidiary, Essential Properties OP G.P., LLC, will become Essential Properties, L.P.’s sole general partner.

•	In connection with EPRT LLC’s conversion into a Delaware limited partnership, EPRT Holdings, LLC’s interest in EPRT LLC will be converted into OP units.

•	We will contribute the net proceeds from this offering and the concurrent private placement of common stock to Eldridge in exchange for OP units (or OP units if the underwriters exercise their option to purchase up to an additional shares of our common stock in full), representing a % ownership interest in the operating partnership ( % if the underwriters exercise their option to purchase up to an additional shares of our common stock in full), with EPRT Holdings, LLC and Eldridge holding % and % ownership interests in the operating partnership, respectively ( % and % if the underwriters exercise their option to purchase up to an additional shares of our common stock in full) (in each case, based on the mid-point of the price range set forth on the front cover of this prospectus).

•	Concurrently with the completion of this offering, we and our operating partnership expect to enter into a revolving credit facility that will be available for general corporate purposes, including for funding future acquisitions. Affiliates of certain of the underwriters are expected to be lenders under our new revolving credit facility.

•	We will adopt our equity incentive plan to provide equity incentive opportunities to certain parties, including members of our board of directors and our management team and other employees.

Consequences of this Offering, the Concurrent Eldridge Private Placement and the Formation Transactions

Upon completion of this offering, the concurrent Eldridge private placement and the formation transactions:

•	Our operating partnership will directly or indirectly own 100% of the properties in our portfolio.

•	Assuming an initial public offering price of $ per share, which is the mid-point of the price range set forth on the front cover of this prospectus, purchasers of shares of our common stock in this offering will own % of the outstanding shares of our common stock. If the underwriters exercise their option to purchase up to an additional shares of our common stock in full, purchasers of shares of our common stock in this offering will own % of the outstanding shares of our common stock. See “Pricing Sensitivity Analysis.”

•	Eldridge will own % of the outstanding shares of our common stock.

•	Assuming an initial public offering price of $ per share, which is the mid-point of the price range set forth on the front cover of this prospectus, Eldridge will own % of the outstanding OP units. If the underwriters exercise their option to purchase up to an additional shares of our common stock in full, Eldridge will own % of the outstanding OP units. See “Pricing Sensitivity Analysis.”

•	We will contribute the net proceeds from this offering and the concurrent private placement of common stock to Eldridge to our operating partnership in exchange for OP units (or OP units if the underwriters exercise their option to purchase up to an additional shares of our common stock in full), representing a % ownership interest in the operating partnership ( % if the underwriters exercise their option to purchase up to an additional shares of our common stock in full), with EPRT Holdings, LLC and Eldridge holding % and % ownership interests in the operating partnership, respectively ( % and % if the underwriters exercise their option to purchase up to an additional shares of our common stock in full).

•	As of March 31, 2018, on a pro forma basis, we had approximately $ million of indebtedness outstanding, and we and our operating partnership expect to enter into a revolving credit facility that will be available for general corporate purposes, including for funding future acquisitions.

The following chart sets forth information about our company, the operating partnership, certain related parties and the ownership interests therein on a pro forma basis. Ownership percentages in the company and the operating partnership are presented assuming that the underwriters’ option to purchase additional shares is not exercised and an initial public offering price of $            per share, which is the mid-point of the price range set forth on the front cover of this prospectus; however, these ownership percentages will vary depending on the actual initial public offering price of shares of common stock in this offering as described herein. See “Pricing Sensitivity Analysis.”

(1)	Certain members of management and other continuing investors own a % interest in EPRT Holdings, LLC.

(2)	Eldridge owns a (a) % interest in EPRT Holdings, LLC; (b) % limited partner interest in the operating partnership; and (c) shares of our common stock (representing a % ownership interest in Essential Properties Realty Trust, Inc.).
(3)	Purchasers of common stock in this offering own shares of our common stock (representing a % ownership interest in Essential Properties Realty Trust, Inc.).
(4)	Essential Properties Realty Trust, Inc. owns a (a) % limited partner interest in the operating partnership; and (b) 100% of the interests in Essential Properties OP G.P., LLC.

Benefits to Related Parties

Upon completion of this offering, the concurrent Eldridge private placement, the use of the net proceeds therefrom and the formation transactions, EPRT Holdings, LLC, an affiliate of Eldridge and our directors and executive officers will receive material benefits, including the following:

•	EPRT Holdings, LLC will own OP units having an aggregate value of $ million, based on the mid-point of the price range set forth on the front cover of this prospectus.

•	Eldridge will have invested through the concurrent Eldridge private placement an aggregate of $ million to purchase shares of our common stock and OP units (in each case based on the mid-point of the price range set forth on the front cover of this prospectus) at a price per share and per OP unit equal to the initial public offering price per share of our common stock sold in this offering (without payment of any underwriting discounts). While the amount of Eldridge’s aggregate investment in the concurrent Eldridge private placement will not change, the aggregate number of, and the allocation of this amount between, shares of our common stock and OP units will vary depending on the actual initial public offering price of shares of common stock in this offering as described herein. See “Pricing Sensitivity Analysis.”

•	Security Benefit Life Insurance Company, or SBL, an affiliate of Eldridge, will have received approximately $ million of the net proceeds from this offering to repay certain of our outstanding indebtedness. SBL has periodically loaned us funds in exchange for promissory notes. The notes are secured by pledges of equity in subsidiaries holding assets with a gross investment amount of $296.0 million, generally mature 360 days following issuance and bear interest at LIBOR plus a spread of between 2.14% and 2.76%. As of , 2018, we had issued promissory notes to SBL with an aggregate outstanding principal balance of $ million. During the year ended December 31, 2017, the largest amount of promissory notes issued to SBL was $230.0 million; during such year, we paid $3.3 million in interest to SBL with respect to promissory notes issued to SBL and repaid $293.0 million in principal. During the period from March 30, 2016 (commencement of operations) to December 31, 2016, we did not issue any promissory notes to SBL.

•	We will have entered into a stockholders agreement with Eldridge. See “Management—Stockholders Agreements.”

•	We will have entered into indemnification agreements with each of our directors and executive officers providing for the indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against our directors and executive officers in their capacities as such.

•	We will have entered into a registration rights agreement with EPRT Holdings, LLC with respect to resales of shares of our common stock that may be received upon exchange of OP units.

•	We will have entered into a registration rights agreement with Eldridge with respect to resales of (i) shares of our common stock that it purchased in the concurrent private placement of common stock; and (ii) shares of our common stock that may be received upon exchange of any OP units that it purchased in a concurrent private placement of OP units.

•	In connection with the concurrent private placement of common stock, we will grant a waiver from the ownership limit contained in our charter to Eldridge to own up to 19.0% of the outstanding shares of our common stock in the aggregate. We will also agree to provide transferees of Eldridge, subject to the satisfaction of certain conditions, with any necessary waivers from our ownership limits provided that any such waivers are consistent with our compliance with the ownership requirements for qualification as a REIT under the Code. Pursuant to the stockholders agreement, we have agreed, upon Eldridge’s request, to increase the percentage of our outstanding common stock that may be owned by Eldridge, unless our board of directors concludes that any such increase will jeopardize our ability to qualify for taxation as a REIT.

•	Upon completion of this offering, we will enter into employment agreements with each of Messrs. Mavoides and Seibert and Ms. Hai. For a description of the terms of these employment agreements, see “Executive Compensation—Narrative Disclosure Regarding Employment Agreements and Post-Termination Arrangements—Employment Agreements.”

•	We will have adopted the Equity Incentive Plan to provide equity incentive opportunities to our officers, employees, non-employee directors, consultants, independent contractors and agents, and will have issued, in the aggregate, thereunder shares of restricted common stock to our directors, executive officers and other employees upon completion of this offering. See “Executive Compensation—Narrative Disclosure Regarding Employment Agreements and Post-Termination Arrangements—2018 Equity Incentive Plan” for further details.

PRICING SENSITIVITY ANALYSIS

Throughout this prospectus, we provide certain information based on the assumption that we price our shares at the mid-point of the price range set forth on the front cover of this prospectus. However, certain of this information will be affected if the actual price per share in this offering is different from that mid-point.

In connection with the completion of this offering, Eldridge will invest $             million in a private placement of shares of common stock and, if such investment would result in Eldridge holding more than 19.0% of the common stock to be outstanding immediately after completion of this offering and the concurrent Eldridge private placement, such investment will be made in shares of common stock and OP units, at a price per share and per share and unit, if applicable, equal to the initial public offering price per share of common stock in this offering (without payment of any underwriting discounts). Eldridge’s investment in the concurrent private placement will be allocated so that it will purchase up to 19.0% of the common stock to be outstanding immediately after completion of this offering and the concurrent Eldrige private placement, with any balance of this additional investment amount to be made in OP units. The following table sets forth certain information about our common stock and OP units, assuming different initial public offering prices within the price range set forth on the front cover of this prospectus and no exercise of the underwriters’ option to purchase additional shares.

Assumed Initial Price Per Share / OP Unit
	$		$		$		$		$		$		$		$		$
Common Stock
Shares of common stock to be issued in this offering
Shares of common stock to be purchased by Eldridge in the concurrent private placement of common stock

Total shares of common stock outstanding(1)

OP units
OP units to be issued to EPRT Holdings, LLC
OP units to be purchased by Essential Properties Realty Trust, Inc.
OP units to be purchased by Eldridge in the concurrent private placement of OP units

Total OP units outstanding

Common stock ownership percentages after this offering, the concurrent private placement of common stock and issuances pursuant to our Equity Incentive Plan
Percentage owned by public		%		%		%		%		%		%		%		%		%
Percentage owned by Eldridge		%		%		%		%		%		%		%		%		%
Percentage owned by directors, executive officers and other employees		%		%		%		%		%		%		%		%		%

Total		100%		100%		100%		100%		100%		100%		100%		100%		100%

OP unit ownership percentages after this offering and the concurrent private placement of OP units
Percentage owned by EPRT Holdings, LLC		%		%		%		%		%		%		%		%		%
Percentage owned by Eldridge		%		%		%		%		%		%		%		%		%
Percentage owned by Essential Properties Realty Trust, Inc.		%		%		%		%		%		%		%		%		%

Total		100%		100%		100%		100%		100%		100%		100%		100%		100%

Other Information
Cash and cash equivalents	$		$		$		$		$		$		$		$		$
Our stockholders’ share of estimated cash available for distribution(2)	$		$		$		$		$		$		$		$		$
Total estimated initial annual distribution to stockholders(3)	$		$		$		$		$		$		$		$		$
Payout ratio(4)		%		%		%		%		%		%		%		%		%

(1)	Includes an aggregate of shares restricted common stock issued to our directors, executive officers and other employees under our Equity Incentive Plan.

(2)	Based on OP units to be owned by Essential Properties Realty Trust, Inc.
(3)	Based on shares of common stock expected to be outstanding upon completion of this offering and the concurrent private placement of common stock and an estimated initial annual distribution per share of common stock of $ (which we do not intend to change based on the assumed initial prices per share / OP unit presented in this table).
(4)	Calculated as total estimated initial annual distribution to stockholders divided by our stockholders’ share of estimated cash available for distribution for the twelve months ending March 31, 2019.

Any change in our initial public offering price above the maximum price reflected in the above table would increase the purchase price for the common stock that Eldridge will purchase in the concurrent private placement of common stock, and, because Eldridge’s aggregate investment in the concurrent private placement will not increase, the number of OP units that it will purchase in the concurrent private placement of OP units, if any, would decrease. Conversely, any change in our initial public offering price below the minimum price reflected in the above table would decrease the purchase price for the common stock that Eldridge will purchase in the concurrent private placement of common stock, and, because Eldridge’s aggregate investment in the concurrent private placement will not decrease, the number of OP units that it will purchase in the concurrent private placement of OP units, if any, would increase.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended or revised from time to time by our board of directors without a vote of our stockholders.

Investment Policies

Investments in Real Estate or Interests in Real Estate

We will conduct all of our investment activities through our operating partnership and its subsidiaries. Our objective is to maximize stockholder value by generating attractive risk-adjusted returns through owning, managing and growing a diversified portfolio of commercially desirable properties. For a discussion of our properties and our acquisition and other strategic objectives, see “Business and Properties.”

We expect to pursue our objective primarily through the ownership by our operating partnership of our existing properties and other acquired properties and assets. We seek to acquire freestanding, single-tenant commercial real estate facilities where the tenant services its customers and conducts activities that are essential to the generation of its sales and profits. Our strategy targets a scaled portfolio that, over time, will (1) derive no more than 5% of its annualized base from any single tenant or more than 1% of its annualized base rent from any single property, (2) be primarily leased to tenants operating in service-oriented or experience-based businesses and (3) avoid significant geographic concentration. While we consider the foregoing when making investments, we may be opportunistic in managing our business and make investments that do not meet one or more of these criteria if we believe the opportunity presents an attractive risk-adjusted return. We intend to engage in future investment activities in a manner that is consistent with the maintenance of our status as a REIT for federal income tax purposes. In addition, we may purchase assets for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

We may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. These types of investments may permit us to own interests in larger assets without unduly reducing our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these properties. Debt service on such financing or indebtedness will have a priority over any distributions with respect to our common stock. Investments are also subject to our policy not to be treated as an “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the percentage of ownership limitations and the income and asset tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We do not intend that our investments in securities will require us to register as an investment company under the 1940 Act, and we would intend to divest such securities before any such registration would be required.

Investments in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stocks or common stock.

Dispositions

In order to maximize the performance and manage the risks within our portfolio, we intend to selectively dispose of any of our properties that we determine are not suitable for long-term investment purposes based upon management’s review of our portfolio. We will ensure that such action would be in our best interest and consistent with our intention to qualify for taxation as a REIT for the year ended December 31, 2018.

Financings and Leverage Policy

We anticipate using a number of different sources to finance our acquisitions and operations, including cash flows from operations, asset sales, seller financing, issuance of debt securities, private financings (such as additional bank credit facilities, which may or may not be secured by our assets), property-level mortgage debt, common or preferred equity issuances or any combination of these sources, to the extent available to us, or other sources that may become available from time to time. Any debt that we incur may be recourse or non-recourse and may be secured or unsecured. We also may take advantage of joint venture or other partnering opportunities as such opportunities arise in order to acquire properties that would otherwise be unavailable to us. We may use the proceeds of our borrowings to acquire assets, to refinance existing debt or for general corporate purposes.

Although we are not required to maintain any particular leverage ratio, we intend, when appropriate, to employ prudent amounts of leverage and to use debt as a means of providing additional funds for the acquisition of assets, to refinance existing debt or for general corporate purposes. Our charter and bylaws do not limit the amount of debt that we may incur. Our board of directors has not adopted a policy limiting the total amount of debt that we may incur.

Our board of directors will consider a number of factors in evaluating the amount of debt that we may incur. Our board of directors may from time to time modify its views regarding the appropriate amount of debt financing in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and investment opportunities and other factors. Our decision to use leverage in the future to finance our assets will be at our discretion and will not be subject to the approval of our stockholders.

Equity Capital Policies

To the extent that our board of directors determines to obtain additional capital, we may issue debt or equity securities, including senior securities, retain earnings (subject to provisions in the Code requiring distributions of income to maintain REIT qualification) or pursue a combination of these methods.

Existing stockholders will have no preemptive right to common or preferred stock or units issued in any securities offering by us, and any such offering might cause a dilution of a stockholder’s investment in us. Although we have no current plans to do so, we may in the future issue shares of our common stock or units in our operating partnership in connection with acquisitions of property.

We may, under certain circumstances, purchase shares of our common stock or other securities in the open market or in private transactions with our stockholders, provided that those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any shares of our common stock or other securities, and any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT.

We have not issued common stock or any other securities in exchange for property or any other purpose, but we may engage in such activities in the future.

We have not engaged in trading, underwriting or agency distribution or sale of securities of other than our operating partnership and do not intend to do so.

Code of Business Conduct and Ethics

Upon the completion of this offering, we will adopt a code of business conduct and ethics that seeks to identify and mitigate conflicts of interest between our employees, directors and officers and our company. However, we cannot assure you that these policies or provisions of law will always be successful in eliminating or minimizing the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of stockholders.

Interested Director Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely because of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, if:

•	the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or such committee authorizes, approves or ratifies the contract or transaction by a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to us.

Upon completion of this offering, we will adopt a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to us any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. We will then promptly communicate that information to our board of directors. No related person transaction will be executed without the approval or ratification of our board of directors or a duly authorized committee of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Reporting Policies

We intend to make available to our stockholders our annual reports, including our audited financial statements. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF ESSENTIAL PROPERTIES, L.P.

A summary of the material terms and provisions of the Agreement of Limited Partnership of Essential Properties, L.P., which we refer to as the “partnership agreement,” is set forth below. This summary is not complete and is subject to and qualified in its entirety by reference to the applicable provisions of Delaware law and the partnership agreement. For more detail, please refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. For purposes of this section, references to “we,” “our” and “us” refer to Essential Properties Realty Trust, Inc.

General

Upon the completion of this offering, the concurrent Eldridge private placement and the formation transactions, substantially all of our assets will be held by, and substantially all of our operations will be conducted through, our operating partnership, either directly or through subsidiaries. The provisions of the partnership agreement described below will be in effect from and after the completion of this offering. We will hold a     % limited partnership interest in the operating partnership, EPRT Holdings, LLC, which is principally owned by Eldridge and certain members of our management team, will hold a     % limited partnership interest in the operating partnership and Eldridge will hold a     % limited partnership in the operating partnership, in each case based on the mid-point of the price range set forth on the front cover of this prospectus. See “Pricing Sensitivity Analysis.”

In the future some of our property acquisitions could be financed by issuing units of our operating partnership in exchange for property owned by third parties. Such third parties would then be entitled to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to their respective percentage interests in our operating partnership if and to the extent authorized by us. These operating partnership units generally would be exchangeable for cash or, at our election, shares of our common stock at a one-to-one ratio, subject to adjustment in certain circumstances, from time to time when the operating partnership units are issued. The units in our operating partnership will not be listed on any exchange or quoted on any national market system.

Provisions in the partnership agreement may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. These provisions also make it more difficult for third parties to alter the management structure of our operating partnership without the concurrence of our board of directors. These provisions include, among others:

•	redemption rights of limited partners and certain assignees units or other operating partnership interests;

•	transfer restrictions on units or other partnership interests and admission restrictions;

•	a requirement that Essential Properties OP G.P., LLC may not be removed as the general partner of our operating partnership without its consent;

•	the ability of the general partner in some cases to amend the partnership agreement and to cause our operating partnership to issue preferred partnership interests in our operating partnership with terms that it may determine, in either case, without the approval or consent of any limited partner; and

•	the right of any limited partners to consent to transfers of units or other operating partnership interests except under specified circumstances, including in connection with mergers, consolidations and other business combinations involving us.

Purpose, Business and Management

Our operating partnership is formed for the purpose of conducting any business, enterprise or activity permitted by or under the Delaware Revised Uniform Limited Partnership Act. Our operating partnership may enter into any partnership, joint venture, business or statutory trust arrangement, limited liability company or other similar arrangement and may own interests in any other entity engaged in any business permitted by or under the Delaware Revised Uniform Limited Partnership Act. However, our operating partnership may not, without the general partner’s specific consent, which it may give or withhold in its sole and absolute discretion, take, or refrain from taking, any action that, in its judgment, in its sole and absolute discretion:

•	could adversely affect our ability to qualify as a REIT;

•	could subject us to any taxes under Section 857 or Section 4981 of the Code or any other related or successor provision under the Code; or

•	could violate any law or regulation of any governmental body or agency having jurisdiction over us, our securities or our operating partnership.

In general, our board of directors will manage the business and affairs of our operating partnership through control of the general partner, which shall direct the operating partnership’s business and affairs. If there is a conflict between the interests of our stockholders on one hand and any limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or any limited partners; provided, however, that at such times as we own a controlling economic interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or any limited partners shall be resolved in favor of our stockholders. The partnership agreement will also provide that the general partner will not be liable to our operating partnership, its partners or any other person bound by the partnership agreement for monetary damages for losses sustained, liabilities incurred or benefits not derived by our operating partnership or any limited partner, except for liability for the general partner’s intentional harm or gross negligence. Moreover, the partnership agreement will provide that our operating partnership is required to indemnify the general partner and its members, managers, managing members, officers, employees, agents and designees from and against any and all claims that relate to the operations of our operating partnership, except (1) if the act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active or deliberate dishonesty, (2) for any transaction for which the indemnified party received an improper personal benefit, in money, property or services or otherwise in violation or breach of any provision of the partnership agreement or (3) in the case of a criminal proceeding, if the indemnified person had reasonable cause to believe that the act or omission was unlawful.

Except as otherwise expressly provided in the partnership agreement and subject to the rights of future holders of any class or series of partnership interest, all management powers over the business and affairs of our operating partnership are exclusively vested in Essential Properties OP G.P., LLC, in its capacity as the sole general partner of our operating partnership. No limited partner, in its capacity as a limited partner, will have any right to participate in or exercise management power over our operating partnership’s business, transact any business in our operating partnership’s name or sign documents for or otherwise bind our operating partnership. Essential Properties OP G.P., LLC may not be removed as the general partner of our operating partnership, with or without cause, without its consent, which it may give or withhold in its sole and absolute discretion. In addition to the powers granted to the general partner under applicable law or any provision of the partnership agreement, but subject to certain other provisions of the partnership agreement and the rights of future holders of any class or series of partnership interest, Essential Properties OP G.P., LLC, in its capacity as the general partner of our operating partnership, has the full and exclusive power and authority to do all things that it deems necessary or desirable to conduct the business and affairs of our operating partnership, to exercise or direct the exercise of all of the powers of our operating partnership and to effectuate the purposes of our operating partnership without the approval or consent of any limited partner. The general partner may authorize our operating partnership to incur debt and enter into credit, guarantee, financing or refinancing arrangements for any purpose, including, without limitation, in connection with any acquisition of properties, on such terms as it determines to be appropriate, and to acquire or dispose of any, all or substantially all of its assets (including goodwill), dissolve, merge, consolidate, reorganize or otherwise combine with another entity, without the approval or consent of any limited partner. Subject to the exceptions described below, the general partner may execute, deliver and perform agreements and transactions on behalf of our operating partnership without the approval or consent of any limited partner.

Transferability of Operating Partnership Units; Extraordinary Transactions

Essential Properties OP G.P., LLC generally is not able to withdraw voluntarily from our operating partnership or transfer any of its interest in our operating partnership unless the withdrawal or transfer is: (i) to our affiliate; (ii) to a wholly owned subsidiary of the general partner or the owner of all of the ownership interests of the general partner; or (iii) otherwise expressly permitted under the OP Partnership Agreement.

The partnership agreement requires the general partner or us, as the parent of the general partner, to obtain the approval of a majority in interest of the outside limited partners in our operating partnership (which excludes us and our subsidiaries) in connection with a merger (including a “cash out” merger), consolidation or other combination of us, or a sale of all or substantially all of our assets, unless:

•	we are the surviving entity in the transaction and our stockholders do not receive cash, securities or other property in the transaction;

•	as a result of such a transaction, all limited partners (other than our company), will receive for each common unit an amount of cash, securities and other property equal in value to the greatest amount of cash, securities and other property paid in the transaction to a holder of shares of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of common units (other than those held by our company or its subsidiaries) shall be given the option to exchange its common units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer the shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•	if immediately after such a transaction (i) substantially all of the assets of the successor or surviving entity, other than common units held by us, are owned, directly or indirectly, by our operating partnership or another limited partnership or limited liability company, which we refer to as the surviving partnership; (ii) the rights, preferences and privileges of the limited partners in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership (who have, in either case, the rights of a common equity holder); and (iii) such rights of the limited partners include the right to exchange their common units in the surviving partnership for at least one of: (A) the consideration paid in the transaction to a holder of shares of our common stock or (B) if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the relative fair market value of such securities and the shares of our common stock as of the time of the transaction.

Notwithstanding the foregoing, for so long as Eldridge owns at least 10% of the OP units, our operating partnership will be prohibited from undertaking any of the following actions without first gaining the approval of its partners:

•	Consummating a fundamental transaction (e.g., a merger, consolidation, sale, transfer or lease of all or substantially all of our operating partnership’s assets or termination of our operating partnership);

•	Making material amendments to our operating partnership’s partnership agreement;

•	Transferring the REIT’s interest in our operating partnership or a change of control transaction of the REIT as the controlling party of the REIT’s general partner;

•	The withdrawal of the general partner of our operating partnership;

•	Making a general assignment for the benefit of creditors or appoint or acquiesce in the appointment of a custodian, receiver or trustee for all or any part of our operating partnership’s assets; or

•	Instituting any proceeding for bankruptcy on behalf of our operating partnership.

For this purpose, approval is obtained when the sum of (a) the number of OP units issued in the formation transactions and consenting to the transaction that are held directly or indirectly by Eldridge and EPRT Holdings, LLC plus (b) the product of (x) the number of OP units held by us and our subsidiaries multiplied by (y) the percentage of the votes that were cast in favor of the transaction by the holders of shares of our common stock, exceeds 50% of the aggregate number of OP units issued in the formation transactions and OP units held by us and our subsidiaries outstanding at such time. This right to vote by certain holders of OP units will permanently terminate at such time as we own more than     % of the aggregate of (a) the outstanding OP units held by us and (b) the OP units issued in the formation transactions that are held directly or indirectly by Eldridge and EPRT Holdings, LLC. OP units that may be issued to additional limited partners in the future will not be entitled to consent to the foregoing actions.

Additional Limited Partners

We may cause our operating partnership to issue additional units or other partnership interests and to admit additional limited partners to our operating partnership from time to time, on such terms and conditions and for such capital contributions as we may establish in our sole and absolute discretion, without the approval or consent of any limited partner, including:

•	upon the conversion, redemption or exchange of any debt, units or other partnership interests or securities issued by our operating partnership;

•	for less than fair market value; or

•	in connection with any merger of any other entity into our operating partnership.

The net capital contribution need not be equal for all limited partners. Each person admitted as an additional limited partner must make certain representations to each other partner relating to, among other matters, such person’s ownership of any tenant of us or our operating partnership. No person may be admitted as an additional limited partner without our consent, which we may give or withhold in our sole and absolute discretion, and no approval or consent of any limited partner will be required in connection with the admission of any additional limited partner.

Our operating partnership may issue additional partnership interests in one or more classes, or one or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption (including, without limitation, terms that may be senior or otherwise entitled to preference over the units) as we may determine, in our sole and absolute discretion, without the approval of any limited partner or any other person. Without limiting the generality of the foregoing, we may specify, as to any such class or series of partnership interest:

•	the allocations of items of partnership income, gain, loss, deduction and credit to each such class or series of partnership interest;

•	the right of each such class or series of partnership interest to share, on a junior, senior or pari passu basis, in distributions;

•	the rights of each such class or series of partnership interest upon dissolution and liquidation of our operating partnership;

•	the voting rights, if any, of each such class or series of partnership interest; and

•	the conversion, redemption or exchange rights applicable to each such class or series of partnership interest.

Ability to Engage in Other Businesses; Conflicts of Interest

We may not conduct any business other than in connection with the ownership, acquisition and disposition of partnership interests, the management of the business and affairs of our operating partnership and its general partner, our operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, our operations as a REIT, the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, financing or refinancing of any type related to our operating partnership or its assets or activities and such activities as are incidental to those activities discussed above. In general, we must contribute any assets or funds that we acquire to our operating partnership in exchange for additional partnership interests. We may, however, in our sole and absolute discretion, from time to time hold or acquire assets in our own name or otherwise other than through our operating partnership so long as we take commercially reasonable measures to ensure that the economic benefits and burdens of such property are otherwise vested in our operating partnership.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock, including shares of our common stock into which OP units are exchangeable, immediately following the completion of this offering, the concurrent Eldridge private placement and the formation transactions for (1) each person who is expected to be the beneficial owner of 5% or more of our outstanding common stock, (2) each of our directors, director nominees and named executive officers and (3) all of our directors, director nominees and executive officers as a group. This table assumes that this offering, the concurrent Eldridge private placement and the formation transactions are completed, and gives effect to the expected issuance of common stock in connection with this offering, the concurrent Eldridge private placement and the expected issuance of OP units in connection with the formation transactions. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of                     , 2018 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o Essential Properties Realty Trust, Inc., 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Name of Beneficial owner	Number of Shares and OP units Beneficially Owned	Percentage of All Shares(1)
Greater than 5% Stockholders
Eldridge Industries, LLC(2)		%
EPRT Holdings, LLC(3)		%
Director, Director Nominees and Named Executive Officers
Paul T. Bossidy		*
Peter M. Mavoides		*
Gregg A. Seibert		*
Hillary P. Hai		*
Todd J. Gilbert		*
Anthony D. Minella		*
Stephen D. Sautel		*
Joyce DeLucca		*
Scott A. Estes		*

All Director, Director Nominees and Executive Officers as a Group ( persons)		%

*	Represents less than 1.0%.
(1)	Assumes shares of our common stock and OP units are outstanding immediately following this offering.

(2)	Consists of shares of our common stock beneficially owned directly and indirectly by Eldridge Industries, LLC and OP units beneficially owned directly and indirectly by Eldridge Industries, LLC. Todd L. Boehly, the indirect controlling member of Eldridge Industries, LLC, may be deemed to have voting and dispositive power with respect to the shares and OP units beneficially owned directly and indirectly by Eldridge Industries, LLC. The address of Eldridge Industries, LLC is 600 Steamboat Road, Greenwich, CT 06830. While the amount of Eldridge’s aggregate investment in the concurrent Eldridge private placement will not change, the aggregate number of, and the allocation of this amount between, shares of our common stock and OP units will vary depending on the actual initial public offering price of shares of common stock in this offering as described herein. See “Pricing Sensitivity Analysis.” The information in this table assumes an initial public offering price of $ per share, which is the mid-point of the price range set forth on the front cover of this prospectus.
(3)	Consists of OP units beneficially owned by EPRT Holdings, LLC. As of March 31, 2018, certain members of management and other continuing investors own a 1.6% interest in EPRT Holdings, LLC and Eldridge Industries, LLC owns a 98.4% interest in EPRT Holdings, LLC. EPRT Holdings, LLC is indirectly controlled by Eldridge Industries, LLC. Todd L. Boehly, the indirect controlling member of Eldridge Industries, LLC, may be deemed to have voting and dispositive power with respect to the OP units beneficially owned by EPRT Holdings, LLC. The address of Eldridge Industries, LLC is 600 Steamboat Road, Greenwich, CT 06830.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a summary of the material terms of our capital stock. For a complete description, you are urged to review in their entirety our charter and our bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, and applicable Maryland law. See “Where You Can Find More Information.”

General

Following the completion of this offering and the concurrent Eldridge private placement, our authorized capital stock will consist of 500,000,000 shares of our common stock, $0.01 par value per share, and 150,000,000 shares of preferred stock, $0.01 par value per share. A majority of our entire board of directors has the power, without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue. Upon the completion of this offering and the concurrent Eldridge private placement, based upon the mid-point of the price range set forth on the front cover of this prospectus, we expect that                  shares of our common stock will be issued and outstanding.

Under Maryland law, our stockholders generally are not liable for our debts or obligations solely as a result of that stockholder’s status as a stockholder.

Common Stock

All shares of our common stock offered by this prospectus will be duly authorized, fully paid and nonassessable. Stockholders are entitled to receive distributions when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. Stockholders are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock, including any shares of preferred stock we may issue, and to the provisions of our charter regarding restrictions on ownership and transfer of our stock.

Subject to our charter restrictions on ownership and transfer of our stock and the terms of any other class or series of our stock, each outstanding share of our common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors. Cumulative voting in the election of directors is not permitted. Directors will be elected by a plurality of the votes cast at the meeting in which directors are being elected and at which a quorum is present. This means that the holders of a majority of the outstanding shares of our common stock can effectively elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Our common stockholders have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our capital stock. Our charter provides that our stockholders generally have no appraisal rights unless our board of directors determines that appraisal rights will apply to one or more transactions in which our common stockholders would otherwise be entitled to exercise such rights. Subject to our charter restrictions on ownership and transfer of our stock, holders of shares of our common stock will initially have equal dividend, liquidation and other rights.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, convert into another form of entity, engage in a statutory share exchange or engage in similar transactions unless such transaction is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matter, except that the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on such matter is required to amend the provisions of our charter relating to the removal of directors or the vote required to amend the removal provisions. Maryland law also permits a corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity all of the equity interests of which are owned, directly or indirectly, by the corporation. Because our operating assets may be held by our operating partnership or its wholly-owned subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock, including classes or series of preferred stock, and to establish the designation and number of shares of each such class or series and to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series. Thus, our board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for our common stock or that our common stockholders otherwise believe to be in their best interests.

Preferred Stock

Under the terms of our charter, our board of directors is authorized to classify any unissued shares of our preferred stock and to reclassify any previously classified but unissued shares of preferred stock into other classes or series of stock. Before the issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on ownership and transfer of stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each class or series. Upon completion of this offering, we will have no preferred stock outstanding, and we have no present plans to issue preferred stock in the immediate future.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power to issue additional shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without action by our stockholders, unless stockholder approval is required by applicable law, the terms of any class or series of our stock or the rules of any stock exchange or automated quotation system on which our stock may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest. In addition, our issuance of additional shares of stock in the future could dilute the voting and other rights of your shares. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of stock) may be owned, directly or through certain constructive ownership rules by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with these requirements and qualifying as a REIT, among other reasons. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 7.5% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of our common stock or 7.5% in value of the aggregate of the outstanding shares of all classes and series of our stock, in each case excluding any shares of our stock that are not treated as outstanding for federal income tax purposes. We refer to each of these restrictions as an “ownership limit” and collectively as the “ownership limits.” A person or entity that would have acquired actual, beneficial or constructive ownership of our stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of our stock discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 7.5% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 7.5% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock and thereby violate the applicable ownership limit.

However, certain entities that are defined as designated investment entities in our charter, which generally includes pension funds, mutual funds and certain investment management companies, are permitted to own up to 9.8% (in value or in number of shares) of our outstanding common stock, or 9.8% in value of the aggregate of the outstanding shares of all classes and series of stock, so long as each beneficial owner of the shares owned by such designated investment entity would satisfy the ownership limits if those beneficial owners owned directly their pro rata share of the stock owned by the designated investment entity.

Our charter provides that our board of directors, subject to certain limits, upon receipt of a request that complies with the requirements of our charter and any policy adopted by our board of directors, may retroactively or prospectively exempt a person from either or both of the ownership limits and establish a different limit on ownership for such person. In connection with the concurrent private placement of common stock, we will grant a waiver from the ownership limit contained in our charter to Eldridge to own up to 19.0% of the outstanding shares of our common stock in the aggregate. We will also agree to provide transferees of Eldridge, subject to the satisfaction of certain conditions, with any necessary waivers from our ownership limits provided that any such waivers are consistent with our compliance with the ownership requirements for qualification as a REIT under the Code. Pursuant to the stockholders agreement, we have agreed, upon Eldridge’s request, to increase the percentage of our outstanding common stock that may be owned by Eldridge, unless our board of directors concludes that any such increase will jeopardize our ability to qualify for taxation as a REIT.

As a condition of the exception, our board of directors may require an opinion of counsel or IRS ruling, in either case in form and substance satisfactory to our board of directors, in its sole and absolute discretion, in order to determine or ensure our status as a REIT and such representations, covenants and/or undertakings as it may deem necessary or prudent. Notwithstanding the receipt of any ruling or opinion, our board of directors may impose such conditions or restrictions as it deems appropriate in connection with such an exception.

Our board of directors may, in its sole and absolute discretion, increase or decrease one or both of the ownership limits or the designated investment entity limit for one or more persons, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of our stock (other than by a previously-exempted person) will violate the decreased ownership limit. Our board of directors may not increase or decrease any ownership limit or the designated investment entity limit if the new ownership limit or the designated investment entity limit would allow five or fewer persons to actually or beneficially own more than 49% in value of our outstanding stock or could cause us to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT.

Our charter further prohibits:

•	any person from actually, beneficially or constructively owning shares of our stock that could result in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of our stock that could result in us owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income we derive from such tenant, taking into account our other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause us to fail to satisfy any the gross income requirements imposed on REITs); and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits, the designated investment entity limit or any of the other restrictions on ownership and transfer of our stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

The ownership limits, the designated investment entity limit and other restrictions on ownership and transfer of our stock described above will not apply if our board of directors determines that it is no longer in our best interests to qualify as a REIT or that compliance with any such restriction is no longer required in order for us to qualify as a REIT. Additionally, for so long as Eldridge owns shares representing at least 5% of the voting power of our common stock, a determination that it is no longer in our best interests to qualify, or attempt to qualify, as a REIT under the Code will require the consent of Eldridge.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits, the designated investment entity limit or such other limit established by our board of directors, could result in us being “closely held” within the meaning of

Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable beneficiaries selected by us. The prohibited owner will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner prior to our discovery that the shares had been automatically transferred to a trust as described above must be repaid to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer of our stock, then the transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void and of no force or effect, regardless of any action or inaction by the board of directors, and the intended transferee will acquire no rights in the shares. If any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer of the shares to the trust (or, in the event of a gift, devise or other such transaction, the last sale price reported on the NYSE on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the last sale price reported on the NYSE on the date we accept, or our designee accepts, such offer. We must reduce the amount payable to the trustee by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee and pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee must sell the shares to a person or persons designated by the trustee who could own the shares without violating the ownership limits, the designated investment entity limit or other restrictions on ownership and transfer of our stock. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last sale price reported on the NYSE on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee must reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount must be paid to the trustee upon demand.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee may, at the trustee’s sole and absolute discretion:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our board of directors determines that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock that the owner actually or beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we may request in order to determine the effect, if any, of the person’s actual or beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits, the designated investment entity limit and the other restrictions on ownership and transfer of our stock set forth in our charter. In addition, any person that is an actual, beneficial owner or constructive owner of shares of our stock and any person (including the stockholder of record) who is holding shares of our stock for an actual, beneficial owner or constructive owner must disclose to us in writing such information as we may request in order to determine our status as a REIT and comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock that our stockholders believe to be in their best interest.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of our common stock will be            .

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, and to Maryland law. See “Where You Can Find More Information.”

Our Board of Directors

Under our charter and bylaws, the number of directors of our company may be established, increased or decreased only by a majority of our entire board of directors but may not be fewer than the minimum number required under the MGCL (which is one) nor, unless our bylaws are amended, more than 15. However, for so long as Eldridge owns shares representing at least 5% of the voting power of our common stock, our bylaws provide that the size of the board of directors may not be increased without the prior approval of Eldridge. Additionally, for so long as Eldridge owns shares representing 5% of the voting power of our common stock, our bylaws require that, in order for an individual to qualify to be nominated or to serve as a director of our company, the individual must have been nominated in accordance with the stockholders agreement, including the requirement that we must nominate a certain number of directors designated by Eldridge from time to time described under “Management—Stockholders Agreement.” Also, as long as the stockholders agreement remains in effect, Eldridge’s prior approval may be required to amend our bylaws to eliminate these director qualifications and approval rights, as described under “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors, except that, for so long as Eldridge owns shares representing 5% of the voting power of our common stock, the removal of a director nominated pursuant to Eldridge’s nomination right also requires the consent of Eldridge.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested stockholder under the MGCL if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. As permitted by the MGCL, our board of directors has adopted a resolution exempting any business combination between us and any other person from the provisions of this statute. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations involving us. As a result, any person will be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the supermajority vote requirements and other provisions of the statute. Our bylaws provide that this resolution or any other resolution of our board of directors exempting any business combination from the business combination provisions of the MGCL may only be revoked, altered or amended, and our board of directors may only adopt an inconsistent resolution, if approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to those shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to exercise or direct the exercise of the voting power in the election of directors generally but excluding: (1) the person who has made or proposes to make the control share acquisition; (2) any officer of the corporation; or (3) any employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of directors of the company to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders at which the voting rights of such shares are considered and not approved is held, as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all control share acquisitions by any person of shares of our stock, and this provision of our bylaws cannot be amended without the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by a vote of the remaining directors (whether or not they constitute a quorum) and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; or

•	a majority requirement for the calling of a special meeting of stockholders.

Our charter will provide that, effective at such time as we are able to make a Subtitle 8 election, vacancies on our board of directors may be filled only by the remaining directors (whether or not they constitute a quorum) and that a director elected by the board of directors to fill a vacancy will serve for the remainder of the full term of the directorship. We have not elected to be subject to any of the other provisions of Subtitle 8, including the provisions that would permit us to classify our board of directors without stockholder approval. Moreover, our charter provides that, without the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors, we may not elect to be subject to any of these additional provisions of Subtitle 8. Through provisions in our charter and bylaws unrelated to Subtitle 8, we (1) vest in our board of directors the exclusive power to fix the number of directors (subject to Eldridge’s consent right regarding increases in the number of directors), (2) require, unless called by our chairman, our chief executive officer, our president or our board of directors, the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting to call a special meeting of stockholders and (3) provide that a director may be removed only for cause and by the affirmative vote of two-thirds of the votes entitled to be cast generally in the election of directors (subject to Eldridge’s consent right regarding the removal of its designees).

Amendments to Our Charter and Bylaws

Except as described herein and as provided in the MGCL, amendments to our charter must be advised by our board of directors and approved by the affirmative vote of our stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter and our board of directors has the exclusive power to amend our bylaws. For so long as Eldridge owns shares representing at least 5% of the voting power of our common stock, the prior approval of Eldridge will be required to amend the provisions of our charter relating to Eldridge’s right to consent to the removal of any director nominated pursuant to Eldridge’s nomination rights or Eldridge’s right to consent to amendments to such provision and to amend the provisions of our bylaws relating to the designation of director nominees by Eldridge, Eldridge’s right to designate one of its nominees to serve on certain committees of our board of directors or Eldridge’s right to consent to increases in the size of the board of directors or amendments to such provisions. Additionally, for so long as Eldridge owns shares representing at least 5% of the voting power of our common stock, the prior approval of Eldridge will be required to amend the provisions of our charter that require us to obtain the prior approval of Eldridge in order to determine that we will no longer qualify, or attempt to qualify, as a REIT under the Code. In addition, amendments to the provisions of our bylaws prohibiting our board of directors from revoking, altering or amending its resolution exempting any business combination from the “business combination” provisions of the MGCL or exempting any acquisition of our stock from the “control share” provisions of the MGCL without the approval of our stockholders must be approved by the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors.

Meetings of Stockholders

Under our bylaws and pursuant to Maryland law, annual meetings of stockholders will be held each year at a date and at the time and place determined by our board of directors. Special meetings of stockholders may be called by our board of directors, the chairman of our board of directors, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the stockholders to act on any matter must be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at such meeting who have requested the special meeting in accordance with the procedures set forth in, and provided the information and certifications required by, our bylaws. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and deliver the notice of the special meeting.

Corporate Opportunities

Our charter provides that, to the maximum extent permitted by Maryland law, each of Eldridge, its affiliates, each of their representatives, and each of our directors or officers that is an employee, affiliate or designee for nomination as a director of Eldridge or its affiliates has the right to, and has no duty not to, (x) directly or indirectly engage in the same or similar business activities or lines of business as us, including those deemed to be competing with us, or (y) directly or indirectly do business with any of our clients, customers or suppliers. In the event that Eldridge or any of its affiliates or employees, or any of their representatives or designees, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for us, Eldridge, its affiliates and employees and any of their representatives or designees shall have no duty to communicate or present such corporate opportunity to us or any of our affiliates and shall not be liable to us or any of our affiliates, subsidiaries, stockholders or other equity holders for breach of any duty by reason of the fact that Eldridge or any of its affiliates or employees, or any of their representatives or designees, directly or indirectly, pursues or acquires such opportunity for themselves, directs such opportunity to another person, or does not present such opportunity to us or any of our affiliates; provided, however, that such corporate opportunity is not presented to such person in his or her capacity as a director or officer of us.

Advance Notice of Director Nominations and New Business

Our bylaws provide that:

•	with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who was a stockholder of record at the record date set by the board of directors for the meeting, at the time of giving of the notice of the meeting and at the time of the annual meeting (and any postponement or adjustment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, our bylaws; and

•	with respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the special meeting of stockholders, and nominations of individuals for election to our board of directors may be made only:

•	by or at the direction of our board of directors; or

•	provided that the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by the board of directors for the meeting, at the time of giving of the notice required by our bylaws and at the time of the meeting (and any postponement or adjustment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in, and provided the information and certifications required by, our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors and our stockholders the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The restrictions on ownership and transfer of our stock, the supermajority vote required to remove directors, our election to be subject to the provision of Subtitle 8 vesting in our board of directors the exclusive power to fill vacancies on our board of directors and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company. Likewise, if our board of directors were to elect to be subject to the business combination provisions of the MGCL or if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Further, a majority of our entire board of directors has the power, to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock that we are authorized to issue, to classify and reclassify any unissued shares of our stock into other classes or series of stock, and to authorize us to issue the newly classified shares, as discussed under the captions “Description of Our Capital Stock—Common Stock” and “—Power to Issue Additional Shares of Common Stock and Preferred Stock” and could authorize the issuance of shares of common stock or another class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control of us. These actions may be taken without stockholder approval unless such approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which any of our stock is listed or traded. We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.

Our charter and bylaws also provide that the number of directors may be established only by our board of directors (subject to Eldridge’s consent right regarding increases), which prevents our stockholders from increasing the number of our directors and filling any vacancies created by such increase with their own nominees. The provisions of our bylaws discussed above under the captions “—Meetings of Stockholders” and “—Advance Notice of Director Nominations and New Business” require stockholders seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual or special meeting to comply with certain notice and information requirements. We believe that these provisions will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a stockholder proponent’s interest in us and adequate time to consider stockholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our stockholders to remove incumbent directors or fill vacancies on our board of directors with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for our common stockholders or otherwise be in the best interest of our stockholders.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on our behalf, (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (d) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (e) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine.

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking, which may be unsecured, by the director or officer or on the director’s or officer’s behalf to repay the amount paid if it shall ultimately be determined that the standard of conduct has not been met.

Our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

Our charter also permits us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Indemnification Agreements

We intend to enter into indemnification agreements with each of our directors and executive officers as described in “Management—Indemnification.”

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders (except, for so long as Eldridge owns shares representing at least 5% of the voting power of our common stock, the approval of Eldridge), if it determines that it is no longer in our best interest to attempt to, or continue to, qualify as a REIT.

SHARES ELIGIBLE FOR FUTURE SALE

General

Upon the completion of this offering and the concurrent Eldridge private placement, based upon the mid-point of the price range set forth on the front cover of this prospectus, we expect to have outstanding              shares of our common stock (              shares if the underwriters’ option to purchase additional shares is exercised in full). In addition, a total of              shares of our common stock are issuable upon exchange of OP units and the exercise of outstanding options.

Of these shares, the              shares of our common stock sold in this offering (             shares of our common stock if the underwriters’ option to purchase additional shares is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the restrictions on ownership and transfer of our stock set forth in our charter.

There is currently no public market for our common stock. Trading of our common stock on the NYSE is expected to commence following the pricing of this offering. No assurance can be given as to (1) the likelihood that an active market for common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell their shares or (4) the prices that stockholders may obtain for any of their shares. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock (including shares of our common stock issued upon the exchange of OP units), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock. See “Risk Factors —Risks Related to this Offering and Ownership of Our Common Stock.”

For a description of certain restrictions on ownership and transfer of shares of our common stock held by certain of our stockholders, see “Description of Our Capital Stock—Restrictions on Ownership and Transfer.”

Rule 144

After giving effect to this offering and the concurrent Eldridge private placement, we expect that              shares of our outstanding common stock (in each case, based on the mid-point of the price range set forth on the front cover of this prospectus) will be “restricted” securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned shares considered to be restricted securities under Rule 144 for at least six months would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned shares considered to be restricted securities under Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

An affiliate of ours who has beneficially owned shares of our common stock for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the shares of our common stock then outstanding, which we expect will equal approximately shares immediately after this offering ( shares if the underwriters exercise in full their option to purchase additional shares); or

•	the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and have filed all required reports during that time period. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

Generally, an employee, officer, director or qualified consultant of ours who purchased shares of our common stock before the effective date of the registration statement relating to this prospectus, or who holds options as of that date, pursuant to a written compensatory plan or contract may rely on the resale provisions of Rule 701 under the Securities Act. Under Rule 701, these persons who are not our affiliates may generally sell those securities, commencing 90 days after the effective date of the registration statement, without having to comply with the current public information and minimum holding period requirements of Rule 144. These persons who are our affiliates may generally sell those securities under Rule 701, commencing 90 days after the effective date of the registration statement, without having to comply with Rule 144’s minimum holding period restriction.

Lock-up Agreements

In addition to the limits placed on the sale of our common stock by operation of Rule 144, Rule 701 and other provisions of the Securities Act, we, our directors, director nominees and executive officers and Eldridge have agreed not to sell or otherwise transfer or encumber, or enter into any transaction that transfers, in whole or in part, directly or indirectly, any shares of our common stock or securities convertible or exchangeable into shares of our common stock (including OP units) owned by them at the completion of this offering, the concurrent Eldridge private placement and the formation transactions or thereafter acquired by them for a period of 180 days (or 365 days, in the case of Eldridge) after the date of this prospectus, subject to specified exceptions and, for certain parties, a possible extension under certain circumstances, without the prior consent of the representatives of the underwriters in this offering. See “Underwriting.”

The representatives of the underwriters in this offering have advised us that they have no present intent or arrangement to release any shares subject to a lock-up and will consider the release of any shares subject to a lock-up on a case-by-case basis. Upon a request to release any shares subject to a lock-up, the representatives on behalf of the underwriters in this offering will consider the particular circumstances surrounding the request, including, but not limited to, the length of time before the lock-up expires, the number of shares requested to be released, the reasons for the request, the possible impact on the market for our common stock and whether the holder of our shares requesting the release is an officer, director or other affiliate of ours.

Registration Rights

In connection with this offering, we intend to enter into a registration rights agreement that will provide EPRT Holdings, LLC and Eldridge with certain “demand” registration rights and customary “piggyback” registration rights. The registration rights agreement also will provide that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of an investment in the common stock of Essential Properties Realty Trust, Inc. For purposes of this section under the heading “Federal Income Tax Considerations,” references to “Essential Properties Realty Trust, Inc.,” “we,” “our” and “us” mean only Essential Properties Realty Trust, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, or Treasury Regulations, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this prospectus and the statements in this prospectus are not binding on the IRS or any court. Thus, no assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that we will operate Essential Properties Realty Trust, Inc. and its subsidiaries and affiliated entities in accordance with their applicable organizational documents or operating agreements. This summary is for general information only and is not tax advice. It does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	subchapter S corporations;

•	U.S. expatriates;

•	broker-dealers;

•	persons who mark-to-market our common stock;

•	regulated investment companies;

•	REITs;

•	partnerships and trusts;

•	persons who hold our stock on behalf of other persons as nominees;

•	persons who receive our stock through the exercise of employee stock option or otherwise as compensation;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding a 10% or more (by vote or value) beneficial interest in Essential Properties Realty Trust, Inc.

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	stockholders subject to special tax accounting rules as a result of their use of “applicable financial statements” (within the meaning of Section 451(b)(3) of the Code); and

•	except to the extent discussed below, tax-exempt organizations and foreign investors.

This summary assumes that investors will hold their common stock as a capital asset within the meaning of Section 1221 of the Code, which generally means property held for investment. In addition, this summary does not address state, local and foreign tax considerations, or taxes other than U.S. federal income taxes (except where specifically noted).

The federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

You are urged to consult your tax advisors regarding the tax consequences to you of:

•	the purchase, ownership or disposition of our common stock, including the federal, state, local, non-U.S. and other tax consequences;

•	our election to be taxed as a REIT for federal income tax purposes; and

•	potential changes in applicable tax laws.

Taxation of Our Company

General

We will elect to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ending December 31, 2018. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT under the Code commencing with such taxable year, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify.”

Sidley Austin LLP has acted as our tax counsel in connection with this offering of our common stock and our federal income tax status as a REIT. Sidley Austin LLP will render an opinion to us to the effect that, commencing with our taxable year ending December 31, 2018, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one or more of our officers. In addition, this opinion will be based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Sidley Austin LLP. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy those requirements. Further, the anticipated federal income tax treatment described in this discussion may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Sidley Austin LLP has no obligation to update its opinion subsequent to the date of such opinion.

Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a

C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay federal income tax as follows:

•	First, we will be required to pay tax at the corporate rate on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	Third, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

•	Fourth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•	Fifth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•	Sixth, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	Seventh, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•

Eighth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our initial tax basis in the asset is less than the fair market value of the asset on the date on which we acquired the asset, and we subsequently recognize gain on the disposition of the asset during the five-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Under applicable Treasury Regulations, any gain from the sale of real property we acquired in an exchange under Section 1031 (a like-kind exchange) or Section 1033 (an involuntary conversion) of the Code generally is excluded from the application of this built-in gains tax. See “—Built-In Gains Tax.”

•	Ninth, our subsidiaries that are C corporations, including our “taxable REIT subsidiaries,” or TRSs, generally will be required to pay federal corporate income tax on their earnings.

•	Tenth, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income.” See “—Income Tests” and “—Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a TRS of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a TRS of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Redetermined TRS service income generally represents income of a TRS that is understated as a result of services provided to us or on our behalf.

•	Eleventh, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the stockholder in our common stock.

•	Twelfth, we may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of our stockholders, as described below under “—Requirements for Qualification as a REIT.”

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;

•	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

•	that would be taxable as a domestic corporation, but for the special provisions under the Code and Treasury Regulations applicable to REITs;

•	that is not a financial institution or an insurance company within the meaning of the Code;

•	that is beneficially owned by 100 or more persons;

•	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year;

•	that makes an election to be taxed as a REIT, or has made such an election for a previous taxable year which has not been revoked or terminated; and

•	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that the first through fourth conditions above, inclusive, must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of the sixth condition, the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

We believe that we have been organized, have operated and will issue, pursuant to this offering, sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy the conditions listed above, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points above. A description of the share ownership and transfer restrictions relating to our common stock is contained in the discussion in this prospectus under the heading “Description of Our Capital Stock—Restrictions on Ownership and Transfer.” These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, the share ownership requirements described in the fifth and sixth bullet points listed above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in the sixth bullet point above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries

In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of any partnership or limited liability company treated as a partnership or disregarded entity for federal income tax purposes, including such partnership’s or limited liability company’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for federal income tax purposes in which it owns an interest, would be treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

We will have control of our operating partnership and the subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a TRS, as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the federal tax requirements described herein, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in TRSs

A TRS is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes), other than a REIT, in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS. Other than some activities relating to lodging and health care facilities, a TRS may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A TRS is subject to federal income tax as a regular C corporation. A REIT’s ownership of securities of a TRS is not subject to the 5% or 10% asset test described below. See “—Asset Tests.” The aggregate value of all securities of any TRS held by us may not exceed 20% of the value of our total assets.

Income Tests

We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property,” interest on obligations adequately secured by mortgages on real property, and certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•	The amount of rent is not based in whole or in part on the income or profits of any person. However, as described above, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•	Neither we nor an actual or constructive owner of 10% or more of our capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled TRS” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled TRS” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS;

•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a TRS; and

•	We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception (for purposes of such exception, the gross income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services) and except as provided below. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we are permitted to employ an independent contractor from whom we derive no revenue to provide customary services to our tenants, or a TRS (which may be wholly or partially owned by us) to provide both customary and non-customary services to our tenants, without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a TRS with respect to the TRS’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We generally do not intend, and as the sole owner of the general partner of our operating partnership, do not intend to permit our operating partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent we determine, based on the advice of our tax counsel, that the failure will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not appraised the relative values of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value of such property.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury Regulations, any income from the following hedging transactions, each of which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test:

•	a hedging transaction we enter into

•	(1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which we clearly identify as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, or

•	(2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests and

•	new hedging transactions we enter into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of.

To the extent that we do not properly identify such transactions as hedges or we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

To the extent our TRSs make distributions, we generally will derive our allocable share of such distribution through our interest in our operating partnership. Such distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test.

We will monitor the amount of the dividend and other income from our TRSs and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

•	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of Our Company—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income.

We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income

Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. As the sole owner of the general partner of our operating partnership, we intend to cause our operating partnership to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring and owning its properties and to make occasional sales of the properties as are consistent with our investment objective. We do not intend, and do not intend to permit our operating partnership or its subsidiary partnerships or limited liability companies, to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales. The 100% penalty tax will not apply to gains from the sale of assets that are held through a TRS, but such income will be subject to tax at regular U.S. federal corporate income tax rates.

Penalty Tax

Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS of ours, redetermined deductions and excess interest represent any amounts that are deducted by a TRS of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a TRS that is understated as a result of services provided to us or on our behalf. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

Currently, we do not own an interest in any TRS. However, in the future a TRS of ours may provide services to certain of our tenants and pay rent to us. We intend to set any fees paid to a TRS for such services, and any rent payable to us by a TRS, at arm’s length rates, although the amounts paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid, or on the excess rents paid to us.

Asset Tests

At the close of each calendar quarter of our taxable year, we must also satisfy certain tests relating to the nature and diversification of our assets:

•	At least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and U.S. government securities. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock (or transferable certificates of beneficial interest) in other REITs, any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds, certain kinds of mortgage-backed securities and mortgage loans as well as personal property to the extent that rents attributable to such personal property are treated as rents from real property for purposes of the gross income tests described above (i.e., such rent for personal property does not exceed 15% of the total rent for personal and real property). Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

•	The aggregate value of all securities of any TRSs held by us may not exceed 20% of the value of our total assets. As long as each of these companies qualifies as a TRS of ours, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of the securities of such companies. We believe that the aggregate value of any TRSs in which we may own an interest will not exceed 20% of the aggregate value of our gross assets. We generally do not obtain independent appraisals to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value.

•	Not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs to the extent those debt instruments are not otherwise secured by real property.

•	Of the investments included in the 25% asset class, and except for certain investments in other REITs, our qualified REIT subsidiaries and TRSs, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor or securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through any partnership, qualified REIT subsidiary or limited liability company) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of an increase in our interest in any partnership, qualified REIT subsidiary or limited liability company that owns such securities). For example, our indirect ownership, through our operating partnership, of securities of each issuer will increase as a result of our capital contributions to our operating partnership or as limited partners exercise any redemption/exchange rights. Accordingly, after initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in any partnership or limited liability company that owns such securities), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30-day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets:

•	does not exceed the lesser of:

•	1% of the total value of our assets at the end of the applicable quarter or

•	$10,000,000, and

•	we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including:

•	the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued.

•	paying a tax equal to the greater of:

•	$50,000 or

•	the corporate tax rate multiplied by the net income generated by the nonqualifying assets, and:

•	disclosing certain information to the IRS.

Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in our overall interest in an issuer (including in a TRS). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements

To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after-tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over a specified percentage of our income.

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, if we acquired any asset from a corporation which was or had been a C corporation in a transaction in which our initial tax basis in the asset was less than the fair market value of the asset on the acquisition date, and we dispose of the asset within the five-year period following such acquisition, our REIT taxable income will be reduced by any taxes that we are required to pay on any gain we recognize from the disposition. See “—Built-In Gains Tax.”

Our deduction for net business interest expense will generally be limited to 30% of our taxable income, as adjusted for certain items of income, gain, deduction or loss. Any business interest deduction that is disallowed due to this limitation may be carried forward to future taxable years. If we are subject to this interest expense limitation, our REIT taxable income for a taxable year may be increased. Taxpayers that conduct certain real estate businesses may elect not to have this interest expense limitation apply to them, provided that they use an alternative depreciation system to depreciate certain property. We believe that we will be eligible to make this election. If we make this election, although we would not be subject to the interest expense limitation described above, our depreciation deductions may be reduced and, as a result, our REIT taxable income for a taxable year may be increased.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, except as provided below, the amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. This preferential limitation will not apply to distributions made by us, provided we qualify as a “publicly offered REIT.” We believe that, upon completion of this offering of our common stock, we will be, and expect we will continue to be, a publicly offered REIT. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at the corporate tax rate. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we would elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in their income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase their adjusted basis in our stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares. We intend to make timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our operating partnership will authorize us, as the sole owner of the general partner of our operating partnership, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements, while preserving our cash.

Under certain circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements, it will be treated as an additional distribution to our stockholders in the year such dividend is paid.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which U.S. federal corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating this excise tax.

For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges

We may dispose of real property that is not held primarily for sale in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure to Qualify

If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, certain specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax on our taxable income at the corporate rate. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, we will not be required to distribute any amounts to our stockholders and all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Non-corporate U.S. stockholders, including individuals, generally may deduct 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning before January 1, 2026. If we fail to qualify as a REIT, such stockholders may not claim this deduction with respect to dividends paid by us. Unless entitled to relief under specific statutory provisions, we would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General

All of our investments will be held indirectly through our operating partnership. We will be the sole owner of the general partner of our operating partnership. Such general partner entity will be treated as a disregarded entity for federal income tax purposes. Our operating partnership will be treated as a partnership for U.S. federal income tax purposes, and we will be treated as owning our proportionate share of the items of income, gain, loss, deduction and credit of the operating partnership for such purposes. In addition, our operating partnership will hold certain of its investments indirectly through subsidiary partnerships and limited liability companies that we believe will be treated as disregarded entities for federal income tax purposes. In the future, we may hold investments through entities treated as partnerships for federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by our operating partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interests in each such entity. See “—Taxation of Our Company.”

Entity Classification

Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as disregarded entities or partnerships. For example, an entity that would otherwise be treated as a partnership for federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. We do not anticipate that our operating partnership or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership that is taxable as a corporation. However, if any such entity were treated as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of Our Company—Asset Tests” and “—Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our operating partnership or a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment. We believe our operating partnership will be treated as a partnership for U.S. federal income tax purposes, and each of its subsidiary partnerships and limited liability companies will be treated as disregarded entities for federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction

A partnership agreement (or, in the case of a limited liability company treated as a partnership for federal income tax purposes, the limited liability company agreement) will generally determine the allocation of income and loss among partners. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder. Generally, Section 704(b) of the Code and the Treasury Regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.

Tax Allocations With Respect to the Properties

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership (including a limited liability company treated as a partnership for federal income tax purposes) in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Our operating partnership may, from time to time, acquire interests in property in exchange for interests in our operating partnership. In that case, the tax basis of these property interests will generally carry over to our operating partnership, notwithstanding their different book (i.e., fair market) value. The partnership agreement will require that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships (including a limited liability company treated as a partnership for federal income tax purposes) with a choice of several methods of accounting for book-tax differences. Depending on the method we choose in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of our operating partnership:

•	could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and

•	could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our operating partnership.

An allocation described in the second bullet point above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—General—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”

Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Partnership Audit Rules

New rules applicable to U.S. federal income tax audits of partnerships apply to our operating partnership and any entity in which we directly or indirectly invest that is treated as a partnership for U.S. federal income tax consequences. Any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level regardless of changes in composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed from the affected partners, subject to a higher rate of interest than otherwise would apply. The rules could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. Although proposed regulations have been issued and address some aspects of these rules, questions remain as to how they will apply. However, these rules could increase the U.S. federal income tax, interest, and/or penalties economically borne by us in the event of a U.S. federal income tax audit of a subsidiary partnership in comparison to prior law. Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our common stock.

Built-In Gains Tax

From time to time, we may acquire C corporations in transactions in which the basis of the corporations’ assets in our hands is determined by reference to the basis of the assets in the hands of the acquired corporations, or carry-over basis transactions. In the case of assets we acquire from a C corporation in a carry-over basis transaction, if we dispose of any such asset in a taxable transaction (including by deed in lieu of foreclosure) during the five-year period beginning on the date of the carry-over basis transaction, then we will be required to pay tax at the corporate tax rate on the gain recognized to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date of the carry-over basis transaction. The foregoing result with respect to the recognition of gain assumes that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Any taxes we pay as a result of such gain would reduce the amount available for distribution to our stockholders.

Federal Income Tax Considerations for Our Common Stockholders

The following summary describes the principal federal income tax consequences to you of purchasing, owning and disposing of our common stock. This summary assumes you hold shares of our common stock as “capital assets” (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. In addition, this discussion does not address the tax consequences relevant to persons who receive special treatment under the federal income tax law, except where specifically noted.

If you are considering purchasing our common stock, you should consult your tax advisors concerning the application of federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of our common stock arising under the laws of any state, local or non-U.S. taxing jurisdiction.

When we use the term “U.S. stockholder,” we mean a holder of shares of our common stock who, for federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, including an entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If you hold shares of our common stock and are not a U.S. stockholder, you are a “non-U.S. stockholder.”

If a partnership or other entity treated as a partnership for federal income tax purposes holds shares of our common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding shares of our common stock and the partners in such partnerships are encouraged to consult their tax advisors.

Taxation of Taxable U.S. Stockholders

Distributions Generally

Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax, as discussed below, will be taxable to our taxable U.S. stockholders as ordinary income when actually or constructively received. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations or, except to the extent provided in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. stockholders, including individuals. For taxable years beginning before January 1, 2026, dividends that we distribute to U.S. stockholders other than corporations that are not designated as capital gain dividends or otherwise treated as qualified dividends generally are eligible for a deduction equal to 20% of the amount of such dividends.

To the extent that we make distributions on our common stock in excess of our current and accumulated earnings and profits allocable to such stock, these distributions will be treated first as a tax-free return of capital to a U.S. stockholder. This treatment will reduce the U.S. stockholder’s adjusted tax basis in such shares of stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. stockholder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Dividends

Dividends that we properly designate as capital gain dividends will be taxable to our taxable U.S. stockholders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year and do not exceed the total amount of dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year, without regard to the period for which a U.S. stockholder has held its stock. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend, then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our capital stock for the year to our stockholders in proportion to the amount that our total dividends, as determined for federal income tax purposes, paid or made available to our stockholders for the year bears to the total dividends, as determined for federal income tax purposes, paid or made available to holders of all classes of our capital stock for the year.

Retention of Net Capital Gains

We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for federal income tax purposes) would be adjusted accordingly, and a U.S. stockholder generally would:

•	include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder’s income as long-term capital gain;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted tax basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations

Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of our stock and income designated as qualified dividend income, described in “—Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Common Stock

If a U.S. stockholder sells or disposes of shares of our common stock, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the U.S. stockholder’s adjusted tax basis in the shares. This gain or loss, except as provided below, will be a long-term capital gain or loss if the U.S. stockholder has held such common stock for more than one year. However, if a U.S. stockholder recognizes a loss upon the sale or other disposition of common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. stockholder received distributions from us which were required to be treated as long-term capital gains.

Tax Rates

The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain “capital gain dividends,” is currently 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) ”qualified dividend income” is currently 20%. However, dividends payable by REITs are generally not eligible for the 20% tax rate on qualified dividend income, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its TRSs) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year) or to dividends properly designated by the REIT as “capital gain dividends.” In addition, U.S. stockholders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income. As described above, for taxable years beginning before January 1, 2026, dividends that we distribute to non-corporate U.S. stockholders that are not designated as capital gain dividends or otherwise treated as qualified dividends generally will be eligible for a deduction equal to 20% of the amount of such dividends.

Medicare Tax on Unearned Income

Certain U.S. stockholders that are individuals, estates, or trusts will be required to pay a 3.8% tax on “net investment income,” which includes, among other things, dividends on and gains from the sale or other disposition of shares. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of our common stock.

Information Reporting and Backup Withholding

We are required to report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s federal income tax liability, provided the required information is timely furnished to the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

Dividend income from us and gain arising upon a sale of our shares generally should not be unrelated business taxable income, or UBTI to a tax-exempt stockholder, except as described below. This income or gain will be UBTI, however, if a tax-exempt stockholder holds its shares as “debt-

financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. We will not be a pension-held REIT unless (1) either (a) one pension trust owns more than 25% of the value of our stock, or (b) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts. Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of our stock.

Taxation of Non-U.S. Stockholders

The following discussion addresses the rules governing federal income taxation of the purchase, ownership and disposition of our common stock by non-U.S. stockholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of federal income taxation and does not address state, local or non-U.S. tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances. We urge non-U.S. stockholders to consult their tax advisors to determine the impact of federal, state, local and non-U.S. income tax laws on the purchase, ownership and disposition of shares of our common stock, including any tax return filing and other reporting requirements.

If you are a non-U.S. stockholder, this discussion further assumes that:

•	you will not have held more than 10% of our common stock (taking into account applicable constructive ownership rules) at any time during the five-year period ending on the date on which you dispose of our common stock or receive distributions from us;

•	our common stock is and will continue to be “regularly traded” on an established securities market located in the United States within the meaning of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, although there can be no assurance that this will continue to be the case; and

•	that you are not a “qualified shareholder”, as defined in Section 897(k)(3)(A) of the Code, which describes certain partnerships and other collective investment vehicles that satisfy various recordkeeping, administrative and other requirements.

If you are a non-U.S. stockholder as to which any of these assumptions is not accurate, and in particular if you are a “qualified shareholder” within the meaning of FIRPTA, you should consult your own tax advisor concerning the tax consequence to you of sales of our stock and the receipt of dividends and other distributions from us.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our stock.

Distributions Generally

Distributions (including any taxable stock dividends) that are neither attributable to gains from sales or exchanges by us of U.S. real property interests, or USRPIs, nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business (and, if required by an applicable income tax treaty, the non-U.S. stockholder maintains a permanent establishment in the Unites States to which such dividends are attributable). Under certain tax treaties, however, lower withholding rates generally applicable to U.S. corporate dividends do not apply to dividends from a U.S. REIT. Foreign sovereigns and their agencies and instrumentalities may be exempt from such withholding taxes on REIT dividends under the Code, and pension funds and other tax-exempt organizations from certain countries may be exempt from such withholding taxes under an applicable tax treaty. Dividends that are treated as effectively connected with a U.S. trade or business will generally not be subject to withholding but will be subject to federal income tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. stockholders are subject to federal income tax. Any such effectively connected dividends received by a non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, we expect to withhold federal income tax at the rate of 30% on any distributions made to a non-U.S. stockholder unless:

•	such non-U.S. stockholder is a pension fund or one of certain other organizations exempt from taxation in a home jurisdiction that has a bilateral tax treaty with the United States providing for an exemption from U.S. withholding tax on dividends;

•	such non-U.S. stockholder is a foreign government or a foreign government’s agency or instrumentality not engaged in commercial activities, or a foreign governmental entity that is eligible for Section 892 of the Code and the applicable Treasury Regulations and eligible for exemption from U.S. withholding tax thereunder;

•	a lower treaty rate applies and the non-U.S. stockholder files with us an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced treaty rate; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that such distributions do not exceed the adjusted tax basis of the non-U.S. stockholder’s common stock, but rather will reduce the adjusted tax basis of such stock. To the extent that such distributions exceed the non-U.S. stockholder’s adjusted tax basis in such common stock, they will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. For withholding purposes, because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we expect to treat all distributions as made out of our current or accumulated earnings and profits for withholding purposes. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of U.S. Real Property Interests

Distributions attributable to gain from the disposition of a USRPI will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. See “Taxation of Non-U.S. Stockholders—Distributions Generally.”

Distributions to a non-U.S. stockholder that do not arise from the disposition of a USRPI and that we properly designate as capital gain dividends generally should not be subject to federal income taxation, unless:

•	the investment in our common stock is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business (and, if required by an applicable income tax treaty, the non-U.S. stockholder maintains a permanent establishment in the Unites States to which such dividends are attributable), in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a non-U.S. corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

•	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. stockholder will be subject to a 30% tax on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. stockholder (even though the individual is not considered a resident of the United States), provided the non-U.S. stockholder has timely filed U.S. federal income tax returns with respect to such losses.

Retention of Net Capital Gains

Although the law is not clear on the matter, it appears that amounts we designate as retained net capital gains in respect of the common stock held by stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions of capital gain dividends. Under this approach, the non-U.S. stockholders would be able to offset as a credit against their federal income tax liability their proportionate share of the tax that we paid on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax that we paid exceeds their actual federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, non-U.S. stockholders should consult their tax advisors regarding the taxation of such retained net capital gain.

Dispositions of Our Stock

Subject to the previously noted assumptions, if you are a non-U.S. stockholder, you generally will not be subject to U.S. federal income tax on the gain realized upon a sale of our common stock unless:

•

your shares of our common stock are treated as being effectively connected with your U.S. trade or business (and, if a bilateral tax treaty applies, is attributable to a U.S. permanent establishment maintained by you) in which case you will be subject to the same treatment as

U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items; or

•	you are a nonresident alien individual who is present in the United States for 183 days or more during the calendar year and certain other conditions are met, in which case you will be subject to a 30% tax on your capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by your U.S. source capital losses (even though you are not considered a resident of the United States), provided you have timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. stockholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. stockholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. stockholder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. stockholder is a United States person.

Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act, or FATCA

Withholding taxes may be imposed (at a 30% rate) on certain U.S. source payments made to “foreign financial institutions” and certain other non-U.S. entities and disposition proceeds of U.S. securities realized after December 31, 2018. Under these withholding rules, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders who own shares of our common stock through foreign accounts or foreign intermediaries and to certain non-U.S. stockholders. The withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or certifies that it is exempt from such obligations or, (ii) the foreign entity that is not a financial institution either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution that is not otherwise exempt, it must either enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or, in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement these rules, comply with the revised diligence and reporting obligations of such intergovernmental agreement. Prospective stockholders should consult their tax advisors regarding FATCA.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT and an investment in our common stock.

Legislative or Other Actions Affecting REITs

Recently enacted legislation known as the Tax Cuts and Jobs Act makes wholesale changes to the Code. The effect of the many changes made in this legislation is highly uncertain, both in terms of direct effect on the taxation of an investments in our common stock and their indirect effect on our business generally. It appears as of the date of this prospectus that the principal direct tax effect of the legislation on U.S. stockholders of Essential Properties Realty Trust, Inc. is to allow, subject to certain exceptions, the deduction of an amount equal to 20% of any dividends that are not designated as capital gain dividends or otherwise treated as qualified dividends received by non-corporate U.S. stockholders for taxable years beginning before January 1, 2026. The complicated statutes, regulations, rulings and other administrative positions relating to the qualification of REITs and the taxation of them and their stockholders are subject to revision at any time. That is particularly the case following the enactment of statutory amendments as extensive as those made by the Tax Cuts and Jobs Act. It is likely that there will be technical corrections legislation with respect to the Tax Cuts and Jobs Act, the effect of which cannot be predicted and may be adverse. In addition, many of the amendments will require guidance through the issuance of Treasury Regulations in order to assess their effect. There may be substantial delay before such regulations are promulgated, increasing the uncertainty as to the ultimate effect of the statutory amendments on us.

There may also be future changes in federal tax laws, regulations, rules, and judicial and administrative interpretations applicable to us and our business, the effect of which cannot be predicted. Prospective investors are urged to consult with their tax advisors regarding the possible effect of the Tax Cuts and Jobs Act on us, our business, and our stockholders.

ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA), (b) plans described in Section 4975(e)(1) of the Code, including individual retirement accounts and annuities, (c) any entities whose underlying assets include plan assets by reason of a plan’s investment in such entities (each an “ERISA Plan”) and persons who have certain specified relationships to such ERISA Plans (“Parties-in-Interest” under ERISA and “Disqualified Persons” under the Code). Moreover, based on the reasoning of the United States Supreme Court in John Hancock Life Ins. Co. v. Harris Trust and Sav. Bank, 510 U.S. 86 (1993), an insurance company’s general account may be deemed to include assets of the ERISA Plans investing in the general account (e.g., through the purchase of an annuity contract), and the insurance company might be treated as a Party-in-Interest with respect to a Plan by virtue of such investment. In addition, federal, state, local, church and non-U.S. plans may be subject to provisions under federal, state, local or non-U.S. laws or regulations that are similar to such provisions of the Code or ERISA, or collectively, Similar Laws. ERISA also imposes certain duties on persons who are fiduciaries of ERISA Plans subject to ERISA and prohibits certain transactions between such a Plan and Parties-in-Interest or Disqualified Persons with respect to such ERISA Plans. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in our common stock of a portion of the assets of any plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with Parties-In-Interest or Disqualified Persons unless an exemption is available. A Party-in-Interest or Disqualified Person who engages in a non-exempt prohibited transaction may be subject to excise taxes under the Code and other penalties and liabilities under ERISA and may result in the loss of tax-exempt status of an Individual Retirement Account. In addition, the fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to personal liabilities under ERISA.

The United States Department of Labor, or the DOL, has issued a regulation (29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA) concerning the definition of what constitutes the assets of an ERISA Plan (the “Plan Asset Regulations”). These regulations provide that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which an ERISA Plan purchases an “equity interest” will be deemed for purposes of ERISA to be assets of the investing ERISA Plan unless a certain exception applies. The Plan Asset Regulations define an “equity interest” as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Our common stock included in this offering should be treated as “equity interests” for purposes of the Plan Asset Regulations.

The Plan Asset Regulations provide exceptions to the look-through rule for equity interests in some types of entities, including any entity which qualifies as either a “real estate operating company” or a “venture capital operating company.” Under the Plan Asset Regulations, a “real estate operating company” is defined generally, as an entity: (i) which on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost; (ii) invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate directly in the management or development activities; and (iii) which, in the ordinary course of its business, is engaged directly in real estate management or development activities.

According to those same regulations, a “venture capital operating company” is defined, generally, as an entity that on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost invested in one or more operating companies with respect to which the entity has management rights; and that, in the ordinary course of its business, actually exercises its management rights with respect to one or more of the operating companies in which it invests.

Another exception under the Plan Asset Regulations applies to “publicly offered securities,” which are defined as securities that are: (i) freely transferable; (ii) part of a class of securities that is widely held; and (iii) either part of a class of securities that is registered under Section 12(b) or 12(g) of the Exchange Act, or sold to an ERISA Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which this offering of these securities to the public occurred.

Whether a security is considered “freely transferable” depends on the facts and circumstances of each case. Under the Plan Asset Regulations, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes or which would violate any state or federal statute, regulation, court order, judicial decree, or rule of law will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security that are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.

A class of securities is considered “widely held” if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control.

We expect that our common stock will meet the criteria of the publicly offered securities exception to the look-through rule. First, our common stock should be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon transfer of our common stock are those generally permitted under the Plan Asset Regulations, those required under federal tax laws to maintain our status as a REIT, resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to a registered public offering and those owned by officers, directors and other affiliates, and voluntary restrictions agreed to by a selling shareholder regarding volume limitations.

Second, we expect (although we cannot confirm) that our common stock will be held by 100 or more investors and that at least 100 or more of these investors will be independent of us and of one another.

Third, our common stock included in this offering will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and our common stock will be registered under the Exchange Act.

If, however, none of the exceptions under the Plan Asset Regulations were applicable to us and we were deemed to hold plan assets subject to ERISA or Section 4975 of the Code, such plan assets would include an undivided interest in the assets held by us. In such event, such assets and the persons providing services with respect to such assets would be subject to the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of ERISA and Section 4975 of the Code.

In addition, if our assets were treated as plan assets: (i) the prudence and other fiduciary responsibility standards of ERISA would apply to certain investments made by us, and (ii) certain of our activities could be deemed to constitute a transaction prohibited under Title I of ERISA or Section 4975 of the Code (e.g., the extension of credit between an ERISA Plan and a Party in Interest or Disqualified Person). Such transactions may, however, be subject to a statutory or administrative exemptions, such as Prohibited Transaction Class Exemption, or PTCE 84-14, as amended, which exempts certain transactions effected on behalf of an ERISA Plan by a “qualified professional asset manager,” as discussed below.

Whether or not our underlying assets are deemed to include “plan assets” as described above, the acquisition and/or holding of our common stock by an ERISA Plan with respect to which we or an underwriter is considered a Party-In-Interest or a Disqualified Person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the DOL has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of our common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption from certain of the prohibited transaction provision of ERISA and Section 4975 of the Code, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Neither we, nor any underwriter, nor any of our respective affiliates, agents or employees (the “Transaction Parties”) will act as a fiduciary to any ERISA Plan with respect to the ERISA Plan’s decision to invest in common stock, and none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity in connection with any ERISA Plan’s acquisition of common stock. Each fiduciary or other person with investment responsibilities over the assets of an ERISA Plan considering an investment in common stock must carefully consider the above factors before making an investment.

In addition, the person making the decision to acquire common stock on behalf of an ERISA Plan (the “Plan Fiduciary”) from a Transaction Party will be deemed to have represented and warranted that (1) none of the Transaction Parties has provided or will provide advice with respect to the acquisition of common stock by the ERISA Plan, other than to the Plan Fiduciary which is independent of the Transaction Parties, and the Plan Fiduciary either: (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of an ERISA Plan; (c) is an investment adviser registered under the Advisers

Act, or, if not registered as an investment adviser under the Advisers Act by reason of paragraph (1) of Section 203a of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Exchange Act; or (e) has, and at all times during the ERISA Plan’s holding of common stock will have, total assets of at least U.S. $50,000,000 under its management or control (provided that this clause (e) shall not be satisfied if the Plan Fiduciary is either (i) the owner or a relative of the owner of the individual retirement account that is acquiring common stock, or (ii) a participant or beneficiary of the ERISA Plan acquiring common stock in such capacity); (2) the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition of common stock by the ERISA Plan; (3) the Plan Fiduciary is a “fiduciary” with respect to the ERISA Plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the ERISA Plan’s acquisition of common stock; (4) none of the Transaction Parties has exercised any authority to cause the ERISA Plan to acquire common stock or to negotiate the terms of such acquisition; (5) none of the Transaction Parties receives a fee or other compensation from the ERISA Plan or the Plan Fiduciary for the provision of investment advice in connection with the decision to acquire common stock; and (6) the Plan Fiduciary has been informed by the Transaction Parties: (a) (i) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and (ii) that no such entity has given investment advice or otherwise made a recommendation, in connection with the ERISA Plan’s acquisition of common stock (other than advice, if any, given by a Transaction Party to an independent Plan Fiduciary that meets the requirements of clause (1) above); and (b) of the existence and nature of the Transaction Parties’ financial interests in the ERISA Plan’s acquisition of common stock. The above representations are intended to comply with the DOL’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.

Each plan fiduciary should consult with its counsel with respect to the potential applicability of ERISA and the Code to such investment or similar rules that may apply to plans subject to Similar Law. Each plan fiduciary should also determine on its own whether any exceptions or exemptions are necessary and applicable and whether all conditions of any such exceptions or exemptions have been satisfied.

Moreover, each ERISA Plan fiduciary should determine whether, under the general fiduciary standards of investment prudence and diversification, acquiring common stock is appropriate for the ERISA Plan, taking into account the overall investment policy of the ERISA Plan and the composition of the ERISA Plan’s investment portfolio.

The foregoing discussion is general in nature, is not intended to be all-inclusive, and is based on laws in effect on the date of this prospectus. Such discussion should not be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries of ERISA Plans and other persons considering purchasing our common stock on behalf of, or with the assets of, any ERISA Plan consult with counsel regarding the potential applicability of ERISA, and Section 4975 of the Code to such investment and whether any exceptions or exemptions are applicable (including the publicly offered securities exception) and whether all conditions of any such exceptions or exemptions have been satisfied.

UNDERWRITING

Our company and the underwriters named below have entered into an underwriting agreement with respect to the shares of common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of common stock indicated in the following table. Goldman Sachs & Co. LLC and Citigroup Global Markets Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC
Citigroup Global Markets Inc.
Barclays Capital Inc.

Total

The underwriters are committed to take and pay for all of the shares of common stock being offered, if any are taken, other than the shares of common stock covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional              shares of common stock from our company to cover sales by the underwriters of a greater number of shares of common stock than the total number set forth in the table above. They may exercise the option for 30 days. If any shares of common stock are purchased pursuant to the option, the underwriters will severally purchase shares of common stock in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to             additional shares of common stock.

Paid by Our Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares of common stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares of common stock sold by the underwriters to securities dealers may be sold at a discount of up to $            per share from the initial public offering price. After the initial offering of the shares of common stock, the representatives may change the offering price and the other selling terms. The offering of the shares of common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and our officers, directors and holders of substantially all of our common stock and OP units prior to this offering have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or hedge any of their common stock, or any options or warrants to purchase any shares common stock of the company, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock of the company (including OP units), whether now owned or hereinafter acquired, owned directly by our company or these other persons (including holding as a custodian) or with respect to which our company or such other persons has beneficial ownership within the rules and regulations of the Securities and Exchange Commission during the period from the date of this prospectus continuing through the date 180 days (or 365 days, in the case of Eldridge) after the date of this prospectus.

The restrictions described in the immediately preceding paragraph do not apply to, with respect to us or our operating partnership:

•	the shares of common stock sold in this offering to the underwriters;

•	any common stock or securities issued pursuant to an employee stock option plan existing on the date of this prospectus; and

•	any common stock or securities convertible or exchangeable for common stock outstanding pursuant to an employee stock option plan as of the date of this prospectus.

In addition, the restrictions above with respect to officers, directors and holders do not apply to a transfer by our officers, directors or holders of our common stock that satisfies one of the following conditions:

•	is a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions described herein;

•	is to any trust for the direct or indirect benefit of such officers, directors or holders or the immediate family of such officers, directors or holders, provided that the trustee of the trust agrees to be bound in writing by the restrictions described herein, and provided further that any such transfer shall not involve a disposition for value; or

•	with the prior written consent of the representatives of the underwriters.

At our request, the underwriters have reserved up to         % of the shares for sale at the initial public offering price to our directors, officers, employees and certain related persons through a directed share program. The number of shares available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Our officers and directors will be subject to the restrictions described in the paragraphs above. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

Prior to the offering, there has been no public market for the shares of common stock. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares of common stock, in addition to prevailing market conditions, will be our company’s historical performance, estimates of the business potential and earnings prospects of our company, an assessment of our company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We have applied to list the common stock on the NYSE under the symbol “EPRT.” In order to meet one of the requirements for listing the common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares of common stock to a minimum of 400 beneficial holders.

In connection with the offering, the underwriters may purchase and sell common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares of common stock for which the underwriters’ option to purchase additional common stock described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares of common stock or purchasing shares of common stock in the open market. In determining the source of shares of common stock to cover the covered short position, the underwriters will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the price at which they may purchase additional shares of common stock pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares of common stock for which the option to purchase additional common stock described above may be exercised. The underwriters must cover any such naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of common stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

Canada

The shares of common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each member state of the European Economic Area, no offer of the shares of common stock which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of common stock referred to in (a) to (c) above shall result in a requirement for the company or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of shares of common stock is made or who receives any communication in respect of any offer of shares of common stock, or who initially acquires any shares of common stock will be deemed to have represented, warranted, acknowledged and agreed to and with each representative and the company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares of common stock acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the shares of common stock acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or where shares of common stock have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those shares of common stock to it is not treated under the Prospectus Directive as having been made to such persons.

The company, the representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus has been prepared on the basis that any offer of shares of common stock in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares of common stock. Accordingly any person making or intending to make an offer in that Member State of shares of common stock which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the company or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the company nor the representatives have authorized, nor do they authorize, the making of any offer of shares of common stock in circumstances in which an obligation arises for the company or the representatives to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of shares of common stock to the public” in relation to any shares of common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial

Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

France

Neither this prospectus nor any other offer material relating to the shares of common stock has been prepared in the context of a public offer of shares of common stock in the French Republic within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the Autorité des Marchés Financiers (“AMF”) and has therefore not been and will not be submitted to the clearance procedures of the AMF for prior approval or otherwise or notified to the AMF after clearance of the competent authority of a Member State of the European Economic Area.

The shares of common stock have not been offered, sold or otherwise transferred and will not be offered, sold or otherwise transferred, directly or indirectly, to the public in the French Republic. Neither this prospectus nor any other offer material relating to the shares of common stock has been or will be (A) released, issued, distributed or caused to be released, issues or distributed to the public in the French Republic or (B) used in connection with any offer for subscription or sale of the shares of common stock in the French Republic.

Any offers, sales or other transfers of the shares of common stock in the French Republic may only be made in accordance with Article L.411-2 of the French Monetary and Financial Code and only (A) to investment services providers authorised to engage in portfolio management on a discretionary basis on behalf of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers) and/or to “qualified investors” (“Investisseurs Qualifiés”) and/or to a restricted group of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in and in accordance with Articles L.411-2 D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Monetary and Financial Code or (B) in a transaction that, in accordance with Article L.411-2-I-1 or -2 or -3 of the French Monetary and Financial Code and Article 211-2 of the General Regulations of the AMF does not constitute a public offer (offre au public), and is in compliance with Articles L.341-1 to L.341-17 of the French Monetary and Financial Code.

Pursuant to Article 211-3 of the General Regulations of AMF, the shares of common stock may only be resold, directly or indirectly, to the public in the French Republic in accordance with applicable laws relating to public offerings (which are in particular embodied in Article L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code).

Netherlands

The prospectus is not addressed to or intended for and the shares of common stock described in the prospectus are not and will not be, directly or indirectly, offered, sold, transferred or delivered to any individual or legal entity in the Netherlands except to individuals or entities that are qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht, Wft). As a consequence no approved prospectus has to be published in the Netherlands pursuant to Article 3 of the European Directive 2003/71/EC as amended (including by Directive 2010/73/EU) and implemented in Netherlands law.

Switzerland

The shares of common stock may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares of common stock constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other exchange or regulated trading facility in Switzerland, or a simplified prospectus or a prospectus as such term is defined in the Swiss Collective Investment Schemes Act of 23 June 2006, as amended (“CISA”), and neither this prospectus nor any other offering or marketing material relating to the shares of common stock may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the company or the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. The shares of common stock and this prospectus are not subject to the supervision by any Swiss regulatory authority, e.g. the Swiss Financial Market Supervisory Authority FINMA, and investors in the shares of common stock will not benefit from protection or supervision by such authority.

The offering or distribution of the shares of common stock in Switzerland and/or to Swiss investors will be exclusively made to, and directed at, (i) regulated financial intermediaries within the meaning of Article 10 para. 3 letter a CISA and (ii) to regulated insurance institutions within the meaning of Article 10 para. 3 letter b CISA ((i) and (ii) together, the “Regulated Qualified Investors”). The company has not been and will not be registered with the Swiss Financial Market Supervisory Authority FINMA and has not appointed a Swiss representative and a Swiss paying agent pursuant to the CISA. This prospectus, the company and the shares of common stock, as well as any information and documents in connection therewith, may not be distributed or made available in Switzerland and/or to Swiss investors, except to Regulated Qualified Investors exclusively.

Hong Kong

The shares of common stock may not be offered or sold in Hong Kong by means of any document, other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

The shares of common stock which are the subject of this prospectus do not represent units in a collective investment scheme which is authorized or recognized by the Monetary Authority of Singapore

(MAS) under Section 286 or 287 of the Securities and Futures Act (Chapter 289 of Singapore) (SFA) and this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore under the SFA. This prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock will not be circulated or distributed, nor will the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore, other than institutional investors as defined in Section 4A of the SFA or relevant regulations thereunder.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring the shares of common stock must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on the shares of common stock. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian

Capital Market Authority (“CMA”) pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1- 28-2008, as amended (the “CMA Regulations”). The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the shares of common stock offered hereby should conduct their own due diligence on the accuracy of the information relating to the shares of common stock. If you do not understand the contents of this document, you should consult an authorized financial adviser.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $            , including up to $            in connection with the qualification of this offering with the Financial Industry Regulatory Authority, Inc. by counsel to the underwriters.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Affiliates of certain of the underwriters, including affiliates of Barclays Capital Inc., Citigroup Global Markets Inc. and Goldman Sachs Bank USA are expected to be lenders to us under the revolving credit facility that we expect to enter into upon completion of this offering.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and nonfinancial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates also may communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

Certain legal matters, including certain tax matters, will be passed upon for us by Sidley Austin LLP, New York, New York. Latham & Watkins LLP, Los Angeles, California, will act as counsel to the underwriters. Venable LLP, Baltimore, Maryland, will pass upon the validity of the shares of our common stock sold in this offering and certain other matters under Maryland law.

EXPERTS

The consolidated financial statements of Essential Properties Realty Trust, Inc. Predecessor as of December 31, 2017 and 2016, and for the year ended December 31, 2017 and for the period from March 30, 2016 (Commencement of Operations) to December 31, 2016, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The balance sheet of Essential Properties Realty Trust, Inc. at January 17, 2018 appearing in this Prospectus and Registration Statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Unless otherwise indicated, all statistical and economic market data included in this prospectus, including information relating to the economic conditions in the single-tenant market contained in “Prospectus Summary” and “Market Opportunity” is derived from market information prepared for us by RCG, a nationally recognized real estate consulting firm, and is included in this prospectus in reliance on RCG’s authority as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We maintain a web site at www.essentialproperties.com. Information contained on our web site is not incorporated by reference into this prospectus, and you should not consider information contained on our web site to be part of this prospectus.

We have filed a Registration Statement on Form S-11, of which this prospectus constitutes a part, with the SEC under the Securities Act with respect to this offering of our common stock. This prospectus does not contain all of the information set forth in the registration statement, which also includes numerous exhibits and schedules. For further information with respect to our company and the shares of common stock offered hereby, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and where such document has been filed as an exhibit to the registration statement, each statement is qualified in all respects by reference to the contents of the full document. Copies of the registration statement, including the exhibits and schedules thereto, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s web site, www.sec.gov.

As a result of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and we will file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC’s public reference facilities and through the SEC’s web site referred to above.

INDEX TO FINANCIAL STATEMENTS

Historical Financial Statements of Essential Properties Realty Trust, Inc. (audited):
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of January 17, 2018	F-3
Notes to Balance Sheet as of January 17, 2018	F-4

Essential Properties Realty Trust, Inc. Predecessor Historical Consolidated Financial Statements (audited):
Report of Independent Registered Public Accounting Firm	F-6
Consolidated Balance Sheets as of December 31, 2017 and 2016	F-7
Consolidated Statements of Operations and Comprehensive Income for the Year Ended December 31, 2017 and the Period from March 30, 2016 (Commencement of Operations) to December 31, 2016	F-8
Consolidated Statements of Members’ Equity for the Year Ended December 31, 2017 and the Period from March 30, 2016 (Commencement of Operations) to December 31, 2016	F-9
Consolidated Statements of Cash Flows for the Year Ended December 31, 2017 and the Period from March 30, 2016 (Commencement of Operations) to December 31, 2016	F-10
Notes to Consolidated Financial Statements	F-11
Schedule III—Real Estate and Accumulated Depreciation	F-36

Essential Properties Realty Trust, Inc. Predecessor Historical Consolidated Financial Statements (unaudited):
Consolidated Balance Sheets as of March 31, 2018 (unaudited) and December 31, 2017….	F-46
Consolidated Statements of Operations and Comprehensive Income for the Three Months Ended March 31, 2018 and 2017 (unaudited)	F-47
Consolidated Statements of Members’ Equity for the Three Months Ended March 31, 2018 and 2017 (unaudited)	F-48
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2018 and 2017 (unaudited)	F-49
Notes to Consolidated Financial Statements (unaudited)	F-50

Unaudited Pro Forma Consolidated Financial Statements of Essential Properties Realty Trust, Inc.:
Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2018	F-78
Unaudited Pro Forma Consolidated Statement of Operations for the Three Months Ended March 31, 2018	F-79
Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2017	F-80
Notes to Unaudited Pro Forma Consolidated Financial Statements	F-81

Report of Independent Registered Public Accounting Firm

To the Shareholder and the Board of Directors of Essential Properties Realty Trust, Inc.

Opinion on the Financial Statement

We have audited the accompanying balance sheet of Essential Properties Realty Trust, Inc. (the Company) as of January 17, 2018, and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company at January 17, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2017.

New York, New York

January 24, 2018

ESSENTIAL PROPERTIES REALTY TRUST, INC.

BALANCE SHEET

January 17, 2018

ASSETS
Cash and cash equivalents	$100

Total assets	$100

STOCKHOLDER’S EQUITY

Common stock, $0.01 par value per share, 100,000,000 authorized, 100 issued and outstanding	$1
Additional paid-in capital	99

Total stockholder’s equity	$100

Notes to Balance Sheet

January 17, 2018

1. Organization

Essential Properties Realty Trust, Inc. (the “Company”) was organized in the state of Maryland on January 12, 2018. Under its articles of incorporation, the Company is authorized to issue up to 100,000,000 shares of common stock, $0.01 par value per share.

The Company intends to conduct an initial public offering of shares of its common stock (the “Offering”). Proceeds from the Offering will be used to repay indebtedness to an affiliate of Eldridge and for general corporate purposes, including potential future investments.

Substantially all of the Company’s assets will be held by, and its operations will be conducted through operations will be conducted through Essential Properties, L.P. (the “Operating Partnership”), which will become the Company’s operating partnership through a series of formation transactions. A wholly-owned subsidiary of the Company, Essential Properties OP G.P., LLC, will be the sole general partner in the Operating Partnership. As of January 17, 2018, the Company has not commenced operations; accordingly, no statement of operations or statement of cash flows is presented.

The sole stockholder of the Company is EPRT Holdings, LLC (“EPRT Holdings”). EPRT Holdings’ initial investment in the Company was $100, made on January 17, 2018, in exchange for 100 shares of the Company’s common stock.

2. Summary of Significant Accounting Policies

Basis of Accounting

The accompanying balance sheet of the Company is prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and with the rules and regulations of the U.S. Securities and Exchange Commission.

Use of Estimates

The preparation of the balance sheet in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the balance sheet and disclosure in the accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents includes cash in the Company’s bank account. The Company considers all cash balances and highly-liquid investments with original maturities of three months or less to be cash and cash equivalents. The Company deposits cash with high quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company (“FDIC”) up to an insurance limit. As of January 17, 2018, the Company did not have any deposits in excess of the amount insured by the FDIC.

Fair Value Measurement

As of January 17, 2018, the Company’s only financial instrument was cash and cash equivalents, the fair value of which was estimated to approximate its carrying amount.

Income Taxes

The Company intends to elect to be taxed as a REIT and to comply with the related provisions of the Internal Revenue Code of 1986, as amended, commencing with its taxable year ending December 31, 2018. Accordingly, the Company will generally not be subject to U.S. federal corporate income tax to the extent of its distributions to stockholders and as long as certain asset, income and share ownership tests are met. To qualify as a REIT, the Company must annually distribute at least 90% of its REIT taxable income to its stockholders and meet certain other requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to U.S. federal corporate income tax.

Offering Costs

In connection with the Offering, affiliates of the Company have or will incur legal, accounting, and related costs, which will be reimbursed by the Company upon the consummation of the Offering. Such costs will be deducted from the proceeds of the Offering when it is consummated or expensed if the Offering is not consummated. Such costs totaled $1.3 million through January 17, 2018.

Underwriting Discounts and Costs

Underwriting discounts and costs to be incurred in connection with the Offering will be reflected as a reduction of additional paid-in capital.

3. Subsequent Events

The Company has evaluated all events and transactions that occurred after January 17, 2018 through January 24, 2018, the date this balance sheet was available to be issued and noted there have been no events that have occurred that would require adjustment to disclosures in the balance sheet.

Report of Independent Registered Public Accounting Firm

To the Members of Essential Properties Realty Trust, Inc. Predecessor

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Essential Properties Realty Trust, Inc. Predecessor (the Company) as of December 31, 2017 and 2016, the related consolidated statements of operations and comprehensive income, members’ equity and cash flows for the year ended December 31, 2017 and the period from March 30, 2016 (Commencement of Operations) to December 31, 2016, and the related notes and financial statement schedule listed in the Index to Financial Statements (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for the year ended December 31, 2017 and the period from March 30, 2016 (Commencement of Operations) to December 31, 2016, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2017.

New York, New York

March 7, 2018

ESSENTIAL PROPERTIES REALTY TRUST, INC. PREDECESSOR

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets

(In thousands)

	December 31,
	2017	2016
ASSETS
Investments:
Real estate investments, at cost:
Land and improvements	$278,985	$142,401
Building and improvements	584,385	253,792
Lease incentive	2,275	2,000
Construction in progress	4,076	957
Intangible lease assets	62,453	55,858

Total real estate investments, at cost	932,174	455,008
Less: accumulated depreciation and amortization	(24,825)	(6,121)

Total real estate investments, net	907,349	448,887
Direct financing lease receivables, net	2,725	3,659
Real estate investments held for sale, net	4,173	—

Net investments	914,247	452,546
Cash and cash equivalents	7,250	1,825
Restricted cash	12,180	10,097
Straight-line rent receivable, net	5,498	1,244
Prepaid expenses and other assets, net	3,045	576

Total assets(1)	$942,220	$466,288

LIABILITIES AND MEMBERS’ EQUITY
Secured borrowings, net of deferred financing costs	$511,646	$272,823
Notes payable to related party	230,000	—
Intangible lease liabilities, net	12,321	16,385
Intangible lease liabilities held for sale, net	129	—
Accrued liabilities and other payables (including $0.3 million due to a related party as of December 31, 2017)	6,722	2,430

Total liabilities(1)	760,818	291,638

Commitments and contingencies (see Note 8)	—	—
Members’ equity
Class A units, $1,000 per unit, 83,700 issued and outstanding as of December 31, 2017	86,668	—
Class B units, 8,550 issued and 1,610 vested and outstanding as of December 31, 2017	574	—
Class C units, $1,000 per unit, 91,450 issued and outstanding as of December 31, 2017	94,064	174,650
Class D units, 3,000 issued and 600 vested and outstanding as of December 31, 2017	96	—

Total members’ equity	181,402	174,650

Total liabilities and members’ equity	$942,220	$466,288

(1)	The Company’s consolidated balance sheets includes assets and liabilities of consolidated variable interest entities (“VIEs”). See Note 4. As of December 31, 2017 and 2016, respectively, the consolidated balance sheets included the following amounts related to the Company’s consolidated VIEs: $191.7 million and $109.0 million of land and improvements, $391.3 million and $185.0 million of building and improvements, $2.1 million and $2.0 million of capitalized lease incentive, $49.7 million and $47.8 million of intangible lease assets, $21.4 million and $5.3 million of accumulated depreciation and amortization, $2.4 million and $1.7 million of net investment in direct financing lease receivables, $4.2 million and $0.0 million of real estate investments held for sale, net, $5.0 million and $1.1 million of straight-line rent receivable, $511.6 million and $272.8 million of secured borrowings, net of deferred financing costs, $10.8 million and $14.0 million of intangible lease liabilities, net, and $0.1 million and $0.0 million of intangible lease liabilities held for sale, net.

ESSENTIAL PROPERTIES REALTY TRUST, INC. PREDECESSOR HISTORICAL

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Operations and Comprehensive Income

(In thousands)

	Year Ended December 31, 2017	Period from March 30, 2016 (Commencement of Operations) to December 31, 2016
Revenues:
Rental revenue	$53,373	$15,271
Interest income on direct financing lease receivables	293	161
Other revenue	832	91

Total revenues	54,498	15,523

Expenses:
Interest (including $3.5 million to related parties in 2017)	22,574	987
General and administrative	8,936	4,398
Property expenses	1,547	533
Depreciation and amortization	19,516	5,428
Provision for impairment of real estate	2,377	1,298

Total expenses	54,950	12,644

Income (loss) before gain on dispositions of real estate	(452)	2,879
Gain on dispositions of real estate, net	6,748	871

Net income	6,296	3,750

Comprehensive income	$6,296	$3,750

ESSENTIAL PROPERTIES REALTY TRUST, INC. PREDECESSOR

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Members’ Equity

(In thousands)

	SCF Funding LLC	Class A Units	Class B Units	Class C Units	Class D Units	Total Members’ Equity
Balance at March 30, 2016 (Commencement of Operations)	$—	$—	$—	$—	$—	$—
Contributions	451,693	—	—	—	—	451,693
Distributions	(280,793)	—	—	—	—	(280,793)
Net income	3,750	—	—	—	—	3,750

Balance at December 31, 2016	174,650	—	—	—	—	174,650
Contributions	17,308	83,700	—	—	—	101,008
Distributions	(101,222)	—	—	—	—	(101,222)
Conversion of equity resulting from issuance of units	(90,823)	—	—	90,823	—	—
Unit compensation expense	—	—	574	—	96	670
Net income	87	2,968	—	3,241	—	6,296

Balance at December 31, 2017	$—	$86,668	$574	$94,064	$96	$181,402

ESSENTIAL PROPERTIES REALTY TRUST, INC. PREDECESSOR HISTORICAL

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31, 2017	March 30, 2016 (commencement of operations) to December 31, 2016
Cash flows from operating activities:
Net income	$6,296	$3,750
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and lease intangible amortization	19,516	5,428
Amortization of lease incentive	139	11
Amortization of above/below market leases	531	116
Amortization of deferred financing costs	1,884	101
Provision for impairment of real estate	2,377	1,298
Gain on dispositions of investments, net	(6,749)	(871)
Straight-line rent receivable	(4,329)	(1,244)
Unit compensation expense	841	—
Allowance for doubtful accounts	148	—
Changes in other assets and liabilities:
Prepaid expenses and other assets	(2,301)	(501)
Accrued liabilities and other payables	4,121	2,430

Net cash provided by operating activities	22,474	10,518

Cash flows from investing activities
Proceeds from sales of investments, net	53,626	16,476
Principal collections on direct financing receivables	79	37
Investment in direct financing receivables	—	(3,696)
Deposits paid for prospective real estate investments	(251)	(75)
Investment in real estate	(509,777)	(288,914)
Investment in construction in progress	(7,737)	(957)
Lease incentives paid	(275)	(2,000)
Capital expenditures	(48)	—

Net cash used in investing activities	(464,383)	(279,129)

Cash flows from financing activities
Proceeds from issuance of notes payable to related parties	543,000	—
Payments on principal of notes payable to related parties	(313,000)	—
Proceeds from secured borrowings	248,100	7,495
Repayments of secured borrowings	(5,597)	(316)
Deferred financing costs	(5,564)	(7,713)
Capital contributions	83,700	288,604
Distributions paid	(101,222)	(7,537)

Net cash provided by financing activities	449,417	280,533

Net increase in cash and cash equivalents and restricted cash	7,508	11,922
Cash and cash equivalents and restricted cash, beginning of period	11,922	—

Cash and cash equivalents and restricted cash, end of period	$19,430	$11,922

Reconciliation of cash and cash equivalents and restricted cash:
Cash and cash equivalents	$7,250	$1,825
Restricted cash	12,180	10,097

Cash and cash equivalents and restricted cash, end of period	$19,430	$11,922

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$20,439	$633

Non-cash investing and financing activities:
Reclassification from construction in progress upon project completion	$4,618	$—
Non-cash equity contributions	17,308	163,089
Non-cash distributions	—	(273,256)
Real estate investments acquired through direct equity investment	(17,308)	(163,089)
Non-cash proceeds from secured borrowings	—	273,256

Notes to Consolidated Financial Statements

December 31, 2017 and December 31, 2016

1. Organization

Essential Properties Realty Trust LLC (“EPRT LLC” and, collectively with EPRT Holdings, as defined below, the “Company”), formerly known as SCF Realty Capital LLC, is an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to middle-market companies operating service-oriented or experience-based businesses. The Company has a diversified portfolio that focuses on properties leased to tenants in businesses such as restaurants (including quick service and casual and family dining), car washes, automotive services, medical services, convenience stores, entertainment, early childhood education and health and fitness. The Company seeks to acquire and lease freestanding, single-tenant commercial real estate facilities where a tenant services its customers and conducts activities that are essential to the generation of the tenant’s sales and profits.

Through a series of formation transactions, the Company expects to convert from a Delaware limited liability company into a Delaware limited partnership, change its name to Essential Properties, L.P. (the “Operating Partnership”) and become a subsidiary of Essential Properties Realty Trust, Inc., a Maryland Corporation (the “REIT”). Essential Properties OP G.P., LLC, a wholly-owned subsidiary of the REIT, will become the sole general partner of the Operating Partnership. The REIT expects to hold substantially all of its assets and conduct its operations through the Operating Partnership. The REIT intends to complete an initial public offering of shares of its common stock (the “Offering”). In connection with the Offering, the REIT has filed a registration statement on Form S-11 with the Securities and Exchange Commission.

EPRT LLC, a Delaware limited liability company, was formed and commenced operations on March 30, 2016 by its initial sole member, SCF Funding LLC (the “Parent”), and the affairs of EPRT LLC were managed by Stonebriar Finance Holdings LLC (the “Manager”). The Parent and Manager are ultimately wholly-owned through a series of Delaware LLCs by Eldridge Industries, LLC (“Eldridge”). EPRT LLC’s operating agreement (the “Operating Agreement”) provides certain limitations on the liability of the Parent and the Manager. These limitations include 1) that neither the Parent nor the Manager shall be liable for the debts, obligations or liabilities of the Company solely by reason of being a member or manager of the Company, 2) that neither the Parent nor the Manager shall be liable to the Company or to any member of the Company or other person or entity who may become party to the Operating Agreement for any breach of the Operating Agreement arising under or in connection with the Operating Agreement except for any act or omission made in bad faith, and 3) the Company indemnifies the Parent, Manager and officers from and against all losses, claims, damages, liabilities, costs and expenses except those resulting primarily from bad faith of the indemnitee.

On June 16, 2016, EPRT LLC completed its initial investment through the acquisition of 262 properties from GE Capital US Holdings, Inc. (“GE Capital”) and subsequently acquired an additional 7 properties in September 2016 and 2 properties in December 2016 from GE Capital (collectively, the “GE Capital Portfolio”). The GE Capital Portfolio is primarily comprised of quick service, family dining and casual dining restaurants. The total purchase price of the GE Capital Portfolio, exclusive of acquisition costs, was $282.4 million. Prior to June 16, 2016, EPRT LLC had no rental revenue.

On January 31, 2017, EPRT LLC received additional capital contributions from Stonebriar Holdings LLC (“Stonebriar Holdings”) and members of the EPRT LLC’s management (“EPRT Management”), and issued four classes of equity units: Class A, Class B, Class C and Class D. The Class A and C units have voting rights while the Class B and D units do not have voting rights. After these equity contributions, the Parent owned approximately 52.3% of EPRT LLC, Stonebriar Holdings owned approximately 45.7% and EPRT Management owned approximately 2.0%.

On December 31, 2017, EPRT LLC reorganized (the “Reorganization”) and the holders of the Class A, Class B, Class C and Class D units contributed all of their interests in EPRT LLC to a newly formed Delaware limited liability company, EPRT Holdings, LLC (“EPRT Holdings”), in exchange for interests in EPRT Holdings with the same rights to the interests they held in EPRT LLC. The Reorganization lacked economic substance as the newly issued units of EPRT Holdings have the same rights and privileges as the previously issued units of EPRT LLC and there was no change in ownership percentages of the individual unitholders. As of such date, EPRT LLC became a wholly-owned subsidiary of EPRT Holdings. The Reorganization has been accounted for as a reorganization of entities under common control in the Company’s consolidated financial statements and the assets and liabilities of EPRT LLC have been recorded by EPRT Holdings at their historical carrying amounts. As a result of the Reorganization, the consolidated financial statements presented here are of EPRT Holdings. See Note 6—Members’ Equity for additional information.

2. Summary of Significant Accounting Policies

Basis of Accounting

The accompanying consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and with the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Reclassifications

Certain prior year amounts within cash flows from investing activities have been reclassified to conform with the current year presentation.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. As of December 31, 2017 and 2016, all subsidiaries were wholly-owned.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Real Estate Investments

Investments in real estate are carried at cost less accumulated depreciation and impairment losses, if any. The cost of investments in real estate reflects their purchase price or development cost. The Company evaluates each acquisition transaction to determine whether the acquired assets meet the definition of a business. Under ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, an acquisition does not qualify as a business when there is no substantive process acquired or substantially all of the fair value is concentrated in a single identifiable asset or group of similar identifiable assets or the acquisition does not include a substantive process in the form of an acquired workforce or an acquired contract that cannot be replaced without significant cost, effort or delay. Transaction costs related to acquisitions that are asset acquisitions are capitalized as part of the cost basis of the acquired assets, while transaction costs for acquisitions that are deemed to be acquisitions of a business are expensed as incurred. Improvements and replacements are capitalized when they extend the useful life or improve the productive capacity of the asset. Costs of repairs and maintenance are expensed as incurred.

The Company allocates the purchase price of acquired properties accounted for as asset acquisitions to tangible and identifiable intangible assets or liabilities based on their relative fair values. Tangible assets may include land, site improvements and buildings. Intangible assets may include the value of in-place leases and above- and below-market leases and other identifiable intangible assets or liabilities based on lease or property specific characteristics.

The Company may incur various costs in the leasing and development of its properties. Amounts paid to tenants that incentivize them to extend or otherwise amend an existing lease or to sign a new lease agreement are capitalized to lease incentive on the Company’s consolidated balance sheets. Tenant improvements are capitalized to building and improvements within the Company’s consolidated balance sheets. Costs incurred which are directly related to properties under development, which include preconstruction costs essential to the development of the property, development costs, construction costs, interest costs and real estate taxes and insurance, are capitalized during the period of development as construction in progress. After the determination is made to capitalize a cost, it is allocated to the specific component of a project that benefited. Determination of when a development project commences and capitalization begins, and when a development project has reached substantial completion and is available for occupancy and capitalization must cease, involves a degree of judgment.

The fair value of the tangible assets of an acquired property with an in-place operating lease is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to the tangible assets based on the fair value of the tangible assets. The fair value of in-place leases is determined by considering estimates of carrying costs during the expected lease-up periods, current market conditions, as well as costs to execute similar leases based on the specific characteristics of each tenant’s lease. The Company estimates the cost to execute leases with terms similar to the remaining lease terms of the in-place leases, including leasing commissions, legal and other related expenses. Factors the Company considers in this analysis include an estimate of the carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses, and estimates of lost rentals at market rates during the expected lease-up periods, which primarily range from six to 12 months. The fair value of above- or below-market leases is recorded based on the net present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between the contractual amount to be paid pursuant to the in-place lease and the Company’s estimate of the fair market lease rate for the corresponding in-place lease, measured over the remaining non-cancelable term of the lease including any below-market fixed rate renewal options for below-market leases.

In making estimates of fair values for purposes of allocating purchase price, the Company utilizes a number of sources, including real estate valuations prepared by independent valuation firms. The Company also considers information and other factors including market conditions, the industry that the tenant operates in, characteristics of the real estate, e.g. location, size, demographics, value and comparative rental rates, tenant credit profile and the importance of the location of the real estate to the operations of the tenant’s business. The Company also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. The Company uses the information obtained as a result of its pre-acquisition due diligence as part of its consideration of the accounting standard governing asset retirement obligations and, when necessary, will record an asset retirement obligation as part of the purchase price allocation.

Real estate investments that are intended to be sold are designated as “held for sale” on the consolidated balance sheets at the lesser of carrying amount or fair value less estimated selling costs when they meet specific criteria to be presented as held for sale. Real estate investments are no longer depreciated when they are classified as held for sale. If the disposal, or intended disposal, of certain real estate investments represents a strategic shift that has had or will have a major effect on the Company’s operations and financial results, the operations of such real estate investments would be presented as discontinued operations in the consolidated statements of operations and comprehensive income for all applicable periods.

Depreciation and Amortization

Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings and 15 years for site improvements. During the year ended December 31, 2017 and the period from March 30, 2016 (commencement of operations) to December 31, 2016 , the Company recorded $14.0 million and $3.0 million of depreciation on its real estate investments, respectively.

Lease incentives are amortized on a straight-line basis as a reduction of rental income over the remaining non-cancellable terms of the respective leases. In the event that a tenant terminates its lease, the unamortized portion of the lease incentive is charged to rental revenue.

Construction in progress is not depreciated until the development has reached substantial completion.

Tenant improvements are depreciated over the non-cancellable term of the related lease or their estimated useful life, whichever is shorter.

Capitalized above-market lease values are amortized on a straight-line basis as a reduction of rental revenue over the remaining non-cancellable terms of the respective leases. Capitalized below-market lease values are accreted on a straight-line basis as an increase to rental revenue over the remaining non-cancellable terms of the respective leases including any below-market fixed rate renewal option periods.

Capitalized above-market ground lease values are accreted as a reduction of property expenses over the remaining terms of the respective leases. Capitalized below-market ground lease values are amortized as an increase to property expenses over the remaining terms of the respective leases and any expected below-market renewal option periods where renewal is considered probable.

The value of in-place leases, exclusive of the value of above-market and below-market lease intangibles, is amortized to depreciation and amortization expense on a straight-line basis expense over the remaining periods of the respective leases.

In the event that a tenant terminates its lease, the unamortized portion of each intangible, including in-place lease values, is charged to depreciation and amortization expense, while above- and below-market lease adjustments are recorded within rental revenue in the consolidated statement of operations and comprehensive income.

Direct Financing Lease Receivables

Certain of the Company’s real estate investment transactions are accounted for as direct financing leases. The Company records the direct financing lease receivables at their net investment, determined as the aggregate minimum lease payments and the estimated non-guaranteed residual value of the leased property less unearned income. The unearned income is recognized over the life of the related lease contracts so as to produce a constant rate of return on the net investment in the asset. The Company’s investment in direct financing lease receivables is reduced over the applicable lease term to its non-guaranteed residual value by the portion of rent allocated to the direct financing lease receivables.

If and when an investment in direct financing lease receivables is identified for impairment evaluation, the Company will apply the guidance in both The Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 310 “Receivables” (“ASC 310”) and ASC 840 “Leases” (“ASC 840”). Under ASC 310, the lease receivable portion of the net investment in a direct financing lease receivable is evaluated for impairment when it becomes probable the Company, as the lessor, will be unable to collect all rental payments associated with the Company’s investment in the direct financing lease receivable. Under ASC 840, the Company reviews the estimated non-guaranteed residual value of a leased property at least annually. If the review results in a lower estimate than had been previously established, the Company determines whether the decline in estimated non-guaranteed residual value is other than temporary. If a decline is judged to be other than temporary, the accounting for the transaction is revised using the changed estimate and the resulting reduction in the net investment in direct financing lease receivables is recognized by the Company as a loss in the period in which the estimate is changed.

Impairment of Long Lived Assets

If circumstances indicate that the carrying value of a property may not be recoverable, the Company reviews the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. Impairment assessments have a direct impact on the consolidated statements of operations and comprehensive income because recording an impairment loss results in an immediate negative adjustment to the consolidated statements of operations and comprehensive income. For the year ended December 31, 2017 and the period from March 30, 2016 (commencement of operations) to December 31, 2016, the Company recorded a provision for impairment of real estate of $2.4 million and $1.3 million, respectively.

Cash and Cash Equivalents

Cash and cash equivalents includes cash in the Company’s bank accounts. The Company considers all cash balances and highly-liquid investments with original maturities of three months or less to be cash and cash equivalents. The Company deposits cash with high quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to an insurance limit. As of December 31, 2017 and 2016, the Company had deposits of $7.3 million and $1.8 million, respectively, of which $7.0 million and $1.6 million, respectively, were in excess of the amount insured by the FDIC. Although the Company bears risk to amounts in excess of those insured by the FDIC, it does not anticipate any losses as a result.

Restricted Cash

Restricted cash consists of cash held with the trustee for the Company’s Master Trust Funding Program (as defined in Note 4—Secured Borrowings). This restricted cash is used to make principal and interest payments on the Company’s secured borrowings, to pay trust expenses, and to acquire future real estate investments which will be pledged as collateral under the Master Trust Funding Program. See Note 4 Secured Borrowings for further discussion.

Allowance for Doubtful Accounts

The Company continually reviews receivables related to rent and unbilled rent receivables and determines collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, the accounts receivable and straight-line rent receivable balances are reduced by an allowance for uncollectible accounts on the consolidated balance sheets or a direct write-off of the receivable is recorded in the consolidated statements of operations. The provision for doubtful accounts is included in property expenses in the Company’s consolidated statements of operations and comprehensive income. If the accounts receivable balance or straight-line rent receivable balance is subsequently deemed to be uncollectible, such receivable amounts are written-off to the allowance for doubtful accounts. As of December 31, 2017, the Company recorded an allowance for doubtful accounts of $0.1 million related to base rent receivable and recorded a reserve against straight-line rent receivable of $0.1 million.

Deferred Financing Costs

Financing costs related to the issuance of the Company’s long-term debt are deferred and amortized as an increase to interest expense in the consolidated statements of operations and comprehensive income over the term of the related debt instrument and are reported as a reduction of the related debt balance on the consolidated balance sheets.

Fair Value Measurement

The Company estimates fair value of financial and non-financial assets and liabilities based on the framework established in fair value accounting guidance. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The hierarchy described below prioritizes inputs to the valuation techniques used in measuring the fair value of assets and liabilities. This hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring the most observable inputs to be used when available. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1—Quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date.

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.

Level 3—Unobservable inputs that reflect the Company’s own assumptions that market participants would use in the pricing of the asset or liability and are consequently not based on market activity, but rather through particular valuation techniques.

Revenue Recognition

The Company’s rental revenue is primarily related to rent received from tenants. Rent from tenants is recorded in accordance with the terms of each lease on a straight-line basis over the non-cancellable initial term of the lease from the later of the date of the commencement of the lease or the date of acquisition of the property subject to the lease. Rental revenue recognition begins when the tenant controls the space through the term of the related lease. Because substantially all of the leases provide for rental increases at specified intervals, the Company records a straight-line rent receivable and recognizes revenue on a straight-line basis over the expiration of the non-cancellable term of the lease. The Company takes into account whether the collectability of rents is reasonably assured in determining the amount of straight-line rent to record. Rental revenue from leases with contingent rentals is recognized when changes in the factors on which the contingent payments are based actually occur.

The Company defers rental revenue related to lease payments received from tenants in advance of their due dates. These amounts are presented within accrued liabilities and other payables on the Company’s consolidated balance sheets.

Certain properties in the Company’s investment portfolio are subject to leases that provide for contingent rent based on a percentage of the tenant’s gross sales. For these leases, the Company recognizes contingent rental revenue when the threshold upon which the contingent lease payment is based is actually reached. During the year ended December 31, 2017 and the period from March 30, 2016 (commencement of operations) to December 31, 2016, the Company recorded $1.1 million and $0.4 million of contingent rent within rental revenue in the Company’s statements of operations and comprehensive income.

Organizational Costs

Costs related to the initial organization of the Company and its subsidiaries are expensed as they are incurred and are recorded within general and administrative expense in the Company’s consolidated statements of operations and comprehensive income.

Offering Costs

In connection with the Offering, the Company has or will incur legal, accounting, and related costs, which will be reimbursed by the REIT upon the consummation of the Offering. Such costs will be deducted from the proceeds of the Offering when it is consummated or expensed if the Offering is not consummated. As of December 31, 2017, the Company had capitalized $1.3 million of such costs within prepaid expenses and other assets in the Company’s consolidated balance sheets.

Gains and Losses on Dispositions of Real Estate

Gains and losses on dispositions of real estate investments are recorded in accordance with ASC 360-20, Property, Plant and Equipment—Real Estate Sales, and include realized proceeds from real estate disposed of in the ordinary course of business, less their related net book value and less any costs incurred in association with the disposition.

Income Taxes

During the period from March 30, 2016 (commencement of operations) to December 31, 2016 and through January 31, 2017, the Company and its subsidiaries included in the consolidated financial statements were treated as disregarded entities for U.S. federal and state income tax purposes, and accordingly, the Company was not subject to entity-level tax. Therefore, until the Company’s issuance of Class A and Class C units on January 31, 2017, the Company’s net income flowed through to the Parent for federal income tax purposes. Following the issuance of Class A and C units, the Company’s net income flowed through to Class A and Class C unitholders for federal income tax purposes.

Accordingly, no provision or liability for U.S. federal income taxes has been included in the accompanying consolidated financial statements. With regard to state income taxes, the Company is a taxable entity only in certain states that tax all entities, including partnerships.

The Company analyzes its tax filing positions in all of its U.S. federal, state and local tax jurisdictions where it is required to file income tax returns, as well as for all open tax years in such jurisdictions. The Company follows a two step process to evaluate uncertain tax positions. Step one, recognition, occurs when an entity concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Step two, measurement, determines the amount of benefit that is more-likely-than-not to be realized upon settlement. Derecognition of a tax position that was previously recognized would occur when the Company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. The use of a valuation allowance as a substitute for derecognition of tax positions is prohibited. At December 31, 2017 and 2016, the Company has not recorded any accruals for uncertain tax positions. The Company’s policy is to classify interest expense and penalties in general and administrative expense in the consolidated statements of operations and comprehensive income. For the year ended December 31, 2017 and the period from March 30, 2016 (commencement of operations) to December 31, 2016, the Company has not recorded any interest or penalties, and there are no interest or penalties accrued at December 31, 2017 and 2016. The 2017 and 2016 taxable years remain open to examination by federal and state taxing jurisdictions to which the Company is subject.

Unit Based Compensation

In 2017, the Company granted unit awards to certain of its employees and managers, as well as non-employees, consisting of units that vest over a multi-year period, subject to the recipient’s continued service. The Company accounts for unit-based compensation in accordance with ASC 718, Compensation – Stock Compensation, which requires that compensation related to all unit-based awards, including restricted member units, be recognized in the financial statements based on their estimated grant-date fair value. The value of unit-based awards is recognized as compensation expense in general and administrative expenses in the accompanying consolidated statements of operations over the requisite service periods, with subsequent remeasurement for any unvested units granted to non-employees.

The Company recognizes unit-based compensation using the straight-line method based on the terms of the individual grant.

Variable Interest Entities

FASB provides guidance for determining whether an entity is a variable interest entity (“VIE”). VIEs are defined as entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. A VIE is required to be consolidated by its primary beneficiary, which is the party that (i) has the power to control the activities that most significantly impact the VIE’s economic performance and (ii) has the obligation to absorb losses, or the right to receive benefits, of the VIE that could potentially be significant to the VIE.

The Company uses VIEs for its secured borrowings. The Company transfers real estate investments and their related leases into a trust and the assets held in the trusts can only be used to settle obligations of the trusts. The Company serves as the servicer for these secured borrowings. The creditors of these trusts have no recourse to the Company. The Company issued one secured borrowing during the year ended December 31, 2017 and one secured borrowing during the period from March 30, 2016 (commencement of operations) to December 31, 2016, which are reported as secured borrowings on the Company’s consolidated balance sheets and the assets included in the trusts are consolidated into the Company’s investments as of December 31, 2017 and 2016. The Company consolidates the VIEs as the Company is the primary beneficiary and has power to direct the activities that most significantly impact the economic performance of the VIE. See Note 4—Secured Borrowings for further discussion.

Reportable Segments

ASC Topic 280, Segment Reporting, establishes standards for the manner in which enterprises report information about operating segments. Substantially all of the Company’s investments, at acquisition, are comprised of real estate owned that is leased to tenants on a long-term basis. Therefore, the Company aggregates these investments for reporting purposes and operates in one reportable segment.

Recent Accounting Developments

In May 2014, with subsequent updates in 2015, 2016 and 2017, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”), which establishes a principles-based approach for accounting for revenue from contracts with customers. The standard does not apply to revenue recognition for lease contracts or to the interest income recognized from direct financing receivables, which together represent over 98% of the Company’s 2017 revenue. ASU 2014-09 was effective for the Company on January 1, 2018 with early adoption permitted and allows for full retrospective or modified retrospective methods of adoption. In accordance with the Company’s implementation plan for adoption, it has evaluated its revenue streams and identified the very few that fall within the scope of this new accounting standard including any impact to the accounting for sales of real estate assets. The Company adopted the standard on January 1, 2018 using the modified retrospective method for transition and did not recognize a cumulative effect adjustment. This new revenue guidance included changes to the accounting for sales of real estate properties; however, based on the Company’s analysis, the new standard is not expected to have a material impact on the Company’s recognition of real estate sales and resulting recognition of a gain or loss.

In February 2016, the FASB issued Accounting Standards Update 2016-02, “Leases” (Topic 842), (“ASU 2016-02”), which amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. ASU 2016-02 requires lessees (applicable to the Company’s ground lease and corporate office lease obligations) to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less may be accounted for similar to existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. Additionally, the new standard and the new revenue recognition guidance (discussed above) will impact how lessors account for lease executory costs (such as property taxes, common area maintenance and utilities). Under the current lease accounting guidance, these payments made by its tenants to third parties are excluded from lease payments and rental revenue. Upon adoption of the new lease accounting standard in 2019, these lease executory cost payments will be accounted for as activities or costs that are not components of the lease contract. As a result, the Company may be required to show these payments made by its tenants on a gross basis (for example, both as property tax expense and as corresponding revenue from the tenant who makes the payment directly to the third party) in its consolidated statements of operations and comprehensive income. Although there is not expected to be any impact to net income or cash flows as a result of a gross presentation, such presentation would have the impact of increasing both reported revenues and property expenses. The Company is continuing to quantify the impact of this potential gross up and will evaluate any ongoing implementation guidance available on this topic. The standard also will require new disclosures within the notes accompanying the consolidated financial statements. ASU 2016-02 supersedes the previous lease standard, Leases (Topic 840). The new guidance requires modified retrospective transition, which requires application of the new guidance at the beginning of the earliest comparative period presented in the year of adoption. The standard will be effective for the Company on January 1, 2019. The Company has commenced the process of implementing the new leasing standard and has completed an initial inventory and evaluation of its lease contracts as both a lessee and lessor, and the identification of changes needed to the Company’s processes and systems impacted by the new standard. Future steps to be completed in 2018 include the identification of changes needed to the Company’s processes and systems impacted by the new standard, the implementation of updates and enhancements to the Company’s internal control framework, accounting systems and related documentation surrounding its lease accounting processes and the preparation of any additional disclosures that will be required.

In August 2016 and November 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows—Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”), and ASU 2016-18, “Statement of Cash Flows—Restricted Cash” (“ASU 2016-18”), which addresses classification of certain cash receipts and cash payments, including changes in restricted cash, in the statement of cash flows. The new guidance is effective for reporting periods beginning after December 15, 2017 on a retrospective basis, with early adoption permitted. The Company has chosen to early adopt this guidance effective March 30, 2016 (commencement of operations).

In October 2016, the FASB issued ASU 2016-17, “Consolidation—Interests Held through Related Parties That Are under Common Control” (“ASU 2016-17”), which addresses when a reporting entity will need to evaluate if it should consolidate a VIE. The amendments change the evaluation of whether a reporting entity is the primary beneficiary of a VIE by changing how a single decision maker of a VIE treats indirect interests in the entity held through related parties that are under common control with the reporting entity. The new guidance is effective for reporting periods beginning after December 15, 2016, with early adoption permitted. The Company has adopted this new guidance and this adoption had no material impact to the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, “Business Combinations—Clarifying the Definition of a Business” (“ASU 2017-01”), which provides new guidance on the evaluation of acquisitions as a business combination or asset acquisition. The update requires entities to evaluate whether all of the fair value of the gross asset acquired is concentrated into a single identifiable asset, which would indicate that the set is not a business. This guidance is effective prospectively for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted for transactions that occurred before the issuance date or effective date of the standard if the transactions were not reported in financial statements that have been issued or made available for issuance. The adoption of ASU 2017-01 will result in less real estate acquisitions qualifying as business acquisitions and, accordingly, acquisition costs for those acquisitions that are not businesses will be capitalized rather than expensed. The Company has early adopted this guidance.

3. Investments

As of December 31, 2017, the Company had investments in 506 property locations, including 2 developments in progress, and owned 2 additional undeveloped land parcels. Of these 506 property locations, 491 represented owned properties (of which 5 were subject to leases accounted for as direct financing leases) and 15 represented ground lease interests (of which one building was subject to a lease accounted for as a direct financing lease). The gross investment portfolio totaled $939.1 million as of December 31, 2017 and consisted of gross acquisition cost of real estate investments (including transaction costs) totaling $932.2 million, direct financing lease receivables, net, with an aggregate carrying amount of $2.7 million and net real estate investments held for sale of $4.2 million. As of December 31, 2017, 348 of these investments comprising $620.0 million of net investments were assets of consolidated special purpose entity subsidiaries and were pledged as collateral under the non-recourse obligations of these special purpose entities (See Note 4—Secured Borrowings).

As of December 31, 2016, the Company had investments in 340 property locations, including one development in progress, and owned 4 additional undeveloped land parcels. Of these 340 property locations, 324 represented owned properties (of which 7 were subject to leases accounted for as direct financing leases) and 16 represented ground lease interests (of which one building is subject to a lease accounted for as a direct financing lease). The gross investment portfolio totaled $458.7 million as of December 31, 2016 and consisted of gross acquisition cost of the real estate investments (including transaction costs) totaling $455.0 million and direct financing lease receivables, net, with an aggregate carrying amount of $3.7 million. As of December 31, 2016, 247 of these investments comprising $340.2 million of net investments were assets of consolidated special purpose entity subsidiaries and were pledged as collateral under the non-recourse obligations of these special purpose entities.

Acquisitions in 2017

The Company’s acquisition of a portfolio of home furnishings stores in the state of Michigan (the “Art Van Furniture Portfolio”) represented more than 5% of the Company’s total investment activity as of December 31, 2017. The following table presents information about the Company’s acquisition activity during the year ended December 31, 2017:

(Dollar amounts in thousands)	Art Van Furniture Portfolio	Individually Insignificant Investments	Total
Acquisition date	March 2017	Various
Ownership type	Fee Interest	Fee Interest
Number of properties acquired	5	207	212
Allocation of Purchase Price:
Land and improvements	$7,640	$140,452	$148,092
Building and improvements	48,037	318,225	366,262
Construction in progress(1)	—	7,737	7,737
Intangible lease assets	—	12,980	12,980
Direct financing lease receivables	—	—	—

Assets acquired	55,677	479,394	535,071

Intangible lease liabilities	—	(249)	(249)

Liabilities assumed	—	(249)	(249)

Purchase price (including acquisition costs)	$55,677	$479,145	$534,822

(1)	Represents amounts incurred at and subsequent to acquisition and includes $0.2 million of capitalized interest expense.

Acquisitions in 2016

The Company’s acquisition of the GE Capital Portfolio and its acquisition of a portfolio of convenience stores in the state of New York (the “Mirabito Portfolio”) represented more than 5% of the

Company’s total investment activity as of December 31, 2016. The following table presents information about the Company’s acquisition activity during the period from March 30, 2016 (commencement of operations) to December 31, 2016:

(Dollar amounts in thousands)	GE Capital Portfolio	Mirabito Portfolio	Individually Insignificant Investments	Total
Acquisition date	(1)	August 2016	Various
Ownership type	(2)	Fee Interest	Fee Interest
Number of properties acquired	271	23	67	361
Allocation of Purchase Price:
Land and improvements	$116,272	$1,860	$34,776	$152,908
Building and improvements	132,587	31,837	95,590	260,014
Construction in progress(3)	—	—	957	957
Intangible lease assets	52,771	—	5,351	58,122
Direct financing lease receivables	2,018	1,678	—	3,696

Assets acquired	303,648	35,375	136,674	475,697
Intangible lease liabilities	(18,043)	—	(998)	(19,041)

Liabilities assumed	(18,043)	—	(998)	(19,041)

Purchase price (including acquisition costs)	$285,605	$35,375	$135,676	$456,656

(1)	The GE Capital Portfolio acquisition was completed in three separate closings, with 262 properties acquired in June 2016, 7 properties acquired in September 2016 and 2 properties acquired in December 2016.
(2)	The Company acquired the fee interest in 254 of the properties in the GE Capital Portfolio. The remaining 17 properties in the GE Capital Portfolio were acquired subject to ground lease arrangements.
(3)	Includes approximately $10,000 of capitalized interest.

All of the Company’s acquisitions during the year ended December 31, 2017 and the period from March 30, 2016 (commencement of operations) to December 31, 2016 were accounted for as asset acquisitions because there was no substantive process acquired in any of the acquisitions and substantially all of the fair value of the individual acquisitions was concentrated in a single identifiable asset or group of similar identifiable assets.

Gross Investment Activity

During the year ended December 31, 2017 and the period from March 30, 2016 (commencement of operations) to December 31, 2016, the Company had the following gross investment activity:

(Dollar amounts in thousands)	Number of Investment Locations	Dollar Amount of Investments
Acquisitions of and additions to real estate investments	359 (1)	$474,001
Investments in direct financing lease receivables	8 (1)	3,696
Sales of real estate	(17)	(17,632)
Provisions for impairment of real estate(2)		(1,361)
Principal collections on direct financing lease receivables		(37)

Gross investments, December 31, 2016	344	458,667
Acquisitions of and additions to real estate investments	212	535,394
Investments in direct financing lease receivables		—
Sales of investments in real estate and direct financing lease receivables	(47)	(51,120)
Relinquishment of property at end of ground lease term	(1)	(542)
Provisions for impairment of real estate(3)		(2,466)
Principal collections on direct financing lease receivables		(79)
Other		(782)

Gross investments, December 31, 2017		939,072
Less: Accumulated depreciation and amortization(4)		(24,825)

Net investments, December 31, 2017	508	$914,247

(1)	Six of the Company’s real estate acquisitions during the period from March 30, 2016 (commencement of operations) to December 31, 2016 had lease components accounted for as operating leases and as direct financing lease receivables.
(2)	During the period from March 30, 2016 (commencement of operations) to December 31, 2016, the Company identified and recorded provisions for impairment at 4 vacant and 3 tenanted properties where expected future cash flows from the property, based on quoted market or comparable sales prices or discounted cash flow analyses, were less than the Company’s carrying value. The amount in the table above excludes $0.1 million related to intangible lease liabilities for these assets.
(3)	During the year ended December 31, 2017, the Company identified and recorded provisions for impairment at 6 vacant and 3 tenanted properties where expected future cash flows from the property, based on quoted market or comparable sales prices or discounted cash flow analyses, were less than the Company’s carrying value. The amount in the table above excludes $0.1 million related to intangible lease liabilities for these assets.
(4)	Includes $15.4 million of accumulated depreciation.

Real Estate Investments

The Company’s investment properties are leased to tenants under long-term operating leases that typically include one or more renewal options. Substantially all of the leases are triple-net, which provide that the lessees are responsible for the payment of all property operating expenses, including maintenance, insurance, utilities, property taxes and, if applicable, ground rent expense; therefore, the Company is generally not responsible for repairs or other capital expenditures related to the properties while the triple-net leases are in effect.

Scheduled future minimum base rental payments due to be received under the remaining non-cancelable term of the operating leases in place as of December 31, 2017 are as follows:

(in thousands)	Future Minimum Base Rental Receipts
2018	$70,740
2019	71,087
2020	70,919
2021	71,403
2022	72,695
Thereafter	752,234

Total	$1,109,078

Since lease renewal periods are exercisable at the option of the lessee, the preceding table presents future minimum lease payments to be received during the initial non-cancelable lease term only. In addition, the future minimum lease payments exclude contingent rent payments, as applicable, that may be collected from certain tenants based on provisions related to performance thresholds and exclude increases in annual rent based on future changes in the Consumer Price Index, among other items.

Direct Financing Lease Receivables

As of December 31, 2017 and 2016, the Company had $2.7 million and $3.7 million, respectively, of net investments accounted for as direct financing lease receivables. The components of the investments accounted for as direct financing lease receivables were as follows:

	December 31,
(in thousands)	2017	2016
Minimum lease payments receivable	$4,518	$6,306
Estimated unguaranteed residual value of leased assets	270	298
Unearned income	(2,063)	(2,945)

Net investment	$2,725	$3,659

Scheduled future minimum non-cancelable base rental payments due to be received under the direct financing lease receivables as of December 31, 2017 are as follows:

(in thousands)	Future Minimum Base Rental Payments
2018	$320
2019	332
2020	338
2021	340
2022	345
Thereafter	2,843

Total	$4,518

Real Estate Investments Held for Sale

The Company is continually evaluating its portfolio of real estate investments and may elect to dispose of investments considering criteria including, but not limited to, tenant concentration, tenant credit quality, unit financial performance, local market conditions and lease rates, associated indebtedness, asset location and tenant operation type (e.g., industry, sector, or concept/brand). Real estate investments held for sale are expected to be sold to within twelve months. The following table shows the activity in real estate investments held for sale and intangible lease liabilities held for sale as of December 31, 2017. No real estate investments were classified as held for sale as of December 31, 2016.

(Dollar amounts in thousands)	Number of Properties	Real Estate Investments	Intangible Lease Liabilities	Net Carrying Value
Transfers to held for sale classification	3	$4,173	$(129)	$4,044
Sales		—	—	—
Transfers to held and used classification		—	—	—

Held for sale balance, December 31, 2017	3	$4,173	$(129)	$4,044

Significant Concentrations

The Company did not have any tenants (including for this purpose, all affiliates of such tenants) whose rental revenue for the year ended December 31, 2017 and the period from March 30, 2016 (commencement of operations) to December 31, 2016 represented 10% or more of total rental revenue in the Company’s consolidated statements of operations and comprehensive income.

The following table lists the states where the rental revenue from the properties in that state during the periods presented represented 10% or more of total rental revenue in the Company’s consolidated statements of operations and comprehensive income:

State	Year ended December 31, 2017	Period from March 30, 2016 (commencement of operations) to December 31, 2016
Florida	10.2%	14.0%
Georgia	*	13.0%
Texas	13.1%	11.1%

*	State’s rental revenue was not greater than 10% of total rental revenue for all portfolio properties during the period specified.

Intangible Assets and Liabilities

Intangible assets and liabilities consisted of the following as of the dates presented:

	December 31, 2017			December 31, 2016
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets:
In-place leases	$44,738	$6,638	$38,100	$36,791	$2,335	$34,456
Intangible market lease assets	17,715	2,794	14,921	19,067	872	18,195

Total intangible assets	$62,453	$9,432	$53,021	$55,858	$3,207	$52,651

Intangible market lease liabilities	$14,824	$2,503	$12,321	$17,115	$730	$16,385

The remaining weighted average amortization period for the Company’s intangible assets and liabilities as of December 31, 2017, by category and in total, were as follows:

Years Remaining
In-place leases	11.4
Intangible market lease assets	9.4
Intangible market lease liabilities	16.9
Total intangible assets and liabilities	12.0

The following table discloses amounts recognized within the consolidated statements of operations and comprehensive income related to amortization of in-place leases, amortization and accretion of above- and below-market lease assets and liabilities, net and the amortization and accretion of above- and below-market ground leases for the periods presented:

(in thousands)	Year ended December 31, 2017	Period from March 30, 2016 (commencement of operations) to December 31, 2016
Amortization of in-place leases assets(1)	$5,461	$2,420
Amortization (accretion) of market lease intangibles, net(2)	1,071	128
Amortization (accretion) of above- and below-market ground lease intangibles, net(3)	(540)	(11)

(1)	Reflected within depreciation and amortization expense.
(2)	Reflected within rental revenue.
(3)	Reflected within property expenses.

The following table provides the projected amortization of in-place lease assets to depreciation and amortization expense, net amortization of above- and below-market lease intangibles to rental revenue, and net amortization of above- and below-market ground lease intangibles into property expenses for the next five years:

(in thousands)	2018	2019	2020	2021	2022
In-place lease assets	$4,387	$4,051	$3,647	$3,513	$3,357

Total to be added to amortization expense	$4,387	$4,051	$3,647	$3,513	$3,357

Above-market lease assets	$(1,717)	$(1,643)	$(1,415)	$(1,363)	$(1,361)
Below-market lease liabilities	716	674	649	650	646

Net adjustment to rental revenue	$(1,001)	$(969)	$(766)	$(713)	$(715)

Below-market ground lease assets	$171	$99	$—	$—	$—
Above-market ground lease liabilities	(521)	(372)	(221)	(173)	(170)

Net adjustment to property expenses	$(350)	$(273)	$(221)	$(173)	$(170)

During the period from January 1, 2018 to March 7, 2018, the Company acquired 19 real estate investment properties with an aggregate investment (including acquisition-related costs) of $37.3 million, invested $2.6 million in new and ongoing construction in progress, and provided $0.6 million of construction financing to a tenant through a mortgage note.

During the period from January 1, 2018 to March 7, 2018, the Company sold or transferred its investment in 6 real estate properties, including three properties which were classified as held for sale as of December 31, 2017, for an aggregate gross sales price of $8.2 million and incurred $0.5 million of disposition costs related to these transactions.

4. Secured Borrowings

In the normal course of business, the Company transfers financial assets in various transactions with Special Purpose Entities (“SPE”) determined to be VIEs, which primarily consist of securitization trusts established for a limited purpose (the “Master Trust Funding Program”). These SPEs are formed for the purpose of securitization transactions in which the Company transfers assets to an SPE, which then issues to investors various forms of debt obligations supported by those assets. In these securitization transactions, the Company typically receives cash from the SPE as proceeds for the transferred assets and retains the rights and obligations to service the transferred assets in accordance with servicing guidelines. All debt obligations issued from the VIEs are non-recourse to the Company.

In accordance with the accounting guidance for asset transfers, the Company considers any ongoing involvement with transferred assets in determining whether the assets can be derecognized from the balance sheets. For transactions that do not meet the requirements for derecognition and remain in the consolidated balance sheets, the transferred assets may not be pledged or exchanged by the Company.

The Company evaluates its interest in certain entities to determine if these entities meet the definition of a VIE and whether the Company is the primary beneficiary and, therefore, should consolidate the entity based on the variable interests it held both at inception and when there was a change in circumstances that required a reconsideration. The Company has determined that the SPEs created in connection with its Master Trust Funding Program should be consolidated as the Company is the primary beneficiary of each of these entities.

In December 2016, the Company issued its first series of notes under the Master Trust Funding Program, consisting of $263.5 million of Class A Notes and $17.3 million of Class B Notes (“RC Funding 2016-1”). These notes were issued to an affiliate of Eldridge through underwriting agents. Upon issuance of these notes, the combined net proceeds of $273.3 million were deposited directly with the Parent and are presented as a non-cash distribution in the accompanying financial statements. RC Funding 2016-1 includes two SPEs formed to hold assets and issue the secured borrowings associated with the securitization.

In July 2017, the Company issued its second series of notes under the Master Trust Funding Program, consisting of $232.4 million of Class A Notes and $15.7 million of Class B Notes (“RC Funding 2017-1”). Of these notes, $75.1 million of the Class A Notes and all of the Class B Notes were issued to an affiliate of Eldridge through underwriting agents. The proceeds received from the issuance of RC Funding 2017-1 were used by the Company to repay short-term notes payable to related parties (see Note 5 – Notes Payable to Related Party). RC Funding 2017-1 consists of one SPE formed to hold assets and issue the secured borrowings associated with the securitization.

As of December 31, 2017 and 2016, the Company had $522.9 million and $280.4 million in combined principal outstanding under the notes issued through its Master Trust Funding Program, and had deferred financing costs, net, of $11.3 million and $7.6 million.

Tenant rentals received on assets transferred to SPEs under the Master Trust Funding Program are sent to the trustee and used to pay monthly principal and interest payments.

The RC Funding 2016-1 notes mature in November 2046, but the terms of the Class A Notes require principal to be paid monthly through November 2021, with a balloon repayment at that time, and the terms of the Class B Notes require no monthly principal payments but require the full principal balance to be paid in November 2021. If the Company does not meet these repayment schedules, the base interest rates on the notes increase by the greater of (i) 5.00% and (ii) the amount by which the sum of the following exceeds the base interest rates on the notes: (a) the yield to maturity of 10-year U.S. treasury securities in November 2021, plus (b) 5.00%, plus (c) 2.73% for the Series A Notes or 3.70% for the Class B Notes. Additionally, in this event, the full amount of any tenant rental payments received on the assets transferred to the securitization would be used to repay principal.

The RC Funding 2016-1 notes may be voluntarily prepaid, in whole or in part, at any time on or after the date that is 24 months prior to the anticipated repayment date in November 2021 without the payment of a make whole amount. Voluntary prepayments may be made before 24 months prior to the anticipated repayment date but will be subject to the payment of a make whole amount. Interest for RC Funding 2016-1 accrues at a weighted-average interest rate of 4.51%.

The RC Funding 2017-1 notes mature in June 2047, but the terms of the Class A Notes require principal to be paid monthly through June 2024, with a balloon repayment at that time, and the terms of the Class B Notes require no monthly principal payments but require the full principal balance to be paid in June 2024. The RC Funding 2017-1 notes contain similar interest rate escalation provisions as detailed above for RC Funding 2016-1 if these repayment schedules are not met.

The RC Funding 2017-1 notes may be voluntarily prepaid, in whole or in part, at any time on or after the date that is 31 months prior to the anticipated repayment date in June 2024 without the payment of a make whole amount. Voluntary prepayments may be made before 31 months prior to the anticipated repayment date but will be subject to the payment of a make whole amount. Interest for the RC Funding 2017-1 notes accrues at a weighted-average interest rate of 4.16%.

During the year ended December 31, 2017 and the period from March 30, 2016 (commencement of operations) to December 31, 2016, the Company incurred $17.4 million and $0.8 million, respectively, of interest expense related to the Master Trust Funding Program.

The following table summarizes the scheduled principal payments on the Company’s secured borrowings as of year ended December 31, 2017:

(in thousands)	Future Principal Payments
2018	$7,619
2019	8,009
2020	8,419
2021	267,662
2022	4,292
Thereafter	226,935

Total	$522,936

The Company was not in default of any provisions under the Master Trust Funding Program as of December 31, 2017 and 2016.

5. Notes Payable to Related Party

During year ended December 31, 2017, the Company issued 33 short-term notes for a combined $523.0 million under a warehouse line of credit (the “2017 Warehouse Notes”) and one short-term note for $20.0 million payable to affiliates of Eldridge. The proceeds from these notes were used by the Company to acquire investments in real estate and the notes were collateralized by $294.3 million of net investments as of December 31, 2017. During the year ended December 31, 2017, the Company repaid 14 of the 2017 Warehouse Notes and the $20.0 million short-term note at or prior to maturity. The 2017 Warehouse Notes accrue interest at a rate equal to LIBOR plus a spread of between 2.14% and 2.76% and the $20.0 million short term note accrued interest at a rate of 8.0%.

The following table presents the Company’s notes payable to related parties activity for the year ended December 31, 2017:

(in thousands)	2017 Warehouse Notes	Other Short-term Note	Total
Outstanding, January 1, 2017	$—	$—	$—
Borrowings	523,000	20,000	543,000
Repayments	(293,000)	(20,000)	(313,000)

Outstanding, December 31, 2017	$230,000	$—	$230,000

During the year ended December 31, 2017, the Company incurred $3.5 million of interest expense related to these notes payable to related parties. As of December 31, 2017, $0.3 million of interest expense was accrued and payable to an affiliate of Eldridge related to the 2017 Warehouse Notes. All of the 2017 Warehouse Notes outstanding as of December 31, 2017 mature within one year.

Subsequent to December 31, 2017, through March 7, 2018, the Company issued five additional notes under its warehouse line of credit with an affiliate of Eldridge for a combined $25.0 million (the “2018 Warehouse Notes”). The 2018 Warehouse Notes accrue interest at a rate equal to LIBOR plus a spread of between 1.68% and 2.14% and mature within one year of the date of issuance. On January 31, 2018, the Company also repaid four of the 2017 Warehouse Notes, with a combined principal of $50.0 million, prior to maturity.

6. Members’ Equity

EPRT LLC was capitalized by the Parent through direct and indirect capital contributions. During the period from March 30, 2016 (commencement of operations) to December 31, 2016, the Parent made direct capital contributions of $288.6 million and made indirect capital contributions of $163.1 million. During the year ended December 31, 2017, the Parent made additional indirect capital contributions of $17.3 million. In these indirect capital contributions, the Parent made direct cash payments to sellers of real estate investments acquired by EPRT LLC.

On January 31, 2017, in exchange for Class A units of EPRT LLC, Stonebriar Holdings made a direct equity contribution of $80.0 million and certain members of EPRT Management and certain members of the EPRT LLC’s board of managers made direct equity contributions of $3.7 million. Concurrently, EPRT LLC issued Class C units to the Parent in exchange for the Parent’s retention of an equity investment in EPRT LLC of $91.5 million. The Class A and Class C units were issued at $1,000 per unit and both classes contain liquidation preferences equal to the per unit value of $1,000 plus 8% per annum compounded quarterly.

Additionally, on January 31, 2017, EPRT LLC approved and issued unvested Class B units to members of EPRT Management and a member of EPRT LLC’s board of managers and approved and issued unvested Class D units to members of EPRT LLC’s board of managers and external unitholders. See Note 7 – Unit Based Compensation for additional details.

Pursuant to the Company’s limited liability company operating agreement (the “Operating Agreement”), distributions to unitholders are to be made in the following order and priority:

•	First, to the holders of Class A and Class C units until each holder of these units has first received an amount equal to each class’ yield, as defined in the Operating Agreement, and then until each holder of these units has received an amount equal to each class’ aggregate unreturned class contributions;

•	Next, to the holders of Class B and Class D units in an aggregate amount based on a return threshold defined in the Operating Agreement for each class of units;

•	Then, to the holders of Class B and Class D units in an aggregate amount equal to each class’ unit percentage of distributions, as defined in the Operating Agreement; and

•	Lastly, any remaining amounts to the holders of Class A and Class C units.

Pursuant to the Operating Agreement, the Company’s net income or loss is allocated to the holders of the Class A, B, C and D units in a similar manner as the distribution allocation outlined above.

On December 31, 2017, EPRT LLC completed the Reorganization and the Parent, Stonebriar Holdings, EPRT Management and the holders of Class B and Class D units contributed all of their interests in EPRT LLC to EPRT Holdings, in exchange for interests in EPRT Holdings with the same rights to the interests they held in EPRT LLC. As of such date, EPRT LLC became a wholly-owned subsidiary of EPRT Holdings. Additionally, EPRT Holdings issued a new grant of 500 unvested Class B units to an additional member of EPRT Management on the same date.

On January 31, 2018, Stonebriar Holdings LLC made an additional $50.0 million direct equity contribution to EPRT Holdings. The Company used these proceeds to repay amounts outstanding under the 2017 Warehouse Notes.

7. Unit Based Compensation

On January 31, 2017, EPRT LLC approved the issuance of Class B and Class D units and issued 8,050 unvested Class B units to members of EPRT Management and a member of EPRT LLC’s board of managers and issued 3,000 unvested Class D units to members of EPRT LLC’s board of managers and external unitholders. The Class B and Class D units vest in five equal installments, beginning on March 30, 2017 and on each anniversary thereof through March 30, 2021. The holders of vested Class B units can put the Class B units to the Company beginning on the seventh (7th) anniversary of the commencement of the Company’s operations.

On December 31, 2017, the holders of Class B and Class D units contributed all of their interests in EPRT LLC to EPRT Holdings in the Reorganization in exchange for interests in EPRT Holdings with the same rights to the interests they held in EPRT LLC. The EPRT LLC units were exchanged on a one-for-one basis for equivalent units in EPRT Holdings with the same vesting conditions, distribution rights, priority and income allocation rights, among others. Additionally, EPRT Holdings issued a new grant of 500 unvested Class B units to an additional member of EPRT Management on the same date. The Class B units granted on December 31, 2017 vest in five equal installments beginning on May 1, 2018 and on each anniversary thereof through May 1, 2022 and have similar put rights as the Class B units granted on January 31, 2017.

The following table presents information about the unvested Class B and Class D units granted during the year ended December 31, 2017:

	Class B Units	Class D Units	Total
Granted	8,550	3,000	11,550
Vested	(1,610)	(600)	(2,210)
Forfeited	—	—	—

Unvested units outstanding, December 31, 2017	6,940	2,400	9,340

The Company estimated the grant date fair value of the unvested Class B and Class D awards and the December 31, 2017 fair value of the Class D awards granted to non-employees using a Black-Scholes valuation model. The Company’s assumption for expected volatility is based on daily historical volatility data related to market trading of publicly traded companies that invest in similar types of real estate as the Company plus an adjustment to account for differences in the Company’s leverage compared to the publicly traded companies. The risk-free interest rate assumption is determined by using U.S. treasury rates of the same period as the expected vesting term of each award. The marketability discount was calculated using a Finnerty Model.

The Company determined that the per unit fair value of the unvested Class B and Class D units granted on January 31, 2017 was $323.65 and $152.16, respectively. As of December 31, 2017, the Company determined that the per unit fair value of the Class B units granted on that date and the Class D units granted to non-employees on January 31, 2017 was $1,280.35 and $650.99, respectively. The weighted average fair value of Class B and Class D units granted during the year ended December 31, 2017 was $379.60 and $152.16 per share, respectively. The total fair value of the Class B and Class D units that vested during the year ended December 31, 2017 was $0.5 million and $0.1 million, respectively, and the Company recorded $0.8 million of compensation expense as a component of general and administrative expense related to the Class B and Class D units during the year ended December 31, 2017.

As of December 31, 2017, there was $2.7 million and $0.8 million of total unrecognized compensation cost related to the Class B and Class D units, respectively, and the Company had a liability of $0.2 million for unvested Class D units granted to non-employees, which is recorded within accrued liabilities and other payables in the Company’s consolidated balance sheets. The unrecognized compensation cost for Class B and Class D units is expected to be recognized over a weighted average period of 3.3 and 3.3 years, respectively.

The per unit fair value of unvested Class B and Class D units granted during the year ended December 31, 2017 was estimated using the following assumptions as of the respective valuation dates:

	Valuation Date
	January 31, 2017	December 31, 2017
Volatility	40%	35%
Risk free rate	1.30%	1.44%
Marketability discount	30%	10%

8. Commitments and Contingencies

The Company leases office space in Princeton, New Jersey. The Company is obligated under a non-cancelable operating lease for this space through December 2018. During the year ended December 31, 2017 and the period from March 30, 2016 (commencement of operations) to December 31, 2016, the Company recorded $0.2 million and $0.1 million, respectively, of rent expense related to this operating lease within general and administrative expense in the Company’s consolidated statements of operations and comprehensive income. This lease has no contingent rental arrangements and the Company does not have any options to renew this lease.

As of December 31, 2017 and December 31, 2016, the Company was a lessee under long-term, non-cancelable ground leases accounted for as operating leases at 15 and 16 real estate properties, respectively, where the Company did not acquire the fee simple interest in the land. At four of these ground leased properties, the Company’s lease as lessor of the building directly obligates the building lessee to pay rents due under the ground lease to the ground lessor; such ground lease rents are presented on a net basis in the Company’s consolidated statements of operations and comprehensive income. During the year ended December 31, 2017 and the period from March 30, 2016 (commencement of operations) to December 31, 2016, the Company recorded $0.7 million and $0.3 million, respectively, of ground rent expense within property expenses in the Company’s consolidated statements of operations and comprehensive income. The Company’s ground leases do not contain contingent rental arrangements and, as of December 31, 2017, four of the ground leases escalate based on fixed schedules, with the remaining 11 ground leases containing no rental escalation provisions. As of December 31, 2017, the Company’s ground leases have remaining non-cancelable lease terms of between 5 months and 6.4 years, and 6 of the ground leases are renewable at the Company’s option for periods of up to 20 years.

As of December 31, 2017, the future minimum base cash rental payments due from the Company under the office and ground leases where the Company is responsible for payment and the future minimum base cash rental payments under the ground leases where the Company’s tenants are responsible for payment over the next five years and thereafter are as follows:

(in thousands)	Office and Ground Leases to be Paid by the Company	Ground Leases to be Paid Directly by the Company’s Tenants	Total Future Minimum Base Rental Payments
2018	$735	$399	$1,134
2019	334	422	756
2020	195	328	523
2021	76	331	407
2022	58	327	385
Thereafter	83	26	109

Total	$1,481	$1,833	$3,314

As of December 31, 2017, the Company has remaining future commitments of $6.2 million to reimburse its tenants at two properties for development and construction costs incurred and paid directly by the tenant.

In February 2018, the Company entered into a new lease agreement for 13,453 square feet of office space in West Windsor Township, New Jersey. The lease has a seven-year term and contains provisions for two five-year renewal periods at the Company’s option. The lease has an estimated commencement date of December 15, 2018 and a rent commencement date of January 1, 2019. Initial annualized base rent due under the terms of the lease will be $0.5 million, with annual escalations in base rent of $0.50 per square foot per year.

Litigation and Regulatory Matters

In the ordinary course of business, the Company may become subject to litigation, claims and regulatory matters. There are no material legal or regulatory proceedings pending or known to be contemplated against the Company or its properties.

Environmental Matters

In connection with the ownership of real estate, the Company may potentially be liable for costs and damages related to environmental matters. As of December 31, 2017, the Company had not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition that it believes will have a material adverse effect on the Company’s results of operations.

Defined Contribution Retirement Plan

The Company has a defined contribution retirement savings plan qualified under Section 401(a) of the Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan is available to all of the Company’s full-time employees. The Company provides a matching contribution in cash equal to 100% of the first 3% of eligible compensation contributed by participants and 50% of the next 2% of eligible compensation contributed by participants, which vests immediately. During the year ended December 31, 2017 and the period from March 30, 2016 (commencement of operations) to December 31, 2016, the matching contributions made by the Company totaled $0.1 million and approximately $10,000, respectively.

9. Fair Value Measurements

GAAP establishes a hierarchy of valuation techniques based on the observability of inputs used in measuring financial instruments at fair value. GAAP establishes market-based or observable inputs as the preferred source of values, followed by valuation models using management assumptions in the absence of market inputs.

The determination of where an asset or liability falls in the hierarchy requires significant judgment and considers factors specific to the asset or liability. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company evaluates its hierarchy disclosures regularly and, depending on various factors, it is possible that an asset or liability may be classified differently from period to period. However, the Company expects that changes in classifications between levels will be rare.

In addition to the disclosures for assets and liabilities required to be measured at fair value at the balance sheet date, companies are required to disclose the estimated fair values of all financial instruments, even if they are not presented at their fair value on the consolidated balance sheets. The fair values of financial instruments are estimates based upon market conditions and perceived risks at December 31, 2017 and December 31, 2016. These estimates require management’s judgment and may not be indicative of the future fair values of the assets and liabilities.

Financial assets and liabilities for which the carrying values approximate their fair values include cash and cash equivalents, restricted cash, accounts receivable included within prepaid expenses and other assets, notes payable to related party and accrued liabilities and other payables. Generally, these assets and liabilities are short term in duration and their carrying value approximates fair value on the consolidated balance sheets.

The estimated fair values of the Company’s secured borrowings have been derived based on primarily unobservable market inputs such as interest rates and discounted cash flow analyses using estimates of the amount and timing of future cash flows, market rates and credit spreads. These measurements are classified as Level 3 within the fair value hierarchy. As of December 31, 2017, the Company’s secured borrowings had an aggregate carrying value of $522.9 million (excluding net deferred financing costs of $11.3 million) and an estimated fair value of $527.9 million. As of December 31, 2016, the Company’s secured borrowings had an aggregate carrying value of $280.4 million (excluding net deferred financing costs of $7.6 million) and an estimated fair value of $277.1 million.

The Company measures its real estate investments at fair value on a nonrecurring basis. The fair values of these real estate investments were determined using the following input levels as of the dates presented:

	Net Carrying Value		Fair Value Measurements Using Fair Value Hierarchy
(in thousands)		Fair Value	Level 1	Level 2	Level 3
December 31, 2017
Non-financial assets:
Long-lived assets	$5,817	$5,817	$—	$—	$5,817

December 31, 2016
Non-financial assets:
Long-lived assets	$2,864	$2,864	$—	$—	$2,864

Long-lived assets:    The Company reviews its investments in real estate when events or circumstances change indicating that the carrying amount of an asset may not be recoverable. In the evaluation of an investment in real estate for impairment, many factors are considered, including estimated current and expected operating cash flows from the asset during the projected holding period, costs necessary to extend the life or improve the asset, expected capitalization rates, projected stabilized net operating income, selling costs, and the ability to hold and dispose of the asset in the ordinary course of business.

Quantitative information about Level 3 fair value measurements as of December 31, 2017 was as follows:

(dollar amounts in thousands)	Fair Value	Valuation Techniques	Significant Unobservable Inputs
Non-financial assets:
Long-lived assets:
Quick Service Restaurant—Eureka, MO	$400	Sales comparison approach	Non-binding Sales Contract	$400
Vacant property—Johnstown, PA	$380	Sales comparison approach	Comparable Sales Prices	$380
Vacant property—Allegan, MI	$165	Sales comparison approach	Non-binding Sales Contract	$165
Vacant property—Huntingdon, TN	$120	Sales comparison approach	Comparable Sales Prices	$120
Vacant property—Rockford, IL	$325	Sales comparison approach	Binding Sales Contract	$325
Casual Dining Restaurant—Lake City, FL(1)	$1,296	Sales comparison approach	Binding Sales Contract	$1,375
Casual Dining Restaurant—Jacksonville, FL(1)	$1,496	Sales comparison approach	Non-binding Sales Contract	$1,575
Other Services—Decatur, GA	$235	Sales comparison approach	Non-binding Sales Contract	$235
Convenience Store—Atlanta, TX	$1,400	Sales comparison approach	Non-binding Sales Contract	$1,400

(1)	Fair value is net of $0.2 million of estimated disposition costs as these assets are classified as held for sale within the Company’s consolidated balance sheets as of December 31, 2017.

10. Related-Party Transactions

During the year ended December 31, 2017 and the period from March 30, 2016 (commencement of operations) to December 31, 2016, an affiliate of Eldridge provided certain treasury and information technology services and the Manager provided certain administrative services to the Company. The Manager ceased providing these services in March of 2017. The Manager charged the Company a flat monthly fee for its services based on the estimated cost incurred in the provision of the services, and the fee was reviewed by the Company’s management and determined to be reasonable. The Company incurred $0.1 million and $0.3 million of expense for these services during the year ended December 31, 2017 and the period from March 30, 2016 (commencement of operations) to December 31, 2016, respectively, which is included in general and administrative expense in the Company’s consolidated statements of operations and comprehensive income. The cost for the services provided by the affiliate of Eldridge and the Manager would likely be different if such services were provided by unrelated parties.

During the year ended December 31, 2017, the Company issued short-term notes to affiliates of Eldridge. See Note 5 – Notes Payable to Related Party for additional information.

11. Subsequent Events

The Company has evaluated all events and transactions that occurred after December 31, 2017 through March 7, 2018, the date these consolidated financial statements were available to be issued and noted there have been no events that have occurred that would require adjustment to disclosures in the consolidated financial statements except as disclosed elsewhere in these notes to the consolidated financial statements.

ESSENTIAL PROPERTIES REALTY TRUST, INC. PREDECESSOR HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS

Schedule III—Real Estate and Accumulated Depreciation

(Dollar amounts in thousands)

Description(a)				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition				Gross Amount at December 31, 2017(b)(c)
Tenant Industry	City	State	Encumbrances	Land & Improvements	Building & Improvements	Land & Improvements		Building & Improvements		Land & Improvements	Building & Improvements	Total	Accumulated Depreciation (d)(e)	Year Constructed	Date Acquired
Quick Service Restaurants	Alexander City	AL	(f)	$184	$242	$—		$—		$184	$242	$426	$15	1987	6/16/2016
Quick Service Restaurants	Zanesville	OH	(f)	397	277	—		—		397	277	674	14	1988	6/16/2016
Quick Service Restaurants	Belleville	IL	(f)	314	369	—		—		314	369	683	20	1988	6/16/2016
Quick Service Restaurants	Grand Rapids	MI	(f)	177	346	—		—		177	346	523	19	1989	6/16/2016
Quick Service Restaurants	Petaluma	CA	(f)	467	533	—		—		467	533	1,000	30	1992	6/16/2016
Quick Service Restaurants	Clarkesville	GA	(f)	178	—	—		—		178	—	178	—		6/16/2016
Quick Service Restaurants	Philadelphia	PA	(g)	485	626	—		—		485	626	1,111	36	1980	6/16/2016
N/A	Huntingdon	TN	(g)	96	131	(42	)(h)	(57	)(h)	54	74	128	8	1990	6/16/2016
Other Services	Nashville	TN	(g)	332	106	—		—		332	106	438	12	1992	6/16/2016
Quick Service Restaurants	Plano	TX	(f)	484	338	—		—		484	338	822	22	1992	6/16/2016
Quick Service Restaurants	Tampa	FL	(f)	575	—	—		—		575	—	575	—	1992	6/16/2016
Quick Service Restaurants	Ruskin	FL	(f)	641	—	—		—		641	—	641	—	1993	6/16/2016
Grocery	Augusta	GA	(f)	1,657	—	—		—		1,657	—	1,657	—	2012	6/16/2016
Quick Service Restaurants	Brownsville	TX	(f)	561	474	—		—		561	474	1,035	28	1995	6/16/2016
N/A	Allegan	MI	(g)	103	124	(24	)(h)	(29	)(h)	79	95	174	8	1992	6/16/2016
Family Dining Restaurants	Niles	IL	(f)	848	219	—		—		848	219	1,067	16	1977	6/16/2016
Casual Dining Restaurants	Eureka	MO	(g)	630	383	(369	)(h)	(224	)(h)	261	159	420	20	1999	6/16/2016
Quick Service Restaurants	Waco	TX	(f)	633	382	—		—		633	382	1,015	21	1991	6/16/2016
Quick Service Restaurants	Clive	IA	(f)	489	406	—		—		489	406	895	26	1995	6/16/2016
Family Dining Restaurants	Palatine	IL	(f)	926	354	—		—		926	354	1,280	27	1990	6/16/2016
Family Dining Restaurants	La Grange	IL	(f)	446	851	—		—		446	851	1,297	42	1990	6/16/2016
Family Dining Restaurants	Jacksonville	FL	(f)	1,086	957	—		—		1,086	957	2,043	70	1997	6/16/2016
Casual Dining Restaurants	Corpus Christi	TX	(f)	1,160	—	—		—		1,160	—	1,160	—	2015	6/16/2016
Casual Dining Restaurants	Centennial	CO	(f)	1,593	3,400	—		—		1,593	3,400	4,993	143	1993	6/16/2016
N/A	Johnstown	PA	(g)	202	243	(24	)(h)	(28	)(h)	178	215	393	13	1998	6/16/2016
Quick Service Restaurants	Redford	MI	(g)	468	567	—		—		468	567	1,035	31	1998	6/16/2016
Other Services	Landrum	SC	(f)	214	87	—		—		214	87	301	8	1992	6/16/2016
Casual Dining Restaurants	Virginia Beach	VA	(g)	90	192	—		—		90	192	282	16	1997	6/16/2016
Casual Dining Restaurants	Thomasville	GA	(g)	903	233	—		—		903	233	1,136	22	1999	6/16/2016
Casual Dining Restaurants	Grapevine	TX	(f)	1,385	977	—		—		1,385	977	2,362	56	1999	6/16/2016
Casual Dining Restaurants	Plano	TX	(g)	207	424	—		—		207	424	631	37	1998	6/16/2016
Quick Service Restaurants	Newark	OH	(g)	19	51	—		—		19	51	70	4	1979	6/16/2016
Family Dining Restaurants	Coon Rapids	MN	(f)	635	856	—		—		635	856	1,491	48	1991	6/16/2016
Family Dining Restaurants	Mankato	MN	(f)	700	585	—		—		700	585	1,285	41	1992	6/16/2016
Casual Dining Restaurants	Omaha	NE	(f)	465	1,184	—		—		465	1,184	1,649	54	1979	6/16/2016
Family Dining Restaurants	Merrillville	IN	(f)	797	322	—		—		797	322	1,119	18	1977	6/16/2016
Family Dining Restaurants	Blaine	MN	(f)	609	780	—		—		609	780	1,389	44	1978	6/16/2016
Family Dining Restaurants	Green Bay	WI	(f)	549	373	—		—		549	373	922	29	1977	6/16/2016
Family Dining Restaurants	Appleton	WI	(f)	441	590	—		—		441	590	1,031	37	1977	6/16/2016
Family Dining Restaurants	Alexandria	MN	(f)	946	576	—		—		946	576	1,522	49	1977	6/16/2016
Family Dining Restaurants	Waterloo	IA	(f)	466	391	—		—		466	391	857	28	1978	6/16/2016
Family Dining Restaurants	St. Joseph	MO	(f)	559	371	—		—		559	371	930	27	1978	6/16/2016
Family Dining Restaurants	Gladstone	MO	(f)	479	783	—		—		479	783	1,262	42	1979	6/16/2016
Quick Service Restaurants	Liberty	MO	(f)	319	—	—		—		319	—	319	—		6/16/2016
Family Dining Restaurants	Brainerd	MN	(f)	761	547	—		—		761	547	1,308	34	1990	6/16/2016
Family Dining Restaurants	Woodbury	MN	(f)	752	420	—		—		752	420	1,172	25	1992	6/16/2016
Family Dining Restaurants	Bismarck	ND	(f)	748	491	—		—		748	491	1,239	31	1993	6/16/2016
Family Dining Restaurants	Cedar Rapids	IA	(f)	804	563	—		—		804	563	1,367	34	1994	6/16/2016
Family Dining Restaurants	Ashwaubenon	WI	(f)	360	305	—		—		360	305	665	21	1993	6/16/2016
Family Dining Restaurants	Urbana	IL	(f)	729	87	—		—		729	87	816	11	1993	6/16/2016
Family Dining Restaurants	Brooklyn Park	MN	(f)	725	693	—		—		725	693	1,418	44	1997	6/16/2016
Quick Service Restaurants	Pontiac	MI	(f)	316	423	—		—		316	423	739	26	2003	6/16/2016
Quick Service Restaurants	Troy	MI	(f)	674	—	—		—		674	—	674	—		6/16/2016

Description(a)				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition		Gross Amount at December 31, 2017(b)(c)
Tenant Industry	City	State	Encumbrances	Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Total	Accumulated Depreciation (d)(e)	Year Constructed	Date Acquired
Quick Service Restaurants	The Woodlands	TX	(f)	801	181	—	—	801	181	982	12	2001	6/16/2016
Quick Service Restaurants	Brattleboro	VT	(f)	77	360	—	—	77	360	437	21	1979	6/16/2016
Quick Service Restaurants	Kent	WA	(g)	57	158	—	—	57	158	215	12	1978	6/16/2016
Quick Service Restaurants	Madison	WI	(g)	19	158	—	—	19	158	177	8	1981	6/16/2016
Quick Service Restaurants	Westminster	MD	(f)	23	77	—	—	23	77	100	5	1999	6/16/2016
Quick Service Restaurants	Ellsworth	ME	(g)	37	51	—	—	37	51	88	6	1979	6/16/2016
Quick Service Restaurants	Clay	NY	(f)	129	413	—	—	129	413	542	28	1991	6/16/2016
Quick Service Restaurants	Buna	TX	(f)	152	138	—	—	152	138	290	9	1976	6/16/2016
Quick Service Restaurants	Carthage	TX	(f)	111	239	—	—	111	239	350	14	1975	6/16/2016
Quick Service Restaurants	Dayton	TX	(f)	195	174	—	—	195	174	369	10	1969	6/16/2016
Quick Service Restaurants	Diboll	TX	(f)	92	177	—	—	92	177	269	10	1990	6/16/2016
Quick Service Restaurants	Huntington	TX	(f)	120	180	—	—	120	180	300	13	1980	6/16/2016
Quick Service Restaurants	Huntsville	TX	(f)	120	290	—	—	120	290	410	15	1985	6/16/2016
Quick Service Restaurants	Jasper	TX	(f)	111	209	—	—	111	209	320	12	1992	6/16/2016
Quick Service Restaurants	Kountze	TX	(f)	120	290	—	—	120	290	410	15	1995	6/16/2016
Quick Service Restaurants	Rusk	TX	(f)	129	142	—	—	129	142	271	10	1989	6/16/2016
Quick Service Restaurants	Sour Lake	TX	(f)	204	114	—	—	204	114	318	9	1978	6/16/2016
Quick Service Restaurants	Kansas City	KS	(g)	74	224	—	—	74	224	298	16	1983	6/16/2016
Quick Service Restaurants	Vernon	CT	(g)	155	208	—	—	155	208	363	23	1983	6/16/2016
Casual Dining Restaurants	Las Cruces	NM	(f)	551	1,728	—	—	551	1,728	2,279	87	1990	6/16/2016
Quick Service Restaurants	Saginaw	MI	(f)	143	351	—	—	143	351	494	22	1970	6/16/2016
Quick Service Restaurants	Battle Creek	MI	(f)	114	690	—	—	114	690	804	33	1969	6/16/2016
Quick Service Restaurants	Mount Clemens	MI	(f)	446	394	—	—	446	394	840	32	1989	6/16/2016
Quick Service Restaurants	Clio	MI	(f)	350	889	—	—	350	889	1,239	45	1991	6/16/2016
Quick Service Restaurants	Charlotte	MI	(f)	190	722	—	—	190	722	912	34	1991	6/16/2016
Quick Service Restaurants	Saint Johns	MI	(f)	218	403	—	—	218	403	621	26	1991	6/16/2016
N/A	Burnsville	MN	(g)	734	309	—	—	734	309	1,043	20	1973	6/16/2016
Family Dining Restaurants	Albert Lea	MN	(f)	337	463	—	—	337	463	800	31	1975	6/16/2016
Family Dining Restaurants	Crystal	MN	(f)	821	178	—	—	821	178	999	19	1975	6/16/2016
Casual Dining Restaurants	West Monroe	LA	(f)	343	94	—	—	343	94	437	8	1988	6/16/2016
Quick Service Restaurants	Greenfield	WI	(f)	556	789	—	—	556	789	1,345	42	1983	6/16/2016
Casual Dining Restaurants	Desoto	TX	(f)	728	156	—	—	728	156	884	12	1985	6/16/2016
Quick Service Restaurants	West Berlin	NJ	(g)	250	399	—	—	250	399	649	25	1992	6/16/2016
Convenience Stores	Rowlett	TX	(f)	808	447	—	—	808	447	1,255	49	1998	6/16/2016
Quick Service Restaurants	Redford	MI	(f)	479	—	—	—	479	—	479	—		6/16/2016
Quick Service Restaurants	Bridgeport	MI	(g)	309	619	—	—	309	619	928	38	1989	6/16/2016
Quick Service Restaurants	College Station	TX	(f)	383	569	—	—	383	569	952	27	1984	6/16/2016
Quick Service Restaurants	Birmingham	AL	(f)	261	780	—	—	261	780	1,041	37	2000	6/16/2016
Quick Service Restaurants	Oneonta	AL	(f)	220	485	—	—	220	485	705	24	1993	6/16/2016
Quick Service Restaurants	Union City	GA	(f)	416	746	—	—	416	746	1,162	37	1976	6/16/2016
Quick Service Restaurants	Marietta	GA	(f)	214	618	—	—	214	618	832	29	1979	6/16/2016
Quick Service Restaurants	Vicksburg	MS	(f)	203	627	—	—	203	627	830	29	1979	6/16/2016
Quick Service Restaurants	Riverdale	GA	(f)	309	584	—	—	309	584	893	29	1978	6/16/2016
Quick Service Restaurants	Snellville	GA	(f)	242	484	—	—	242	484	726	25	1981	6/16/2016
Quick Service Restaurants	Trussville	AL	(f)	243	480	—	—	243	480	723	24	1996	6/16/2016
Quick Service Restaurants	Forest Park	GA	(f)	233	341	—	—	233	341	574	17	1988	6/16/2016
Quick Service Restaurants	Decatur	GA	(f)	239	714	—	—	239	714	953	33	1982	6/16/2016
Quick Service Restaurants	Monroe	GA	(f)	302	733	—	—	302	733	1,035	35	1985	6/16/2016
Quick Service Restaurants	Decatur	GA	(f)	292	463	—	—	292	463	755	21	1983	6/16/2016
Quick Service Restaurants	Columbia	SC	(f)	241	461	—	—	241	461	702	25	1981	6/16/2016
Quick Service Restaurants	Decatur	GA	(f)	302	721	—	—	302	721	1,023	35	1986	6/16/2016
Quick Service Restaurants	Conyers	GA	(f)	330	767	—	—	330	767	1,097	37	1982	6/16/2016
Quick Service Restaurants	Stockbridge	GA	(f)	396	771	—	—	396	771	1,167	36	1975	6/16/2016
Quick Service Restaurants	Lawrenceville	GA	(f)	306	550	—	—	306	550	856	29	1988	6/16/2016
Quick Service Restaurants	Lithonia	GA	(f)	290	606	—	—	290	606	896	29	1979	6/16/2016
Quick Service Restaurants	Tucker	GA	(f)	339	586	—	—	339	586	925	29	1976	6/16/2016
Quick Service Restaurants	Covington	GA	(f)	379	722	—	—	379	722	1,101	36	1979	6/16/2016
Quick Service Restaurants	Columbus	GA	(f)	174	442	—	—	174	442	616	21	1987	6/16/2016
Quick Service Restaurants	Owensboro	KY	(f)	263	155	—	—	263	155	418	10	1986	6/16/2016

Description(a)				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition		Gross Amount at December 31, 2017(b)(c)
Tenant Industry	City	State	Encumbrances	Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Total	Accumulated Depreciation (d)(e)	Year Constructed	Date Acquired
Quick Service Restaurants	Tupelo	MS	(f)	731	329	—	—	731	329	1,060	20	2000	6/16/2016
Quick Service Restaurants	New Albany	MS	(f)	295	346	—	—	295	346	641	18	1993	6/16/2016
Quick Service Restaurants	Parkersburg	WV	(f)	185	570	—	—	185	570	755	28	1976	6/16/2016
Quick Service Restaurants	Ashland	KY	(f)	279	858	—	—	279	858	1,137	43	1979	6/16/2016
Quick Service Restaurants	Huntington	WV	(f)	223	539	—	—	223	539	762	27	1979	6/16/2016
Quick Service Restaurants	North Little Rock	AR	(f)	190	450	—	—	190	450	640	24	1978	6/16/2016
Quick Service Restaurants	Jackson	MS	(f)	400	348	—	—	400	348	748	19	1981	6/16/2016
Quick Service Restaurants	Madison	TN	(f)	281	458	—	—	281	458	739	22	1988	6/16/2016
Quick Service Restaurants	Little Rock	AR	(f)	169	48	—	—	169	48	217	6	1979	6/16/2016
Quick Service Restaurants	Hurricane	WV	(f)	238	485	—	—	238	485	723	24	1981	6/16/2016
Quick Service Restaurants	Parkersburg	WV	(f)	261	513	—	—	261	513	774	27	1982	6/16/2016
Quick Service Restaurants	Chattanooga	TN	(f)	407	465	—	—	407	465	872	24	1983	6/16/2016
Quick Service Restaurants	Knoxville	TN	(f)	352	347	—	—	352	347	699	18	1981	6/16/2016
Quick Service Restaurants	Jacksonville	NC	(f)	284	152	—	—	284	152	436	10	1986	6/16/2016
Quick Service Restaurants	Knoxville	TN	(f)	394	271	—	—	394	271	665	15	1982	6/16/2016
Quick Service Restaurants	Forestdale	AL	(f)	241	613	—	—	241	613	854	30	1975	6/16/2016
Quick Service Restaurants	Louisville	KY	(f)	319	238	—	—	319	238	557	15	1988	6/16/2016
Quick Service Restaurants	Festus	MO	(f)	195	802	—	—	195	802	997	38	1979	6/16/2016
Quick Service Restaurants	Jacksonville	FL	(f)	330	542	—	—	330	542	872	28	1976	6/16/2016
Quick Service Restaurants	Jacksonville	FL	(f)	220	701	—	—	220	701	921	36	1979	6/16/2016
Quick Service Restaurants	Winter Garden	FL	(f)	326	383	—	—	326	383	709	21	1987	6/16/2016
Quick Service Restaurants	Sanford	FL	(f)	350	375	—	—	350	375	725	23	1986	6/16/2016
Quick Service Restaurants	Lebanon	TN	(f)	311	736	—	—	311	736	1,047	42	1974	6/16/2016
Quick Service Restaurants	Prattville	AL	(f)	551	524	—	—	551	524	1,075	27	1978	6/16/2016
Quick Service Restaurants	Calhoun	GA	(f)	346	673	—	—	346	673	1,019	34	1979	6/16/2016
Quick Service Restaurants	Springfield	MO	(f)	211	81	—	—	211	81	292	6	1990	6/16/2016
Quick Service Restaurants	Mableton	GA	(f)	152	366	—	—	152	366	518	19	1977	6/16/2016
Quick Service Restaurants	Brunswick	GA	(f)	532	137	—	—	532	137	669	10	1995	6/16/2016
Quick Service Restaurants	Summerville	SC	(f)	215	720	—	—	215	720	935	36	1978	6/16/2016
Quick Service Restaurants	Thomaston	GA	(f)	193	364	—	—	193	364	557	20	1987	6/16/2016
Quick Service Restaurants	Smyrna	GA	(f)	392	311	—	—	392	311	703	17	1981	6/16/2016
Quick Service Restaurants	Smyrna	TN	(f)	221	556	—	—	221	556	777	27	1982	6/16/2016
Quick Service Restaurants	Tullahoma	TN	(f)	226	701	—	—	226	701	927	37	1975	6/16/2016
Quick Service Restaurants	Shelbyville	TN	(f)	323	456	—	—	323	456	779	24	1976	6/16/2016
Quick Service Restaurants	Dallas	GA	(f)	260	832	—	—	260	832	1,092	44	1985	6/16/2016
Quick Service Restaurants	North Charleston	SC	(f)	121	459	—	—	121	459	580	23	1990	6/16/2016
Quick Service Restaurants	LaGrange	GA	(f)	207	562	—	—	207	562	769	29	1985	6/16/2016
Quick Service Restaurants	Cullman	AL	(f)	260	723	—	—	260	723	983	38	1999	6/16/2016
Quick Service Restaurants	Batesville	MS	(f)	125	551	—	—	125	551	676	27	1992	6/16/2016
Quick Service Restaurants	Phenix City	AL	(f)	273	665	—	—	273	665	938	37	1979	6/16/2016
Quick Service Restaurants	Montgomery	AL	(f)	333	349	—	—	333	349	682	20	1986	6/16/2016
Quick Service Restaurants	Starke	FL	(f)	240	468	—	—	240	468	708	26	1980	6/16/2016
Quick Service Restaurants	Madisonville	KY	(f)	302	426	—	—	302	426	728	23	1976	6/16/2016
Quick Service Restaurants	Marietta	OH	(f)	175	506	—	—	175	506	681	25	1979	6/16/2016
Quick Service Restaurants	Hueytown	AL	(f)	133	711	—	—	133	711	844	35	1979	6/16/2016
Quick Service Restaurants	Gallipolis	OH	(f)	247	722	—	—	247	722	969	38	1979	6/16/2016
Quick Service Restaurants	Valdosta	GA	(f)	236	545	—	—	236	545	781	27	1980	6/16/2016
Quick Service Restaurants	Douglas	GA	(f)	243	557	—	—	243	557	800	28	1979	6/16/2016
Quick Service Restaurants	Fayetteville	GA	(f)	300	506	—	—	300	506	806	26	1984	6/16/2016
Quick Service Restaurants	Troy	AL	(f)	183	520	—	—	183	520	703	26	1985	6/16/2016
Quick Service Restaurants	Wetumpka	AL	(f)	273	416	—	—	273	416	689	22	1986	6/16/2016
Quick Service Restaurants	St. Albans	WV	(f)	154	491	—	—	154	491	645	24	1975	6/16/2016
Quick Service Restaurants	Huntington	WV	(f)	233	540	—	—	233	540	773	27	1992	6/16/2016
Casual Dining Restaurants	Lakewood	NY	(g)	134	150	—	—	134	150	284	8	1999	6/16/2016
Quick Service Restaurants	Newburgh	NY	(f)	913	738	—	—	913	738	1,651	52	1975	6/16/2016
Quick Service Restaurants	Erie	PA	(f)	444	562	—	—	444	562	1,006	38	1977	6/16/2016
Quick Service Restaurants	Dickson	TN	(f)	292	79	—	—	292	79	371	7	1977	6/16/2016
Quick Service Restaurants	South Daytona	FL	(f)	416	668	—	—	416	668	1,084	37	1984	6/16/2016
Quick Service Restaurants	Shreveport	LA	(f)	180	25	—	—	180	25	205	2	1983	6/16/2016

Description(a)				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition				Gross Amount at December 31, 2017(b)(c)
Tenant Industry	City	State	Encumbrances	Land & Improvements	Building & Improvements	Land & Improvements		Building & Improvements		Land & Improvements	Building & Improvements	Total	Accumulated Depreciation (d)(e)	Year Constructed	Date Acquired
Quick Service Restaurants	Milford	NH	(f)	409	355	—		—		409	355	764	23	1993	6/16/2016
Other Services	Decatur	GA	(g)	240	66	(43	)(h)	(12	)(h)	197	54	251	6	1979	6/16/2016
Quick Service Restaurants	Portland	OR	(f)	252	131	—		—		252	131	383	10	2015	6/16/2016
Quick Service Restaurants	Detroit	MI	(g)	200	97	—		—		200	97	297	9	1978	6/16/2016
Quick Service Restaurants	Superior	CO	(f)	370	434	—		—		370	434	804	24	2002	6/16/2016
Casual Dining Restaurants	Fond du Lac	WI	(f)	521	1,197	—		—		521	1,197	1,718	46	1996	6/16/2016
Automotive Services	Panama City	FL	(f)	229	46	—		—		229	46	275	6	1977	6/16/2016
Casual Dining Restaurants	Alexandria	LA	(f)	837	889	—		—		837	889	1,726	63	1994	6/16/2016
Medical / Dental	Hurst	TX	(f)	1,462	1,493	—		—		1,462	1,493	2,955	84	1997	6/16/2016
N/A	Rockford	IL	(g)	537	305	(320	)(h)	(182	)(h)	217	123	340	16	1995	6/16/2016
Casual Dining Restaurants	North Port	FL	(f)	828	1,734	—		—		828	1,734	2,562	88	2006	6/16/2016
Quick Service Restaurants	Jacksonville	FL	(f)	872	354	—		—		872	354	1,226	19	2006	6/16/2016
Casual Dining Restaurants	Fleming Island	FL	(f)	586	355	—		—		586	355	941	18	2006	6/16/2016
Casual Dining Restaurants	Port Saint Lucie	FL	(f)	930	1,510	—		—		930	1,510	2,440	81	1988	6/16/2016
Casual Dining Restaurants	Fort Pierce	FL	(f)	810	1,653	—		—		810	1,653	2,463	82	1994	6/16/2016
Casual Dining Restaurants	Royal Palm Beach	FL	(f)	1,242	837	—		—		1,242	837	2,079	47	1996	6/16/2016
Casual Dining Restaurants	Waycross	GA	(f)	861	1,700	—		—		861	1,700	2,561	84	1994	6/16/2016
Casual Dining Restaurants	Kingsland	GA	(f)	602	1,256	—		—		602	1,256	1,858	66	1995	6/16/2016
Casual Dining Restaurants	Lake City	FL	(f)	909	964	(292	)(h)	(309	)(h)	617	655	1,272	56	1995	6/16/2016
Casual Dining Restaurants	Jacksonville	FL	(f)	821	1,215	—		—		821	1,215	2,036	71	1995	6/16/2016
Casual Dining Restaurants	Jacksonville	FL	(f)	1,085	523	(104	)(h)	(50	)(h)	981	473	1,454	34	1996	6/16/2016
Casual Dining Restaurants	North Fort Myers	FL	(f)	1,060	1,817	—		—		1,060	1,817	2,877	87	1994	6/16/2016
Casual Dining Restaurants	Port Charlotte	FL	(f)	1,021	850	—		—		1,021	850	1,871	47	1995	6/16/2016
Casual Dining Restaurants	Cape Coral	FL	(f)	741	1,692	—		—		741	1,692	2,433	84	1996	6/16/2016
Casual Dining Restaurants	Panama City Beach	FL	(f)	750	959	—		—		750	959	1,709	52	1999	6/16/2016
Casual Dining Restaurants	Dothan	AL	(f)	577	1,144	—		—		577	1,144	1,721	58	1993	6/16/2016
Casual Dining Restaurants	Albany	GA	(f)	731	1,249	—		—		731	1,249	1,980	61	1991	6/16/2016
Casual Dining Restaurants	Panama City	FL	(f)	539	1,389	—		—		539	1,389	1,928	64	1991	6/16/2016
Casual Dining Restaurants	Valdosta	GA	(f)	626	957	—		—		626	957	1,583	52	1994	6/16/2016
Casual Dining Restaurants	Gainesville	FL	(f)	193	1,930	—		—		193	1,930	2,123	80	1994	6/16/2016
Casual Dining Restaurants	Panama City	FL	(f)	673	1,044	—		—		673	1,044	1,717	69	1999	6/16/2016
Casual Dining Restaurants	Thomasville	GA	(f)	943	580	—		—		943	580	1,523	41	2002	6/16/2016
Family Dining Restaurants	Leesburg	FL	(f)	808	720	—		—		808	720	1,528	56	2007	6/16/2016
N/A	San Antonio	TX	(g)	105	—	—		—		105	—	105	—		6/16/2016
Quick Service Restaurants	Augusta	GA	(f)	272	26	—		—		272	26	298	10	1978	6/16/2016
Quick Service Restaurants	Warner Robins	GA	(f)	130	174	—		—		130	174	304	12	1975	6/16/2016
Quick Service Restaurants	Beloit	WI	(f)	144	1,134	—		—		144	1,134	1,278	49	1999	6/16/2016
Family Dining Restaurants	Salem	NH	(g)	131	232	—		—		131	232	363	18	1998	9/16/2016
Quick Service Restaurants	Mansfield	OH	(g)	91	112	(42	)(h)	(52	)(h)	49	60	109	7	1988	9/16/2016
N/A	Indianapolis	IN	(g)	1,196	—	(675	)(h)	—		521	—	521	4		9/16/2016
Other Services	Anniston	AL	(f)	312	176	—		—		312	176	488	13	1992	9/16/2016
Quick Service Restaurants	Saint Louis	MO	(f)	756	317	—		—		756	317	1,073	20	1972	9/16/2016
Convenience Stores	Binghamton	NY	(f)	283	869	—		—		283	869	1,152	46	1994	8/22/2016
Convenience Stores	Binghamton	NY	(f)	256	975	—		—		256	975	1,231	52	1970	8/22/2016
Convenience Stores	Binghamton	NY	(f)	273	1,008	—		—		273	1,008	1,281	53	1970	8/22/2016
Convenience Stores	Windsor	NY	(f)	272	1,101	—		—		272	1,101	1,373	58	1980	8/22/2016
Convenience Stores	Greene	NY	(f)	557	1,974	—		—		557	1,974	2,531	105	1989	8/22/2016
Convenience Stores	Afton	NY	(f)	348	1,303	—		—		348	1,303	1,651	69	1994	8/22/2016
Convenience Stores	Lansing	NY	(f)	861	3,034	—		—		861	3,034	3,895	161	2010	8/22/2016
Convenience Stores	Freeville	NY	(f)	524	1,457	—		—		524	1,457	1,981	77	1994	8/22/2016
Convenience Stores	Marathon	NY	(f)	520	2,127	—		—		520	2,127	2,647	113	1995	8/22/2016
Convenience Stores	New Hartford	NY	(f)	301	863	—		—		301	863	1,164	46	1995	8/22/2016
Convenience Stores	Chadwicks	NY	(f)	213	784	—		—		213	784	997	42	1987	8/22/2016
Convenience Stores	Liberty	NY	(f)	219	811	—		—		219	811	1,030	43	2004	8/22/2016
Convenience Stores	Earlville	NY	(f)	258	985	—		—		258	985	1,243	52	1997	8/22/2016
Convenience Stores	Vestal	NY	(f)	324	1,285	—		—		324	1,285	1,609	68	1996	8/22/2016
Convenience Stores	Delhi	NY	(f)	275	1,066	—		—		275	1,066	1,341	56	1992	8/22/2016
Convenience Stores	Franklin	NY	(f)	423	774	—		—		423	774	1,197	41	1998	8/22/2016
Convenience Stores	Endicott	NY	(f)	188	576	—		—		188	576	764	31	1995	8/22/2016

Description(a)				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition		Gross Amount at December 31, 2017(b)(c)
Tenant Industry	City	State	Encumbrances	Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Total	Accumulated Depreciation (d)(e)	Year Constructed	Date Acquired
Convenience Stores	Davenport	NY	(f)	324	1,194	—	—	324	1,194	1,518	63	1993	8/22/2016
Automotive Services	Spring	TX	(f)	805	1,577	—	—	805	1,577	2,382	75	2013	8/4/2016
Home Furnishings	Frisco	TX	(f)	2,224	4,779	—	—	2,224	4,779	7,003	175	2006	8/19/2016
Home Furnishings	Fort Worth	TX	(f)	1,348	7,847	—	—	1,348	7,847	9,195	287	2007	8/19/2016
Early Childhood Education	Cumming	GA	(f)	876	2,357	—	—	876	2,357	3,233	93	2001	9/30/2016
Early Childhood Education	Suwanee	GA	(f)	922	2,108	—	—	922	2,108	3,030	83	2009	9/30/2016
Medical / Dental	Fort Worth	TX	(g)	1,617	—	197	4,421	1,814	4,421	6,235	—	2017	10/12/2016
Car Washes	Acworth	GA	(f)	1,346	2,615	—	—	1,346	2,615	3,961	95	2006	10/17/2016
Car Washes	Douglasville	GA	(f)	1,974	2,882	—	—	1,974	2,882	4,856	105	2006	10/17/2016
Car Washes	Hiram	GA	(f)	1,376	2,947	—	—	1,376	2,947	4,323	107	2004	10/17/2016
Car Washes	Marietta	GA	(f)	1,302	2,136	—	—	1,302	2,136	3,438	78	2002	10/17/2016
Medical / Dental	Port Charlotte	FL	(f)	1,820	2,072	—	—	1,820	2,072	3,892	84	2000	10/20/2016
Automotive Services	Lackawanna	NY	(f)	231	232	—	—	231	232	463	9	1987	10/28/2016
Automotive Services	Cheektowaga	NY	(f)	367	509	—	—	367	509	876	20	1978	10/28/2016
Automotive Services	Amherst	NY	(f)	410	606	—	—	410	606	1,016	24	1998	10/28/2016
Automotive Services	Cheektowaga	NY	(f)	254	490	—	—	254	490	744	19	1988	10/28/2016
Automotive Services	Tonawanda	NY	(f)	243	481	—	—	243	481	724	19	1988	10/28/2016
Automotive Services	Niagara Falls	NY	(f)	615	1,025	—	—	615	1,025	1,640	40	1985	10/28/2016
Automotive Services	Williamsville	NY	(f)	419	1,302	—	—	419	1,302	1,721	51	1988	10/28/2016
Automotive Services	Dunkirk	NY	(f)	255	187	—	—	255	187	442	7	1980	10/28/2016
Car Washes	Tucson	AZ	(f)	1,048	2,190	—	—	1,048	2,190	3,238	80	2010	11/9/2016
Quick Service Restaurants	Burlington	IA	(f)	444	1,171	—	—	444	1,171	1,615	46	1976	11/15/2016
Quick Service Restaurants	Cedar Rapids	IA	(f)	436	1,179	—	—	436	1,179	1,615	46	1991	11/15/2016
Quick Service Restaurants	Muscatine	IA	(f)	264	854	—	—	264	854	1,118	34	1993	11/15/2016
Quick Service Restaurants	Fort Madison	IA	(f)	304	1,284	—	—	304	1,284	1,588	51	1987	11/15/2016
Quick Service Restaurants	Platteville	WI	(f)	602	1,301	—	—	602	1,301	1,903	51	1999	11/15/2016
Quick Service Restaurants	Waterloo	IA	(f)	344	846	—	—	344	846	1,190	33	1982	11/15/2016
Quick Service Restaurants	Fort Dodge	IA	(f)	385	1,301	—	—	385	1,301	1,686	51	2004	11/15/2016
Quick Service Restaurants	Mason City	IA	(f)	309	908	—	—	309	908	1,217	36	1989	11/15/2016
Quick Service Restaurants	Cedar Falls	IA	(f)	375	771	—	—	375	771	1,146	30	2004	11/15/2016
Quick Service Restaurants	Atlantic	IA	(f)	244	1,001	—	—	244	1,001	1,245	39	2002	11/15/2016
Quick Service Restaurants	Nebraska City	NE	(f)	363	748	—	—	363	748	1,111	29	2014	11/15/2016
Quick Service Restaurants	Plattsmouth	NE	(f)	304	1,302	—	—	304	1,302	1,606	51	1999	11/15/2016
Quick Service Restaurants	Red Oak	IA	(f)	254	1,010	—	—	254	1,010	1,264	40	2000	11/15/2016
Early Childhood Education	Lawrenceville	NJ	(f)	1,137	1,623	—	—	1,137	1,623	2,760	64	1999	12/12/2016
Early Childhood Education	Mt Olive	NJ	(f)	736	1,586	—	—	736	1,586	2,322	52	2003	12/12/2016
Movie Theatres	Florence	AL	(f)	1,519	6,294	48	—	1,567	6,294	7,861	206	2015	12/19/2016
Casual Dining Restaurants	Jasper	AL	(f)	468	2,144	—	—	468	2,144	2,612	63	2005	12/29/2016
Casual Dining Restaurants	Birmingham	AL	(f)	808	1,233	—	—	808	1,233	2,041	42	1976	12/29/2016
Casual Dining Restaurants	Gardendale	AL	(f)	589	1,984	—	—	589	1,984	2,573	62	2005	12/29/2016
Medical / Dental	Stevenson	AL	(f)	191	466	—	—	191	466	657	17	1990	12/30/2016
Medical / Dental	Tucson	AZ	(f)	323	780	—	—	323	780	1,103	22	1967	12/30/2016
Medical / Dental	Miami	FL	(f)	485	982	—	—	485	982	1,467	26	1981	12/30/2016
Medical / Dental	Sarasota	FL	(f)	323	557	—	—	323	557	880	17	1973	12/30/2016
Medical / Dental	Sarasota	FL	(f)	485	446	—	—	485	446	931	16	2001	12/30/2016
Medical / Dental	Dalton	GA	(f)	323	406	—	—	323	406	729	18	1960	12/30/2016
Medical / Dental	Alton	IL	(f)	252	568	—	—	252	568	820	22	2001	12/30/2016
Medical / Dental	Quincy	IL	(f)	272	608	—	—	272	608	880	23	2001	12/30/2016
Medical / Dental	Clarksville	IN	(f)	657	1,033	—	—	657	1,033	1,690	36	1994	12/30/2016
Medical / Dental	Terre Haute	IN	(f)	292	325	—	—	292	325	617	13	1998	12/30/2016
Medical / Dental	Brewster	MA	(f)	60	578	—	—	60	578	638	15	1986	12/30/2016
Medical / Dental	Kansas City	MO	(f)	333	568	—	—	333	568	901	21	1979	12/30/2016
Medical / Dental	Laurel	MS	(f)	100	1,033	—	—	100	1,033	1,133	28	1970	12/30/2016
Medical / Dental	Picayune	MS	(f)	70	517	—	—	70	517	587	15	1977	12/30/2016
Medical / Dental	Rochester	NH	(f)	181	426	—	—	181	426	607	14	1958	12/30/2016
Medical / Dental	Canandaigua	NY	(f)	70	527	—	—	70	527	597	15	2009	12/30/2016
Medical / Dental	Anderson	SC	(f)	211	487	—	—	211	487	698	14	1948	12/30/2016
Medical / Dental	Camden	SC	(f)	211	537	—	—	211	537	748	18	1985	12/30/2016
Medical / Dental	Columbia	SC	(f)	211	426	—	—	211	426	637	14	1986	12/30/2016

Description(a)				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition				Gross Amount at December 31, 2017(b)(c)
Tenant Industry	City	State	Encumbrances	Land & Improvements	Building & Improvements	Land & Improvements		Building & Improvements		Land & Improvements	Building & Improvements	Total	Accumulated Depreciation (d)(e)	Year Constructed	Date Acquired
Medical / Dental	Austin	TX	(f)	242	375	—		—		242	375	617	14	1970	12/30/2016
Medical / Dental	Richmond	TX	(f)	495	446	—		—		495	446	941	19	1982	12/30/2016
Medical / Dental	San Antonio	TX	(f)	282	588	—		—		282	588	870	17	2002	12/30/2016
Health and Fitness	West Valley City	UT	(f)	1,995	4,210	—		—		1,995	4,210	6,205	120	1984	12/30/2016
Quick Service Restaurants	Baden	PA	(g)	191	245	—		—		191	245	436	19	1962	12/28/2016
Medical / Dental	Rock Springs	WY	(f)	620	2,550	—		—		620	2,550	3,170	70	2001	1/17/2017
Car Washes	Conyers	GA	(f)	1,136	4,332	—		—		1,136	4,332	5,468	129	2013	1/24/2017
Car Washes	Covington	GA	(f)	824	3,759	—		—		824	3,759	4,583	116	2011	1/24/2017
Movie Theatres	Myrtle Beach	SC	(f)	1,465	7,081	—		—		1,465	7,081	8,546	171	2006	1/31/2017
Medical / Dental	Bridgeton	MO	(f)	199	578	—		—		199	578	777	15	1982	2/9/2017
Medical / Dental	Mokena	IL	(f)	237	303	—		—		237	303	540	13	2008	2/9/2017
Medical / Dental	Lexington	KY	(f)	199	474	—		—		199	474	673	14	2014	2/9/2017
Medical / Dental	Islip Terrace	NY	(f)	313	436	—		—		313	436	749	12	1986	2/9/2017
Early Childhood Education	Alpharetta	GA	(f)	1,595	4,177	—		—		1,595	4,177	5,772	113	2016	2/28/2017
Home Furnishings	Westland	MI	(f)	1,858	14,560	—		—		1,858	14,560	16,418	331	1987	3/1/2017
Home Furnishings	Ann Arbor	MI	(f)	2,096	13,399	—		—		2,096	13,399	15,495	298	1992	3/1/2017
Home Furnishings	Muskegon	MI	(f)	1,113	6,436	—		—		1,113	6,436	7,549	147	1987	3/1/2017
Home Furnishings	Battle Creek	MI	(f)	1,212	7,904	—		—		1,212	7,904	9,116	185	1996	3/1/2017
Home Furnishings	Holland	MI	(f)	1,361	5,739	—		—		1,361	5,739	7,100	132	1992	3/1/2017
Quick Service Restaurants	Cedartown	GA	(f)	258	812	—		—		258	812	1,070	21	1987	3/9/2017
Quick Service Restaurants	Forsyth	GA	(f)	464	808	—		—		464	808	1,272	21	1989	3/9/2017
Convenience Stores	Alpena	AR	(f)	252	703	—		—		252	703	955	23	1985	3/10/2017
Convenience Stores	Topeka	KS	(f)	603	1,584	—		—		603	1,584	2,187	52	2008	3/10/2017
Automotive Services	Plano	TX	(f)	997	1,478	—		—		997	1,478	2,475	40	1998	3/8/2017
Automotive Services	Frisco	TX	(f)	1,279	1,314	—		—		1,279	1,314	2,593	38	2003	3/8/2017
Automotive Services	Grapevine	TX	(f)	1,244	1,396	—		—		1,244	1,396	2,640	41	2001	3/8/2017
Automotive Services	Prosper	TX	(f)	1,161	2,534	—		—		1,161	2,534	3,695	66	2010	3/8/2017
Automotive Services	McKinney	TX	(f)	856	2,124	—		—		856	2,124	2,980	57	2013	3/8/2017
Automotive Services	Southlake	TX	(f)	657	997	—		—		657	997	1,654	27	2002	3/8/2017
Automotive Services	Austin	TX	(f)	774	1,678	—		—		774	1,678	2,452	43	1998	3/8/2017
Car Washes	Bossier City	LA	(f)	463	2,637	—		—		463	2,637	3,100	58	2010	3/22/2017
Car Washes	Shreveport	LA	(f)	836	2,812	—		—		836	2,812	3,648	65	2012	3/22/2017
Home Furnishings	Opelika	AL	(f)	1,365	3,864	—		—		1,365	3,864	5,229	82	2007	3/31/2017
Automotive Services	New Freedom	PA	(f)	904	872	—		—		904	872	1,776	24	1997	3/28/2017
Automotive Services	Huntingtown	MD	(f)	984	1,857	—		—		984	1,857	2,841	45	1998	3/28/2017
Automotive Services	Gambrills	MD	(f)	2,461	6,139	—		—		2,461	6,139	8,600	127	2009	3/28/2017
Convenience Stores	Tyler	TX	(f)	404	1,433	—		—		404	1,433	1,837	43	1980	3/30/2017
Convenience Stores	Atlanta	TX	(f)	392	1,204	(13	)(h)	(155	)(h)	379	1,049	1,428	36	1995	3/30/2017
Convenience Stores	New Summerfield	TX	(f)	330	1,188	—		—		330	1,188	1,518	35	1996	3/30/2017
Early Childhood Education	Kernersville	NC	(f)	605	1,408	—		—		605	1,408	2,013	33	1997	4/3/2017
Early Childhood Education	San Antonio	TX	(f)	928	3,312	—		—		928	3,312	4,240	63	2016	4/25/2017
Medical / Dental	Payson	AZ	(f)	548	1,944	—		—		548	1,944	2,492	37	1988	4/28/2017
Medical / Dental	Katy	TX	(g)	233	1,228	—		—		233	1,228	1,461	20	2012	5/18/2017
Medical / Dental	Baytown	TX	(g)	286	1,790	—		—		286	1,790	2,076	29	2008	5/18/2017
Medical / Dental	Brownsville	TX	(g)	1,626	—	—		—		1,626	—	1,626	—		5/5/2017
Car Washes	Las Cruces	NM	(f)	510	2,290	—		—		510	2,290	2,800	42	2008	5/24/2017
Car Washes	Las Cruces	NM	(f)	570	2,187	—		—		570	2,187	2,757	40	2010	5/24/2017
Quick Service Restaurants	Inverness	FL	(g)	382	493	—		—		382	493	875	13	2003	5/30/2017
Quick Service Restaurants	Crystal River	FL	(g)	362	523	—		—		362	523	885	12	2006	5/30/2017
Home Furnishings	Burlington	NC	(f)	2,148	3,296	—		—		2,148	3,296	5,444	53	2007	6/1/2017
Car Washes	Farmington	NM	(f)	634	4,945	—		—		634	4,945	5,579	90	2005	6/6/2017
Car Washes	Farmington	NM	(f)	746	2,795	—		—		746	2,795	3,541	51	2013	6/6/2017
Car Washes	Pueblo	CO	(f)	898	5,103	—		—		898	5,103	6,001	93	2008	6/6/2017
Quick Service Restaurants	Nashville	GA	(g)	181	513	—		—		181	513	694	11	1991	6/6/2017
Quick Service Restaurants	Soperton	GA	(g)	312	443	—		—		312	443	755	12	1992	6/6/2017
Building Materials	Columbia Station	OH	(f)	1,078	1,437	—		—		1,078	1,437	2,515	30	1961	6/1/2017
Building Materials	Maumee	OH	(f)	733	1,238	—		—		733	1,238	1,971	26	1965	6/1/2017
Building Materials	Troy	OH	(f)	403	693	—		—		403	693	1,096	14	1991	6/1/2017
Building Materials	Jackson	OH	(f)	288	211	—		—		288	211	499	4	1995	6/1/2017

Description(a)				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition		Gross Amount at December 31, 2017(b)(c)
Tenant Industry	City	State	Encumbrances	Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Total	Accumulated Depreciation (d)(e)	Year Constructed	Date Acquired
Building Materials	Lancaster	OH	(f)	376	833	—	—	376	833	1,209	17	1995	6/1/2017
Building Materials	Portsmouth	OH	(f)	133	160	—	—	133	160	293	3	1996	6/1/2017
Building Materials	Bridgeport	WV	(f)	386	273	—	—	386	273	659	6	1978	6/1/2017
Building Materials	Radcliff	KY	(f)	414	200	—	—	414	200	614	3	1984	6/1/2017
Building Materials	Gainesville	FL	(f)	934	638	—	—	934	638	1,572	13	2003	6/1/2017
Building Materials	Cartersville	GA	(f)	1,313	1,743	—	—	1,313	1,743	3,056	36	2003	6/1/2017
Building Materials	Douglasville	GA	(f)	1,026	2,421	—	—	1,026	2,421	3,447	50	2004	6/1/2017
Building Materials	El Paso	TX	(f)	901	177	—	—	901	177	1,078	4	1984	6/1/2017
Building Materials	Garland	TX	(f)	1,250	2,283	—	—	1,250	2,283	3,533	47	2001	6/1/2017
Building Materials	Conroe	TX	(f)	2,150	631	—	—	2,150	631	2,781	13	2002	6/1/2017
Building Materials	Amarillo	TX	(f)	927	655	—	—	927	655	1,582	14	2002	6/1/2017
Building Materials	Grand Junction	CO	(f)	760	403	—	—	760	403	1,163	8	1983	6/1/2017
Building Materials	Mt Pleasant	SC	(f)	1,097	171	—	—	1,097	171	1,268	4	1983	6/1/2017
Building Materials	Irondale	AL	(f)	546	227	—	—	546	227	773	5	1975	6/1/2017
Building Materials	Bessemer	AL	(f)	1,514	3,413	—	—	1,514	3,413	4,927	70	2002	6/1/2017
Movie Theatres	Kenosha	WI	(f)	3,159	3,755	—	—	3,159	3,755	6,914	80	1997	6/8/2017
Entertainment	Visalia	CA	(f)	1,320	2,320	—	—	1,320	2,320	3,640	40	1984	6/30/2017
Automotive Services	Knoxville	TN	(f)	518	695	—	—	518	695	1,213	12	2008	7/21/2017
Automotive Services	Forest Park	GA	(f)	498	850	—	—	498	850	1,348	14	1992	7/21/2017
Automotive Services	Martinez	GA	(f)	612	570	—	—	612	570	1,182	12	1992	7/21/2017
Automotive Services	Clarksville	TN	(f)	498	633	—	—	498	633	1,131	11	1998	7/21/2017
Automotive Services	Ocala	FL	(f)	518	715	—	—	518	715	1,233	13	1989	7/21/2017
Automotive Services	Orlando	FL	(f)	456	664	—	—	456	664	1,120	11	1989	7/21/2017
Medical / Dental	Montgomery	AL	(g)	477	2,976	—	—	477	2,976	3,453	35	2001	8/7/2017
Quick Service Restaurants	Algona	IA	(g)	150	528	—	—	150	528	678	8	1993	8/10/2017
Car Washes	Buford	GA	(f)	1,353	3,693	—	—	1,353	3,693	5,046	42	2010	8/15/2017
Early Childhood Education	Orlando	FL	(g)	1,175	4,362	—	—	1,175	4,362	5,537	42	2010	8/25/2017
Automotive Services	Garden City	MI	(g)	366	961	—	—	366	961	1,327	11	1984	8/29/2017
Automotive Services	Troy	MI	(g)	794	1,389	—	—	794	1,389	2,183	15	1974	8/29/2017
Automotive Services	Burton	MI	(g)	188	1,180	—	—	188	1,180	1,368	12	1955	8/29/2017
Automotive Services	Capitol Heights	MD	(g)	491	1,734	—	—	491	1,734	2,225	15	1960	8/29/2017
Automotive Services	Magnolia	TX	(g)	1,402	2,480	—	—	1,402	2,480	3,882	24	2017	9/29/2017
Medical / Dental	Round Rock	TX	(g)	713	6,821	—	—	713	6,821	7,534	61	2016	9/12/2017
Early Childhood Education	Winter Garden	FL	(g)	1,169	4,603	—	—	1,169	4,603	5,772	35	2015	9/29/2017
Health and Fitness	Arvada	CO	(g)	1,342	2,808	—	—	1,342	2,808	4,150	30	1982	9/5/2017
Car Washes	Little Rock	AR	(g)	685	3,361	—	—	685	3,361	4,046	31	1976	9/12/2017
Car Washes	Knoxville	TN	(g)	509	2,105	—	—	509	2,105	2,614	15	2009	9/18/2017
Car Washes	Knoxville	TN	(g)	509	2,222	—	—	509	2,222	2,731	16	2009	9/18/2017
Car Washes	Knoxville	TN	(g)	588	2,134	—	—	588	2,134	2,722	16	2009	9/18/2017
Car Washes	Bryant	AR	(g)	489	2,790	—	—	489	2,790	3,279	19	1997	9/20/2017
Car Washes	Anderson	SC	(g)	793	4,031	—	—	793	4,031	4,824	30	2008	9/26/2017
Car Washes	Anderson	SC	(g)	1,057	2,643	—	—	1,057	2,643	3,700	24	2017	9/26/2017
Car Washes	Cornelia	GA	(g)	470	2,670	—	—	470	2,670	3,140	20	2001	9/26/2017
Car Washes	South Commerce	GA	(g)	607	3,072	—	—	607	3,072	3,679	23	2016	9/26/2017
Car Washes	Seneca	SC	(g)	255	2,994	—	—	255	2,994	3,249	21	2005	9/26/2017
Car Washes	Greenville	SC	(g)	715	2,724	—	—	715	2,724	3,439	20	2005	9/26/2017
Car Washes	Springdale	AR	(g)	597	1,908	—	—	597	1,908	2,505	15	2009	9/29/2017
Car Washes	Rogers	AR	(g)	763	2,663	—	—	763	2,663	3,426	20	2005	9/29/2017
Car Washes	Shreveport	LA	(g)	460	2,615	—	—	460	2,615	3,075	20	2017	9/29/2017
Convenience Stores	Jacksonville	TX	(g)	587	1,357	—	—	587	1,357	1,944	14	2012	9/29/2017
Convenience Stores	Daingerfield**	TX	(g)	269	1,135	—	—	269	1,135	1,404	10	1979	9/29/2017
Convenience Stores	Jacksonville	TX	(g)	368	916	—	—	368	916	1,284	10	1996	9/29/2017
Convenience Stores	Kilgore	TX	(g)	269	1,103	—	—	269	1,103	1,372	10	1978	9/29/2017
Convenience Stores	Carthage	TX	(g)	627	915	—	—	627	915	1,542	11	1995	9/29/2017
Health and Fitness	Hobbs	NM	(g)	938	1,503	—	—	938	1,503	2,441	14	2016	9/28/2017
Convenience Stores	Bethel	MN	(g)	764	1,353	—	—	764	1,353	2,117	18	1996	9/27/2017
Convenience Stores	Isanti	MN	(g)	1,167	1,859	—	—	1,167	1,859	3,026	21	1989	9/27/2017
Convenience Stores	Braham	MN	(g)	289	1,043	—	—	289	1,043	1,332	10	1986	9/27/2017
Convenience Stores	Grantsburg	WI	(g)	640	1,673	—	—	640	1,673	2,313	18	2005	9/27/2017

Description(a)				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition		Gross Amount at December 31, 2017(b)(c)
Tenant Industry	City	State	Encumbrances	Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Total	Accumulated Depreciation (d)(e)	Year Constructed	Date Acquired
Automotive Services	Smyrna	GA	(f)	689	470	—	—	689	470	1,159	5	1997	9/25/2017
Automotive Services	Memphis	TN	(f)	417	1,294	—	—	417	1,294	1,711	10	1985	9/25/2017
Automotive Services	Mobile	AL	(f)	219	595	—	—	219	595	814	4	1979	9/25/2017
Automotive Services	Hudson	FL	(f)	313	689	—	—	313	689	1,002	6	1984	9/25/2017
Automotive Services	Longwood	FL	(f)	887	1,263	—	—	887	1,263	2,150	13	2000	9/25/2017
Health and Fitness	Florence	KY	(g)	868	2,186	—	—	868	2,186	3,054	17	1994	9/28/2017
Early Childhood Education	Lake Mary	FL	(g)	1,829	1,424	—	—	1,829	1,424	3,253	13	2005	9/29/2017
Entertainment	Orlando	FL	(g)	2,290	4,377	—	—	2,290	4,377	6,667	33	2007	9/29/2017
Convenience Stores	Red Oak	IA	(g)	89	576	—	—	89	576	665	4	1969	10/10/2017
Convenience Stores	Council Bluffs	IA	(g)	469	392	—	—	469	392	861	3	1981	10/10/2017
Convenience Stores	Council Bluffs	IA	(g)	229	575	—	—	229	575	804	5	1984	10/10/2017
Convenience Stores	Sioux City	IA	(g)	109	601	—	—	109	601	710	4	1976	10/10/2017
Convenience Stores	Sioux City	IA	(g)	119	467	—	—	119	467	586	4	1973	10/10/2017
Convenience Stores	Sioux City	IA	(g)	109	380	—	—	109	380	489	3	1976	10/10/2017
Convenience Stores	Glenwood	IA	(g)	60	377	—	—	60	377	437	3	1987	10/10/2017
Convenience Stores	Sioux Center	IA	(g)	40	399	—	—	40	399	439	3	1968	10/10/2017
Convenience Stores	Missouri Valley	IA	(g)	90	407	—	—	90	407	497	4	1959	10/10/2017
Convenience Stores	Tyler	TX	(g)	706	511	—	—	706	511	1,217	4	1996	10/16/2017
Medical / Dental	North Lima	OH	(g)	112	926	—	—	112	926	1,038	6	1976	10/5/2017
Medical / Dental	Southfield	MI	(g)	193	1,536	—	—	193	1,536	1,729	10	1968	10/5/2017
Medical / Dental	West Lafayette	IN	(g)	122	397	—	—	122	397	519	3	1976	10/5/2017
Medical / Dental	Salem	OH	(g)	92	468	—	—	92	468	560	3	1985	10/5/2017
Medical / Dental	Toledo	OH	(g)	448	1,750	—	—	448	1,750	2,198	12	1995	10/5/2017
Medical / Dental	Pittsburgh	PA	(g)	112	1,221	—	—	112	1,221	1,333	8	1983	10/5/2017
Medical / Dental	Youngstown	OH	(g)	275	702	—	—	275	702	977	6	1971	10/5/2017
Medical / Dental	Madison	OH	(g)	387	488	—	—	387	488	875	4	1950	10/5/2017
Medical / Dental	Youngstown	OH	(g)	366	1,394	—	—	366	1,394	1,760	11	1995	10/5/2017
Medical / Dental	Penn Yan	NY	(g)	132	651	—	—	132	651	783	5	1986	10/5/2017
Medical / Dental	Kent	OH	(g)	173	610	—	—	173	610	783	5	1970	10/5/2017
Entertainment	Hoover	AL	(g)	1,403	2,939	—	—	1,403	2,939	4,342	24	2017	10/13/2017
Health and Fitness	Greeley	CO	(g)	1,484	4,491	—	—	1,484	4,491	5,975	11	1989	11/16/2017
Quick Service Restaurants	Gray	GA	(g)	293	374	—	—	293	374	667	2	1992	11/10/2017
Quick Service Restaurants	Sandersville	GA	(g)	283	515	—	—	283	515	798	3	1989	11/10/2017
Quick Service Restaurants	Barnesville	GA	(g)	243	414	—	—	243	414	657	3	1996	11/10/2017
Convenience Stores	Farmington	NM	(g)	332	302	—	—	332	302	634	2	1966	11/8/2017
Convenience Stores	Farmington	NM	(g)	342	604	—	—	342	604	946	4	1972	11/8/2017
Convenience Stores	Farmington	NM	(g)	372	886	—	—	372	886	1,258	6	2013	11/8/2017
Convenience Stores	Aztec	NM	(g)	322	685	—	—	322	685	1,007	4	1982	11/8/2017
Convenience Stores	Farmington	NM	(g)	282	1,077	—	—	282	1,077	1,359	7	1980	11/8/2017
Convenience Stores	Farmington	NM	(g)	503	815	—	—	503	815	1,318	5	1980	11/8/2017
Convenience Stores	Farmington	NM	(g)	735	352	—	—	735	352	1,087	3	1982	11/8/2017
Convenience Stores	Ignacio	CO	(g)	272	1,047	—	—	272	1,047	1,319	6	1983	11/8/2017
Convenience Stores	Farmington	NM	(g)	332	775	—	—	332	775	1,107	5	1985	11/8/2017
Convenience Stores	Farmington	NM	(g)	453	1,027	—	—	453	1,027	1,480	7	1990	11/8/2017
Convenience Stores	Kirtland	NM	(g)	332	906	—	—	332	906	1,238	6	1980	11/8/2017
Convenience Stores	Farmington	NM	(g)	554	785	—	—	554	785	1,339	3	1998	11/21/2017
Quick Service Restaurants	Hutchinson	KS	(f)	194	777	—	—	194	777	971	2	1971	11/16/2017
Medical / Dental	Tyler	TX	(f)	985	5,675	—	—	985	5,675	6,660	14	1999	11/17/2017
Medical / Dental	Lindale	TX	(f)	394	1,429	—	—	394	1,429	1,823	4	2013	11/17/2017
Medical / Dental	Franklin	IN	(g)	395	2,319	—	—	395	2,319	2,714	6	2007	12/1/2017
Medical / Dental	Fayetteville	AR	(g)	905	1,456	—	—	905	1,456	2,361	3	1979	12/1/2017
Medical / Dental	Greenwood	IN	(g)	312	593	—	—	312	593	905	1	1952	12/1/2017
Medical / Dental	Indianapolis	IN	(g)	52	416	—	—	52	416	468	1	1954	12/1/2017
Early Childhood Education	Lansdowne	VA	(g)	2,167	2,982	—	—	2,167	2,982	5,149	7	2006	12/4/2017
Early Childhood Education	Overland Park	KS	(g)	1,189	4,062	—	—	1,189	4,062	5,251	9	2017	12/8/2017
Casual Dining Restaurants	Bossier City	LA	(g)	976	2,347	—	—	976	2,347	3,323	6	1993	12/15/2017
Casual Dining Restaurants	Augusta	GA	(g)	1,663	1,909	—	—	1,663	1,909	3,572	4	1982	12/15/2017
Movie Theatres	Dublin	OH	(g)	2,126	10,097	—	—	2,126	10,097	12,223	23	1994	12/15/2017
Quick Service Restaurants	Sylacauga	AL	(g)	166	351	—	—	166	351	517	—	1976	12/19/2017

Description(a)				Initial Cost to Company		Cost Capitalized Subsequent to Acquisition		Gross Amount at December 31, 2017(b)(c)
Tenant Industry	City	State	Encumbrances	Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Land & Improvements	Building & Improvements	Total	Accumulated Depreciation (d)(e)	Year Constructed	Date Acquired
Quick Service Restaurants	Daleville	AL	(g)	127	409	—	—	127	409	536	—	1983	12/19/2017
Quick Service Restaurants	Roanoke	AL	(g)	224	526	—	—	224	526	750	—	1990	12/19/2017
Quick Service Restaurants	Jasper	AL	(g)	370	331	—	—	370	331	701	—	2005	12/19/2017
Quick Service Restaurants	Alexander City	AL	(g)	263	506	—	—	263	506	769	—	2004	12/19/2017
Quick Service Restaurants	Headland	AL	(g)	273	370	—	—	273	370	643	—	2007	12/19/2017
Quick Service Restaurants	Tallassee	AL	(g)	195	302	—	—	195	302	497	—	2008	12/19/2017
Quick Service Restaurants	Talladega	AL	(g)	88	273	—	—	88	273	361	—	1999	12/19/2017
Quick Service Restaurants	Enterprise	AL	(g)	166	380	—	—	166	380	546	—	1974	12/19/2017
Quick Service Restaurants	Childersburg	AL	(g)	195	302	—	—	195	302	497	—	1989	12/19/2017
Quick Service Restaurants	Valley	AL	(g)	185	302	—	—	185	302	487	—	2004	12/19/2017
Quick Service Restaurants	Selma	AL	(g)	175	409	—	—	175	409	584	—	1996	12/19/2017
Casual Dining Restaurants	Linthicum	MD	(g)	1,691	1,124	—	—	1,691	1,124	2,815	—	2004	12/21/2017
Casual Dining Restaurants	East Point	GA	(g)	1,153	831	—	—	1,153	831	1,984	—	2003	12/21/2017
Casual Dining Restaurants	Pocomoke City	MD	(g)	653	849	—	—	653	849	1,502	—	2005	12/21/2017
Casual Dining Restaurants	D’Iberville	MS	(g)	927	623	—	—	927	623	1,550	—	2004	12/21/2017
Casual Dining Restaurants	Clarksville	TN	(g)	861	736	—	—	861	736	1,597	—	2003	12/21/2017
Casual Dining Restaurants	Scranton	PA	(g)	785	755	—	—	785	755	1,540	—	1995	12/21/2017
Casual Dining Restaurants	Alexander City	AL	(g)	511	802	—	—	511	802	1,313	—	2007	12/21/2017
Casual Dining Restaurants	Morristown	TN	(g)	644	604	—	—	644	604	1,248	—	2004	12/21/2017
Casual Dining Restaurants	Columbia	SC	(g)	785	500	—	—	785	500	1,285	—	2003	12/21/2017
Casual Dining Restaurants	Indianapolis	IN	(g)	1,012	368	—	—	1,012	368	1,380	—	1996	12/21/2017
Casual Dining Restaurants	Palm City	FL	(g)	672	727	—	—	672	727	1,399	—	2003	12/21/2017
Casual Dining Restaurants	Robert	MO	(g)	644	755	—	—	644	755	1,399	—	2001	12/21/2017
Casual Dining Restaurants	Jasper	AL	(g)	766	292	—	—	766	292	1,058	—	1998	12/21/2017
Casual Dining Restaurants	Smithfield	NC	(g)	833	349	—	—	833	349	1,182	—	2002	12/21/2017
Casual Dining Restaurants	Johnson City	TN	(g)	634	528	—	—	634	528	1,162	—	2003	12/21/2017
Casual Dining Restaurants	Sevierville	TN	(g)	861	254	—	—	861	254	1,115	—	2003	12/21/2017
Casual Dining Restaurants	Clemmons	NC	(g)	757	386	—	—	757	386	1,143	—	2005	12/21/2017
Quick Service Restaurants	Jasper	IN	(f)	226	931	—	—	226	931	1,157	—	1998	12/22/2017
Automotive Services	Spring	TX	(f)	721	932	—	—	721	932	1,653	—	2017	12/27/2017
Car Washes	Fayetteville	AR	(g)	567	1,377	—	—	567	1,377	1,944	—	2011	12/28/2017
Car Washes	Fayetteville	AR	(g)	597	1,675	—	—	597	1,675	2,272	—	1980	12/28/2017
Car Washes	Bentonville	AR	(g)	1,307	2,436	—	—	1,307	2,436	3,743	—	2017	12/28/2017
Car Washes	Stillwater	OK	(g)	320	924	—	—	320	924	1,244	—	2002	12/28/2017
Car Washes	Stillwater	OK	(g)	669	1,634	—	—	669	1,634	2,303	—	2006	12/28/2017
Car Washes	Stillwater	OK	(g)	825	750	—	—	825	750	1,575	—	2007	12/28/2017
Health and Fitness	Auburn	AL	(g)	1,104	2,411	—	—	1,104	2,411	3,515	—	2007	12/29/2017
Health and Fitness	Columbus	GA	(g)	2,175	2,540	—	—	2,175	2,540	4,715	—	2005	12/29/2017
Early Childhood Education	Southaven	MS	(g)	1,060	1,496	—	—	1,060	1,496	2,556	—	2002	12/29/2017

				$282,647	$582,495	$(1,703)	$3,323	$280,944	$585,818	$866,762	$15,356

(a)	As of December 31, 2017, the Company had investments in 508 single-tenant real estate property locations including 493 owned properties and 15 ground lease interests. All or a portion of 5 of the Company’s owned properties and 1 property subject to ground lease interests are subject to leases accounted for as direct financing leases and the portions relating to the direct financing leases are excluded from the table above. Initial costs exclude intangible lease assets totaling $62.5 million and initial costs and costs capitalized subsequent to acquisition exclude construction in progress of $4.1 million.
(b)	The aggregate cost for federal income tax purposes is $870.3 million.

(c)	The following is a reconciliation of carrying value for land and improvements and building and improvements for the periods presented:

	Year ended December 31, 2017	Period from March 30, 2016 (commencement of operations) to December 31, 2016
Balance, beginning of period	$396,193	$—
Additions
Acquisitions	514,354	412,922
Improvements	4,666	—
Deductions
Provisions for impairment of real estate	(2,277)	(1,199)
Cost of real estate sold	(46,174)	(15,530)

Balance, end of period	$866,762	$396,193

(d)	The following is a reconciliation of accumulated depreciation for the periods presented:

	Year ended December 31, 2017	Period from March 30, 2016 (commencement of operations) to December 31, 2016
Balance, beginning of period	$2,903	$—
Additions
Depreciation expense	14,045	3,008
Deductions
Accumulated depreciation associated with real estate sold	(1,592)	(105)

Balance, end of period	$15,356	$2,903

(e)	Depreciation is calculated using the straight-line method over the estimated useful lives of the properties, which is up to 40 years for buildings and improvements and 15 years for land improvements.
(f)	Property is collateral for non-recourse debt obligations totaling $522.9 million issued under the Company’s Master Trust Funding Program.
(g)	Property is collateral for notes payable to related party totaling $230.0 million.
(h)	Amounts shown as reductions to cost capitalized subsequent to acquisition represent provisions recorded for impairment of real estate.

See accompanying report of independent registered public accounting firm.

ESSENTIAL PROPERTIES REALTY TRUST, INC. PREDECESSOR

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets

(In thousands, except unit and per unit data)

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Investments:
Real estate investments, at cost:
Land and improvements	$296,081	$278,985
Building and improvements	616,389	584,385
Lease incentive	2,275	2,275
Construction in progress	7,042	4,076
Intangible lease assets	63,761	62,453

Total real estate investments, at cost	985,548	932,174
Less: accumulated depreciation and amortization	(31,310)	(24,825)

Total real estate investments, net	954,238	907,349
Direct financing lease receivables, net	2,707	2,725
Real estate investments held for sale, net	5,885	4,173

Net investments	962,830	914,247
Cash and cash equivalents	1,842	7,250
Restricted cash	9,329	12,180
Straight-line rent receivable, net	7,148	5,498
Prepaid expenses and other assets, net	5,444	3,045

Total assets(1)	$986,593	$942,220

LIABILITIES AND MEMBERS’ EQUITY
Secured borrowings, net of deferred financing costs	$510,138	$511,646
Notes payable to related party	225,000	230,000
Intangible lease liabilities, net	12,425	12,321
Intangible lease liabilities held for sale, net	—	129
Accrued liabilities and other payables (including $379 and $324 due to a related party as of March 31, 2018 and December 31, 2017, respectively)	6,277	6,722

Total liabilities(1)	753,840	760,818

Commitments and contingencies (see Note 8)	—	—
Members’ equity
Class A units, $1,000 per unit, 133,700 and 83,700 issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	137,196	86,668
Class B units, 8,550 issued, 3,220 and 1,610 vested and outstanding as of March 31, 2018 and December 31, 2017, respectively	767	574
Class C units, $1,000 per unit, 91,450 issued and outstanding as of March 31, 2018 and December 31, 2017	94,645	94,064
Class D Units, 3,000 issued, 1,200 and 600 vested and outstanding as of March 31, 2018 and December 31, 2017, respectively	145	96

Total members’ equity	232,753	181,402

Total liabilities and members’ equity	$986,593	$942,220

(1)	The Company’s consolidated balance sheets includes assets and liabilities of consolidated variable interest entities (“VIEs”). See Note 4. As of March 31, 2018 and December 31, 2017, respectively, the consolidated balance sheets included the following amounts related to the Company’s consolidated VIEs: $193.0 million and $191.7 million of land and improvements, $396.8 million and $391.3 million of building and improvements, $2.1 million and $2.1 million of lease incentive, $48.6 million and $49.7 million of intangible lease assets, $25.5 million and $21.4 million of accumulated depreciation and amortization, $2.4 million and $2.4 million of direct financing lease receivables, net, $3.2 million and $4.2 million of real estate investments held for sale, net, $5.9 million and $5.0 million of straight-line rent receivable, $510.1 million and $511.6 million of secured borrowings, net of deferred financing costs, $10.6 million and $10.8 million of intangible lease liabilities, net, and $0.0 million and $0.1 million of intangible lease liabilities held for sale, net.

ESSENTIAL PROPERTIES REALTY TRUST, INC. PREDECESSOR HISTORICAL

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Operations and Comprehensive Income

(Unaudited, in thousands)

	Three months ended March 31,
	2018	2017
Revenues:
Rental revenue	$20,075	$10,008
Interest income on direct financing lease receivables	62	83
Other revenue	66	5

Total revenues	20,203	10,096

Expenses:
Interest (including $2,079 and $210 to a related party during the three months ended March 31, 2018 and 2017, respectively)	8,276	3,715
General and administrative	3,386	1,951
Property expenses	347	209
Depreciation and amortization	6,468	3,782
Provision for impairment of real estate	1,849	151

Total expenses	20,326	9,808

Income (loss) before gain on dispositions of real estate	(123)	288
Gain on dispositions of real estate, net	1,232	295

Net income	1,109	583

Comprehensive income	$1,109	$583

ESSENTIAL PROPERTIES REALTY TRUST, INC. PREDECESSOR

HISTORICAL SOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Members’ Equity

(Unaudited, in thousands)

	SCF Funding LLC	Class A Units	Class B Units	Class C Units	Class D Units	Total Members’ Equity
Balance at December 31, 2016	$174,650	$—	$—	$—	$—	$174,650
Contributions	17,308	83,700	—	—	—	101,008
Distributions	(101,222)	—	—	—	—	(101,222)
Conversion of equity resulting from issuance of units	(90,823)	—	—	90,823	—	—
Unit compensation expense	—	—	104	—	55	159
Net income	87	237	—	259	—	583

Balance at March 31, 2017	$—	$83,937	$104	$91,082	$55	$175,178

Balance at December 31, 2017	$—	$86,668	$574	$94,064	$96	$181,402
Contributions	—	50,000	—	—	—	50,000
Unit compensation expense	—	—	193	—	49	242
Net income	—	528	—	581	—	1,109

Balance at March 31, 2018	$—	$137,196	$767	$94,645	$145	$232,753

ESSENTIAL PROPERTIES REALTY TRUST, INC. PREDECESSOR HISTORICAL

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three months ended March 31,
	2018	2017
Cash flows from operating activities:
Net income	$1,109	$583
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and lease intangible amortization	6,468	3,782
Amortization of lease incentive	38	33
Amortization of above/below market leases	138	9
Amortization of deferred financing costs	576	378
Provision for impairment of real estate	1,849	151
Gain on dispositions of investments, net	(1,232)	(295)
Straight-line rent receivable	(1,651)	(940)
Unit compensation expense	178	166
Allowance for doubtful accounts	53	—
Changes in other assets and liabilities:
Prepaid expenses and other assets	(1,924)	11
Accrued liabilities and other payables	(381)	(178)

Net cash provided by operating activities	5,221	3,700

Cash flows from investing activities:
Proceeds from sales of investments, net	7,722	5,021
Principal collections on direct financing lease receivables	18	22
Deposits for prospective real estate investments	36	(2,080)
Investment in real estate	(59,071)	(126,520)
Investment in construction in progress and other	(5,101)	(28)

Net cash used in investing activities	(56,396)	(123,585)

Cash flows from financing activities:
Proceeds from issuance of notes payable to related parties	45,000	215,000
Payments of principal on notes payable to related parties	(50,000)	(83,000)
Repayments of secured borrowings	(2,066)	(931)
Deferred financing costs	(18)	—
Capital contributions	50,000	83,700
Distributions paid	—	(101,222)

Net cash provided by financing activities	42,916	113,547

Net decrease in cash and cash equivalents and restricted cash	(8,259)	(6,338)
Cash and cash equivalents and restricted cash, beginning of period	19,430	11,922

Cash and cash equivalents and restricted cash, end of period	$11,171	$5,584

Reconciliation of cash and cash equivalents and restricted cash:
Cash and cash equivalents	$1,842	$2,999
Restricted cash	9,329	2,585

Cash and cash equivalents and restricted cash, end of period	$11,171	$5,584

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$7,700	$3,369

Non-cash investing and financing activities:
Reclassification from construction in progress upon project completion	$1,567	$—
Non-cash equity contributions	—	17,308
Real estate investments acquired through direct equity investment	—	(17,308)

Notes to Consolidated Financial Statements

March 31, 2018

1. Organization

Essential Properties Realty Trust LLC (“EPRT LLC” and, collectively with EPRT Holdings, as defined below, the “Company”), formerly known as SCF Realty Capital LLC, is an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to middle-market companies operating service-oriented or experience-based businesses. The Company has a diversified portfolio that focuses on properties leased to tenants in businesses such as restaurants (including quick service and casual and family dining), car washes, automotive services, medical services, convenience stores, entertainment, early childhood education and health and fitness. The Company seeks to acquire and lease freestanding, single-tenant commercial real estate facilities where a tenant services its customers and conducts activities that are essential to the generation of the tenant’s sales and profits.

Through a series of formation transactions, the Company expects to convert from a Delaware limited liability company into a Delaware limited partnership, change its name to Essential Properties, L.P. (the “Operating Partnership”) and become a subsidiary of Essential Properties Realty Trust, Inc., a Maryland corporation (the “REIT”). Essential Properties OP G.P., LLC, a wholly-owned subsidiary of the REIT, will become the sole general partner of the Operating Partnership. The REIT expects to hold substantially all of its assets and conduct its operations through the Operating Partnership. The REIT intends to complete an initial public offering of shares of its common stock (the “Offering”). In connection with the Offering, the REIT has filed a registration statement on Form S-11 with the U.S. Securities and Exchange Commission (the “SEC”).

EPRT LLC, a Delaware limited liability company (“LLC”), was formed and commenced operations on March 30, 2016 by its initial sole member, SCF Funding LLC (the “Parent”) and the affairs of EPRT LLC were managed by Stonebriar Finance Holdings LLC (the “Manager”). The Parent and Manager are ultimately wholly-owned through a series of Delaware LLCs by Eldridge Industries, LLC (“Eldridge”). EPRT LLC’s operating agreement (the “Operating Agreement”) provides certain limitations on the liability of the Parent and the Manager. These limitations include 1) that neither the Parent nor the Manager shall be liable for the debts, obligations, or liabilities of the Company solely by reason of being a member or manager of the Company, 2) that neither the Parent nor the Manager shall be liable to the Company or to any member of the Company or other person or entity who may become party to the Operating Agreement for any breach of the Operating Agreement arising under or in connection with the Operating Agreement except for any act or omission made in bad faith, and 3) the Company indemnifies the Parent, Manager and officers from and against all losses, claims, damages, liabilities, costs and expenses except those resulting primarily from bad faith of the indemnitee.

On January 31, 2017, EPRT LLC received additional capital contributions from Stonebriar Holdings LLC (“Stonebriar Holdings”) and members of the EPRT LLC’s management (“EPRT Management”), and issued four classes of equity units: Class A, Class B, Class C and Class D. The Class A and C units have voting rights while the Class B and D units do not have voting rights. After these equity contributions, the Parent owned approximately 52.3% of EPRT LLC, Stonebriar Holdings owned approximately 45.7% and EPRT Management owned approximately 2.0%.

On December 31, 2017, EPRT LLC reorganized (the “Reorganization”) and the holders of the Class A, Class B, Class C and Class D units contributed all of their interests in EPRT LLC to a newly formed Delaware limited liability company, EPRT Holdings, LLC (“EPRT Holdings”), in exchange for interests in EPRT Holdings with the same rights as the interests they held in EPRT LLC. The Reorganization lacked economic substance as the newly issued units of EPRT Holdings have the same rights and privileges as the previously issued units of EPRT LLC and there was no change in ownership percentages of the individual unitholders. As of such date, EPRT LLC became a wholly-owned subsidiary of EPRT Holdings. The Reorganization has been accounted for as a reorganization of entities under common control in the Company’s consolidated financial statements and the assets and liabilities of EPRT LLC have been recorded by EPRT Holdings at their historical carrying amounts. As a result of the Reorganization, the consolidated financial statements presented here are of EPRT Holdings. See Note 6—Members’ Equity for additional information.

2. Summary of Significant Accounting Policies

Basis of Accounting

The accompanying consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and with the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. As of March 31, 2018 and December 31, 2017 all subsidiaries were wholly-owned.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Real Estate Investments

Investments in real estate are carried at cost less accumulated depreciation and impairment losses, if any. The cost of investments in real estate reflects their purchase price or development cost. The Company evaluates each acquisition transaction to determine whether the acquired assets meet the definition of a business. Under ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, an acquisition does not qualify as a business when there is no substantive process acquired or substantially all of the fair value is concentrated in a single identifiable asset or group of similar identifiable assets or the acquisition does not include a substantive process in the form of an acquired workforce or an acquired contract that cannot be replaced without significant cost, effort or delay. Transaction costs related to acquisitions that are asset acquisitions are capitalized as part of the cost basis of the acquired assets, while transaction costs for acquisitions that are deemed to be acquisitions of a business are expensed as incurred. Improvements and replacements are capitalized when they extend the useful life or improve the productive capacity of the asset. Costs of repairs and maintenance are expensed as incurred.

The Company allocates the purchase price of acquired properties accounted for as asset acquisitions to tangible and identifiable intangible assets or liabilities based on their relative fair values. Tangible assets may include land, site improvements and buildings. Intangible assets may include the value of in-place leases and above- and below-market leases and other identifiable intangible assets or liabilities based on lease or property specific characteristics.

The Company may incur various costs in the leasing and development of its properties. Amounts paid to tenants that incentivize them to extend or otherwise amend an existing lease or to sign a new lease agreement are capitalized to lease incentive on the Company’s consolidated balance sheets. Tenant improvements are capitalized to building and improvements within the Company’s consolidated balance sheets. Costs incurred which are directly related to properties under development, which include preconstruction costs essential to the development of the property, development costs, construction costs, interest costs and real estate taxes and insurance, are capitalized during the period of development as construction in progress. After the determination is made to capitalize a cost, it is allocated to the specific component of a project that benefited. Determination of when a development project commences and capitalization begins, and when a development project has reached substantial completion and is available for occupancy and capitalization must cease, involves a degree of judgment.

The fair value of the tangible assets of an acquired property with an in-place operating lease is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to the tangible assets based on the fair value of the tangible assets. The fair value of in-place leases is determined by considering estimates of carrying costs during the expected lease-up periods, current market conditions, as well as costs to execute similar leases based on the specific characteristics of each tenant’s lease. The Company estimates the cost to execute leases with terms similar to the remaining lease terms of the in-place leases, including leasing commissions, legal and other related expenses. Factors the Company considers in this analysis include an estimate of the carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses, and estimates of lost rentals at market rates during the expected lease-up periods, which primarily range from six to 12 months. The fair value of above- or below-market leases is recorded based on the net present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between the contractual amount to be paid pursuant to the in-place lease and the Company’s estimate of the fair market lease rate for the corresponding in-place lease, measured over the remaining non-cancelable term of the lease including any below-market fixed rate renewal options for below-market leases.

In making estimates of fair values for purposes of allocating purchase price, the Company utilizes a number of sources, including real estate valuations prepared by independent valuation firms. The Company also considers information and other factors including market conditions, the industry that the tenant operates in, characteristics of the real estate, e.g. location, size, demographics, value and comparative rental rates, tenant credit profile and the importance of the location of the real estate to the operations of the tenant’s business. The Company also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. The Company uses the information obtained as a result of its pre-acquisition due diligence as part of its consideration of the accounting standard governing asset retirement obligations and, when necessary, will record an asset retirement obligation as part of the purchase price allocation.

Real estate investments that are intended to be sold are designated as “held for sale” on the consolidated balance sheets at the lesser of carrying amount or fair value less estimated selling costs when they meet specific criteria to be presented as held for sale. Real estate investments are no longer depreciated when they are classified as held for sale. If the disposal, or intended disposal, of certain real estate investments represents a strategic shift that has had or will have a major effect on the Company’s operations and financial results, the operations of such real estate investments would be presented as discontinued operations in the consolidated statements of operations and comprehensive income for all applicable periods.

Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings and 15 years for site improvements. During the three months ended March 31, 2018 and 2017, the Company recorded $5.2 million and $2.5 million of depreciation on its real estate investments, respectively.

Lease incentives are amortized on a straight-line basis as a reduction of rental income over the remaining non-cancellable terms of the respective leases. In the event that a tenant terminates its lease, the unamortized portion of the lease incentive is charged to rental revenue.

Construction in progress is not depreciated until the development has reached substantial completion.

Tenant improvements are depreciated over the non-cancellable term of the related lease or their estimated useful life, whichever is shorter.

Capitalized above-market lease values are amortized on a straight-line basis as a reduction of rental revenue over the remaining non-cancellable terms of the respective leases. Capitalized below-market lease values are accreted on a straight-line basis as an increase to rental revenue over the remaining non-cancellable terms of the respective leases including any below-market fixed rate renewal option periods.

Capitalized above-market ground lease values are accreted as a reduction of property expenses over the remaining terms of the respective leases. Capitalized below-market ground lease values are amortized as an increase to property expenses over the remaining terms of the respective leases and any expected below-market renewal option periods where renewal is considered probable.

The value of in-place leases, exclusive of the value of above-market and below-market lease intangibles, is amortized to depreciation and amortization expense on a straight-line basis expense over the remaining periods of the respective leases.

In the event that a tenant terminates its lease, the unamortized portion of each intangible, including in-place lease values, is charged to depreciation and amortization expense, while above- and below-market lease adjustments are recorded within rental revenue in the consolidated statement of operations and comprehensive income.

Direct Financing Lease Receivables

Certain of the Company’s real estate investment transactions are accounted for as direct financing leases. The Company records the direct financing lease receivables at their net investment, determined as the aggregate minimum lease payments and the estimated non-guaranteed residual value of the leased property less unearned income. The unearned income is recognized over the life of the related lease contracts so as to produce a constant rate of return on the net investment in the asset. The Company’s investment in direct financing lease receivables is reduced over the applicable lease term to its non-guaranteed residual value by the portion of rent allocated to the direct financing lease receivables.

If and when an investment in direct financing lease receivables is identified for impairment evaluation, the Company will apply the guidance in both the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 310 “Receivables” (“ASC 310”) and ASC 840 “Leases” (“ASC 840”). Under ASC 310, the lease receivable portion of the net investment in a direct financing lease receivable is evaluated for impairment when it becomes probable the Company, as the lessor, will be unable to collect all rental payments associated with the Company’s investment in the direct financing lease receivable. Under ASC 840, the Company reviews the estimated non-guaranteed residual value of a leased property at least annually. If the review results in a lower estimate than had been previously established, the Company determines whether the decline in estimated non-guaranteed residual value is other than temporary. If a decline is judged to be other than temporary, the accounting for the transaction is revised using the changed estimate and the resulting reduction in the net investment in direct financing lease receivables is recognized by the Company as a loss in the period in which the estimate is changed. As of March 31, 2018 and December 31, 2017, the Company determined that none of its direct financing lease receivables were impaired.

Impairment of Long Lived Assets

If circumstances indicate that the carrying value of a property may not be recoverable, the Company reviews the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. Impairment assessments have a direct impact on the consolidated statements of operations and comprehensive income because recording an impairment loss results in an immediate negative adjustment to the consolidated statements of operations and comprehensive income. For the three months ended March 31, 2018 and 2017, the Company recorded a provision for impairment of real estate of $1.8 million and $0.2 million, respectively.

Cash and Cash Equivalents

Cash and cash equivalents includes cash in the Company’s bank accounts. The Company considers all cash balances and highly-liquid investments with original maturities of three months or less to be cash and cash equivalents. The Company deposits cash with high quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to an insurance limit. As of March 31, 2018 and December 31, 2017, the Company had deposits of $1.8 million and $7.3 million, respectively, of which $1.6 million and $7.0 million, respectively, were in excess of the amount insured by the FDIC. Although the Company bears risk to amounts in excess of those insured by the FDIC, it does not anticipate any losses as a result.

Restricted Cash

Restricted cash consists of cash held with the trustee for the Company’s Master Trust Funding Program (as defined in Note 4—Secured Borrowings). This restricted cash is used to make principal and interest payments on the Company’s secured borrowings, to pay trust expenses, and to acquire future real estate investments which will be pledged as collateral under the Master Trust Funding Program. See Note 4—Secured Borrowings for further discussion.

Allowance for Doubtful Accounts

The Company continually reviews receivables related to rent and unbilled rent receivables and determines collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, the accounts receivable and straight-line rent receivable balances are reduced by an allowance for uncollectible accounts on the consolidated balance sheets or a direct write-off of the receivable is recorded in the consolidated statements of operations. The provision for doubtful accounts is included in property expenses in the Company’s consolidated statements of operations and comprehensive income. If the accounts receivable balance or straight-line rent receivable balance is subsequently deemed to be uncollectible, such receivable amounts are written-off to the allowance for doubtful accounts. As of March 31, 2018 and December 31, 2017, the Company recorded an allowance for doubtful accounts of $0.1 million related to base rent receivable and recorded a reserve against straight-line rent receivable of $0.1 million.

Deferred Financing Costs

Financing costs related to the issuance of the Company’s long-term debt are deferred and amortized as an increase to interest expense in the consolidated statements of operations and comprehensive income over the term of the related debt instrument and are reported as a reduction of the related debt balance on the consolidated balance sheets.

Fair Value Measurement

The Company estimates fair value of financial and non-financial assets and liabilities based on the framework established in fair value accounting guidance. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The hierarchy described below prioritizes inputs to the valuation techniques used in measuring the fair value of assets and liabilities. This hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring the most observable inputs to be used when available. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1—Quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date.

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.

Level 3—Unobservable inputs that reflect the Company’s own assumptions that market participants would use in the pricing of the asset or liability and are consequently not based on market activity, but rather through particular valuation techniques.

Revenue Recognition

The Company’s rental revenue is primarily related to rent received from tenants. Rent from tenants is recorded in accordance with the terms of each lease on a straight-line basis over the non-cancellable initial term of the lease from the later of the date of the commencement of the lease or the date of acquisition of the property subject to the lease. Rental revenue recognition begins when the tenant controls the space through the term of the related lease. Because substantially all of the leases provide for rental increases at specified intervals, the Company records a straight-line rent receivable and recognizes revenue on a straight-line basis over the expiration of the non-cancellable term of the lease. The Company takes into account whether the collectability of rents is reasonably assured in determining the amount of straight-line rent to record. Rental revenue from leases with contingent rentals is recognized when changes in the factors on which the contingent payments are based actually occur.

The Company defers rental revenue related to lease payments received from tenants in advance of their due dates. These amounts are presented within accrued liabilities and other payables on the Company’s consolidated balance sheets.

Certain properties in the Company’s investment portfolio are subject to leases that provide for contingent rent based on a percentage of the tenant’s gross sales. For these leases, the Company recognizes contingent rental revenue when the threshold upon which the contingent lease payment is based is actually reached. During the three months ended March 31, 2018 and 2017, the Company recorded $0.5 million and $0.2 million of contingent rent within rental revenue in the Company’s consolidated statements of operations and comprehensive income.

Organizational Costs

Costs related to the initial organization of the Company and its subsidiaries are expensed as they are incurred and are recorded within general and administrative expense in the Company’s consolidated statements of operations and comprehensive income.

Offering Costs

In connection with the Offering, the Company has or will incur legal, accounting and other offering-related costs, which will be reimbursed by the REIT upon the consummation of the Offering. Such costs will be deducted from the proceeds of the Offering when it is consummated or expensed if the Offering is not consummated. As of March 31, 2018 and December 31, 2017, the Company had capitalized $3.0 million and $1.3 million of such costs within prepaid expenses and other assets in the Company’s consolidated balance sheets.

Gains and Losses on Dispositions of Real Estate

Gains and losses on dispositions of real estate investments are recorded in accordance with ASC 360-20, Property, Plant and Equipment—Real Estate Sales, and include realized proceeds from real estate disposed of in the ordinary course of business, less their related net book value and less any costs incurred in association with the disposition.

On January 1, 2018, the Company adopted FASB Accounting Standards Update 2017-05, “Other Income — Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets” (“ASU 2017-05”), using the modified retrospective transition method. As leasing is the Company’s primary activity, the Company determined that its sales of real estate, which are nonfinancial assets, are sold to noncustomers and fall within the scope of ASC 610-20. The Company recognizes the full gain on the disposition of its real estate as the Company (i) has no controlling financial interest in the real estate and (ii) has no continuing interest or obligation with respect to the disposed real estate. The Company re-assessed and determined there were no open contracts or partial sales and, as such, the adoption of ASU 2017-05 (i) did not result in a cumulative adjustment as of January 1, 2018 and (ii) did not have any impact on the Company’s consolidated financial statements.

Income Taxes

From the Company’s commencement of operations on March 30, 2016 through January 31, 2017, the Company and its subsidiaries included in the consolidated financial statements were treated as disregarded entities for U.S. federal and state income tax purposes, and accordingly, the Company was not subject to entity-level tax. Therefore, until the Company’s issuance of Class A and Class C units on January 31, 2017, the Company’s net income flowed through to the Parent for federal income tax purposes. Following the issuance of Class A and C units, the Company’s net income flowed through to Class A and Class C unitholders for federal income tax purposes. Accordingly, no provision or liability for U.S. federal income taxes has been included in the accompanying consolidated financial statements. With regard to state income taxes, the Company is a taxable entity only in certain states that tax all entities, including partnerships.

The Company analyzes its tax filing positions in all of its U.S. federal, state and local tax jurisdictions where it is required to file income tax returns, as well as for all open tax years in such jurisdictions. The Company follows a two step process to evaluate uncertain tax positions. Step one, recognition, occurs when an entity concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Step two, measurement, determines the amount of benefit that is more-likely-than-not to be realized upon settlement. Derecognition of a tax position that was previously recognized would occur when the Company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. The use of a valuation allowance as a substitute for derecognition of tax positions is prohibited. As of March 31, 2018 and December 31, 2017, the Company has not recorded any accruals for uncertain tax positions. The Company’s policy is to classify interest expense and penalties in general and administrative expense in the consolidated statements of operations and comprehensive income. During the three months ended March 31, 2018 and 2017, the Company has not recorded any interest or penalties, and there are no interest or penalties accrued at March 31, 2018 and December 31, 2017. The 2017 and 2016 taxable years remain open to examination by federal and state taxing jurisdictions to which the Company is subject.

Unit Based Compensation

In 2017, the Company granted unit awards to certain of its employees and managers, as well as non-employees, consisting of units that vest over a multi-year period, subject to the recipient’s continued service. The Company accounts for unit-based compensation in accordance with ASC 718, Compensation—Stock Compensation, which requires that compensation related to all unit-based awards, including restricted member units, be recognized in the financial statements based on their estimated grant-date fair value. The value of unit-based awards is recognized as compensation expense in general and administrative expenses in the accompanying consolidated statements of operations over the requisite service periods, with subsequent remeasurement for any unvested units granted to non-employees.

The Company recognizes unit-based compensation using the straight-line method based on the terms of the individual grant.

Variable Interest Entities

FASB provides guidance for determining whether an entity is a variable interest entity (“VIE”). VIEs are defined as entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. A VIE is required to be consolidated by its primary beneficiary, which is the party that (i) has the power to control the activities that most significantly impact the VIE’s economic performance and (ii) has the obligation to absorb losses, or the right to receive benefits, of the VIE that could potentially be significant to the VIE.

The Company uses VIEs for its secured borrowings. The Company transfers real estate investments and their related leases into a trust and the assets held in the trusts can only be used to settle obligations of the trusts. The Company serves as the servicer for these secured borrowings. The creditors of these trusts have no recourse to the Company. The Company issued its first secured borrowing in December 2016 and issued a second secured borrowing in July 2017. These secured borrowings are reported as secured borrowings on the Company’s consolidated balance sheets and the assets included in the trusts are consolidated into the Company’s investments as of March 31, 2018 and December 31, 2017. The Company consolidates the VIEs as the Company is the primary beneficiary and has power to direct the activities that most significantly impact the economic performance of the VIE. See Note 4—Secured Borrowings for further discussion.

Reportable Segments

ASC Topic 280, Segment Reporting, establishes standards for the manner in which enterprises report information about operating segments. Substantially all of the Company’s investments, at acquisition, are comprised of real estate owned that is leased to tenants on a long-term basis. Therefore, the Company aggregates these investments for reporting purposes and operates in one reportable segment.

Recent Accounting Developments

In May 2014, with subsequent updates in 2015, 2016 and 2017, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”), which establishes a principles-based approach for accounting for revenue from contracts with customers. The standard does not apply to revenue recognition for lease contracts or to the interest income recognized from direct financing receivables, which together represent substantially all of the Company’s revenue. Such revenues are related to lease contracts with tenants, which currently fall within the scope of ASC Topic 840, and will fall within the scope of ASC Topic 842 upon the adoption of Accounting Standards Update 2016-02 on January 1, 2019 (see below). The Company’s sales of real estate are within the scope of ASU 2017-05 (see above). The Company adopted ASU 2014-09 on January 1, 2018 using the modified retrospective method for transition. The adoption of this new standard did not result in a cumulative effect adjustment as of January 1, 2018 and did not have any impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued Accounting Standards Update 2016-02, “Leases” (Topic 842), (“ASU 2016-02”), which amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. ASU 2016-02 requires lessees (applicable to the Company’s ground lease and corporate office lease obligations) to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less may be accounted for similar to existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. Additionally, the new standard and the new revenue recognition guidance (discussed above) will impact how lessors account for lease executory costs (such as property taxes, common area maintenance and utilities). Under the current lease accounting guidance, these payments made by its tenants to third parties are excluded from lease payments and rental revenue. Upon adoption of the new lease accounting standard in 2019, these lease executory cost payments will be accounted for as activities or costs that are not components of the lease contract. As a result, the Company may be required to show these payments made by its tenants on a gross basis (for example, both as property tax expense and as corresponding revenue from the tenant who makes the payment directly to the third party) in its consolidated statements of operations and comprehensive income. Although there is not expected to be any impact to net income or cash flows as a result of a gross presentation, such presentation would have the impact of increasing both reported revenues and property expenses. The FASB recently decided to add additional guidance to the standard to address the accounting treatment for these payments; the Company will evaluate this additional guidance as it becomes available and continue to assess the impact of this potential change in presentation. The standard also will require new disclosures within the notes accompanying the consolidated financial statements. ASU 2016-02 supersedes the previous lease standard, Leases (Topic 840). The new guidance requires modified retrospective transition, which requires application of the new guidance at the beginning of the earliest comparative period presented in the year of adoption. The standard will be effective for the Company on January 1, 2019. The Company has commenced the process of implementing the new leasing standard and has completed an initial inventory and evaluation of its lease contracts as both a lessee and lessor. Future steps to be completed in 2018 include the identification of changes needed to the Company’s processes and systems impacted by the new standard, the implementation of updates and enhancements to the Company’s internal control framework, accounting systems and related documentation surrounding its lease accounting processes and the preparation of any additional disclosures that will be required.

3. Investments

As of March 31, 2018, the Company had investments in 528 property locations, including 4 developments in progress, and owned 2 additional undeveloped land parcels. Of these 528 property locations, 513 represented owned properties (of which 5 were subject to leases accounted for as direct financing leases) and 15 represented ground lease interests (of which one building was subject to a lease accounted for as a direct financing lease). The gross investment portfolio totaled $994.1 million as of March 31, 2018 and consisted of gross acquisition cost of real estate investments (including transaction costs) totaling $985.5 million, direct financing lease receivables, net, with an aggregate carrying amount of $2.7 million and real estate investments held for sale, net of $5.9 million. As of March 31, 2018, 348 of these investments comprising $620.6 million of net investments were assets of consolidated special purpose entity subsidiaries and were pledged as collateral under the non-recourse obligations of these special purpose entities (See Note 4—Secured Borrowings).

As of December 31, 2017, the Company had investments in 506 property locations, including 2 developments in progress, and owned 2 additional undeveloped land parcels. Of these 506 property locations, 491 represented owned properties (of which 5 were subject to leases accounted for as direct financing leases) and 15 represented ground lease interests (of which one building was subject to a lease accounted for as a direct financing lease). The gross investment portfolio totaled $939.1 million as of December 31, 2017 and consisted of gross acquisition cost of real estate investments (including transaction costs) totaling $932.2 million, direct financing lease receivables, net, with an aggregate carrying amount of $2.7 million and net real estate investments held for sale of $4.2 million. As of December 31, 2017, 348 of these investments comprising $620.0 million of net investments were assets of consolidated special purpose entity subsidiaries and were pledged as collateral under the non-recourse obligations of these special purpose entities (See Note 4—Secured Borrowings).

Acquisitions in 2018

During the three months ended March 31, 2018, the Company did not have any investments that represented more than 5% of the Company’s total investment activity as of March 31, 2018. The following table presents information about the Company’s acquisition activity during the three months ended March 31, 2018:

(Dollar amounts in thousands)	Total Investments
Ownership type	Fee Interest
Number of properties acquired	28
Allocation of Purchase Price:
Land and improvements	$18,754
Building and improvements	38,105
Construction in progress(1)	4,533
Leasehold improvement	28
Intangible lease assets	2,679

Assets acquired	64,099
Intangible lease liabilities	(495)

Liabilities assumed	(495)

Purchase price (including acquisition costs)	$63,604

(1)	Represents amounts incurred at and subsequent to acquisition and includes $0.1 million of capitalized interest expense.

Gross Investment Activity

During the three months ended March 31, 2018 and 2017, the Company had the following gross investment activity:

(Dollar amounts in thousands)	Number of Investment Locations	Dollar Amount of Investments
Gross investments, January 1, 2017	344	$458,667
Acquisitions of and additions to real estate investments	35	144,144
Sales of investments in real estate	(7)	(5,179)
Provisions for impairment of real estate(1)		(151)
Principal collections on direct financing lease receivables		(22)

Gross investments, March 31, 2017		597,459
Less: Accumulated depreciation and amortization(2)		(10,436)

Net investments, March 31, 2017	372	$587,023

Gross investments, January 1, 2018	508	$939,072
Acquisitions of and additions to real estate investments	28	64,099
Sales of investments in real estate	(6)	(7,152)
Provisions for impairment of real estate(3)		(1,861)
Principal collections on direct financing lease receivables		(18)

Gross investments, March 31, 2018		994,140
Less: Accumulated depreciation and amortization(2)		(31,310)

Net investments, March 31, 2018	530	$962,830

(1)	During the three months ended March 31, 2017, the Company identified and recorded provisions for impairment at 2 vacant properties where expected future cash flows from the property, based on quoted market or comparable sales prices, were less than the Company’s carrying value.
(2)	Includes $20.4 million and $5.4 million of accumulated depreciation as of March 31, 2018 and 2017, respectively.
(3)	During the three months ended March 31, 2018, the Company identified and recorded provisions for impairment at 3 vacant and 4 tenanted properties where expected future cash flows from the property, based on quoted market or comparable sales prices, were less than the Company’s carrying value. The amount in the table above excludes approximately $12,000 related to intangible lease liabilities for these assets.

Real Estate Investments

The Company’s investment properties are leased to tenants under long-term operating leases that typically include one or more renewal options. Substantially all of the leases are triple-net, which provide that the lessees are responsible for the payment of all property operating expenses, including maintenance, insurance, utilities, property taxes and, if applicable, ground rent expense; therefore, the Company is generally not responsible for repairs or other capital expenditures related to the properties while the triple-net leases are in effect.

Scheduled future minimum base rental payments due to be received under the remaining non-cancelable term of the operating leases in place as of March 31, 2018 are as follows:

(in thousands)	Future Minimum Base Rental Receipts
April 1, 2018 - December 31, 2018	$56,433
2019	75,483
2020	75,246
2021	75,739
2022	76,967
Thereafter	797,097

Total	$1,156,965

Since lease renewal periods are exercisable at the option of the lessee, the preceding table presents future minimum lease payments to be received during the initial non-cancelable lease term only. In addition, the future minimum lease payments exclude contingent rent payments, as applicable, that may be collected from certain tenants based on provisions related to performance thresholds and exclude increases in annual rent based on future changes in the Consumer Price Index, among other items.

Direct Financing Lease Receivables

As of March 31, 2018 and December 31, 2017, the Company had $2.7 million of net investments accounted for as direct financing lease receivables. The components of the investments accounted for as direct financing lease receivables were as follows:

(in thousands)	March 31, 2018	December 31, 2017
Minimum lease payments receivable	$4,438	$4,518
Estimated unguaranteed residual value of leased assets	270	270
Unearned income	(2,001)	(2,063)

Net investment	$2,707	$2,725

Scheduled future minimum non-cancelable base rental payments due to be received under the direct financing lease receivables as of March 31, 2018 are as follows:

(in thousands)	Future Minimum Base Rental Payments
April 1—December 31, 2018	$241
2019	332
2020	337
2021	340
2022	345
Thereafter	2,843

Total	$4,438

Real Estate Investments Held for Sale

The Company continually evaluates its portfolio of real estate investments and may elect to dispose of investments considering criteria including, but not limited to, tenant concentration, tenant credit quality, unit financial performance, local market conditions and lease rates, associated indebtedness, asset location and tenant operation type (e.g., industry, sector, or concept/brand). Real estate investments held for sale are expected to be sold to within twelve months.

The following table shows the activity in real estate investments held for sale and intangible lease liabilities held for sale during the three months ended March 31, 2018. No real estate investments were transferred to or from held for sale classification during the three months ended March 31, 2017 and no real estate investments were classified as held for sale as of that date.

(Dollar amounts in thousands)	Number of Properties	Real Estate Investments	Intangible Lease Liabilities	Net Carrying Value
Held for sale balance, December 31, 2017	3	$4,173	$(129)	$4,044
Transfers to held for sale classification	4	5,885	—	5,885
Sales	(3)	(4,173)	129	(4,044)
Transfers to held and used classification	—	—	—	—

Held for sale balance, March 31, 2018	4	$5,885	$—	$5,885

Significant Concentrations

The Company did not have any tenants (including for this purpose, all affiliates of such tenants) whose rental revenue for the three months ended March 31, 2018 and 2017 represented 10% or more of total rental revenue in the Company’s consolidated statements of operations and comprehensive income.

The following table lists the states where the rental revenue from the properties in that state during the periods presented represented 10% or more of total rental revenue in the Company’s consolidated statements of operations and comprehensive income:

	Three months ended March 31,
State	2018	2017
Florida	*	10.3%
Georgia	12.0%	13.6%
Texas	13.6%	10.8%

*	State’s rental revenue was not greater than 10% of total rental revenue during the period specified.

Intangible Assets and Liabilities

Intangible assets and liabilities consisted of the following as of the dates presented:

	March 31, 2018			December 31, 2017
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets:
In-place leases	$46,809	$7,705	$39,104	$44,738	$6,638	$38,100
Intangible market lease assets	16,952	3,193	13,759	17,715	2,794	14,921

Total intangible assets	$63,761	$10,898	$52,863	$62,453	$9,432	$53,021

Intangible market lease liabilities	$15,309	$2,884	$12,425	$14,824	$2,503	$12,321

The remaining weighted average amortization period for the Company’s intangible assets and liabilities as of March 31, 2018, by category and in total, were as follows:

Years Remaining
In-place leases	11.3
Intangible market lease assets	9.2
Intangible market lease liabilities	16.6
Total intangible assets and liabilities	11.9

The following table discloses amounts recognized within the consolidated statements of operations and comprehensive income related to amortization of in-place leases, amortization and accretion of above- and below-market lease assets and liabilities, net and the amortization and accretion of above- and below-market ground leases for the periods presented:

	Three months ended March 31,
(in thousands)	2018	2017
Amortization of in-place leases assets (1)	$1,229	$1,248
Amortization (accretion) of market lease intangibles, net (2)	280	$210
Amortization (accretion) of above- and below-market ground lease intangibles, net (3)	(141)	$(201)

(1)	Reflected within depreciation and amortization expense.
(2)	Reflected within rental revenue.
(3)	Reflected within property expenses.

The following table provides the projected amortization of in-place lease assets to depreciation and amortization expense, net amortization of above- and below-market lease intangibles to rental revenue, and net amortization of above- and below-market ground lease intangibles into property expenses for the next five years:

(in thousands)	April 1 - December 31, 2018	2019	2020	2021	2022
In-place lease assets	$3,356	$4,178	$3,785	$3,641	$3,591

Total to be added to amortization expense	$3,356	$4,178	$3,785	$3,641	$3,591

Above-market lease assets	$(1,255)	$(1,577)	$(1,350)	$(1,297)	$(1,295)
Below-market lease liabilities	536	689	664	664	662

Net adjustment to rental revenue	$(719)	$(888)	$(686)	$(633)	$(633)

Below-market ground lease assets	$128	$99	$—	$—	$—
Above-market ground lease liabilities	(416)	(353)	(202)	(154)	(152)

Net adjustment to property expenses	$(288)	$(254)	$(202)	$(154)	$(152)

During the period from April 1, 2018 to May 25, 2018, the Company acquired 22 real estate investment properties with an aggregate investment (including acquisition-related costs) of $48.5 million and invested $1.3 million in new and ongoing construction in progress.

During the period from April 1, 2018 to May 25, 2018, the Company sold or transferred its investment in six real estate properties, including four properties which were classified as held for sale as of March 31, 2018, for an aggregate gross sales price of $8.2 million and incurred $0.4 million of disposition costs related to these transactions.

4. Secured Borrowings

In the normal course of business, the Company transfers financial assets in various transactions with Special Purpose Entities (“SPE”) determined to be VIEs, which primarily consist of securitization trusts established for a limited purpose (the “Master Trust Funding Program”). These SPEs are formed for the purpose of securitization transactions in which the Company transfers assets to an SPE, which then issues to investors various forms of debt obligations supported by those assets. In these securitization transactions, the Company typically receives cash from the SPE as proceeds for the transferred assets and retains the rights and obligations to service the transferred assets in accordance with servicing guidelines. All debt obligations issued from the VIEs are non-recourse to the Company.

In accordance with the accounting guidance for asset transfers, the Company considers any ongoing involvement with transferred assets in determining whether the assets can be derecognized from the balance sheets. For transactions that do not meet the requirements for derecognition and remain in the consolidated balance sheets, the transferred assets may not be pledged or exchanged by the Company.

The Company evaluates its interest in certain entities to determine if these entities meet the definition of a VIE and whether the Company is the primary beneficiary and, therefore, should consolidate the entity based on the variable interests it held both at inception and when there was a change in circumstances that required a reconsideration. The Company has determined that the SPEs created in connection with its Master Trust Funding Program should be consolidated as the Company is the primary beneficiary of each of these entities.

In December 2016, the Company issued its first series of notes under the Master Trust Funding Program, consisting of $263.5 million of Class A Notes and $17.3 million of Class B Notes (“RC Funding 2016-1”). These notes were issued to an affiliate of Eldridge through underwriting agents. Upon issuance of these notes, the combined net proceeds of $273.3 million were deposited directly with the Parent and were presented as a non-cash distribution. RC Funding 2016-1 includes two SPEs formed to hold assets and issue the secured borrowings associated with the securitization.

In July 2017, the Company issued its second series of notes under the Master Trust Funding Program, consisting of $232.4 million of Class A Notes and $15.7 million of Class B Notes (“RC Funding 2017-1”). Of these notes, $75.1 million of the Class A Notes and all of the Class B Notes were issued to an affiliate of Eldridge through underwriting agents. The proceeds received from the issuance of RC Funding 2017-1 were used by the Company to repay short-term notes payable to related parties. RC Funding 2017-1 consists of one SPE formed to hold assets and issue the secured borrowings associated with the securitization.

As of March 31, 2018 and December 31, 2017, the Company had $520.9 million and $522.9 million, respectively, in combined principal outstanding under the notes issued through its Master Trust Funding Program, and had deferred financing costs, net, of $10.7 million and $11.3 million, respectively.

Tenant rentals received on assets transferred to SPEs under the Master Trust Funding Program are sent to the trustee and used to pay monthly principal and interest payments.

The RC Funding 2016-1 notes mature in November 2046, but the terms of the Class A Notes require principal to be paid monthly through November 2021, with a balloon repayment at that time, and the terms of the Class B Notes require no monthly principal payments but require the full principal balance to be paid in November 2021. If the Company does not meet these repayment schedules, the base interest rates on the notes increase by the greater of (i) 5.00% and (ii) the amount by which the sum of the following exceeds the base interest rates on the notes: (a) the yield to maturity of 10-year U.S. treasury securities in November 2021, plus (b) 5.00%, plus (c) 2.73% for the Series A Notes or 3.70% for the Class B Notes. Additionally, in this event, the full amount of any tenant rental payments received on the assets transferred to the securitization would be used to repay principal.

The RC Funding 2016-1 notes may be voluntarily prepaid, in whole or in part, at any time on or after the date that is 24 months prior to the anticipated repayment date in November 2021 without the payment of a make whole amount. Voluntary prepayments may be made before 24 months prior to the anticipated repayment date but will be subject to the payment of a make whole amount. Interest for RC Funding 2016-1 accrues at a weighted-average interest rate of 4.51%.

The RC Funding 2017-1 notes mature in June 2047, but the terms of the Class A Notes require principal to be paid monthly through June 2024, with a balloon repayment at that time, and the terms of the Class B Notes require no monthly principal payments but require the full principal balance to be paid in June 2024. The RC Funding 2017-1 notes contain similar interest rate escalation provisions as detailed above for RC Funding 2016-1 if these repayment schedules are not met.

The RC Funding 2017-1 notes may be voluntarily prepaid, in whole or in part, at any time on or after the date that is 31 months prior to the anticipated repayment date in June 2024 without the payment of a make whole amount. Voluntary prepayments may be made before 31 months prior to the anticipated repayment date but will be subject to the payment of a make whole amount. Interest for the RC Funding 2017-1 notes accrues at a weighted-average interest rate of 4.16%.

During the three months ended March 31, 2018 and 2017 the Company incurred $5.7 million and $3.2 million, respectively, of interest expense related to the Master Trust Funding Program.

The following table summarizes the scheduled principal payments on the Company’s secured borrowings as of March 31, 2018:

(in thousands)	Future Principal Payments
April 1—December 31, 2018	$5,750
2019	8,009
2020	8,419
2021	267,558
2022	4,292
Thereafter	226,842

Total	$520,870

The Company was not in default of any provisions under the Master Trust Funding Program as of March 31, 2018 and December 31, 2017.

5. Notes Payable to Related Party

The Company has a secured warehouse line of credit with an affiliate of Eldridge through which it issues short-term notes (the “Warehouse Notes”) and uses the proceeds to acquire investments in real estate. As of March 31, 2018 and December 31, 2017, the Company had 26 and 19 Warehouse Notes outstanding for a combined $225.0 million and $230.0 million, respectively. The Warehouse Notes accrue interest at a rate equal to LIBOR plus a spread of between 2.14% and 2.55% and mature within one year of the date of issuance. As of March 31, 2018, $180.0 million of the Warehouse Notes mature in 2018 and $45.0 million mature in 2019.

During the three months ended March 31, 2018, the Company issued 10 Warehouse Notes for a combined $45.0 million and made principal payments on the Warehouse Notes of $50.0 million, repaying three of the Warehouse Notes in full and one of the Warehouse Notes in part, prior to maturity. During the three months ended March 31, 2017, the Company issued eight Warehouse Notes for a combined $215.0 million and made principal payments on the Warehouse Notes of $83.0 million, repaying one of the Warehouse Notes in part, prior to maturity.

During the three months ended March 31, 2018 and 2017, the Company incurred $2.1 million and $0.2 million, respectively, of interest expense related to the Warehouse Notes.

Subsequent to March 31, 2018, through May 25, 2018, the Company issued seven additional Warehouse Notes for a combined $34.0 million.

6. Members’ Equity

EPRT LLC was capitalized by the Parent through direct and indirect capital contributions. During the period from March 30, 2016 (commencement of operations) to December 31, 2016, the Parent made direct capital contributions of $288.6 million and made indirect capital contributions of $163.1 million. During the three months ended March 31, 2017, the Parent made additional indirect capital contributions of $17.3 million. In these indirect capital contributions, the Parent made direct cash payments to sellers of real estate investments acquired by EPRT LLC.

On January 31, 2017, in exchange for Class A units of EPRT LLC, Stonebriar Holdings made a direct equity contribution of $80.0 million and certain members of EPRT Management and certain members of the EPRT LLC’s board of managers made direct equity contributions of $3.7 million.

Concurrently, EPRT LLC issued Class C units to the Parent in exchange for the Parent’s retention of an equity investment in EPRT LLC of $91.5 million. The Class A and Class C units were issued at $1,000 per unit and both classes contain liquidation preferences equal to the per unit value of $1,000 plus 8% per annum compounded quarterly.

Additionally, on January 31, 2017, EPRT LLC approved and issued unvested Class B units to members of EPRT Management and a member of EPRT LLC’s board of managers and approved and issued unvested Class D units to members of EPRT LLC’s board of managers and external unitholders. See Note 7 – Unit Based Compensation for additional details.

Pursuant to the Company’s limited liability company operating agreement (the “Operating Agreement”), distributions to unitholders are to be made in the following order and priority:

•	First, to the holders of Class A and Class C units until each holder of these units has first received an amount equal to each class’ yield, as defined in the Operating Agreement, and then until each holder of these units has received an amount equal to each class’ aggregate unreturned class contributions;

•	Next, to the holders of Class B and Class D units in an aggregate amount based on a return threshold defined in the Operating Agreement for each class of units;

•	Then, to the holders of Class B and Class D units in an aggregate amount equal to each class’ unit percentage of distributions, as defined in the Operating Agreement; and

•	Lastly, any remaining amounts to the holders of Class A and Class C units.

Pursuant to the Operating Agreement, the Company’s net income or loss is allocated to the holders of the Class A, B, C and D units in a similar manner as the distribution allocation outlined above.

On December 31, 2017, EPRT LLC completed the Reorganization and the Parent, Stonebriar Holdings, EPRT Management and the holders of Class B and Class D units contributed all of their interests in EPRT LLC to EPRT Holdings, in exchange for interests in EPRT Holdings with the same rights as the interests they held in EPRT LLC. As of such date, EPRT LLC became a wholly-owned subsidiary of EPRT Holdings. Additionally, EPRT Holdings issued a new grant of 500 unvested Class B units to an additional member of EPRT Management on the same date.

On January 31, 2018, Stonebriar Holdings LLC made an additional $50.0 million direct equity contribution to EPRT Holdings. The Company used these proceeds to repay $50.0 million of outstanding principal on the Company’s Warehouse Notes.

7. Unit Based Compensation

On January 31, 2017, EPRT LLC approved the issuance of Class B and Class D units and issued 8,050 unvested Class B units to members of EPRT Management and a member of EPRT LLC’s board of managers and issued 3,000 unvested Class D units to members of EPRT LLC’s board of managers and external unitholders. The Class B and Class D units vest in five equal installments, beginning on March 30, 2017 and on each anniversary thereof through March 30, 2021. The holders of vested Class B units can put the Class B units to the Company beginning on the seventh (7th) anniversary of the commencement of the Company’s operations.

On December 31, 2017, the holders of Class B and Class D units contributed all of their interests in EPRT LLC to EPRT Holdings in the Reorganization in exchange for interests in EPRT Holdings with the same rights as the interests they held in EPRT LLC. The EPRT LLC units were exchanged on a one-for-one basis for equivalent units in EPRT Holdings with the same vesting conditions, distribution rights, priority and income allocation rights, among others. Additionally, EPRT Holdings issued a new grant of 500 unvested Class B units to an additional member of EPRT Management on the same date. The Class B units granted on December 31, 2017 vest in five equal installments beginning on May 1, 2018 and on each anniversary thereof through May 1, 2022 and have similar put rights as the Class B units granted on January 31, 2017.

The following table presents information about the unvested Class B and Class D units during the three months ended March 31, 2018 and 2017:

	Class B Units	Class D Units	Total
Unvested units outstanding, January 1, 2017	—	—	—
Granted	8,050	3,000	11,050
Vested	(1,610)	(600)	(2,210)
Forfeited	—	—	—

Unvested units outstanding, March 31, 2017	6,440	2,400	8,840

Unvested units outstanding, January 1, 2018	6,940	2,400	9,340
Granted	—	—	—
Vested	(1,610)	(600)	(2,210)
Forfeited	—	—	—

Unvested units outstanding, March 31, 2018	5,330	1,800	7,130

The Company estimated the grant date fair value of the unvested Class B and Class D awards granted to employees on January 31, 2017 and the March 31, 2018 and 2017 fair value of the Class D awards granted to non-employees using a Black-Scholes valuation model. The Company’s assumptions for expected volatility were based on daily historical volatility data related to market trading of publicly traded companies that invest in similar types of real estate as the Company, plus an adjustment to account for differences in the Company’s leverage compared to the publicly traded companies. The risk-free interest rate assumptions were determined by using U.S. treasury rates of the same period as the expected vesting term of each award. The marketability discounts were calculated using a Finnerty Model.

The Company determined that the grant date per unit fair value of the unvested Class B and Class D units granted on January 31, 2017 was $323.65 and $152.16, respectively. As of March 31, 2018 and December 31, 2017, the Company determined that the per unit fair value of the Class D units granted to non-employees on January 31, 2017 was $425.40 and $650.99, respectively. The Company recorded $0.2 million of compensation expense as a component of general and administrative expense related to the Class B and Class D units during the three months ended March 31, 2018 and 2017.

As of March 31, 2018, there was $2.5 million and $0.5 million of total unrecognized compensation cost related to the Class B and Class D units, respectively, and the Company had a liability of $0.1 million for unvested Class D units granted to non-employees, which is recorded within accrued liabilities and other payables in the Company’s consolidated balance sheets. As of December 31, 2017 , there was $2.7 million and $0.8 million of total unrecognized compensation cost related to the Class B and Class D units, respectively, and the Company had a liability of $0.2 million for unvested Class D units granted to non-employees. The unrecognized compensation expense for Class B and Class D units is expected to be recognized over a weighted average period of 3.1 and 3.0 years, respectively, from March 31, 2018.

The per unit fair value of unvested Class B and Class D units was estimated using the following assumptions as of the respective valuation dates:

	Valuation Date
	March 31, 2018	March 31, 2017	January 31, 2017
Volatility	45%	40%	40%
Risk free rate	1.71%	1.30%	1.30%
Marketability discount	15%	30%	30%

8. Commitments and Contingencies

The Company leases office space in Princeton, New Jersey. The Company is obligated under a non-cancelable operating lease for this space through December 2018. During the three months ended March 31, 2018 and 2017, the Company recorded $0.1 million of rent expense related to this operating lease within general and administrative expense in the Company’s consolidated statements of operations and comprehensive income. This lease has no contingent rental arrangements and the Company does not have any options to renew this lease. During the three months ended March 31, 2018, the Company entered into a new lease agreement for 13,453 square feet of office space in West Windsor Township, New Jersey. The lease has a seven-year term and contains provisions for two five-year renewal periods at the Company’s option. The lease has an estimated commencement date of December 15, 2018 and a rent commencement date of January 1, 2019. Initial annualized base rent due under the terms of the lease will be $0.5 million, with annual escalations in base rent of $0.50 per square foot per year.

As of March 31, 2018 and December 31, 2017, the Company was a lessee under long-term, non-cancelable ground leases accounted for as operating leases at 15 real estate properties, where the Company did not acquire the fee simple interest in the land. At four of these ground leased properties, the Company’s lease as lessor of the building directly obligates the building lessee to pay rents due under the ground lease to the ground lessor; such ground lease rents are presented on a net basis in the Company’s consolidated statements of operations and comprehensive income. During the three months ended March 31, 2018 and 2017, the Company recorded $0.1 million and $0.2 million, respectively, of ground rent expense within property expenses in the Company’s consolidated statements of operations and comprehensive income. The Company’s ground leases do not contain contingent rental arrangements and, as of March 31, 2018, 4 of the ground leases escalate based on fixed schedules, with the remaining 11 ground leases containing no rental escalation provisions. As of March 31, 2018, the Company’s ground leases have remaining non-cancelable lease terms of between 2 months and 6.2 years, and 4 of the ground leases are renewable at the Company’s option for periods of up to 20 years.

As of March 31, 2018, the future minimum base cash rental payments due from the Company under the office and ground leases where the Company is responsible for payment and the future minimum base cash rental payments under the ground leases where the Company’s tenants are responsible for payment over the next five years and thereafter are as follows:

(in thousands)	Office and Ground Leases to be Paid by the Company	Ground Leases to be Paid Directly by the Company’s Tenants	Total Future Minimum Base Rental Payments
April 1—December 31, 2018	$552	$302	$854
2019	925	422	1,347
2020	793	328	1,121
2021	681	331	1,012
2022	669	327	996
Thereafter	1,749	26	1,775

Total	$5,369	$1,736	$7,105

As of March 31, 2018, the Company has remaining future commitments of $3.0 million and to provide construction financing to a tenant through a mortgage note at one property and $11.1 million to reimburse its tenants at four properties for development and construction costs incurred and paid directly by the tenant.

Litigation and Regulatory Matters

In the ordinary course of business, the Company may become subject to litigation, claims and regulatory matters. There are no material legal or regulatory proceedings pending or known to be contemplated against the Company or its properties.

Environmental Matters

In connection with the ownership of real estate, the Company may potentially be liable for costs and damages related to environmental matters. As of March 31, 2018, the Company had not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition that it believes will have a material adverse effect on the Company’s results of operations.

Defined Contribution Retirement Plan

The Company has a defined contribution retirement savings plan qualified under Section 401(a) of the Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan is available to all of the Company’s full-time employees. The Company provides a matching contribution in cash equal to 100% of the first 3% of eligible compensation contributed by participants and 50% of the next 2% of eligible compensation contributed by participants, which vests immediately. During the three months ended March 31, 2018 and 2017, the matching contributions made by the Company totaled $0.1 million and approximately $32,000, respectively.

9. Fair Value Measurements

GAAP establishes a hierarchy of valuation techniques based on the observability of inputs used in measuring financial instruments at fair value. GAAP establishes market-based or observable inputs as the preferred source of values, followed by valuation models using management assumptions in the absence of market inputs.

The determination of where an asset or liability falls in the hierarchy requires significant judgment and considers factors specific to the asset or liability. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company evaluates its hierarchy disclosures regularly and, depending on various factors, it is possible that an asset or liability may be classified differently from period to period. However, the Company expects that changes in classifications between levels will be rare.

In addition to the disclosures for assets and liabilities required to be measured at fair value at the balance sheet date, companies are required to disclose the estimated fair values of all financial instruments, even if they are not presented at their fair value on the consolidated balance sheet. The fair values of financial instruments are estimates based upon market conditions and perceived risks at March 31, 2018 and December 31, 2017. These estimates require management’s judgment and may not be indicative of the future fair values of the assets and liabilities.

Financial assets and liabilities for which the carrying values approximate their fair values include cash and cash equivalents, restricted cash, accounts receivable included within prepaid expenses and other assets, notes payable to related party and accrued liabilities and other payables. Generally, these assets and liabilities are short term in duration and their carrying value approximates fair value on the consolidated balance sheets.

The estimated fair values of the Company’s secured borrowings have been derived based on primarily unobservable market inputs such as interest rates and discounted cash flow analyses using estimates of the amount and timing of future cash flows, market rates and credit spreads. These measurements are classified as Level 3 within the fair value hierarchy. As of March 31, 2018, the Company’s secured borrowings had an aggregate carrying value of $520.9 million (excluding net deferred financing costs of $10.7 million and an estimated fair value of $525.8 million. As of December 31, 2017, the Company’s secured borrowings had an aggregate carrying value of $522.9 million (excluding net deferred financing costs of $11.3 million) and an estimated fair value of $527.9 million.

The Company measures its real estate investments at fair value on a nonrecurring basis. The fair values of these real estate investments were determined using the following input levels as of the dates presented:

	Net Carrying Value		Fair Value Measurements Using Fair Value Hierarchy
(in thousands)		Fair Value	Level 1	Level 2	Level 3
March 31, 2018
Non-financial assets:
Long-lived assets	$6,901	$6,901	$—	$—	$6,901

December 31, 2017
Non-financial assets:
Long-lived assets	$5,817	$5,817	$—	$—	$5,817

Long-lived assets:     The Company reviews its investments in real estate when events or circumstances change indicating that the carrying amount of an asset may not be recoverable. In the evaluation of an investment in real estate for impairment, many factors are considered, including estimated current and expected operating cash flows from the asset during the projected holding period, costs necessary to extend the life or improve the asset, expected capitalization rates, projected stabilized net operating income, selling costs, and the ability to hold and dispose of the asset in the ordinary course of business.

Quantitative information about Level 3 fair value measurements as of March 31, 2018 was as follows:

(dollar amounts in thousands)	Fair Value	Valuation Techniques	Significant Unobservable Inputs
Non-financial assets:
Long-lived assets:
Vacant property—Indianapolis, IN	$325	Sales comparison approach	Non-binding Sales Contract	$325
Vacant property—Johnstown, PA	$238	Sales comparison approach	Non-binding Sales Contract	$238
Vacant property—Rockford, IL(1)	$260	Sales comparison approach	Binding Sales Contract	$275
Convenience store—New Summerfield, TX(1)	$1,330	Sales comparison approach	Binding Sales Contract	$1,400
Restaurant—Port Charlotte, FL	$1,700	Sales comparison approach	Non-binding Sales Contract	$1,700
Convenience store—Carthage, TX	$1,228	Sales comparison approach	Non-binding Sales Contract	$1,228
Restaurant—Las Cruces, NM(1)	$1,820	Sales comparison approach	Binding Sales Contract	$1,820

(1)	Fair value is net of $0.1 million of estimated disposition costs as these assets are classified as held for sale within the Company’s consolidated balance sheets as of March 31, 2018.

10. Related-Party Transactions

During the three months ended March 31, 2018 and 2017, an affiliate of Eldridge provided certain treasury and information technology services to the Company. Additionally, during the three months ended March 31, 2017, the Manager provided certain administrative services to the Company. The Manager ceased providing these services in March of 2017. The Manager charged the Company a flat monthly fee for its services based on the estimated cost incurred in the provision of the services, and the fee was reviewed by the Company’s management and determined to be reasonable. The Company incurred $0.1 million of expense for these services during the three months ended March 31, 2017, which is included in general and administrative expense in the Company’s consolidated statements of operations and comprehensive income, and incurred a de minimis amount during the three months ended March 31, 2018. The cost for the services provided by the affiliate of Eldridge and the Manager would likely be different if such services were provided by unrelated parties.

During the three months ended March 31, 2018 and year ended December 31, 2017, the Company issued and repaid short-term notes to an affiliate of Eldridge. See Note 5 – Notes Payable to Related Party for additional information.

11. Subsequent Events

The Company has evaluated all events and transactions that occurred after March 31, 2018 through May 25, 2018, the date these consolidated financial statements were available to be issued and noted there have been no events that have occurred that would require adjustment to disclosures in the consolidated financial statements except as disclosed elsewhere in these notes to the consolidated financial statements.

Essential Properties Realty Trust, Inc.

Unaudited Pro Forma Consolidated Financial Statements

As used in these unaudited pro forma consolidated financial statements, unless the context otherwise requires, “we,” “us,” and “our company” mean Essential Properties Realty Trust LLC, a Delaware limited liability company, which we refer to as our predecessor or EPRT LLC, for the periods presented and Essential Properties Realty Trust, Inc. and its consolidated subsidiaries upon consummation of this offering, the concurrent Eldridge private placement and the formation transactions, in each case, as described below.

Prior to completion of this offering, the concurrent Eldridge private placement and the formation transactions, our business was owned by and conducted directly and indirectly through EPRT LLC. EPRT LLC is principally owned indirectly by, and is controlled by, Eldridge Industries, LLC, or Eldridge, a private investment firm specializing in providing both equity and debt capital that has historically provided a substantial portion of our equity funding and will have an ownership interest in our company of approximately     % on a fully diluted basis (based on the mid-point of the price range set forth on the front cover of this prospectus). Certain members of our senior management team also held interests in EPRT LLC. On December 31, 2017, the owners of EPRT LLC contributed all of their interests in EPRT LLC to a newly formed Delaware limited liability company, EPRT Holdings, LLC, in exchange for interests in EPRT Holdings, LLC with the same rights to the interests they held in EPRT LLC.

Upon completion of this offering, the concurrent Eldridge private placement and the formation transactions, we will hold substantially all of our assets, and will conduct substantially all of our operations, through our operating partnership, Essential Properties, L.P. Our wholly-owned subsidiary, Essential Properties OP G.P., LLC, will be the sole general partner of our operating partnership.

2017 Net Investment Activity

During 2017:

•	we completed 212 property acquisitions with an aggregate purchase price of $527.1 million (including transaction costs), or our 2017 completed acquisitions;

•	we reimbursed three of our tenants for an aggregate of $7.5 million in construction costs that they incurred in connection with construction projects at three of our properties (one of which we fully funded in the amount of $3.5 million) in exchange for contractually specified rent that generally increases proportionally with our funding, or our 2017 funded tenant construction reimbursement obligations; and

•	we completed 47 property dispositions with an aggregate sale price, net of transaction costs, of $53.6 million, or our 2017 completed dispositions.

We collectively refer to our 2017 completed acquisitions, our 2017 funded tenant construction reimbursement obligations and our 2017 completed dispositions as our 2017 net investment activity.

2018 Net Investment Activity

First Quarter 2018 Net Investment Activity

During the period from January 1, 2018 through March 31, 2018:

•	we completed 25 property and three land parcel acquisitions with an aggregate purchase price of $59.0 million (including transaction costs), or our first quarter 2018 completed acquisitions;

•	we reimbursed four of our tenants for $4.5 million in construction costs that they incurred in connection with construction at four of our properties in exchange for contractually specified rent that generally increases proportionally with our funding, or our first quarter 2018 funded tenant construction reimbursement obligations;

•	we funded $0.6 million of a tenant loan commitment, or our first quarter 2018 funded tenant loan commitment; and

•	we completed property dispositions with an aggregate sale price, net of disposition costs, of $7.7 million, or our first quarter 2018 completed dispositions.

Second Quarter 2018 Net Investment Activity

During the period from April 1, 2018 through May 18, 2018:

•	we completed 21 property acquisitions with an aggregate purchase price of $48.0 million (including transaction costs), or our second quarter 2018 completed acquisitions and, together with our first quarter 2018 completed acquisitions, our 2018 completed acquisitions;

•	we reimbursed two of our tenants for $1.1 million in construction costs that they incurred in connection with construction at two of our properties (one of which we fully funded in the total project amount of $1.7 million) in exchange for contractually specified rent that generally increases proportionally with our funding, or our second quarter 2018 funded tenant construction reimbursement obligations and, together with our first quarter 2018 funded tenant construction reimbursement obligations, our 2018 funded tenant construction reimbursement obligations;

•	we funded $0.3 million of a tenant loan commitments, or our second quarter 2018 funded tenant loan commitment and, together with our first quarter 2018 funded tenant loan commitment, our 2018 funded tenant loan commitment; and

•	we completed property dispositions with an aggregate sale price, net of disposition costs, of $6.5 million, or our second quarter 2018 completed dispositions and, together with our first quarter 2018 completed dispositions, our 2018 completed dispositions.

As of May 18, 2018:

•	we had 60 properties under contract that are considered probable of acquisition with an aggregate purchase price of $153.5 million (excluding estimated transaction costs), or our probable acquisitions;

•	we had five properties under contract that are considered probable of disposition with an aggregate sale price of $7.1 million (excluding estimated transaction costs), or our probable dispositions;

•	we had aggregate unfunded tenant construction reimbursement obligations totaling $9.6 million with respect to three of our properties and $3.9 million with respect to one of our probable acquisitions, or our remaining tenant construction reimbursement obligations; and

•	we had an unfunded tenant loan commitment of $2.7 million, or our remaining tenant loan commitment.

We collectively refer to our second quarter 2018 completed and probable acquisitions, our second quarter 2018 funded and remaining tenant construction reimbursement obligations, our second quarter 2018 funded and remaining loan commitment and our second quarter 2018 completed and probable dispositions as our second quarter 2018 net investment activity. In addition, we collectively refer to our 2018 completed and probable acquisitions, our 2018 funded and remaining tenant construction reimbursement obligations, our 2018 funded and remaining tenant loan commitment and our 2018 completed and probable dispositions as our 2018 net investment activity.

Consummation of each of our 2018 probable acquisitions and dispositions is subject to customary closing conditions, including completion of our and our counterparty’s respective due diligence processes, and no assurance can be given that we will complete our 2018 probable acquisitions or dispositions on the terms described above or at all. In addition, no assurance can be given that funding of our remaining tenant construction reimbursement obligations and tenant loan commitment will be completed by any particular date.

Pre-Offering Equity Investment

In January 2018, Eldridge made a $50.0 million equity investment in EPRT Holdings, LLC, or the pre-offering equity investment. Proceeds from the pre-offering equity investment were used to repay short-term notes issued to an affiliate of Eldridge.

This Offering

We will sell          shares of our common stock in this offering and an additional          shares of our common stock if the underwriters exercise their option to purchase additional shares of our common stock in full. We estimate that the net proceeds to us from this offering will be approximately $         million, or $         million if the underwriters exercise in full their option to purchase additional shares, after deducting underwriting discounts and other estimated expenses, in each case, based on an assumed initial public offering price of $         per share, which is the mid-point of the price range set forth on the front cover of this prospectus. These unaudited pro forma financial statements assume no exercise by the underwriters of their option to purchase additional shares.

Concurrent Eldridge Private Placement

Concurrently with the completion of this offering, Eldridge will invest $         million in shares of common stock and, if such investment would represent more than 19.0% of our outstanding shares of common stock, in shares of common stock and units in our operating partnership, or the concurrent Eldridge private placement, at a price per share and per share and unit, if applicable, equal to the initial public offering price per share of common stock in this offering (without payment of any underwriting discount). Eldridge’s investment in the concurrent Eldridge private placement will be allocated so that it will purchase up to 19.0% of the common stock to be outstanding immediately after completion of this offering and the concurrent Eldridge private placement, with the balance of this additional investment amount to be made in OP units. Assuming an initial public offering price of $         per share, which is the mid-point of the price range set forth on the front cover of this prospectus, Eldridge will purchase         shares of our common stock and         OP units in the concurrent Eldridge private placement. See “Pricing Sensitivity Analysis.”

Formation Transactions

Through the formation transactions, the following have occurred or will occur prior to or concurrently with the completion of this offering.

•	Essential Properties Realty Trust, Inc. was formed by EPRT Holdings, LLC as a Maryland corporation on January 12, 2018.

•	Essential Properties OP G.P., LLC was formed by Essential Properties Realty Trust, Inc. as a Delaware limited liability company on March 16, 2018, or, together with the formation of Essential Properties Realty Trust, Inc., the entity organization transactions.

•	Prior to the completion of this offering, EPRT LLC will convert from a Delaware limited liability company into a Delaware limited partnership, change its name to Essential Properties, L.P. and adopt the Agreement of Limited Partnership pursuant to which, among other things, our wholly-owned subsidiary, Essential Properties OP G.P., LLC, will become Essential Properties, L.P.’s sole general partner.

•	In connection with EPRT LLC’s conversion into a Delaware limited partnership, EPRT Holdings, LLC’s interest in EPRT LLC will be converted into OP units.

•	We will contribute the net proceeds from this offering and the concurrent private placement of common stock to Eldridge in exchange for OP units (or OP units if the underwriters exercise their option to purchase up to an additional shares of our common stock in full), representing a % ownership interest in the operating partnership ( % if the underwriters exercise their option to purchase up to an additional shares of our common stock in full), with EPRT Holdings, LLC and Eldridge holding % and % ownership interests in the operating partnership, respectively ( % and % if the underwriters exercise their option to purchase up to an additional shares of our common stock in full) (in each case, based on the mid-point of the price range set forth on the front cover of this prospectus).

Concurrently with the completion of this offering, we and our operating partnership expect to enter into a revolving credit facility that will be available for general corporate purposes, including for funding future acquisitions. Affiliates of certain of the underwriters are expected to be lenders under our new revolving credit facility.

We expect our operating partnership to use the net proceeds received from us and in any concurrent private placement of OP units (i) to repay short-term notes with an aggregate principal balance of approximately $         million issued to an affiliate of Eldridge and (ii) for general corporate purposes, including potential future investments. These short term notes accrue interest at an annual rate equal to LIBOR plus a spread of between 2.14% and 2.76% (with a weighted average annual interest rate of 3.83% as of March 31, 2018) and mature on various dates throughout 2018 and 2019 (with a weighted average maturity of 245 days as of March 31, 2018).

The unaudited pro forma consolidated financial statements as of and for the three months ended March 31, 2018 and for the year ended December 31, 2017 are presented as if (i) our second quarter 2018 net investment activity, (ii) this offering and related use of proceeds, (iii) the concurrent Eldridge private placement and related use of proceeds, (iv) the formation transactions (other than the entity organizational transactions) and (v) certain other adjustments had all occurred on March 31, 2018 for the unaudited pro forma consolidated balance sheet and (i) our 2017 net investment activity, (ii) our 2018 net investment activity, (iii) the pre-offering equity investment and related use of proceeds, (iv) this offering and related use of proceeds, (v) the concurrent Eldridge private placement and related use of proceeds, (vi) the formation transactions and (vii) certain other adjustments had all occurred on January 1, 2017 for the unaudited pro forma consolidated statements of operations.

The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements of our predecessor, including the notes thereto, and other financial information and analysis, including the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” presented elsewhere in this prospectus. The unaudited pro forma consolidated financial statements (i) are based on available information and assumptions that we deem reasonable; (ii) are presented for informational purposes only; (iii) do not purport to represent our financial position or results of operations or cash flows that would actually have occurred assuming completion of our second quarter 2018 net investment activity, this offering and related use of proceeds, the concurrent Eldridge private placement and related use of proceeds, the formation transactions (other than the entity organizational transactions) and other adjustments described above had all occurred on March 31, 2018 for the unaudited pro forma consolidated balance sheet or completion of our 2017 net investment activity, our 2018 net investment activity, the pre-offering equity investment, this offering and related use of proceeds, the concurrent Eldridge private placement and related use of proceeds, the formation transactions or other adjustments described above had all occurred on January 1, 2017 for the unaudited pro forma consolidated statements of operations; and (iv) do not purport to be indicative of our future results of operations or our financial position.

ESSENTIAL PROPERTIES REALTY TRUST, INC.

Unaudited Pro Forma Consolidated Balance Sheet

as of March 31, 2018

(Dollar amounts in thousands)

	Essential Properties Realty Trust, Inc. (A)	Essential Properties Realty Trust LLC (B)	Second Quarter 2018 Completed and Probable Acquisitions (C)	Second Quarter 2018 Funded and Remaining Tenant Construction Reimbursement Obligations (C)	Second Quarter 2018 Funded and Remaining Tenant Loan Commitment (C)	Second Quarter 2018 Completed and Probable Dispositions (D)	Consolidated Balance Sheet Prior to the Offering and Concurrent Eldridge Private Placement	Proceeds from Offering and Concurrent Eldridge Private Placement (E)	Use of Proceeds from Offering and Concurrent Eldridge Private Placement (F)	Other Pro Forma Adjustments		Company Pro Forma
ASSETS
Investments:
Real estate investments, at cost:
Land and improvements	$	$296,081	$	$	$	$	$	$	$	$		$
Building and improvements		616,389
Lease incentive		2,275
Construction in progress		7,042
Intangible lease assets		63,761

Total real estate investments, at cost		985,548
Less: accumulated depreciation and amortization		(31,310)

Total real estate investments, net		954,238
Direct financing lease receivables, net		2,707
Real estate investments held for sale, net		5,885

Net investments		962,830
Cash and cash equivalents		1,842									(G)
Restricted cash		9,329
Straight-line rent receivable, net		7,148
Prepaid expenses and other assets, net		5,444									(G)

Total assets	$	$986,593	$	$	$	$	$	$	$	$		$

LIABILITIES AND EQUITY
Secured borrowings, net of deferred financing costs	$	$510,138	$	$	$	$	$	$	$	$		$
Notes payable to related party		225,000
Intangible lease liabilities, net		12,425
Intangible lease liabilities held for sale, net		—
Accrued liabilities and other payables		6,277

Total liabilities		753,840

Commitments and contingencies		—
Common stock		—									(H)
Additional paid in capital		—
Retained earnings		—
Equity in Essential Properties Realty Trust LLC		232,753									(H)
Non-controlling interest		—									(H)

Total equity		232,753

Total liabilities and equity	$	$986,593	$	$	$	$	$	$	$	$		$

ESSENTIAL PROPERTIES REALTY TRUST, INC.

Unaudited Pro Forma Consolidated Statement of Operations

For the Three Months Ended March 31, 2018

(Dollar amounts in thousands, expect per share amounts)

	Essential Properties Realty Trust, Inc. (AA)	Essential Properties Realty Trust LLC (BB)	2018 Completed and Probable Acquisitions (CC)	2018 Funded and Remaining Tenant Construction Reimbursement Obligations (CC)	2018 Funded and Remaining Tenant Loan Commitment (CC)	2018 Completed and Probable Dispositions (DD)	Other Pro Forma Adjustments		Company Pro Forma
Revenues:
Rental revenue	$	$20,075	$	$	$	$	$		$
Interest income on direct financing lease receivables		62
Other revenue		66

Total revenues		20,203

Expenses:
Interest		8,276						(EE)
								(FF)
General and administrative		3,386						(HH)
Property expenses		347
Depreciation and amortization		6,468
Provision for impairment of real estate		1,849

Total expenses		20,326

Income (loss) before gain on dispositions of real estate		(123)
Gain on dispositions of real estate, net		1,232

Net income (loss)	$	1,109	$	$	$	$	$		$

Less: net income attributable to non-controlling interests		—						(II)

Net income attributable to stockholders									$

Pro forma weighted average common shares outstanding – basic and diluted
Pro forma basic earnings (loss) per share									$	(JJ)
Pro forma diluted earnings (loss) per share									$	(KK)

ESSENTIAL PROPERTIES REALTY TRUST, INC.

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2017

(Dollar amounts in thousands, expect per share amounts)

	Essential Properties Realty Trust, Inc. (AA)	Essential Properties Realty Trust LLC (BB)	2017 Completed Acquisitions (LL)	2017 Completed Dispositions (MM)	2018 Completed and Probable Acquisitions (CC)	2018 and 2017 Funded and Remaining Tenant Construction Reimbursement Obligations (CC)	2018 Funded and Remaining Tenant Loan Commitment (CC)	2018 Completed and Probable Dispositions (DD)	Other Pro Forma Adjustments		Company Pro Forma
Revenues:
Rental revenue	$	$53,373	$	$	$	$	$	$	$		$
Interest income on direct financing lease receivables		293
Other revenue		832

Total revenues		54,498

Expenses:
Interest		22,574								(EE)
										(FF) (GG)
General and administrative		8,936								(HH)
Property expenses		1,547
Depreciation and amortization		19,516
Provision for impairment of real estate		2,377

Total expenses		54,950

Income (loss) before gain on dispositions of real estate		(452)
Gain on dispositions of real estate, net		6,748

Net income (loss)	$	6,296	$	$	$	$	$	$	$		$

Less: net income attributable to non-controlling interests		—								(II)

Net income attributable to stockholders											$

Pro forma weighted average common shares outstanding – basic and diluted
Pro forma basic earnings (loss) per share											$	(JJ)
Pro forma diluted earnings (loss) per share											$	(KK)

1. Adjustments to the Unaudited Pro Forma Consolidated Balance Sheet

The adjustments to the unaudited pro forma consolidated balance sheet as of March 31, 2018 are as follows:

(A)	Reflects the audited historical balance sheet of Essential Properties Realty Trust, Inc. as of January 17, 2018. Essential Properties Realty Trust, Inc. has had no operating activity since its formation on January 12, 2018, other than the issuance of 100 shares of common stock for an aggregate purchase price of $100 in connection with its initial capitalization, which was paid on January 17, 2018. These 100 Shares will be repurchased by us at or prior to the closing of the offering for $100.

(B)	Reflects the unaudited historical consolidated balance sheet of our predecessor as of March 31, 2018. Prior to the completion of this offering, EPRT LLC will convert from a Delaware limited liability company into a Delaware limited partnership, change its name to Essential Properties, L.P. and adopt the Agreement of Limited Partnership pursuant to which, among other things, our wholly-owned subsidiary, Essential Properties OP G.P., LLC, will become Essential Properties, L.P.’s sole general partner. As a result, our predecessor’s assets and liabilities will be reflected at their historical cost basis.

(C)	During the period from April 1, 2018 through May 18, 2018, we completed 21 property acquisitions with an aggregate purchase price of $48.0 million (including transaction costs). As of May 18, 2018, we had 60 properties under contract that are considered probable of acquisition with an aggregate purchase price of $153.5 million (excluding estimated transaction costs). In addition, during the period from April 1, 2018 through May 18, 2018, we reimbursed $1.1 million of our tenant construction reimbursement obligations, with an estimated aggregate remaining amount of tenant construction reimbursement obligations of $13.5 million as of May 18, 2018. During the same period, we also funded $0.3 million of a tenant loan commitment, with a remaining unfunded loan commitment of $2.7 million as of May 18, 2018.

Our completed and probable acquisitions will be accounted for as asset acquisitions because there was no substantive process acquired in any of the acquisitions and substantially all of the fair value of the individual acquisitions is concentrated in a single identifiable asset or group of similar identifiable assets. In addition, costs incurred for our tenant construction reimbursement obligations and tenant loan commitment that are directly related to properties under construction, which include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs and real estate taxes and insurance, are capitalized during the period of construction as construction in progress. Once major construction activity has ceased, the costs capitalized to construction in progress are transferred to land and improvements and buildings and improvements as the cost of the property.

The following table presents information about our second quarter 2018 completed and probable acquisitions, including a preliminary purchase price allocation to the assets acquired or expected to be acquired and liabilities assumed or expected to be assumed, as well as an estimated allocation to land and improvements and buildings and improvements of the capitalized costs incurred or expected to be incurred prior to substantial completion of our second quarter 2018 funded and remaining tenant construction reimbursement obligations and tenant loan commitment (dollars in thousands):

	Second Quarter 2018 Completed Acquisitions	Probable Acquisitions	Second Quarter 2018 Funded and Remaining Tenant Construction Reimbursement Obligations	Second Quarter 2018 Funded and Remaining Tenant Loan Commitment	Total
Number of properties

Allocation of purchase price:
Land and improvements	$	$	$	$	$
Building and improvements
Intangible lease assets
Assets acquired
Intangible lease liabilities
Liabilities assumed
Purchase price (including transaction costs)	$	$	$	$	$

Cash and cash equivalents	$	$	$	$	$

The fair value of the tangible assets of an acquired property with an in-place operating lease is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to the tangible assets based on the fair value of the tangible assets.

The fair value of in-place leases is determined by considering estimates of carrying costs during the expected lease-up periods, current market conditions, as well as costs to execute similar leases based on the specific characteristics of each tenant’s lease, including leasing commissions, legal and other related expenses. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, which primarily range from six to 12 months.

The fair value of above- or below-market leases is recorded based on the net present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between the contractual amount to be paid pursuant to the in-place lease and our estimate of the fair market lease rate for the corresponding in-place lease, measured over the remaining non-cancelable term of the lease, including any below-market fixed rate renewal options for below-market leases.

In making estimates of fair values for purposes of allocating purchase price, we utilize a number of sources, including real estate valuations prepared by independent valuation firms. We also consider other information and factors, including market conditions, the industry that the tenant operates in, characteristics of the real estate (i.e., location, size, demographics, value and comparative rental rates), tenant credit profile and the importance of the location of the real estate to the operations of the tenant’s business. We also consider information obtained about each property as a result of our pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. We use the information obtained as a result of our pre-acquisition due diligence as part of our consideration of the accounting standard governing asset retirement obligations and, when necessary, will record a asset retirement obligation as part of the purchase price allocation.

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statement of operations. The final purchase price allocation will be determined when we have completed our valuations and calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments.

(D)	During the period from April 1, 2018 through May 18, 2018, we completed property dispositions with an aggregate sale price, net of disposition costs, of $6.5 million. As of May 18, 2018, we had five properties under contract that are considered probable of disposition with an aggregate sale price of $7.1 million (excluding estimated transaction costs). This adjustment reflects removal of the historical carrying value (including accumulated depreciation and amortization) of our second quarter 2018 completed and probable dispositions.

(E)	Reflects the sale of shares of common stock in this offering at a public offering price of $ per share, which is mid-point of the price range set forth on the front cover of this prospectus, net of underwriting discounts and other estimated offering expenses payable by us, and the sale of shares of common stock and OP units with an aggregate purchase price of $ million in the concurrent Eldridge private placement at a price per share and per unit equal to the initial public offering price per share of common stock in this offering (without payment of any underwriting discounts):

Gross proceeds from concurrent Eldridge private placement	$
Gross proceeds from this offering
Underwriting discounts

Proceeds before offering expenses payable by us

Offering expenses payable by us(1)

Net proceeds from the concurrent Eldridge private placement and this offering

(1)	Includes offering costs of $1.3 million on our predecessor’s consolidated balance sheet as of March 31, 2018.

Eldridge’s investment in the concurrent Eldridge private placement will be allocated so that it will purchase up to 19.0% of the common stock to be outstanding immediately after completion of this offering and the concurrent Eldridge private placement, with the balance of this additional investment amount to be made in OP units. Assuming an initial public offering price of $        per share, which is the mid-point of the price range set forth on the front cover of this prospectus, Eldridge will purchase                  shares of our common stock and                 OP units in the concurrent Eldridge private placement.

(F)	Reflects the use of the net proceeds from this offering and the concurrent Eldridge private placement to repay approximately $ million of short-term notes issued to an affiliate of Eldridge, with the balance of such net proceeds held in cash and available for general corporate purposes, including potential future investments.

(G)

Reflects the payment of approximately $        million of lender fees in connection with the closing of the unsecured revolving credit facility that we expect to enter into upon completion of this offering. A group of lenders has provided aggregate commitments for an unsecured revolving credit facility allowing borrowings of up to $300 million. We expect the facility to have a term of four (4) years. We also expect the facility to have an accordion feature that may allow us to increase the availability under the facility by an additional $200 million, subject to meeting specified requirements and obtaining additional commitments from lenders. We intend to use the facility to fund new investments and for general corporate purposes, including working capital. Deferred financing costs related to the establishment of our unsecured revolving credit facility are deferred and amortized to interest expense over the term of the facility and are included in prepaid expenses and other assets, net.

(H)	Reflects the elimination of our predecessor’s members’ equity of $ million and the rebalancing of common stock and additional paid-in capital to noncontrolling interests of $ million in connection with the issuance of an aggregate of shares of common stock and OP units in this offering, the concurrent Eldridge private placement and the formation transactions. As described in Note E, Eldridge’s investment in the concurrent Eldridge private placement will be allocated so that it will purchase up to 19.0% of the common stock to be outstanding immediately after completion of this offering and the concurrent Eldridge private placement, with the balance of this additional investment amount to be made in OP units.

2. Adjustments to the Unaudited Pro Forma Consolidated Statement of Operations

The adjustments to the unaudited pro forma consolidated statements of operations for the three months ended March 31, 2018 and the year ended December 31, 2017 are as follows:

(AA)	Essential Properties Realty Trust, Inc. has had no operating activity since its formation on January 12, 2018, other than the issuance of 100 shares of common stock for an aggregate purchase price of $100 in connection with its initial capitalization, which was paid on January 17, 2018. These 100 shares will be repurchased by us at or prior to the closing of the offering for $100.

(BB)	Reflects the historical consolidated statement of operations of our predecessor for the three months ended March 31, 2018 and the year ended December 31, 2017. As discussed in Note B, prior to the completion of this offering, EPRT LLC will convert from a Delaware limited liability company into a Delaware limited partnership, change its name to Essential Properties, L.P. and adopt the Limited Partnership Agreement pursuant to which, among other things, our wholly-owned subsidiary, Essential Properties OP G.P., LLC, will become Essential Properties, L.P.’s sole general partner. As a result, our predecessor’s assets and liabilities will be reflected at their historical cost basis.

(CC)	Reflects aggregate rental revenue from our 2018 completed and probable acquisitions, our 2018 funded and remaining tenant construction reimbursement obligations and tenant loan commitment and our 2017 funded tenant construction reimbursement obligations for the period prior to acquisition or completion of funding based on contractually specified cash base rent for these properties or loan terms in effect on the date of acquisition or completion of funding, respectively, recorded on a straight-line basis, assuming completion of the acquisition or funding had occurred on January 1, 2017. We amortize acquired above- and below-market leases as a decrease or increase to rental revenue, respectively, over the lives of the respective leases.

During the period from January 1, 2018 through May 18, 2018, we completed 46 property and three land parcel acquisitions with an aggregate purchase price of $107.0 million (including transaction costs). As of May 18, 2018, we had 60 properties under contract that are considered probable of acquisition with an aggregate purchase price of $153.5 million (excluding estimated transaction costs). In addition, we reimbursed $5.6 million of our tenant construction reimbursement obligations during the period from January 1, 2018 through May 18, 2018, with an estimate aggregate remaining amount of tenant construction reimbursement obligations of $13.5 million as of May 18, 2018. During the same period, we funded $0.9 million of a tenant loan commitment with a remaining unfunded loan commitment of $2.7 million as of May 18, 2018.

This adjustment also reflects aggregate depreciation and amortization expense for the period prior to acquisition or completion of funding, which has been calculated on a straight-line basis based on the estimated useful lives of up to 40 years for buildings and 15 years for site improvements and, with respect to acquired in-place leases, the remaining terms of the respective leases.

(DD)	Reflects the removal of aggregate rental revenue and property expenses from our 2018 completed and probable dispositions for the period prior to disposition, assuming the disposition had occurred on January 1, 2017. During the period from January 1, 2018 through May 18, 2018, we completed property dispositions with an aggregate sale price, net of disposition costs, of $14.2 million. As of May 18, 2018, we had five properties under contract that are considered probable of disposition with an aggregate sale price of $7.1 million (excluding estimated transaction costs).

(EE)	Reflects a reduction in interest expense of $ million for the three months ended March 31, 2018 and $ million for the year ended December 31, 2017 related to the repayment of $50.0 million of short-term notes issued to an affiliate of Eldridge with the proceeds from the $50.0 million pre-offering equity investment made by Eldridge in EPRT Holdings, LLC in January 2018 as if such repayment took place on January 1, 2017.

(FF)	Reflects a reduction in interest expense of $ million for the three months ended March 31, 2018 and $ million for the year ended December 31, 2017 related to the repayment of $ million of indebtedness with the net proceeds from this offering and the concurrent Eldridge private placement described in Note F, partially offset by an increase in interest expense of $ million for the three months ended March 31, 2018 and $ million for the year ended December 31, 2017 associated with the unused fee related to the new unsecured revolving credit facility that we expect to enter into in connection with the consummation of this offering and the formation transactions as if such repayment took place on and such facility was entered into on January 1, 2017. The new unsecured revolving credit facility is expected to require that we pay fees equal to a percentage of any unused portion of our borrowing capacity under the facility, and these fees are recorded as interest expense. This adjustment includes the amortization of known deferred financing costs related to the new unsecured revolving credit facility, which is recorded as interest expense. No assurance can be given that we will close on the new unsecured revolving credit facility based on this proposed timing, or at all.

(GG)	Reflects an increase in interest expense of $ million due to the full year 2017 impact of interest expense associated with the issuance of $248.1 million of notes under our Master Trust Funding Program in July 2017, the net proceeds from which were used to partially fund our 2017 completed acquisitions described in Note CC, as if such issuance took place on January 1, 2017. These notes accrue interest at a weighted-average annual fixed interest rate of 4.16%.

(HH)	Reflects expected equity-based compensation expense associated with the grant of an aggregate of shares of restricted common stock to our directors, executive officers and other employees in connection with the completion of this offering pursuant to the Equity Incentive Plan. We recognize equity-based compensation on a straight-line basis over the requisite service period of each award. Compensation costs on these awards are expected to be recognized over a weighted average vesting period of years. In addition, as a result of the offering, the concurrent Eldridge private placement and the formation transactions, general and administrative expense is expected to increase by $ for the three months ended March 31, 2018 and $ for the year ended December 31, 2017. The increase is comprised of estimated additional costs relating to director and officer insurance, director’s fees and additional payroll. We expect to incur additional general and administrative expenses of approximately $ to $ that are not a current contractual obligation or otherwise factually supportable, which are comprised primarily of legal, accounting and other expenses related to corporate governance, SEC reporting and other compliance matters.

(II)	Reflects the allocation of net income to the noncontrolling interests and stockholders’ equity.

(JJ)	Pro forma basic earnings per share is calculated by dividing pro forma consolidated net income attributable to our stockholders by the number of shares of common stock and restricted common stock issued in this offering and the concurrent private placement of common stock to Eldridge.

(KK)	Pro forma diluted earnings per share is calculated by dividing pro forma consolidated net income by the number of shares of common stock, restricted common stock and OP units issued in this offering, the Eldridge concurrent private placement and the formation transactions.

(LL)	During 2017, we completed 212 property acquisitions with an aggregate purchase price of $527.1 million (including transaction costs). This adjustment reflects the aggregate rental revenue from our 2017 completed acquisitions for the period prior to acquisition based on contractually specified cash base rent under leases for these properties in effect on the date of acquisition recorded on a straight-line basis, assuming completion of the acquisition had occurred on January 1, 2017. We amortize acquired above- and below-market leases as a decrease or increase to rental revenue, respectively, over the lives of the respective leases. This adjustment also reflects aggregate depreciation and amortization expense for the period prior to acquisition, which has been calculated on a straight-line basis based on the estimated useful lives of up to 40 years for buildings and 15 years for site improvements and, with respect to acquired in-place leases, the remaining terms of the respective leases.

(MM)	During 2017, we completed 47 property dispositions with an aggregate sale price, net of transaction costs, of $53.6 million. This adjustment reflects removal of aggregate rental revenue and property expenses from our 2017 completed dispositions for the period prior to disposition, assuming the disposition had occurred on January 1, 2017.

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Essential Properties Realty Trust, Inc.

            Shares of Common Stock

PROSPECTUS

Goldman Sachs & Co. LLC	Citigroup	Barclays

Through and including             , 2018 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the NYSE listing fee.

SEC Registration Fee		$12,450
FINRA Filing Fee		15,500
NYSE Listing Fees		*
Accounting Fees and Expenses		*
Legal Fees and Expenses		*
Printing Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

Item 32. Sales to Special Parties.

None.

Item 33. Recent Sales of Unregistered Securities.

In connection with our formation and initial capitalization, on January 17, 2018, we issued 100 shares of our common stock, $0.01 par value per share to EPRT Holdings, LLC for an aggregate purchase price of $100. These securities were issued in reliance on the exemption set forth in Section 4(a)(2) of the Securities Act of 1933, as amended.

Concurrently with the completion of this offering, an affiliate of Eldridge Industries, LLC will purchase                  shares of our common stock (based on the mid-point of the price range set forth on the front cover of the prospectus constituting part of this registration statement) at a price per share equal to the initial public offering price per share of common stock in the offering to which the prospectus relates. The foregoing issuance will be exempt from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) thereof.

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking, which may be unsecured, by the director or officer or on the director’s or officer’s behalf to repay the amount paid if it shall ultimately be determined that the standard of conduct has not been met.

Our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter also permits us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We intend to enter into indemnification agreements with each of our directors and executive officers that will obligate us to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements will provide that, if a director or executive officer is a party to, or witness in, or is threatened to be made a party to, or witness in, any proceeding by reason of his or her service as a director, officer, employee or agent of our company or as a director, officer, partner, member, manager, fiduciary, employee, agent or trustee of any other foreign or domestic corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that he or she is or was serving in such capacity at our request, we must indemnify the director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, to the maximum extent permitted under Maryland law, including in any proceeding brought by the director or executive officer to enforce his or her rights under the indemnification agreement, to the extent provided by the agreement. The indemnification agreements will also require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied or preceded by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking, which may be unsecured, by the indemnitee or on his or her behalf to repay the amount paid if it shall ultimately be established that the standard of conduct has not been met.

The indemnification agreements will also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us.

In addition, our directors and officers may be entitled to indemnification pursuant to the terms of the partnership agreement of our operating partnership.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of Proceeds from Stock Being Registered.

The consideration to be received by us from the securities registered hereunder will be credited to the appropriate capital account.

Item 36. Financial Statements and Exhibits.

(A) Financial Statements: see Index to Financial Statements.

(B) Exhibits: The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

#1.1	Form of Underwriting Agreement

#3.1	Form of Articles of Amendment and Restatement of Essential Properties Realty Trust, Inc., to be in effect upon the completion of this offering

#3.2	Form of Amended and Restated Bylaws of Essential Properties Realty Trust, Inc., to be in effect upon the completion of this offering

4.1	Form of Common Stock Certificate of Essential Properties Realty Trust, Inc.

4.2	Amended and Restated Master Indenture dated as of July 11, 2017, among SCF RC Funding I LLC, SCF RC Funding II LLC and SCF RC Funding III LLC, each a Delaware limited liability company, collectively as issuers, and Citibank, N.A., as indenture trustee, relating to Net-Lease Mortgage Notes

4.3	Amended and Restated Series 2016-1 Indenture Supplement dated as of July 11, 2017, among SCF RC Funding I LLC, SCF RC Funding II LLC and Citibank, N.A., as indenture trustee

4.4	Series 2017-1 Indenture Supplement dated as of July 11, 2017, among SCF RC Funding I LLC, SCF RC Funding II LLC, SCF RC Funding III LLC and Citibank, N.A., as indenture trustee

#5.1	Opinion of Venable LLP

#8.1	Opinion of Sidley Austin LLP with respect to tax matters

#10.1	Form of Agreement of Limited Partnership of Essential Properties, L.P., to be in effect upon the completion of this offering

#10.2	Form of Stockholders Agreement among Essential Properties Realty Trust, Inc. and the persons named therein, to be in effect upon the completion of this offering

#10.3	Form of Registration Rights Agreement between Essential Properties Realty Trust, Inc. and EPRT Holdings, LLC, to be in effect upon the completion of this offering

#10.4	Form of Registration Rights Agreement between Essential Properties Realty Trust, Inc. and Eldridge Industries, LLC, to be in effect upon the completion of this offering

#10.5	Form of Purchase Agreement between Essential Properties Realty Trust, Inc. and the purchaser in the concurrent Eldridge private placement of common stock

#10.6	Form of Purchase Agreement between Essential Properties, L.P. and the purchaser in the concurrent Eldridge private placement of OP units

#10.7	Form of Indemnification Agreement between Essential Properties Realty Trust, Inc. and each of its directors and executive officers

†#10.8	Form of Employment Agreement between Essential Properties Realty Trust, Inc. and Peter M. Mavoides

†#10.9	Form of Employment Agreement between Essential Properties Realty Trust, Inc. and Gregg A. Seibert

†#10.10	Form of Employment Agreement between Essential Properties Realty Trust, Inc. and Hillary P. Hai

†#10.11	Essential Properties Realty Trust, Inc. and Essential Properties, L.P. 2018 Incentive Award Plan

†#10.12	Form of 2018 Incentive Award Plan Restricted Stock Award Grant Notice and Agreement

#10.13	Form of New Credit Agreement (for the revolving credit facility to be in effect upon the completion of this offering)

10.14

Amended and Restated Property Management and Servicing Agreement dated as of

July 11, 2017, among SCF RC Funding I LLC, SCF RC Funding II LLC and SCF RC Funding III LLC, each a Delaware limited liability company, collectively as issuers, SCF Realty Capital LLC, a Delaware limited liability company, as property manager and special servicer, and Midland Loan Services, a division of PNC Bank, National Association, as back-up manager and Citibank, N.A., as indenture trustee

21.1	List of Subsidiaries of Essential Properties Realty Trust, Inc.

23.1	Consent of Ernst & Young LLP as to the balance sheet of Essential Properties Realty Trust, Inc.

23.2	Consent of Ernst & Young LLP as to the consolidated financial statements of Essential Properties Realty Trust, Inc. Predecessor

#23.3	Consent of Venable LLP (contained in Exhibit 5.1)

#23.4	Consent of Sidley Austin LLP (contained in Exhibit 8.1)

23.5	Consent of Rosen Consulting Group

23.6	Consent to be Named as a Director Nominee (Paul T. Bossidy)

23.7	Consent to be Named as a Director Nominee (Todd J. Gilbert)

23.8	Consent to be Named as a Director Nominee (Anthony D. Minella)

23.9	Consent to be Named as a Director Nominee (Stephen D. Sautel)

23.10	Consent to be Named as a Director Nominee (Joyce DeLucca)

23.11	Consent to be Named as a Director Nominee (Scott A. Estes)

#	To be filed by amendment.
†	Indicates management contract or compensatory plan.

Item 37. Undertakings.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby further undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit

#1.1	Form of Underwriting Agreement

#3.1	Form of Articles of Amendment and Restatement of Essential Properties Realty Trust, Inc., to be in effect upon the completion of this offering

#3.2	Form of Amended and Restated Bylaws of Essential Properties Realty Trust, Inc., to be in effect upon the completion of this offering

4.1	Form of Common Stock Certificate of Essential Properties Realty Trust, Inc.

4.2	Amended and Restated Master Indenture dated as of July 11, 2017, among SCF RC Funding I LLC, SCF RC Funding II LLC and SCF RC Funding III LLC, each a Delaware limited liability company, collectively as issuers, and Citibank, N.A., as indenture trustee, relating to Net-Lease Mortgage Notes

4.3	Amended and Restated Series 2016-1 Indenture Supplement dated as of July 11, 2017, among SCF RC Funding I LLC, SCF RC Funding II LLC and Citibank, N.A., as indenture trustee

4.4	Series 2017-1 Indenture Supplement dated as of July 11, 2017, among SCF RC Funding I LLC, SCF RC Funding II LLC, SCF RC Funding III LLC and Citibank, N.A., as indenture trustee

#5.1	Opinion of Venable LLP

#8.1	Opinion of Sidley Austin LLP with respect to tax matters

#10.1	Form of Agreement of Limited Partnership of Essential Properties, L.P., to be in effect upon the completion of this offering

#10.2	Form of Stockholders Agreement among Essential Properties Realty Trust, Inc. and the persons named therein, to be in effect upon the completion of this offering

#10.3	Form of Registration Rights Agreement between Essential Properties Realty Trust, Inc. and EPRT Holdings, LLC, to be in effect upon the completion of this offering

#10.4	Form of Registration Rights Agreement between Essential Properties Realty Trust, Inc. and Eldridge Industries, LLC, to be in effect upon the completion of this offering

#10.5	Form of Purchase Agreement between Essential Properties Realty Trust, Inc. and the purchaser in the concurrent Eldridge private placement of common stock

#10.6	Form of Purchase Agreement between Essential Properties, L.P. and the purchaser in the concurrent Eldridge private placement of OP units

#10.7	Form of Indemnification Agreement between Essential Properties Realty Trust, Inc. and each of its directors and executive officers

†#10.8	Form of Employment Agreement between Essential Properties Realty Trust, Inc. and Peter M. Mavoides

†#10.9	Form of Employment Agreement between Essential Properties Realty Trust, Inc. and Gregg A. Seibert

†#10.10	Form of Employment Agreement between Essential Properties Realty Trust, Inc. and Hillary P. Hai

Exhibit

†#10.11	Essential Properties Realty Trust, Inc. and Essential Properties, L.P. 2018 Incentive Award Plan

†#10.12	Form of 2018 Incentive Award Plan Restricted Stock Award Grant Notice and Agreement

#10.13	Form of New Credit Agreement (for the revolving credit facility to be in effect upon the completion of this offering)

10.14	Amended and Restated Property Management and Servicing Agreement dated as of July 11, 2017, among SCF RC Funding I LLC, SCF RC Funding II LLC and SCF RC Funding III LLC, each a Delaware limited liability company, collectively as issuers, SCF Realty Capital LLC, a Delaware limited liability company, as property manager and special servicer, and Midland Loan Services, a division of PNC Bank, National Association, as back-up manager and Citibank, N.A., as indenture trustee

21.1	List of Subsidiaries of Essential Properties Realty Trust, Inc.

23.1	Consent of Ernst & Young LLP as to the balance sheet of Essential Properties Realty Trust, Inc.

23.2	Consent of Ernst & Young LLP as to the consolidated financial statements of Essential Properties Realty Trust, Inc. Predecessor

#23.3	Consent of Venable LLP (contained in Exhibit 5.1)

#23.4	Consent of Sidley Austin LLP (contained in Exhibit 8.1)

23.5	Consent of Rosen Consulting Group

23.6	Consent to be Named as a Director Nominee (Paul T. Bossidy)

23.7	Consent to be Named as a Director Nominee (Todd J. Gilbert)

23.8	Consent to be Named as a Director Nominee (Anthony D. Minella)

23.9	Consent to be Named as a Director Nominee (Stephen D. Sautel)

23.10	Consent to be Named as a Director Nominee (Joyce DeLucca)

23.11	Consent to be Named as a Director Nominee (Scott A. Estes)

#	To be filed by amendment.
†	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, New Jersey, on this 25th day of May, 2018.

ESSENTIAL PROPERTIES REALTY TRUST, INC.

By:	/s/ Peter M. Mavoides
Peter M. Mavoides
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter M. Mavoides Peter M. Mavoides	Director, President and Chief Executive Officer (principal executive officer)	May 25, 2018

/s/ Hillary P. Hai Hillary P. Hai	Chief Financial Officer (principal financial and accounting officer)	May 25, 2018